Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-227357

PROSPECTUS

6,650,000 Shares

Osmotica Pharmaceuticals plc

Ordinary Shares

This is the initial public offering of ordinary shares of Osmotica Pharmaceuticals plc. Osmotica Pharmaceuticals plc is offering 6,650,000 ordinary shares to be sold in the offering.

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price is $7.00 per share. Our ordinary shares have been approved for listing on the Nasdaq Global Select Market under the symbol "OSMT."

We are an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and will be subject to reduced public company reporting requirements. See "Prospectus Summary — Implications of Being an Emerging Growth Company."

Following this offering, we will be a "controlled company" within the meaning of the corporate governance standards of the Nasdaq Stock Market. See "Management — Board Structure and Committee Composition."

Investing in our ordinary shares involves risk. See "Risk Factors" beginning on page 16 to read about factors you should consider before buying our ordinary shares.

	Per Share	Total
Initial public offering price	$7.00	$46,550,000
Underwriting discounts and commissions(1)	$0.49	$3,258,500
Proceeds, before expenses, to us	$6.51	$43,291,500

(1)
See "Underwriting" for additional information regarding underwriter compensation.

To the extent that the underwriters sell more than 6,650,000 ordinary shares, the underwriters have the option for a period of 30 days from the date of this prospectus to purchase up to an additional 997,500 ordinary shares from us at the initial public offering price less the underwriting discount.

In addition to the ordinary shares sold in this offering, we have agreed to sell, in a private placement, 2,014,285 ordinary shares at the initial public offering price to certain existing shareholders, including investment funds affiliated with Avista Capital Partners and Altchem Limited, for net proceeds of approximately $13.1 million. The sale of the ordinary shares in the private placement will not be registered under the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our ordinary shares on or about October 22, 2018.

Jefferies	Barclays	RBC Capital Markets	Wells Fargo Securities

October 17, 2018

Neither we nor any of the underwriters has authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus or in any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

i

INDUSTRY TERMS

The following is a glossary of certain industry terms used throughout this prospectus:

  ▪
  "ANDA" refers to an Abbreviated New Drug Application, which is used to seek approval from the Food and Drug Administration, or the FDA, of a generic drug. Generic drug applications are called "abbreviated" because they are generally not required to include preclinical and clinical data to establish safety and effectiveness. Instead, an applicant must scientifically demonstrate that its product is bioequivalent (i.e., performs in the same way as the innovator drug). Once approved, an applicant may manufacture and market the generic drug.

  ▪
  "AB-rated drugs" refer to drugs that meet bioequivalence requirements and which the FDA considers to be therapeutically equivalent and, therefore, substitutable with a reference listed drug.

  ▪
  "branded products" refer to products that are marketed under a proprietary, often trademark-protected name.

  ▪
  "BX-rated drugs" refer to drugs for which the data that have been reviewed by the FDA are insufficient to determine therapeutic equivalence. In these situations, the FDA presumes these drugs are not therapeutically equivalent until the FDA has determined that there is adequate information to make a full evaluation of therapeutic equivalence.

  ▪
  "generic products" refer to products that are comparable to a branded product in dosage form, strength, route of administration, quality and performance characteristics and intended use. Before approving a generic product, the FDA requires many rigorous tests and procedures to ensure that the generic product can be substituted for the branded product. The FDA bases evaluations of substitutability or therapeutic equivalence of generic products on scientific evaluations. By law, a generic product must contain the identical amounts of the same active ingredients as the branded product. Generic products evaluated as therapeutically equivalent can be expected to have the same clinical effect and safety profile as the branded, or reference, product when administered under the conditions specified in the labeling.

  ▪
  "NDA" refers to a New Drug Application. When the sponsor of a new drug believes sufficient evidence of the drug's safety and effectiveness has been obtained to meet the FDA's requirements for marketing approval, the sponsor submits an NDA to the FDA. The application must contain certain data about the drug, including information about chemistry, pharmacology, medical, biopharmaceutics and statistics. If the NDA is approved, the product may be marketed in the United States.

  ▪
  "non-promoted products" refer to our products that we do not actively market or do not intend to actively market upon receipt of regulatory approval.

  ▪
  "osmotic" refers to pressure between two areas separated by a membrane due to the movement of water across the membrane.

  ▪
  "promoted products" refer to our products that we actively market or intend to actively market upon receipt of regulatory approval.

  ▪
  "women's health products" refer to our products that target improving or benefitting the health and nutritional condition of women, including before, during and after pregnancy as well as during menopause.

INDUSTRY AND MARKET DATA

Certain market share, pricing and other industry information used throughout this prospectus is based on independent industry publications and surveys, reports by research firms, including IQVIA Holdings Inc., or IQVIA, public filings, other published independent sources and internal company sources. Some industry information is also based on our good faith estimates, which are derived from management's knowledge of, and experience in, our industry and the sources referred to above as well as information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in our industry. We believe these data to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because this information cannot always be verified with complete certainty due to the limitations on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Industry publications, reports and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. In addition, our estimates of addressable markets are based, in part, on these market data and our actual market opportunities may be materially less than these estimates.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. The trade names and trademarks that we use include ConZip®, Divigel®, Lorzone®, Ontinua™, Osmolex ER™, Osmodex® and OB Complete®. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ™, SM, ® and © symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, trade names and copyrights.

THE BUSINESS COMBINATION

On February 3, 2016, we consummated a series of transactions, which we refer to as the "Business Combination," to reorganize and combine the businesses of Osmotica Holdings Corp Limited and Vertical/Trigen Holdings, LLC, or Vertical/Trigen, under a new holding company, Osmotica Holdings S.C.Sp., a special limited partnership organized under the laws of Luxembourg, pursuant to the Business Combination Agreement, dated December 3, 2015, among Osmotica Holdings Corp Limited, the shareholders of Osmotica Holdings Corp Limited party thereto, Altchem Limited, Vertical/Trigen, the shareholders of Vertical/Trigen party thereto, Avista Capital Partners III GP, LP and Osmotica Holdings S.C.Sp.

THE REORGANIZATION

On April 30, 2018, Osmotica Holdings S.C.Sp. acquired Lilydale Limited, an Irish private company with limited liability that was organized in Ireland on July 13, 2017, and renamed such entity Osmotica Pharmaceuticals Limited effective May 1, 2018. On July 31, 2018, Osmotica Pharmaceuticals Limited re-registered under the Irish Companies Act of 2014 as a public limited company and was renamed Osmotica Pharmaceuticals plc. Immediately prior to this offering and prior to the commencement of trading of our ordinary shares on the Nasdaq Global Select Market, we will undertake a series of restructuring transactions that will result in Osmotica Pharmaceuticals plc becoming the direct parent company of Osmotica Holdings S.C.Sp., with each holder of common units of Osmotica Holdings S.C.Sp. receiving approximately 42.84 ordinary shares of Osmotica Pharmaceuticals plc in exchange for each such common unit. In addition, each holder of an option to purchase common units of Osmotica Holdings S.C.Sp. will receive an option to purchase the number of ordinary shares of Osmotica Pharmaceuticals plc determined by multiplying the number of units underlying such option by approximately 42.84 (rounded down to the nearest whole share) and dividing the exercise price per unit for such option by approximately 42.84 (rounded up to the nearest whole cent). We refer to these transactions as the "Reorganization" throughout this prospectus. Prior to the Reorganization, Osmotica Pharmaceuticals plc had no material assets and conducted no operations (other than activities incidental to its formation, the Reorganization and this offering). Upon the completion of the Reorganization, the historical consolidated financial statements of Osmotica Holdings S.C.Sp. included in this prospectus will become the historical financial statements of Osmotica Pharmaceuticals plc. Except as otherwise indicated, all information contained in this prospectus gives effect to the Reorganization.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus includes audited consolidated financial statements of Osmotica Holdings S.C.Sp. as of and for the years ended December 31, 2017 and 2016 and unaudited condensed consolidated financial statements of Osmotica Holdings S.C.Sp. as of and for the six months ended June 30, 2018 and 2017, each prepared in accordance with accounting principles generally accepted in the United States, or GAAP, except for the omission of comparative information as of and for the year ended December 31, 2015. In accordance with GAAP, Vertical/Trigen was the accounting acquirer in the Business Combination and, as such, is treated as our predecessor and therefore the financial information presented through February 2, 2016 only includes the operating results of Vertical/Trigen. The historical financial information presented in this prospectus subsequent to February 2, 2016 is of Osmotica Holdings S.C.Sp., which includes the operating results of both Vertical/Trigen and Osmotica Holdings Corp Limited.

In addition, this prospectus includes audited financial statements of Osmotica Pharmaceuticals Limited (formerly known as Lilydale Limited) which consist of a balance sheet as of March 31, 2018 and statements of changes in equity for the period July 13, 2017 (date of incorporation) through December 31, 2017 and unaudited condensed financial statements which consist of an unaudited condensed balance sheet as of June 30, 2018 and an unaudited condensed statement of changes in equity and unaudited condensed statement of cash flows for the six months in the period ended June 30, 2018. We acquired Lilydale Limited on April 30, 2018 and renamed it, effective May 1, 2018, Osmotica Pharmaceuticals Limited for purposes of facilitating this offering. On July 31, 2018, Osmotica Pharmaceuticals Limited re-registered under the Irish Companies Act of 2014 as a public limited company and was renamed Osmotica Pharmaceuticals plc. Prior to consummation of the Reorganization, Osmotica Pharmaceuticals plc had no material assets and conducted no operations other than activities incidental to its formation, the Reorganization and this offering. Upon consummation of the Reorganization, the historical financial statements of Osmotica Holdings S.C.Sp. included in this prospectus will become the historical financial statements of Osmotica Pharmaceuticals plc.

FOR INVESTORS OUTSIDE THE UNITED STATES

We and the underwriters are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our ordinary shares. You should carefully read the entire prospectus, including the historical financial statements and related notes included elsewhere in this prospectus and the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements," before deciding whether to invest in our ordinary shares. Unless otherwise indicated or the context otherwise requires, references to "we," "us," "our," "Osmotica" or the "company" refer to (i) prior to the completion of the Reorganization, Osmotica Holdings S.C.Sp. and its consolidated subsidiaries, including from and after April 30, 2018, Osmotica Pharmaceuticals plc, and (ii) following the completion of the Reorganization, Osmotica Pharmaceuticals plc and its consolidated subsidiaries, including Osmotica Holdings S.C.Sp. All information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares, unless otherwise noted.

Our Company

We are a fully integrated biopharmaceutical company focused on the development and commercialization of specialty products that target markets with underserved patient populations. In 2017, we generated total revenues of $245.7 million across our existing portfolio of promoted specialty neurology and women's health products, as well as our non-promoted products, which are primarily complex formulations of generic drugs. We plan to expand our presence selectively into adjacent diseases and therapeutic areas, such as multiple sclerosis and ophthalmology, for which we currently have two NDA candidates in Phase III clinical trials: Ontinua ER for muscle spasticity in multiple sclerosis patients, and RVL-1201 for blepharoptosis, or droopy eyelid. Many of our products use our proprietary osmotic-release drug delivery system, Osmodex, which we believe offers advantages over alternative extended-release, or ER, technologies.

Our core competencies span drug development, manufacturing and commercialization. Our specialized neurology and women's health sales teams support the ongoing commercialization of our existing promoted product portfolio as well as the launch of new products. As of June 30, 2018, we actively promoted five products: M-72 (methylphenidate hydrochloride extended-release tablets, 72 mg), Lorzone (chlorzoxazone scored tablets) and ConZip (tramadol hydrochloride extended-release capsules) in specialty neurology; and OB Complete, our family of prescription prenatal dietary supplements, and Divigel (estradiol gel, 0.1%) in women's health. We most recently launched M-72 in the second quarter of 2018, and we expect to launch Osmolex ER (amantadine extended-release tablets), which was approved by the FDA on February 16, 2018, in the second half of 2018. We also sell a portfolio consisting of approximately 35 non-promoted products, highlighted by methylphenidate ER (methylphenidate hydrochloride extended-release tablets), which has generated strong cash flow. The cash flow from these non-promoted products has contributed to our robust investments in research and development and business development activities. Many of our existing products benefit from several potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities, data exclusivity, as well as DEA regulation and quotas for active pharmaceutical ingredients, or API. Certain of our key products, particularly those that incorporate our proprietary Osmodex drug delivery system, are or are expected to be manufactured in our Marietta, Georgia facility.

We are focused on progressing our pipeline, which is highlighted by two Phase III candidates under clinical development — Ontinua ER (arbaclofen extended-release tablets) and RVL-1201 (oxymetazoline hydrochloride ophthalmic solution, 0.1%). We developed Ontinua ER using our proprietary Osmodex drug delivery system and believe this formulation will provide an efficacious and safe treatment for muscle spasticity in multiple sclerosis patients. Ontinua ER has been designated by the FDA as an Orphan Drug in this indication. We are also exploring opportunities for Ontinua ER in additional indications, such as opioid and alcohol use disorders. We acquired the rights to RVL-1201 in 2017 and are conducting a second Phase III clinical trial of RVL-1201 for blepharoptosis, or droopy eyelid. If approved, RVL-1201 would be the first non-surgical treatment option approved by the FDA for droopy eyelid. We plan to invest selectively in expanding our product portfolio by leveraging both our proprietary Osmodex drug delivery system to develop differentiated products as well as our management team's operating experience to pursue external business development opportunities.

Led by our Chief Executive Officer, Brian Markison, our management team has a proven track record of value creation in the pharmaceutical industry. For the year ended December 31, 2017 and the six months ended June 30, 2018, we generated total revenues of $245.7 million and $131.7 million, net loss of $45.2 million and net income of $1.4 million and adjusted EBITDA of $99.1 million and $55.1 million, respectively. Additional information regarding adjusted EBITDA, including a reconciliation of adjusted EBITDA to net income (loss), is included in " — Summary Financial Data."

Our Strengths

We believe our principal competitive strengths include:

Diversified Portfolio of Pharmaceutical Products.    We sell an attractive and diversified portfolio of five promoted products and approximately 35 non-promoted products. Through our specialized sales teams we promote a portfolio of specialty neurology and women's health products that we believe are differentiated from competing products and provide meaningful benefits to patients due to their formulation or pharmacokinetic profiles. In addition, we believe that our promoted products are protected by a combination of patent protection, data exclusivity and our proprietary formulation and manufacturing know-how. Our key non-promoted products are comprised of complex formulations of generic drugs that incorporate our proprietary Osmodex drug delivery system.

Efficient Research and Development Organization Generating a Targeted Pipeline.    We have a history of developing commercially successful pharmaceutical products. As of June 30, 2018, we employed 99 professionals with extensive regulatory and drug development experience in our research and development organization. We also had 37 U.S. patents, 125 patents outside the United States and 28 pending patent applications, the last of which expires in 2037. Our pipeline is highlighted by two NDA candidates in Phase III clinical trials: Ontinua ER, which we are evaluating for the alleviation of signs and symptoms of spasticity resulting from multiple sclerosis, particularly for the relief of flexor spasms and concomitant pain, clonus and muscular rigidity; and RVL-1201, which we are studying for the treatment of blepharoptosis. We expect to receive the data from our Phase III clinical trial of Ontinua ER by the middle of 2019, and, if positive, we would expect to submit this information to complete our NDA by the end of 2019. We believe Ontinua ER's formulation will provide an efficacious and safe treatment for muscle spasticity in multiple sclerosis patients. For RVL-1201, we expect to receive the data from our second Phase III clinical trial by early 2019, and, if positive, we expect to submit an NDA by mid-2019. If approved, RVL-1201 would be the first non-surgical treatment option approved by the FDA for blepharoptosis.

Demonstrated Commercialization Capabilities.    We have built a robust infrastructure for the commercialization of our pharmaceutical products. Our sales force is comprised of two dedicated teams that totaled 162 professionals as of June 30, 2018. With our specialized sales teams, we target approximately 18,000 physicians across the specialty neurology and women's health therapeutic areas. Our non-promoted products are supported by a team with extensive experience commercializing generic products in attractive markets.

Experience Driving Patient Access in Order to Facilitate Penetration of Key Markets.    We support patients' access to our medications through careful research and a deep understanding of the changing reimbursement landscape. We have developed robust capabilities across the market access continuum underscored by successful payor contracting strategies and supplemental patient assistance programs. Patient access is central to the commercialization strategy for our recent and near-term product launches. We expect that our pricing of these products will facilitate strong managed-care coverage and reimbursement, which we believe will improve patient access to our products.

Product Portfolio and Pipeline That Benefit from Multiple Potential Barriers to Entry.    Many of our existing products benefit from several potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities, data exclusivity, as well as DEA regulation and quotas for API. Our proprietary Osmodex drug delivery system uses osmotic pressure to provide a controlled drug release and is adaptable to many different combinations of immediate-release, extended-release and controlled- or delayed-release formulations that contain one or more drugs. We seek to identify and develop drug candidates that are well-suited to our proprietary Osmodex drug delivery system, which we believe can deliver a differentiated and favorable pharmacokinetic profile and may provide meaningful benefits to patients. We believe that third parties attempting to compete with our products that use our proprietary Osmodex drug delivery system may face difficulties in developing a comparable product. Likewise, we believe that formulation complexities and manufacturing challenges limit the number of viable competitors in the markets for our key generic products.

Strong Cash Flow from Existing Product Portfolio Enhances Research and Development Investment and Opportunistic Business Development Activities.    Our current commercial success and historical cash flow generation allow us to invest in our pipeline to support the next stage of our growth. Additionally, we opportunistically pursue strategic acquisitions and business development initiatives to augment our internal development pipeline.

Experienced and Accomplished Management Team with a Proven Track Record.    Our management team brings a wealth of experience navigating changes in the pharmaceutical industry and delivering financial success. Led by our Chief Executive Officer, Brian Markison, our management team possesses expertise in many areas of the pharmaceutical industry, including drug development, manufacturing, commercial operations and finance.

Our Strategy

Our goal is to become a leading biopharmaceutical company by developing and commercializing drugs with significant market opportunities, meaningful potential barriers to entry and long product life cycles. Our strategy to achieve this goal is focused on the following:

Target Specialty Therapeutic Markets.    We intend to continue developing innovative products targeting specialty markets with underserved patient populations that we believe we can commercialize efficiently. We may expand into additional specialty markets where we believe there are attractive opportunities to use our expertise and proprietary Osmodex drug delivery system to develop and commercialize differentiated products.

Grow Our Existing Product Sales.    We plan to leverage our existing sales force to grow our promoted product portfolio and support the recent launch of M-72 and the targeted launch of Osmolex ER in the second half of 2018. We anticipate opportunistically expanding our sales force to support future growth and focus on products, such as M-72 and Osmolex ER, where we believe there is an attractive market. We intend to support our non-promoted products through our national account team that manages relationships with major drug-buying consortia, pharmaceutical wholesalers and retailers in the United States.

Successfully Develop Our Late-Stage Product Candidates.    We are focused on advancing the development of our late-stage clinical programs to further diversify our revenue base and sustain our future growth. We believe Ontinua ER represents an attractive product candidate with an addressable multiple sclerosis spasticity market of up to $3.5 billion in the United States. If successfully developed and approved, we believe that RVL-1201 would become the first pharmacological treatment for blepharoptosis in the United States and would represent an important therapy in the continuum of care for patients with mild or moderate blepharoptosis. Our research and development efforts also include activities related to seeking additional indications for Ontinua ER.

Expand Our Pipeline by Leveraging Our Proprietary Technology to Develop Differentiated Products.    We plan to expand our pipeline of product candidates through the application of our technology, research infrastructure and development expertise. Our research and development efforts are focused on identifying commercially viable products that are well suited to benefit from our proprietary Osmodex drug delivery system. Our technology is designed to produce an extended-release formulation with a differentiated pharmacokinetic profile that we believe can, in certain circumstances, meaningfully improve upon the efficacy or side effect profiles of currently approved therapies. We plan to continue to apply our drug development criteria to make capital efficient investments in promising product candidates.

Opportunistically Acquire or In-License Rights to Clinically Differentiated Products, Pipeline Candidates or Technologies.    We seek to selectively acquire or in-license approved products and late-stage product candidates that complement our existing product portfolio, pipeline, technology or commercial infrastructure. Our management team has a history of successfully executing and integrating product and company acquisitions.

Our Technology

Osmodex: Our Proprietary Drug Delivery System

Our technology allows us to manufacture tablets with one or more active drugs, and in combinations of immediate-release, controlled-release, delayed-release and extended-release, or ER. We believe that our proprietary Osmodex drug delivery system is well-suited to address certain limitations of existing therapies that have less than optimal efficacy or unfavorable side effect profiles as a result of formulation, pharmacokinetic profiles or other complexities. However, whether our proprietary Osmodex drug delivery system will suitably be paired with a given API is not certain or predictable. Each successful pairing that we have achieved in the past was the result of rigorous research, development and innovation. With that approach, our research and development team has led the successful clinical development of approved NDAs incorporating our proprietary Osmodex drug delivery system, including Allegra D (pseudoephedrine and H1 antagonist), venlafaxine extended-release tablets (VERT), Khedezla (desvenlafaxine extended-release tablets) and Osmolex ER.

We believe that brands using osmotic extended-release technology can benefit from longer life cycles as compared to brands delivered in conventional extended-release dosage forms due to the complexities of mimicking extended-release profiles of products using osmotic technologies. Moreover, we believe there are only a limited number of competitors with experience using osmotic technology. Given these dynamics, we estimate, based on market research, that osmotic extended-release brands have generally retained higher market share following loss of exclusivity as compared to other ER brands. We further estimate that generic versions of osmotic extended-release brands have tended to exhibit greater price stability as compared to generic versions of other extended-release branded formulations, as pricing declines over time.

Our Portfolio

As of June 30, 2018, we sell a diverse portfolio consisting of five promoted products and approximately 35 non-promoted products, several of which incorporate our proprietary Osmodex drug delivery system. We recently launched M-72 and received FDA approval for Osmolex ER, which we expect to launch in the second half of 2018. We also have a robust development pipeline that is highlighted by two NDA candidates in Phase III clinical trials, one of which we believe has the potential for indication expansion over time. Our non-promoted product portfolio includes methylphenidate ER and VERT as well as smaller volume ANDAs and prescription dietary supplements. Our non-promoted pipeline includes 17 products in various stages of development.

Many of our existing products benefit from several potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities, data exclusivity, as well as DEA regulation and quotas for API. The following table shows our promoted and non-promoted product portfolio.

Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Specialty Neurology
M-72	ADHD in patients aged 13 to 65	Yes	Approved
Osmolex ER	Parkinson's and drug-induced extrapyramidal reactions in adults	Yes	Approved
Lorzone	Muscle spasms	No	Approved
ConZip	Pain	No	Approved
Ontinua ER	Multiple sclerosis spasticity	Yes	Phase III
	Opioid use disorder and alcohol use disorder	Yes	Phase II Ready
Women's Health
Divigel	Menopause	No	Approved
OB Complete	Various dietary needs during prenatal, pregnancy and postnatal periods	No	Dietary Supplement
Ophthalmology
RVL-1201	Blepharoptosis (droopy eyelid)	No	Phase III

Non-Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Methylphenidate ER	ADHD	Yes	Approved
Venlafaxine ER tablets (VERT)	Major Depressive Disorder and Social Anxiety Disorder	Yes	Approved
Hydromorphone ER	Pain	Yes	Approved
Nifedipine ER*	Hypertension	Yes	Approved
Sodium Benzoate / Sodium Phenylacetate	Hyperammonemia	No	Approved
Oxybutynin ER*	Overactive bladder	Yes	Approved
Prescription Prenatal Vitamins	Nutritional requirements during pregnancy	No	Dietary Supplement
Osmodex ANDAs	Various	Yes	In Development (4)
Other ANDAs	Various	No	Filed (9) In Development (4) Approved (1)

*
Out-licensed ANDAs with a commercial partner.

Reorganization and Our Structure

On April 30, 2018, Osmotica Holdings S.C.Sp. acquired Lilydale Limited, an Irish private company with limited liability that was organized in Ireland on July 13, 2017, and renamed such entity Osmotica Pharmaceuticals Limited, effective May 1, 2018. On July 31, 2018, Osmotica Pharmaceuticals Limited re-registered under the Irish Companies Act of 2014 as a public limited company and was renamed Osmotica Pharmaceuticals plc. In addition, immediately prior to this offering and prior to the commencement of trading of our ordinary shares on the Nasdaq Global Select Market, we will undertake a series of restructuring transactions that will result in Osmotica Pharmaceuticals plc becoming the direct parent company of Osmotica Holdings S.C.Sp., with each holder of common units of Osmotica Holdings S.C.Sp. receiving approximately 42.84 ordinary shares of Osmotica Pharmaceuticals plc in exchange for each such common unit. In addition, each holder of an option to purchase common units of Osmotica Holdings S.C.Sp. will receive an option to purchase the number of ordinary shares of Osmotica Pharmaceuticals plc determined by multiplying the number of units underlying such option by approximately 42.84 (rounded down to the nearest whole share) and dividing the exercise price per unit for such option by approximately 42.84 (rounded up to the nearest whole cent). We refer to these transactions as the "Reorganization" throughout this prospectus. Until the Reorganization, Osmotica Pharmaceuticals plc will not conduct any operations (other than activities incidental to its formation, the Reorganization and this offering). Upon the completion of the Reorganization, the historical consolidated financial statements of Osmotica Holdings S.C.Sp. included in this prospectus will become the historical financial statements of Osmotica

Pharmaceuticals plc. Except as otherwise indicated, all information contained in this prospectus gives effect to the Reorganization.

Risk Factors

An investment in our ordinary shares involves a high degree of risk. Any of the facts set forth under "Risk Factors" may limit our ability to successfully execute on our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under the heading "Risk Factors," beginning on page 16 of this prospectus, prior to making an investment in our ordinary shares. These risks include, among others, the following:

  ▪
  we may not be able to successfully develop or commercialize new products or do so on a timely or cost-effective basis;

  ▪
  we depend on a limited number of products and our business could be materially adversely affected if one or more of our key products do not perform as well as expected;

  ▪
  our profitability depends on our major customers, and if our relationships with them do not continue as expected, our business, prospects and results of operations could materially suffer;

  ▪
  we are, and will continue to be in the future, a party to legal proceedings that could result in adverse outcomes;

  ▪
  as of June 30, 2018, we had total outstanding indebtedness of approximately $324.2 million (excluding original issue discount or upfront payments), and we had unused commitments of $50.0 million, under our senior secured credit facilities. Our substantial debt could adversely affect our liquidity and our ability to raise additional capital to fund operations and could limit our ability to pursue our growth strategy or react to changes in the economy or our industry;

  ▪
  our competitors and other third parties may allege that we are infringing their intellectual property, forcing us to expend substantial resources in resulting litigation, and any unfavorable outcome of such litigation could have a material adverse effect on our business;

  ▪
  we may experience failures of or delays in clinical trials which could jeopardize or delay our ability to obtain regulatory approval and commence product sales;

  ▪
  we face intense competition from both brand and generic companies which could limit our growth and adversely affect our financial results;

  ▪
  we are subject to extensive governmental regulation and we face significant uncertainties and potentially significant costs associated with our efforts to comply with applicable regulations;

  ▪
  we may not be able to develop or maintain our sales capabilities or effectively market or sell our products;

  ▪
  manufacturing or quality control problems may damage our reputation, require costly remedial activities or otherwise negatively impact our business;

  ▪
  our profitability depends on coverage and reimbursement by third-party payors, and healthcare reform and other future legislation may lead to reductions in coverage or reimbursement levels; and

  ▪
  we will be a "controlled company" within the meaning of the rules of the Nasdaq Stock Market and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements and you will not have the same protections afforded to shareholders of companies that are subject to such requirements. In addition, upon completion of this offering and the private placement, investment funds affiliated with Avista Capital Partners, or Avista, and affiliates of Altchem Limited, or Altchem, will continue to have significant influence over us and will be able to strongly influence or effectively control our business and affairs, including the election of all members of our board of directors, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our Principal Shareholders

Following the closing of this offering, Avista and Altchem together will continue to own a majority of our outstanding ordinary shares. We expect that following this offering and the private placement Avista will own approximately 39.7% of our outstanding ordinary shares, or 38.9% if the underwriters exercise their option to purchase additional shares in full, and Altchem will own approximately 43.5% of our outstanding ordinary shares, or 42.7% if the underwriters exercise their option to purchase additional shares in full. As a result, Avista and Altchem, who we refer to as our Sponsors, will be able to exert significant voting influence over fundamental and significant corporate matters and transactions. See "Risk Factors — Risks related to our ordinary shares and this offering — The Sponsors will continue to have significant influence over us after this offering, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote." See also "Principal Shareholders."

Founded in 2005, Avista Capital Partners is a leading New York-based private equity firm with approximately $4 billion invested in more than 30 growth-oriented healthcare businesses. Avista Capital Partners targets businesses with strong management teams, stable cash flows and robust growth prospects and utilizes a proactive, hands-on approach to create value in its portfolio companies. Avista Capital Partners' operating executives and advisors are an integral part of the team, providing strategic insight, operational oversight and senior counsel, that help drive growth and performance to create long-term value and sustainable businesses.

Altchem Limited is a holding company organized under the laws of Cyprus. Since its formation in 2011 by an Argentine family, Altchem Limited held a controlling interest in Osmotica Holdings Corp Limited until the Business Combination. With more than 30 years of experience in the pharmaceutical industry, Altchem Limited's founders have held interests in pharmaceutical companies in several regions of the world.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in total annual gross revenues during our most recently completed fiscal year, we qualify as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

  ▪
  reduced disclosure about our executive compensation arrangements;

  ▪
  no non-binding shareholder advisory votes on executive compensation;

  ▪
  exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

  ▪
  reduced disclosure of financial information in this prospectus, including only two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in total annual gross revenues as of the end of any fiscal year, if we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, or if we issue more than $1 billion of non-convertible debt during a three-year period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision, and this decision is irrevocable.

Private Placement

We have agreed to sell, in a private placement at the initial public offering price, 1,000,000 ordinary shares to each of Avista and Altchem and 14,285 ordinary shares to an entity controlled by Mr. Einhorn, resulting in net proceeds of approximately $13.1 million. These sales were structured as a private placement to address certain aspects of the Irish takeover rules. For a description of these rules, see "Risks related to being an Irish corporation listing ordinary shares" and "Description of Share Capital—Irish Takeover Rules and Substantial Acquisition Rules." The sale of the ordinary shares in the private placement will not be registered under the Securities Act of 1933, as amended. We refer to this transaction throughout this prospectus as the private placement.

Corporate Information

Our principal executive offices are located at 400 Crossing Boulevard, Bridgewater, New Jersey 08807, and our registered office in Ireland is 25-28 North Wall Quay, Dublin 1, Ireland and our telephone number is (908) 809-1300. Our website address is www.osmotica.com. The information that appears on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making the decision whether to purchase our ordinary shares.

THE OFFERING

Ordinary shares offered by us	6,650,000 shares (or 7,647,500 shares if the underwriters exercise the option to purchase additional shares in full).
Underwriters' option to purchase additional shares	We have granted the underwriters a 30-day option from the date of this prospectus to purchase up to an additional 997,500 shares.
Private placement	We have agreed to sell, in a private placement, 2,014,285 ordinary shares at the initial public offering price to certain existing shareholders, including Avista and Altchem.
Ordinary shares to be outstanding after this offering and the private placement	51,521,424 shares (or 52,518,924 shares if the underwriters exercise the option to purchase additional shares in full). See "Description of Share Capital."
Use of proceeds

We expect to receive net proceeds from this offering and the private placement, after deducting underwriting discounts and commissions and estimated expenses payable by us, of approximately $51.9 million (or approximately $58.4 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from the sale of our ordinary shares in this offering and the private placement to repay $50.0 million in aggregate principal amount of indebtedness under our senior secured credit facilities, to pay fees and expenses associated with this offering and the private placement and for working capital and other general corporate purposes. See "Use of Proceeds."

Dividend policy	Our board of directors does not currently intend to pay dividends on our ordinary shares. See "Dividend Policy."
Principal shareholders

Upon completion of this offering and the private placement, Avista and Altchem will continue to hold a controlling interest in us. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the Nasdaq Stock Market. See "Management — Board Structure and Committee Composition."

Risk factors

Investing in our ordinary shares involves a high degree of risk. You should read carefully the "Risk Factors" section of this prospectus, beginning on page 16, for a discussion of factors that you should consider before deciding whether to invest in our ordinary shares.

Proposed stock exchange symbol	"OSMT."

Except as otherwise indicated, the number of our ordinary shares to be outstanding after this offering and the private placement is based on 42,857,139 shares outstanding as of September 30, 2018, after giving effect to the Reorganization. Except as otherwise indicated, the number of our ordinary shares to be outstanding after this offering and the private placement excludes:

  ▪
  3,015,572 ordinary shares issuable upon exercise of options issued and outstanding as of September 30, 2018 under the Amended and Restated Osmotica Pharmaceuticals plc 2016 Equity Incentive Plan, or the 2016 Plan, at a weighted-average exercise price of $14.96 per share; and

  ▪
  4,100,000 ordinary shares reserved for issuance under the Osmotica Pharmaceuticals plc 2018 Incentive Plan, or the 2018 Plan.

Except as otherwise indicated, all information in this prospectus assumes the issuance and allotment of 2,014,285 ordinary shares in the private placement.

SUMMARY FINANCIAL DATA

The following table sets forth our summary financial data as of the dates and for the periods indicated. The statement of operations data for the six months ended June 30, 2018 and 2017 and the consolidated balance sheet data as of June 30, 2018 presented below have been derived from the unaudited condensed consolidated financial statements of Osmotica Holdings S.C.Sp. included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2017 and 2016 and the balance sheet data as of December 31, 2017 presented below have been derived from the audited consolidated financial statements of Osmotica Holdings S.C.Sp. included elsewhere in this prospectus. Immediately prior to this offering, we will undertake a series of restructuring transactions that will result in Osmotica Pharmaceuticals plc becoming the direct parent company of Osmotica Holdings S.C.Sp., with all holders of equity interests in Osmotica Holdings S.C.Sp. becoming securityholders of Osmotica Pharmaceuticals plc. Prior to the Reorganization, Osmotica Pharmaceuticals plc had no material assets and conducted no operations (other than activities incidental to its formation, the Reorganization and this offering). Upon the completion of the Reorganization, the historical consolidated financial statements of Osmotica Holdings S.C.Sp. included in this prospectus will become the historical financial statements of Osmotica Pharmaceuticals plc. See "The Reorganization."

This summary financial data should be read in conjunction with the disclosures set forth under "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. Certain amounts have been subject to immaterial rounding adjustments for consistency of presentation within the following tables and, as a result, do not match the corresponding amounts in our consolidated financial statements included elsewhere in this prospectus.

			Years ended December 31
	Six months ended June 30,
				2016(1) (restated)
	2018	2017	2017
	(in thousands, except share and per share data)
Revenues
Net product sales	$130,820	$108,225	$237,671	$170,522
Royalty revenue	752	6,207	6,449	40,918
Licensing and contract revenue	88	1,243	1,629	7,019

Total revenues	131,660	115,675	245,749	218,459

Cost of goods sold	67,138	55,900	125,188	125,616

Gross profit	64,522	59,775	120,561	92,843

Selling, general and administrative expenses	33,839	28,042	56,955	65,958
Acquisition-related costs	—	—	—	8,398
Research and development expenses	19,141	11,695	42,688	29,061
Impairment of intangible assets	—	41,700	72,520	21,475
Impairment of fixed assets	—	—	466	—

Total operating expenses	52,980	81,437	172,629	124,892

Operating income (loss)	11,542	(21,662)	(52,068)	(32,049)

Interest expense and amortization of debt discount	(10,084)	(14,419)	(29,052)	(20,187)
Other non-operating (loss) income, net	447	1,282	(4,522)	169

Total other non-operating expenses, net	(9,637)	(13,137)	(33,574)	(20,018)

Income (loss) before income taxes	1,905	(34,799)	(85,642)	(52,067)

Income tax (expense) benefit	(490)	4,739	40,487	10,246

Net income (loss)	$1,415	$(30,060)	$(45,155)	$(41,821)

Net income (loss) per share:
Basic	$1.41	$(30.05)	$(45.14)	$(41.81)
Diluted	$1.32	$(30.05)	$(45.14)	$(41.81)
Weighted-average ordinary shares:
Basic	1,000,515	1,000,315	1,000,367	1,000,159
Diluted	1,070,613	1,000,315	1,000,367	1,000,159
Pro forma net income (loss) per share(2):
Basic	$0.07		$(0.98)
Diluted	$0.06		$(0.98)
Pro forma weighted-average ordinary shares(2):
Basic	42,857,139		42,850,799
Diluted	45,859,792		42,850,799
Other Financial Data
Adjusted EBITDA(3)	$55,136	$48,153	$99,132	$43,081

	As of June 30, 2018
	Actual	Pro forma(4)	Pro forma as adjusted(4)
	(dollars in thousands)
Consolidated balance sheet data
Cash and cash equivalents	$28,408	$28,408	$30,312
Total assets	858,300	858,300	860,204
Total long-term debt, current and non-current, net(5)	318,037	318,037	268,988
Capital lease obligations, current and non-current	287	287	287
Total liabilities	438,708	438,708	389,432
Total equity	$419,592	$419,592	$470,772

(1)
The historical financial information presented in this prospectus subsequent to February 2, 2016 is of Osmotica Holdings S.C.Sp., which includes the operating results of Vertical/Trigen and Osmotica Holdings Corp Limited. For the period beginning January 1, 2016 to February 2, 2016, the historical financial information presented in this prospectus reflects the operating results of Vertical/Trigen, our predecessor, only. The historical financial information for the year ended December 31, 2016 has been derived from consolidated financial statements that have been restated to reflect corrections primarily related to business combinations involving Osmotica Holdings Corp Limited and its subsidiaries. See Note 1, Organization and Nature of Operations to our consolidated financial statements included elsewhere in this prospectus. Our financial results reflect the termination of our license agreement with UCB, Inc., or UCB, and the resulting reacquisition of the marketing and distribution rights for VERT on November 10, 2016. As a result, during 2016, most of our revenue from VERT was derived from royalties received pursuant to that license agreement. Following the reacquisition of the marketing and distribution rights, we recognized revenue and associated expenses from net product sales of VERT.

(2)
Pro forma net income (loss) assumes $50.0 million of the net proceeds from this offering and the private placement are used to redeem a portion of our term loans and assumes a reduction of interest expense, net of tax, of approximately $1.2 million for the six months ended June 30, 2018 and $2.4 million for the year ended December 31, 2017 related to such redemption, assuming that the offering, the private placement and the related application of net proceeds was completed on January 1, 2017. Pro forma net loss per ordinary share and number of ordinary shares gives effect to the Reorganization as described under "The Reorganization" in the prospectus summary, immediately prior to the consummation of this offering and the sale of 8,664,285 ordinary shares in this offering and the private placement at a price of $7.00 per share.

The following is a reconciliation of historical net income (loss) to pro forma net income (loss) for the six months ended June 30, 2018 and for the year ended December 31, 2017:

	Six months ended June 30, 2018	Year ended December 31, 2017
Net income (loss) as reported	$1,415	$(45,155)
Management fees(a)	396	632
Decrease in interest expense(b)	1,167	2,389
Decrease in debt extinguishment expense	—	196

Pro forma net income (loss)	$2,978	$(41,938)

(a)	Reflects the elimination of the management fees paid to the Sponsors pursuant to the advisory services and monitoring agreement for the periods presented. See "Certain Relationships and Related Party Transactions — Advisory Services and Monitoring Agreement."
(b)	Reflects the net adjustment to interest expense resulting from the repayment of $50.0 million in aggregate principal amount of indebtedness under our senior secured credit facilities. As of June 30, 2018, the LIBOR rate margin for the Term A Loan and Term B Loan was 3.75% and 4.25%, respectively. To the extent our total leverage ratio, as defined in our senior secured credit facilities, is equal to or less than 2.00 to 1.00 following the consummation of this offering and the application of the net proceeds therefrom, the LIBOR rate margin on the Term A Loan would be reduced to 3.25%. Our senior secured credit facilities also permit us, at our option, to use the net proceeds of this offering and the private placement to repay the Term B Loan without making a corresponding prepayment of the Term A Loan, to the extent our total leverage ratio, as defined in our senior secured credit facilities, is equal to or less than 2.00 to 1.00 following the consummation of this offering and the application of the net proceeds therefrom. See "Description of Certain Indebtedness."
(3)
To supplement our financial information presented in accordance with GAAP, we use adjusted EBITDA to clarify and enhance an understanding of the historical results of our business. We believe that the presentation of adjusted EBITDA enhances an investor's understanding of our financial performance. We further believe that adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and provides investors with a useful tool for assessing the comparability between periods as a result of the Business Combination. We use adjusted EBITDA for business planning purposes, in assessing our performance and determining the compensation of substantially all of our employees, including our executive officers, and in measuring our performance relative to that of our competitors.

We believe that adjusted EBITDA is commonly used by investors to evaluate our performance and that of our competitors. However, our definition of adjusted EBITDA may vary from that of others in our industry and, as a result, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA as presented in this prospectus is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

EBITDA consists of net income (loss) attributable to us before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, and (ii) the impact of certain non-cash, nonrecurring or other items that are included in net income (loss) and EBITDA that we do not consider indicative of our ongoing operating performance. We believe that making such adjustments provides investors meaningful information to understand our operating results and analyze financial and business trends on a period-to-period basis.

In calculating adjusted EBITDA, we add back certain non-cash, nonrecurring and other items and make certain adjustments that are based on assumptions and estimates. In addition, in evaluating our adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Adjusted EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
▪
adjusted EBITDA:
—
does not reflect the significant interest expense on our debt;
—
does not reflect changes in, or cash requirements for, our working capital needs;
—
does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; and
—
is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
▪
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and
▪
other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA only supplementally. See the consolidated financial statements included elsewhere in this prospectus for our GAAP results.

The following table provides a reconciliation of our net income (loss) to adjusted EBITDA for the periods presented:

			Years ended December 31
	Six months ended June 30
				2016 (restated)
	2018	2017	2017
	(in thousands)
Net income (loss)	$1,415	$(30,060)	$(45,155)	$(41,821)
Interest expense and amortization of debt discount	10,084	14,420	29,052	20,187
Income tax provision (benefit)	490	(4,739)	(40,487)	(10,246)
Depreciation	2,192	1,157	3,069	2,115
Amortization	38,675	14,013	43,381	21,470

EBITDA	52,856	(5,209)	$(10,140)	$(8,295)

Impairment of long-lived assets	—	41,700	72,986	21,475
Write-off of acquired RevitaLid IPR&D(a)	—	—	16,372	—
Management fees(b)	520	500	1,000	1,000
Consulting fees	—	276	552	506
Loss on extinguishment of debt and fees(c)	—	—	5,371	—
Acquired inventory step-up in cost of goods sold(d)	—	9,175	9,175	9,783
API inventory disposal(e)	—	—	468	—
Legal and contractual settlements and litigation reserves(f)	332	1,052	1,550	4,200
Severance expense(g)	484	81	589	3,205
Write-off of previously acquired balances(h)	—	578	1,209	—
Business acquisition and development related costs(i)	—	—	—	8,915
Incentive unit liability expense(j)	—	—	—	1,159
Other legacy Osmotica expenses(k)	—	—	—	1,133
IPO expenses(l)	944	—	—	—

Adjusted EBITDA	$55,136	$48,153	$99,132	$43,081

  (a)
  Acquired in-process research and development (IPR&D) of RevitaLid, Inc. with no alternative future use expensed as research and development during the year ended December 31, 2017.

  (b)
  Includes quarterly advisory and monitoring fees of $0.25 million payable to affiliates of the Sponsors.

  (c)
  Deferred financing fees of $5.0 million and $0.4 million of third-party fees expensed in connection with entering into an amendment to our senior secured credit facilities on December 21, 2017.

  (d)
  Adjustment related to acquired VERT inventory, which was recorded above the cost that would have otherwise been recognized by us had such inventory been manufactured or purchased in the ordinary course of business, sold and expensed as cost of goods in 2016 and 2017. This adjustment included a one-time non-cash allocation of the purchase price for the reacquisition of marketing and distribution rights for VERT.

  (e)
  One-time disposal of desvenlafaxine inventory.

  (f)
  The $1.6 million and $0.3 million represent litigation and related amounts expensed during the year ended December 31, 2017 and the six month period ended June 30, 2018, respectively, including $0.5 million and $0.3 million related to a settlement of a contract dispute during the year ended December 31, 2017 and the six month period ended June 30, 2018, respectively. The $4.2 million represents a settlement payment related to labeling, marketing and promotion of one of our discontinued prescription prenatal dietary supplements expensed during the year ended December 31, 2016 and the $1.1 million represents related legal fees expensed during the six month period ended June 30, 2017.

  (g)
  Severance of $0.6 million and $0.5 million relate to sales force realignment and related costs expensed during the year ended December 31, 2017 and six months ended June 30, 2018, respectively. $3.2 million of severance was paid during the year ended December 31, 2016 in connection with the Business Combination.

  (h)
  Write-off of balances of certain assets acquired and liabilities assumed in the Business Combination.

  (i)
  Acquisition costs for the Business Combination of $8.4 million and costs for other business development projects of $0.5 million.

  (j)
  Compensation cost related to the equity unit awards granted under the Vertical/Trigen 2013 Equity Incentive Plan, which were replaced with awards under our 2016 Equity Incentive Plan in connection with the Business Combination.

  (k)
  Various one-time expenses incurred by Osmotica Holdings Corp Limited prior to the Business Combination, including $0.4 million of charitable contributions, $0.4 million of limited liability company expenses, $0.2 million of Cyprus board of directors expenses and other expenses.

  (l)
  Incremental non-recurring organizational costs related to this offering, which were expensed as incurred.

(4)
The pro forma balance sheet information as of June 30, 2018 gives effect to the Reorganization. The pro forma as adjusted balance sheet information as of June 30, 2018 gives effect to (a) the Reorganization and (b) the issuance of ordinary shares in the offering and the private placement, and the application of the net proceeds therefrom as described in "Use of Proceeds."

(5)
In connection with the Business Combination, we entered into our senior secured credit facilities providing for a $160.0 million term loan. We amended our senior secured credit facilities in 2016 in conjunction with the reacquisition of the marketing and distribution rights for VERT. Pursuant to the amendment, certain lenders agreed to make an incremental term loan in the aggregate principal amount of $117.5 million, which was added to the principal amount of our outstanding term loan. On December 21, 2017, we amended our senior secured credit facilities to increase the principal amount of the term loan to an aggregate principal amount of $327.5 million, the proceeds of which, together with cash on hand, were used to repay certain indebtedness. Of the aggregate principal amount, $277.5 million was designated as the Term A Loan and $50.0 million was designated as the Term B Loan. Amounts presented are net of deferred financing fees of $6.9 million. See "Description of Certain Indebtedness — Senior Secured Credit Facilities."

RISK FACTORS

This offering and investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding whether to invest in our ordinary shares. We have presented the below risks as "Risks related to our business," "Risks related to our industry," "Risks related to our indebtedness," "Risks related to our ordinary shares and this offering," "Risks related to being an Irish corporation listing ordinary shares" and "Risks related to taxation." If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, prospects, operating results or financial condition. In any such a case, the trading price of our ordinary shares could decline and you could lose all or part of your investment.

Risks related to our business

If we are unable to successfully develop or commercialize new products, or to do so on a timely or cost-effective basis, or to extend life cycles of existing products, our operating results will suffer.

Developing and commercializing a new product is time consuming and costly and is subject to numerous factors that may delay or prevent development and commercialization. Our future results of operations will depend to a significant extent upon our ability to successfully gain FDA approval of and commercialize new products in a timely and cost-effective manner. There are numerous difficulties in developing and commercializing new products, including:

  ▪
  the ability to develop products in a timely and cost-effective manner and in compliance with regulatory requirements;

  ▪
  the success of the pre-clinical and clinical testing processes to assure that new products are safe and effective or chemically identical and bioequivalent to the branded reference listed drug;

  ▪
  the risk that any of our products presently under development, if and when fully developed and tested, will not perform as expected;

  ▪
  delays or unanticipated costs, including delays associated with the completion of clinical trials for our branded products;

  ▪
  delays associated with FDA registration, listing and approval processes and the ability to obtain in a timely manner, and maintain, required regulatory approvals;

  ▪
  legal actions against our generic products brought by brand competitors, and legal challenges to our branded products or branded product intellectual property;

  ▪
  the availability, on commercially reasonable terms, of raw materials, including active pharmaceutical ingredients, or API, and other key ingredients;

  ▪
  our ability to scale-up manufacturing methods to successfully manufacture commercial quantities of products in compliance with regulatory requirements; and

  ▪
  acceptance of our products by physicians, patients, payors and the healthcare community.

As a result of these and other difficulties, products currently in development may or may not receive necessary regulatory approvals on a timely basis or at all and we may not succeed in effectively managing our development costs. Further, if we are required by the FDA or any equivalent foreign regulatory authority to complete clinical trials in addition to those we currently expect to conduct, or to repeat a clinical trial that has already been completed, or if there are any delays in completing preclinical studies, filing an investigational new drug application, or IND, or completing clinical trials, our expenses could increase. This risk exists particularly with respect to the introduction of branded products because of the uncertainties, higher costs and lengthy time frames associated with research and development of such products and the inherent unproven market acceptance of such products.

In addition, more than 60% of our total revenues in 2017 and nearly 80% of our total revenues in the first six months of 2018 were generated by our generic products. Our future profitability depends, in part, upon our ability to introduce, on a timely basis, new generic products. The timeliness of our product introductions is dependent upon, among other things, the timing of regulatory approval of our products, which to a large extent is outside of our control, as well as the timing of competing products. As additional suppliers introduce comparable generic pharmaceutical products, price competition intensifies, market access narrows and product sales prices and gross profit percentage decline, often significantly and rapidly. Accordingly, our total revenues and future profitability are dependent, in part, upon our ability or the ability of our development partners to file ANDAs with the FDA and gain approvals timely and effectively or to enter into contractual relationships with other parties that have obtained marketing exclusivity. No assurances can be given that we will be able to develop and introduce successful products in the future within the time constraints necessary to be successful. If we or our development partners are unable to continue to timely and effectively file ANDAs with the FDA or to partner with other parties that have obtained marketing exclusivity, our total revenues, gross profit percentage and operating results may decline significantly and our prospects and business may be materially adversely affected.

If any of our products, when acquired or developed and approved, cannot be successfully or timely commercialized, our operating results could be adversely affected. We cannot guarantee that any investment we make in developing products will be recouped, even if we are successful in commercializing those products.

We expend a significant amount of resources on research and development, including milestones on in-licensed products, which may not lead to successful product introductions.

Much of our development effort is focused on technically difficult-to-formulate products or products that require advanced manufacturing technology. We expend resources on research and development primarily to enable us to manufacture and market FDA-approved products in accordance with FDA regulations. Typically, research expenses related to the development of innovative compounds and the filing of NDAs are significantly greater than those expenses associated with ANDAs. We spent $42.7 million and $19.1 million on research and development expenses in 2017 and the first six months of 2018, respectively. We have entered into, and may in the future enter into, agreements that require us to make significant milestone payments upon achievement of various research and development events and regulatory approvals. As we continue to develop and in-license new products, we will likely incur increased research, development and licensing expenses. Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs, our research and development expenditures may not result in the successful introduction of new FDA-approved products. Also, after we or our development partners submit an ANDA or NDA, the FDA may request that we conduct additional bioequivalence studies for an ANDA or additional clinical trials for an NDA. As a result, we may be unable to reasonably determine the total research and development costs required to develop a particular product. Finally, we cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercializing the product. To the extent that we expend significant resources on research and development efforts and are not ultimately able to introduce successful new products as a result of those efforts or cost-effectively commercialize new products, our business, financial position and results of operations may be materially adversely affected.

Failures of or delays in clinical trials are common and have many causes, and such failures or delays could result in increased costs to us and could prevent or delay our ability to obtain regulatory approval and commence product sales for new products. We may also find it difficult to enroll patients in our clinical trials, which could delay or prevent development of our product candidates.

We may experience failures of or delays in clinical trials of our product candidates. Our planned clinical trials may not begin on time, have an effective design, enroll a sufficient number of patients or be completed on schedule, if at all. Our clinical trials may fail or be delayed for a variety of reasons, including, among others: delays in obtaining regulatory approval to commence a trial; delays in reaching agreement with the FDA or equivalent foreign regulatory authorities on final trial design; imposition of a clinical hold for safety reasons or following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities; delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, or failure by such CROs to carry out the clinical trial at each site in accordance with the terms of our agreements with them; delays in obtaining required institutional review board, or IRB, approval at each site; difficulties or delays in having patients complete participation in a trial or return for post-treatment follow-up, or clinical sites electing to terminate their participation in one of our clinical trials, which would likely have a detrimental effect on subject enrollment; time required to add new clinical sites; or delays or failure by us or our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

In addition, identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our product candidates as well as completion of required follow-up periods. We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics or to complete our clinical trials, in a timely manner. Patient enrollment and completion of the trials is affected by factors including: the severity of the disease under investigation; the design of the trial protocol; the size of the patient population; the eligibility criteria for the trial in question; the perceived risks and benefits of the product candidate under trial; the proximity and availability of clinical trial sites for prospective patients; the availability of competing therapies and clinical trials; efforts to facilitate timely enrollment in clinical trials; patient referral practices of physicians; and the ability to monitor patients adequately during and after treatment.

If we are unable to initiate or complete our planned clinical trials or any such clinical trial is delayed for any of the above reasons or other reasons, our development costs may increase, our regulatory approval process could fail or be delayed and our ability to commercialize and commence sales of our product candidates could be materially harmed, which could have a material adverse effect on our business.

The testing required for the regulatory approval of our products is conducted primarily by independent third parties. Any failure by any of these third parties to perform this testing properly and in a timely manner may have an adverse effect upon our ability to obtain regulatory approvals.

Our applications for the regulatory approval of our products, including both internally developed and in-licensed products, incorporate the results of testing and other information that is conducted or gathered primarily by independent third parties (including, for example, manufacturers of raw materials, testing laboratories, CROs or independent research facilities). Our ability to obtain and maintain regulatory approval of the products being tested is dependent, in part, upon the quality of the work performed by these third parties, the quality of the third parties' facilities and the accuracy of the information provided by third parties. Our control over any of these factors may be limited. We rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of all of our regulatory responsibilities. We and our CROs are required to comply with FDA laws and regulations regarding current good clinical practice, or GCP, which are also required by the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities in the form of International Conference on Harmonization, or ICH, guidelines for all of our products in clinical development. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites.

If we or any of our CROs fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We also rely on contract laboratories and other third parties, such as CROs, to conduct or otherwise support our nonclinical laboratory studies properly and on time, which are subject to good laboratory practice, or GLP, requirements. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with applicable GCP and GLP regulations. In addition, our clinical trials must be conducted with products produced under the FDA's Current Good Manufacturing Practice, or cGMP, regulations. While we have agreements governing activities of our CROs, we have limited influence over their actual performance. In addition, portions of the clinical trials for our product candidates may be conducted outside of the United States, which will make it more difficult for us to monitor CROs and perform visits of our clinical trial sites and will force us to rely heavily on CROs to ensure the proper and timely conduct of our clinical trials and compliance with applicable regulations, including GCP and GLP requirements.

If testing of our product candidates is not performed properly, or if the FDA or any equivalent foreign regulatory authority finds that the clinical trials are deficient, we may be required to repeat the clinical trials or to conduct additional clinical trials, which would result in additional expenses and may adversely affect our ability to obtain or maintain regulatory approvals. As a result, our ability to launch or continue selling products could be denied, restricted or delayed.

Our products or product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved package insert or market acceptance, or result in significant negative consequences following marketing approval.

Treatment with our products or product candidates may produce undesirable side effects or adverse reactions or events. Although many of our products or product candidates contain active ingredients that have already been approved, meaning that the side effects arising from the use of the active ingredient or class of drug in our products or product candidates is generally known, our products or product candidates may still cause undesirable or unknown side effects. These could be attributed to the active ingredient or class of drug or to our unique formulation of such products or product candidates, or other potentially harmful characteristics. Such characteristics could cause us, our IRBs, clinical trial sites, the FDA or other regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay, denial or withdrawal of regulatory approval, which may harm our business, financial condition and prospects significantly.

Further, if any of our products cause serious or unexpected side effects after receiving market approval, a number of potentially significant negative consequences could result. For example, regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution, the FDA may require implementation of risk evaluation and mitigation strategies, or REMS, regulatory authorities may require the addition of labeling statements, such as warnings or contraindications, we may be required to change the way the product is administered or conduct additional clinical studies, we could be sued and held liable for harm caused to patients, and our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or product candidate and could substantially increase the costs of commercializing our products and product candidates.

If our products or product candidates do not produce the effects intended or if they cause undesirable side effects, our business may suffer.

If our products or product candidates do not have the effects intended or cause undesirable side effects, our business may suffer. For example, although many of the ingredients in our current dietary supplement products are vitamins, minerals and other substances for which there is a history of human consumption, they also contain innovative ingredients or combinations of ingredients. These products and the combinations of ingredients could have certain undesirable side effects if not taken as directed or if taken by a consumer who has certain medical conditions, such as the potential effect of high doses of folic acid masking pernicious anemia. In addition, our products may not have the effect intended if they are not taken in accordance with applicable instructions, which may include certain dietary restrictions. For example, if a patient switches from using another company's product to one of our products, there may be an actual or perceived lack of efficacy or increase in side effects. This is not uncommon and has been observed, for example, in patients switching between products containing methylphenidate. In this instance, the FDA has the ability to change the designation from AB to BX, or alternatively, to discontinue the product's approval. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects in an unforeseen way or on an unforeseen patient population. If any of our products or products we develop or commercialize in the future are shown to be harmful or generate negative publicity from perceived lack of effect or harmful effects, our business, financial condition, results of operations and prospects could be harmed significantly.

If side effects are identified with our marketed products, or if manufacturing problems occur, changes in labeling of products may be required, which could have a material adverse effect on our sales of the affected products. We or regulatory authorities, including the FDA, could decide that changes to the product labeling are needed to ensure the safety and effectiveness of the products. Label changes may be necessary for a number of reasons, including the identification of actual or potential safety or efficacy concerns by regulatory agencies or the discovery of significant problems with a similar product that implicates an entire class of products. Any significant concerns raised about the safety or efficacy of the products could also result in the need to reformulate those products, to conduct additional clinical trials, to make changes to the manufacturing processes, or to seek re-approval of the relevant manufacturing facilities. Significant concerns about the safety and effectiveness of a product could ultimately lead to the revocation of its marketing approval. Under the Food and Drug Administration Amendments Act of 2007, the FDA has broad authority to force drug manufacturers to take any number of actions if previously unknown safety or drug interaction problems arise, including but not limited to, mandating labeling changes to a product based on new safety information (safety labeling changes). Our products, including ConZip, Divigel and VERT, have been subject to safety labeling changes, which we have addressed and incorporated into relevant product labeling. These products and others, including product candidates, may become subject to additional safety labeling changes in the future. New safety issues may require us to, among other things, provide additional warnings or restrictions on product package inserts, even including boxed warnings in the United States or similar warnings outside of the United States, directly alert healthcare providers of new safety information, narrow our approved indications, alter or terminate current or planned trials for additional uses of products, or even remove a product from the market, any of which could have a significant adverse impact on potential sales of the products or require us to expend significant additional funds. The revision of product labeling or the regulatory actions described above could have a material adverse effect on our sales of the affected products and on our business and results of operations.

Our operations in non-U.S. jurisdictions subject us to increased regulatory oversight and regulatory, economic, social and political uncertainties, which could cause a material adverse effect on our business, financial position and results of operations.

We are subject to certain risks associated with our operations in non-U.S. jurisdictions, including Argentina and Hungary, and with having assets and operations located in non-U.S. jurisdictions. Our operations in these jurisdictions may be adversely affected by general economic conditions and economic and fiscal policy, including changes in exchange rates and controls, interest rates and taxation policies and increased government regulation. Certain jurisdictions have, from time to time, experienced instances of civil unrest and hostilities, both internally and with neighboring countries. Rioting, military activity, terrorist attacks, or armed hostilities could cause our operations there to be adversely affected or suspended. We generally do not have insurance for losses and interruptions caused by terrorist attacks, military conflicts and wars. In addition, we operate in countries, including Argentina and Hungary, where there have been reported instances of government corruption and there are circumstances in which anti-bribery laws may conflict with some local customs and practices.

Our international operations may subject us to heightened scrutiny under the U.S. Foreign Corrupt Practices Act, or FCPA, other federal statutes and regulations, including those established by the Office of Foreign Assets Control, the Irish Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 and 2013, or the Irish Money Laundering Acts, the U.K. Bribery Act, anti-corruption provisions in the Hungarian Criminal Code, Argentina's recently enacted Law 27.401 and other similar anti-bribery laws, and could subject us to liability under such laws despite our best efforts to comply with such laws and regulations. The FCPA prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The Irish Money Laundering Acts provide for criminal sanctions for engaging in "money laundering offences," which are offenses committed where a person knows or believes that (or is reckless as to whether or not) the property represents the proceeds of criminal conduct and the party is involved in concealing or disguising the true nature, source, location, disposition, movement or ownership of property, or in converting, transferring, handling, acquiring possession or using the property, or removing the property from, or bringing the property into, Ireland. In addition, the U.K. Bribery Act prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that "fails to prevent bribery" by anyone associated with the organization can be charged under the U.K. Bribery Act unless the organization can establish the defense of having implemented "adequate procedures" to prevent bribery. Under these laws and regulations, as well as other anti-corruption laws, anti-money-laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to our business practices, including the cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase our compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, results of operations and financial condition. As a result of our policy to comply with the FCPA, the Irish Money Laundering Acts, the U.K. Bribery Act and similar anti-bribery laws, we may be at a competitive disadvantage to competitors that are not subject to, or do not comply with, such laws and regulations.

We are, and will continue to be in the future, a party to legal proceedings that could result in adverse outcomes.

We are a party to legal proceedings, including matters involving personnel and employment issues, intellectual property claims and other proceedings arising in the ordinary course of business. In addition, there are an increasing number of investigations and proceedings in the health care industry generally that seek recovery under the statutes and regulations identified in "Business — Government Regulation and Approval Process." We evaluate our exposure to these legal proceedings and establish reserves for the estimated liabilities in accordance with GAAP. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in our evaluation or predictions and accompanying changes in established reserves, could have a material adverse impact on our financial results. For more information on our material pending litigation, see the risk factor under the caption "— Our competitors or other third parties may allege that we, our suppliers or partners are infringing their intellectual property, forcing us to expend substantial resources in litigation, the outcome of which is uncertain. Any unfavorable outcome of such litigation, including losses related to "at-risk" product launches, could have a material adverse effect on our business, financial position and results of operations" and the section entitled "Business — Legal Proceedings."

Due to our dependence on a limited number of products, our business could be materially adversely affected if one or more of our key products do not perform as well as expected.

We generate a significant portion of our total revenues and gross profit percentage from the sale of a limited number of products. For the year ended December 31, 2017 and the six months ended June 30, 2018, our top ten products by product sales accounted for approximately 90% and approximately 97%, respectively, of our total revenues and a significant portion of our gross profit percentage. Any material adverse developments, including increased competition, pricing pressures or supply shortages, with respect to the sale or use of one or more of these products or our failure to successfully introduce new key products, could have a material adverse effect on our revenues and gross profit percentage.

Our operating results are affected by many factors and may fluctuate significantly on a quarterly basis.

Our operating results may vary substantially from quarter to quarter and may be greater or less than those achieved in the immediately preceding period or in the comparable period of the prior year. Factors that may cause quarterly results to vary include, but are not limited to, the following:

  ▪
  our ability to create demand in the marketplace for products we promote;

  ▪
  the number of new product introductions;

  ▪
  losses related to inventory write-offs;

  ▪
  marketing exclusivity, if any, which may be obtained on certain new products;

  ▪
  the level of competition in the marketplace for certain products;

  ▪
  availability of raw materials and finished products from suppliers;

  ▪
  our ability to manufacture products at our manufacturing facilities;

  ▪
  the scope and outcome of governmental regulatory actions;

  ▪
  our dependence on a small number of products for a significant portion of total revenues or income;

  ▪
  legal actions asserting intellectual property rights against our products brought by competitors and legal challenges to our intellectual property rights brought against us by our competitors;

  ▪
  price erosion and customer consolidation; and

  ▪
  significant payments (such as milestones) payable by us under licensing and development agreements to our partners before the related product has received FDA approval.

The profitability of our product sales is also dependent upon the prices we are able to charge for our products, the costs to purchase products from third parties and our ability to manufacture our products in a cost-effective manner. If our total revenues decline or do not grow as anticipated, we may not be able to reduce our operating expenses to offset such declines. Failure to achieve anticipated levels of total revenues could, therefore, significantly harm our business and operating results.

If we determine that our goodwill and other intangible assets have become impaired, we may record significant impairment charges, which would adversely affect our results of operations.

Goodwill and other intangible assets represent a significant portion of our assets. Goodwill is the excess of cost over the fair market value of net assets acquired in business combinations. In the future, goodwill and intangible assets may increase as a result of future acquisitions. We review our goodwill and indefinite lived intangible assets at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of acquired businesses, adverse market conditions and adverse changes in applicable laws or regulations, including changes that restrict the activities of an acquired business. Any impairment of goodwill or other intangible assets would result in a non-cash charge against earnings, which would adversely affect our results of operations. For the year ended December 31, 2017, we recorded a non-cash impairment charge of $72.5 million related to an adjustment to the forecasted operating results for certain of our acquired in-process research and development assets compared to their originally forecasted operating results at the date of acquisition.

In certain circumstances, we issue price adjustments and other sales allowances to our customers, including providing lower pricing to underinsured or non-insured patients. If our estimates for these price adjustments are incorrect, any reserves which we establish for these programs may be inadequate, and may result in adjustments to these reserves or otherwise have a material adverse effect on our financial position and results of operations.

For some of our products, we enjoy a period of time during which we may be the only party, or one of a small number of parties, marketing and selling a certain product. This might be seen more often with one of our brand products, but may also occur in instances where we are one of a small number of parties selling a generic product. At some point other parties, selling either a competitive brand or generic product, may enter the market and compete for customers and market share resulting in a significant price decline for our drug (in some instances of generic entry, price declines have exceeded 90%). When we experience price declines following a period of marketing exclusivity or semi-exclusivity, or at any time when a competitor enters the market or offers a lower price with respect to a product we are selling, we may decide to lower the price of our product to retain market share. As a result of lowering prices, we may provide price adjustments to our customers for the difference between our new (lower) price and the price at which we previously sold the product which is still held in inventory by our customers, which is known as a shelf stock adjustment. Because the entry of a competitive product is unpredictable, we do not establish reserves for such potential adjustments, and therefore the full effect of such adjustments are not reflected in our operating results until they actually occur. There are also circumstances under which we may decide not to provide price adjustments to certain customers, and consequently, as a matter of business strategy, we may risk a greater level of sale returns of products in the customer's existing inventory and lose future sales volume to competitors rather than reduce our pricing.

We establish reserves for chargebacks, rebates and incentives, other sales allowances and product returns at the time of sale, based on estimates. Separately, these same reserves may be used to support a patient assistance program. A patient assistance program is a program designed to improve patient access to products by reducing barriers to access caused by potentially high out-of-pocket expenses for patients. The program assists under-insured or non-insured patients by helping to defray their out-of-pocket costs, in some cases entirely. Our estimates on the number of participants for the patient assistance program or other similar programs, currently or in the future, may affect the adequacy of our reserves. Although we believe our processes for estimating reserves are adequate, we cannot provide assurances that our reserves will ultimately prove to be adequate. Increases in sales allowances may exceed our estimates for a number of reasons, including unanticipated competition or an unexpected change in one or more of our contractual relationships. We will continue to evaluate the effects of competition and will record a price adjustment reserve if and when we deem it necessary. Any failure to establish adequate reserves with respect to sales allowances may result in a material adverse effect on our financial position and results of operations.

Rebates include mandated discounts under the Medicaid Drug Rebate Program, Medicare Part D Prescription Drug Benefit Program and TRICARE Retail Pharmacy Refunds Program (TRICARE). Rebates are amounts owed after the final dispensing of the product to a benefit plan participant and are based upon contractual agreements or statutory requirements with benefit providers. We estimate the allowance for rebates based on statutory discount rates and expected utilization at the time of sale. We adjust the allowance for rebates quarterly to reflect actual experience. If we change the way rebates are applied or calculated, it may impair our ability to accurately accrue for rebates and have a material adverse effect on our financial position and results of operations. See "Risks Related to Our Industry — Our profitability depends on coverage and reimbursement by governmental authorities, health maintenance organizations, or HMOs, MCOs and other third-party payors; healthcare reform and other future legislation creates uncertainty and may lead to reductions in coverage or reimbursement levels."

We may incur operating losses in the future.

Our net loss was $45.2 million for the year ended December 31, 2017. Our net losses may fluctuate significantly from quarter to quarter and year to year.

We devote significant amounts of financial resources to the manufacture, marketing and commercialization of our approved products, and support of our research and development of our clinical and preclinical programs. We may incur significant expenses in the future. Some of these expenses will be made in connection with our ongoing activities, as we:

  ▪
  launch new products into the marketplace, including Osmolex ER and M-72;

  ▪
  conduct clinical trials and seek regulatory approval for Ontinua ER and RVL-1201;

  ▪
  continue development of our pipeline product candidates;

  ▪
  conduct preclinical studies for product candidates;

  ▪
  incur litigation expenses related to Osmolex ER;

  ▪
  add personnel to support our marketing, commercialization and sales of approved products, and continue clinical and preclinical product development efforts;

  ▪
  continue our research and development efforts for new product opportunities, including business development and acquisitions; and

  ▪
  operate as a public company.

To become profitable, we must succeed in developing or acquiring products, obtaining regulatory approval for them, and manufacturing, marketing and selling those products for which we may obtain regulatory approval. Even if we achieve profitability for any period in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become profitable would depress our market value and could impair our ability to raise capital, expand our business, discover or develop other products or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

Our profitability depends on our major customers. If these relationships do not continue as expected, our business, financial condition, prospects and results of operations could materially suffer.

As of June 30, 2018, we had approximately 33 customers, some of which are part of larger buying groups. Our three largest customers accounted for approximately 92% of our total revenues for the year ended December 31, 2017, as follows: Cardinal Health, Inc. (37%); McKesson Corporation (32%); and AmerisourceBergen Corporation (23%). The loss of any one or more of these or any other major customer or the substantial reduction in orders from any one or more of our major customers could have a material adverse effect upon our business, prospects, future operating results and financial condition.

We may discontinue the manufacture and distribution of certain existing products, which may adversely impact our business, results of operations and financial condition.

We continually evaluate the performance of our products, and may determine that it is in our best interest to discontinue the manufacture and distribution of certain of our products for various reasons, including commercial, regulatory, strategic or other reasons. We cannot guarantee that we have correctly forecasted, or will correctly forecast in the future, the appropriate products to discontinue or that our decision to discontinue various products is prudent if conditions, including market conditions, change. In addition, we cannot assure you that discontinuing one or more products will reduce our operating expenses or will not cause us to incur material charges associated with such a decision. Furthermore, discontinuing one or more existing products entails various risks, including, in the event that we decide to sell the discontinued product, the risk that we will not be able to find a purchaser for such products or that the purchase price obtained will not be equal to at least the book value of the net assets for such products. Other risks include managing the expectations of, and maintaining good relations with, our customers who previously purchased products that we subsequently discontinued, which could prevent us from selling other products to them in the future. Moreover, we may incur other significant liabilities and costs associated with discontinuing one or more of our products, which could have a material adverse effect on our business, results of operations and financial condition.

We face intense competition from both brand and generic companies, including companies that sell branded generics or authorized generics, which could significantly limit our growth and materially adversely affect our financial results.

The pharmaceutical industry is highly competitive. The principal competitive factors in the pharmaceutical industry include:

  ▪
  introduction of other brand or generic drug manufacturers' products in direct competition with our products;

  ▪
  introduction of authorized generic products in direct competition with our products, particularly during exclusivity periods;

  ▪
  ability of generic competitors to quickly enter the market after the expiration of patents or exclusivity periods, diminishing the amount and duration of significant profits;

  ▪
  consolidation among distribution outlets through mergers and acquisitions and the formation of buying groups;

  ▪
  the willingness of our customers, including wholesale and retail customers, to switch among products of different pharmaceutical manufacturers;

  ▪
  pricing pressures by competitors and customers;

  ▪
  a company's reputation as a manufacturer and distributor of quality products;

  ▪
  a company's level of service (including maintaining sufficient inventory levels for timely deliveries);

  ▪
  product appearance and labeling; and

  ▪
  a company's breadth of product offerings.

We face, and will continue to face, competition from pharmaceutical, biopharmaceutical, biotechnology and dietary supplement companies developing similar products and technologies. Many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than we do. Consequently, many of our competitors may be able to develop products or processes competitive with, or superior to, our own. Furthermore, we may not be able to differentiate our products from those of our competitors, to successfully develop or introduce new products, on a timely basis or at all, that are less costly than those of our competitors, or to offer payment and other commercial terms to customers as favorable as those offered by our competitors. The markets in which we compete and intend to compete are undergoing, and are expected to continue to undergo, rapid and significant change. We expect competition to intensify as technological advances and consolidations continue. New developments by other manufacturers and distributors could render our products uncompetitive or obsolete.

We also face price competition generally as other manufacturers enter the market. Any such price competition may be especially pronounced where our competitors source their products from jurisdictions where production costs may be lower than our production costs (sometimes significantly), especially lower-cost non-U.S. jurisdictions. Any of these factors, in turn, could result in reductions in our sales prices and gross profit percentage. This price competition has led to an increase in customer demands for downward price adjustments by pharmaceutical distributors. There can be no assurance that we will be able to compete successfully in the industry or that we will be able to develop and implement any new or additional strategies successfully.

Some of our products, including Osmolex ER, VERT and Divigel, are reference listed drugs. Manufacturers may seek approval of generic versions of our reference listed drugs through the submission of ANDAs. In order to obtain approval of an ANDA, a generic manufacturer generally must show that its product has the same active ingredient(s), dosage form, strength, route of administration, conditions of use and labeling as the reference listed drug, and that the generic version is bioequivalent to the reference listed drug, meaning that it is chemically identical and is absorbed in the body at the same rate and to the same extent. An ANDA applicant need not conduct its own clinical trials to demonstrate the safety or effectiveness of its generic product, but instead may rely on the prior findings of safety and effectiveness for the reference listed drug. As a result, generic products may be significantly less costly to bring to market than reference listed drugs, and companies that produce generic products are generally able to offer them at lower prices. Moreover, many states allow or require substitution of a therapeutically equivalent generic drug at the pharmacy level even if a reference listed drug is prescribed. Thus, following the introduction of a generic drug, a significant percentage of the market share of a reference listed drug may be lost to the generic product. Competition from generic versions of our products could negatively impact our future total revenues, profitability and cash flows.

Competition in the generic drug industry has also increased due to the proliferation of authorized generic pharmaceutical products. Authorized generics are generic pharmaceutical products that are introduced by brand companies, either directly or through third parties, under the brand's NDA approval for its own branded drug. Authorized generics, which have already been approved for marketing under the brand's NDA, are not prohibited from sale during the 180-day marketing exclusivity period granted to the first-to-file ANDA applicant. The sale of authorized generics adversely impacts the market share of a generic product that has been granted 180 days of marketing exclusivity. This is a significant source of competition for companies that have been granted 180 days of marketing exclusivity, because an authorized generic can materially decrease the profits that such a company could receive as an otherwise exclusive marketer of a product. Branded drug product companies may also reduce the price of their branded drug products to compete directly with generic drug products entering the market, which would similarly have the effect of reducing gross profit percentage. Such actions have the effect of reducing the potential market share and profitability of generic products and may inhibit the development and introduction of generic pharmaceutical products corresponding to certain branded drugs.

As our competitors introduce their own generic equivalents of our generic pharmaceutical products, our revenues and gross profit percentage from such products generally decline, often rapidly.

Revenues and gross profit percentage derived from generic pharmaceutical products often follow a pattern based on regulatory and competitive factors that we believe are unique to the generic pharmaceutical industry. As the patent for a brand name product or the statutory marketing exclusivity period (if any) expires, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product often is able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for their own generic versions, that market share and the price of that product will typically decline depending on several factors, including the number of competitors, the price of the branded product and the pricing strategy of the new competitors. We cannot provide assurance that we will be able to continue to develop such products or that the number of competitors with such products will not increase to such an extent that we may stop marketing a product for which we previously obtained approval, which may have a material adverse impact on our total revenues and gross profit percentage.

Our branded pharmaceutical expenditures may not result in commercially successful products.

Commercializing branded products is more costly than generic products. We have made significant investments in the development, launch and commercialization of branded products. This has led to increased infrastructure costs. We cannot be certain that these business expenditures will result in the successful development or launch of branded products or will improve the long-term profitability of our business. Just as our generic products take market share from the corresponding branded products, we will confront the same competitive pressures from other generic pharmaceutical companies that may seek to introduce generic versions of our branded products. Generic products generally are sold at a significantly lower cost than the branded version, and, where available, may be required or encouraged in preference to the branded version under third-party reimbursement programs, or may be required by law to be substituted for branded versions by pharmacies. Competition from generic equivalents, accordingly, could have an adverse effect on our branded products. While we have endeavored (with our relevant development and manufacturing partners, as applicable) to protect our branded assets by incorporating specialized manufacturing processes and by securing regulatory exclusivities and intellectual property protections, such exclusivities and protections are subject to expiry and to legal challenges.

We continue to consider product or business acquisitions or licensing arrangements to expand our product line. The success of our branded products will be based largely on the successful commercialization of our existing products, the identification of products for acquisition or future development and the acquisition or in-licensing of new product opportunities. Our current and future investments in acquisition or license arrangements may not lead to expected, adequate or any returns on investment. We also may not be able to execute future license or acquisition agreements on reasonable or favorable terms in order to continue to grow or sustain our branded products. In addition, we cannot be certain that our branded product expenditures will result in commercially successful launches of these products or will improve the long-term profitability of our branded products. Any future commercialization efforts that do not meet expectations could result in a write-down of assets related to the relevant products.

A business interruption at our manufacturing facility in Marietta, Georgia, our warehouses in Sayreville, New Jersey and Tampa, Florida or at facilities operated by third parties that we rely on could have a material adverse effect on our business, financial condition and results of operations.

We produce all of the products that we manufacture at our manufacturing facility in Marietta, Georgia, and our inventory passes through our warehouses in Sayreville, New Jersey and Tampa, Florida. These facilities, or the facilities of third parties that we rely on for the development, supply, marketing or distribution of raw materials or finished products, could be subject to earthquakes, power shortages, telecommunications failures, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. A significant disruption at any of these facilities, even on a short-term basis, could impair our ability to produce and ship products to the market on a timely basis, which could have a material adverse effect on our business, financial condition and results of operations.

We may experience declines in the sales volume and prices of our products as a result of the continuing trend of consolidation of certain customer groups, which could have a material adverse effect on our business, financial position and results of operations.

Our ability to successfully commercialize any generic or branded product depends in large part upon the acceptance of the product by third parties, including pharmacies, government formularies, other retailers, physicians and patients. Therefore, our success will depend in large part on market acceptance of our products. We make a significant amount of our sales to a relatively small number of drug wholesalers and retail drug chains. These customers represent an essential part of the distribution chain of our pharmaceutical products. Drug wholesalers and retail drug chains have undergone, and are continuing to undergo, significant consolidation. This consolidation may result in these groups gaining additional purchasing leverage and consequently increasing the product pricing pressures facing our business. Additionally, the emergence of large buying groups representing independent retail pharmacies and other drug distributors, and the prevalence and influence of managed care organizations, or MCOs, and similar institutions, potentially enable those groups to demand larger price discounts on our products. For example, there has been a recent trend of large wholesalers and retailer customers forming partnerships, such as the alliance between Walgreens and AmerisourceBergen Corporation, the alliance between Rite Aid and McKesson Drug Company and the alliance between CVS and Cardinal Health. The result of these developments may have a material adverse effect on our business, financial condition and results of operations.

We depend to a large extent on third-party suppliers and distributors for the raw materials for our products, particularly the chemical compounds comprising the API used in our products, as well as suppliers and distributors for certain finished goods. A prolonged interruption in the supply of such products could have a material adverse effect on our business, financial position and results of operations.

We purchase raw materials, including API, and finished goods from both U.S. and non-U.S. companies. If we experience supply interruptions or delays, we may have to obtain substitute materials or products, which in turn would require us to obtain amended or additional regulatory approvals, subjecting us to additional expenditures of significant time and resources. We may source raw materials or API from a single source, which increases the risk to our business if supply from that source is interrupted. For example, Orion Corporation is our only supplier of Divigel, Nephron Pharmaceuticals Corporation is our only supplier of RVL-1201 and Mallinckrodt LLC is our only supplier of the API used in methylphenidate ER (including M-72). We also contract with third parties to distribute finished products, including Pernix Therapeutics Holdings, Inc. for Khedezla and Lannett Company, Inc. for oxybutynin ER and nifedipine ER.

Further, third parties with whom we have agreements may allege that we have failed to perform our obligations under such agreements and we may become involved in lawsuits or other proceedings related to such agreements. For example, we have been engaged in discussions with Albion Laboratories, Inc. and Pernix Therapeutics Holdings, Inc. regarding potential disputes over the fulfillment of obligations under agreements for the supply of raw materials and distribution of finished products, respectively. If any dispute with a third-party supplier or distributor were determined adversely to us, it could have a material adverse effect on our business, financial position and results of operations.

In addition, changes in our raw material suppliers, including suppliers of API, could result in significant delays in production, higher raw material costs and loss of sales and customers, because regulatory authorities must generally approve raw material sources for pharmaceutical products, which may be time consuming. Any significant supply interruption could have a material adverse effect on our business, research and development programs, financial condition, prospects and results of operations. Because the federal drug approval application process requires specification of raw material suppliers, if raw materials from a specified supplier were to become unavailable, FDA approval of a new supplier may be required. A delay in the manufacture and marketing of the drug involved while a new supplier becomes approved by the FDA and its manufacturing process is determined to meet FDA standards could, depending on the particular product, have a material adverse effect on our results of operations and financial condition. Generally, we attempt to mitigate the potential effects of any such situation by providing for, where economically and otherwise feasible, two or more suppliers of raw materials for the drugs that we manufacture. In addition, we may attempt to enter into a contract with a raw material supplier in an effort to ensure adequate supply for certain of our products.

We depend on third-party agreements for a portion of our product offerings and product candidates, including certain key products, and any failure to maintain these arrangements or enter into similar arrangements with new partners could result in a material adverse effect.

We have broadened our product offering by entering into a variety of third-party agreements covering a combination of joint development, supply, marketing and distribution of products. For example, we have entered into an agreement with Mallinckrodt LLC for the development and supply of API used in methylphenidate ER (including M-72) products that we manufacture at our manufacturing facility in Marietta, Georgia. For the year ended December 31, 2017, 82% of our total revenues were generated from products manufactured under contract or under license. We cannot provide assurance that the development, manufacturing or supply efforts of our contractual partners will continue to be successful, that we will be able to maintain or renew such agreements or that we will be able to enter into new agreements for additional products. These third parties may also exercise their rights to terminate these agreements or may fail to perform their obligations as required under these agreements. Alternatives for some of these agreements may not be easily available.

Any alteration to or termination of our current distribution and marketing agreements, any failure to enter into new and similar agreements, any disputes regarding our agreements with third parties, whether or not such disputes result in litigation, any failure to fulfill obligations by a third party, or any other interruption of our product supply under the distribution and marketing agreements, could materially adversely affect our business, financial condition, prospects and results of operations.

If we are unable to develop or maintain our sales capabilities, we may not be able to effectively market or sell our products.

For the year ended December 31, 2017 and the six months ended June 30, 2018, we spent $33.1 million and $19.4 million, respectively, on sales and marketing. As we gain approval and launch new products, we will invest in expanding our sales and marketing organization into new areas such as Parkinson's disease, multiple sclerosis and ophthalmology. We face a number of risks in developing or maintaining internal sales and marketing capabilities, including:

  ▪
  not being able to attract talented and qualified personnel to build an effective marketing or sales force capability;

  ▪
  the cost of establishing a marketing and sales force capability may not be justified in light of the total revenues generated from our products; and

  ▪
  our direct sales and marketing efforts may not be successful.

If we are unable to establish or maintain adequate sales and marketing capabilities or are unable to do so in a timely manner, our ability to generate revenues and profits from our products will be limited and this could have a material adverse effect on our business, financial position and results of operations.

Our future success depends on our ability to attract and retain key employees and consultants.

Our future success depends, to a substantial degree, upon the continued service of the key members of our management team. The loss of the services of key members of our management team, including Brian Markison, Tina deVries, Andrew Einhorn and James Schaub, or their inability to perform services on our behalf could have a material adverse effect on our business, financial condition, prospects and results of operations. Our success also depends, to a large extent, upon the contributions of our sales, marketing, scientific and quality assurance staff. We compete for qualified personnel against other brand and generic pharmaceutical manufacturers that may offer more favorable employment opportunities. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we could experience constraints that would adversely affect our ability to sell and market our products effectively and to support our research and development programs. In particular, sales and marketing efforts depend on the ability to attract and retain skilled and experienced sales, marketing and quality assurance representatives. Although we believe that we have been successful in attracting and retaining skilled personnel in all areas of our business, we cannot provide assurance that we can continue to attract, train and retain such personnel. Any failure in this regard could limit our ability to generate sales and develop or acquire new products.

Any acquisitions we may undertake in the future involve numerous risks, including the risks that we may be unable to integrate the acquired products or businesses successfully and that we may assume liabilities that could adversely affect us.

We may acquire products or businesses. For example, in October 2017, we acquired the rights to RVL-1201. Acquisitions involve numerous risks, including operational risks associated with the integration of acquired businesses or products. These risks include, but are not limited to:

  ▪
  difficulties in achieving identified revenue synergies, growth opportunities, operating synergies and cost savings;

  ▪
  difficulties in assimilating the personnel, operations and products of an acquired company, and the potential loss of key employees;

  ▪
  difficulties in consolidating information technology platforms, business applications and corporate infrastructure;

  ▪
  difficulties in integrating our corporate culture with local customs and cultures;

  ▪
  possible overlap between our products or customers and those of an acquired entity that may create conflicts in relationships or other commitments detrimental to the integrated businesses;

  ▪
  difficulties in obtaining approval from governmental authorities such as the Federal Trade Commission, or FTC;

  ▪
  our inability to achieve expected total revenues and gross profit percentage for any products we may acquire;

  ▪
  possible contingent liability that includes, among others, known or unknown environmental, patent or product liability claims;

  ▪
  the diversion of management's attention from other business concerns; and

  ▪
  risks and challenges of entering or operating in markets in which we have limited or no prior experience, including the unanticipated effects of export controls, exchange rate fluctuations, foreign legal and regulatory requirements, and political and economic conditions.

In addition, non-U.S. acquisitions involve numerous additional risks, including those related to the potential absence or inadequacy of policies and procedures sufficient to assure compliance by a non-U.S. entity with U.S. regulatory and legal requirements. There can be no assurance that we will not be subject to liability arising from conduct which occurred prior to our acquisition of any entity.

We incur significant transaction costs associated with our acquisitions, including substantial fees for investment bankers, attorneys, and accountants. Any acquisition could result in our assumption of unknown or unexpected, and potentially material, liabilities. Additionally, in any acquisition agreement, the negotiated representations, warranties and agreements of the selling parties may not entirely protect us, and liabilities resulting from any breaches may not be subject to indemnification by the suing parties and could exceed negotiated indemnity limitations. These factors could impair our growth and ability to compete, divert resources from other potentially more profitable endeavors, or otherwise cause a material adverse effect on our business, financial condition and results of operations.

The financial statements of the companies we have acquired or may acquire in the future are prepared by management of such companies and are not independently verified by our management. In addition, any pro forma financial statements prepared by us to give effect to such acquisitions may not accurately reflect the results of operations of such companies that would have been achieved had the acquisition of such entities been completed at the beginning of the applicable financial reporting periods. Finally, we cannot guarantee that we will continue to acquire businesses at valuations consistent with our prior acquisitions or that we will complete acquisitions at all.

We may make acquisitions of, or investments in, complementary businesses or products, which may be on terms that may not turn out to be commercially advantageous, may require additional debt or equity financing, and may involve numerous risks, including those set forth above.

We regularly review the potential acquisition of technologies, products, product rights and complementary businesses and are currently evaluating, and intend to continue to evaluate, potential product and company acquisitions and other business development opportunities. We may choose to enter into such transactions at any time. Nonetheless, we cannot provide assurance that we will be able to identify suitable acquisition or investment candidates. To the extent that we do identify candidates that we believe to be suitable, we cannot provide assurance that we will be able to reach an agreement with the selling party or parties, that the terms we may agree to will be commercially advantageous to us, or that we will be able to successfully consummate such investments or acquisitions even after definitive documents have been signed. If we make any acquisitions or investments, we may finance such acquisitions or investments through our cash reserves, debt financing (such as borrowings available to us under our senior secured credit facilities, including our revolving credit facility), which may increase our leverage, or by issuing additional equity securities, which could dilute the holdings of our then-existing shareholders. If we require financing, we cannot provide assurance that we will be able to obtain any required financing when needed on acceptable terms or at all.

The use of legal, regulatory and legislative strategies by brand competitors, including authorized generics and citizen's petitions, as well as the potential impact of proposed legislation, may increase our costs associated with the introduction or marketing of our generic products, delay or prevent such introduction or significantly reduce the profit potential of our products.

Brand drug companies often pursue strategies that may serve to prevent or delay competition from generic alternatives to their branded products. These strategies include, but are not limited to:

  ▪
  marketing an authorized generic version of a branded product at the same time that we introduce a generic equivalent of that product, directly or through agreement with a generic competitor;

  ▪
  filing citizen petitions with the FDA that may limit generic competition and result in delays of our product approvals;

  ▪
  using REMS-related distribution restrictions or other means of limiting access to their branded products to prevent us from obtaining product samples needed to conduct bioequivalence testing required for ANDA approval, thereby delaying or preventing us from obtaining FDA approval of a generic version of such branded products;

  ▪
  seeking to secure patent protection of certain "Elements to Assure Safe Use" of a REMS program, which are required medical interventions or other actions healthcare professionals need to execute prior to prescribing or dispensing the drug to the patient, in an attempt to prevent the generic company's ability to avoid infringement of the patents in question or secure approval;

  ▪
  seeking to establish regulatory and legal obstacles that would make it more difficult to demonstrate a generic product's bioequivalence or "sameness" to the related branded product;

  ▪
  initiating legislative and administrative efforts in various states to limit the substitution of generic versions of branded products for the corresponding branded products;

  ▪
  filing suits for patent infringement that automatically delay FDA approval of generic products;

  ▪
  introducing "next-generation" products prior to the expiration of market exclusivity for their branded product, which often materially reduces the demand for the generic product for which we may be seeking FDA approval;

  ▪
  obtaining extensions of market exclusivity by conducting clinical trials of branded drugs in pediatric populations or by other methods;

  ▪
  persuading the FDA to withdraw the approval of branded drugs for which the patents are about to expire, thus allowing the brand company to develop and launch new patented products serving as substitutes for the withdrawn products;

  ▪
  seeking to obtain new patents on drugs for which patent protection is about to expire;

  ▪
  filing patent applications that are more complex and costly to challenge;

  ▪
  seeking temporary restraining orders and injunctions against selling a generic equivalent of their branded product based on alleged misappropriation of trade secrets or breach of confidentiality obligations;

  ▪
  seeking temporary restraining orders and injunctions against a generic company that has received final FDA approval for a product and is attempting to launch an at risk product prior to resolution of related patent litigation;

  ▪
  reducing the marketing of the branded product to healthcare providers, thereby reducing the branded drug's commercial exposure and market size, which in turn adversely affects the market potential of the equivalent generic product; and

  ▪
  converting branded prescription drugs that are facing potential generic competition to over-the-counter products, thereby potentially blocking the sale of generic prescription drugs under the operation of the Durham-Humphrey amendments to the U.S. Federal Food, Drug, and Cosmetic Act, or FDCA, or significantly impeding the growth of the generic prescription market for the drugs.

The FDCA provides for an additional six months of marketing exclusivity attached to another period of exclusivity, such as a five-year period of exclusivity granted to the first applicant to obtain approval of an NDA for a new chemical entity or if a sponsor conducts pediatric clinical trials in response to a written request from the FDA. Some companies have lobbied Congress for amendments to the Hatch-Waxman legislation that would give them additional advantages over generic competitors. For example, although the term of a company's drug patent can be extended to reflect a portion of the time an NDA is under regulatory review, some companies have proposed extending the patent term by a full year for each year spent in clinical trials, rather than the one-half year that is currently permitted. If proposals like these were to become effective, our entry into the market and our ability to generate revenues associated with new generic products may be delayed, reduced or eliminated, which could have a material adverse effect on our business, prospects and financial position.

We depend on our ability to protect our intellectual property and proprietary rights. We may not be able to keep our intellectual property and proprietary rights confidential and protect such rights.

Our success depends on our ability to protect and defend the intellectual property rights associated with our current and future products. If we fail to protect our intellectual property adequately, competitors may manufacture and market products similar to, or that may be confused with, our products, and our generic competitors may obtain regulatory approval to make and distribute generic versions of our branded products. We cannot be certain that patents will be issued with respect to any of our patent applications or that any existing or future patents issued to or licensed by us will provide competitive advantages for our products or will not be challenged, invalidated, circumvented or held unenforceable in proceedings commenced by our competitors or other third parties. Furthermore, our patent rights may not prevent or limit our present and future competitors from developing, making, importing, using or commercializing products that are functionally similar to our products. Some of our products, including some of our promoted products, are not protected by patents at all.

The patent position of companies in the pharmaceutical industry generally involves complex legal and factual questions, and has been and remains the subject of significant litigation in recent years. Legal standards relating to scope and validity of patent claims are evolving and may differ in various countries. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Any patents we have obtained, or may obtain in the future, may be challenged, invalidated or circumvented. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

In addition to the above limitations, our patent protection outside the United States may be further limited. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States. We generally select to pursue patent protection in only a limited number of jurisdictions outside of the United States. Even where we wish to pursue protection, we may not be able to obtain patent protection for certain technology outside the United States. In addition, the laws of some countries do not protect intellectual property rights to the same extent as federal and state laws in the United States, even in jurisdictions where we do pursue patent protection. The laws of certain non-U.S. countries do not protect proprietary rights to the same extent or in the same manner as the U.S., and therefore we may encounter additional problems in protecting and defending our intellectual property in certain non-U.S. jurisdictions. Many companies have encountered significant problems in protecting and defending intellectual property rights in non-U.S. jurisdictions.

Proceedings to enforce patent rights, whether in the U.S. or in non-U.S. jurisdictions, could: result in substantial costs and divert our efforts and attention from other aspects of our business; put our patents at risk of being invalidated or interpreted narrowly; put our patent applications at risk of not issuing; and provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded to us, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage.

We also rely particularly on trade secrets, unpatented know-how and proprietary expertise and continuing innovation to develop and maintain our competitive position. We generally enter into confidentiality agreements with licensees, suppliers, employees, consultants and other parties. This is done in part because not all of our products are protected by patents. We cannot provide assurance that these agreements will not be breached. We also cannot be certain that we will have recourse to adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. We cannot be sure that our trade secrets and proprietary technology will not be independently developed or otherwise become known by our competitors or, if patents are not issued with respect to internally developed products, that we will be able to maintain the confidentiality of information relating to these products. Efforts to enforce our intellectual property rights can be costly, time-consuming and ultimately unsuccessful. Any failure to adequately prevent disclosure of our know-how, trade secrets and other propriety information could have a material adverse impact on our business and our prospects.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the U.S. Patent and Trademark office, or the USPTO, and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse may, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly prepare and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our products or product candidates, our competitors might be able to enter the market, which would harm our business, prospects and financial position.

Our competitors or other third parties may allege that we, our suppliers or partners are infringing their intellectual property, forcing us to expend substantial resources in litigation, the outcome of which is uncertain. Any unfavorable outcome of such litigation, including losses related to "at-risk" product launches, could have a material adverse effect on our business, financial position and results of operations.

Companies that produce branded products routinely bring litigation against entities selling or seeking regulatory approval to manufacture and market generic or other copies of their branded products, or products related to their branded products or technologies. These companies or other patent holders, including patent holders who do not have related products, may allege patent infringement or other violations of intellectual property rights. Patent holders may also bring patent infringement suits against companies that are currently marketing and selling an approved product, including an approved generic product. Litigation often involves significant expense and can delay or prevent introduction or sale of our generic or other products. For example, a certain period of delay may be statutorily prescribed, or a court could grant a patent holder injunctive relief for the period of the litigation. If third party patents are held valid, enforceable and infringed by our products, we may, unless we could obtain a license from the patent holder, need to delay selling our corresponding product, pay damages, and, if we are already selling our product, cease selling and potentially destroy existing product stock. These risks apply to our branded products as well as our generic products. Third parties, including our competitors, may allege that one of our branded products violates their patent rights, which would expose us to the same risks. A license may not be available from the patent holder on commercially reasonable terms, or at all. If available, we may choose to take a license under a third party's patent rights to resolve a dispute, even in the absence of a finding by a court that a patent is valid, enforceable and infringed.

There may be situations in which we may make business and legal judgments to manufacture, market or sell products that are subject to claims of alleged patent infringement prior to final resolution of those claims by the courts, based upon our belief that such patents are invalid, unenforceable, or are not infringed by our manufacturing, marketing and sale of such products. This is referred to in the pharmaceutical industry as an "at-risk" launch. The risk involved in an at-risk launch can be substantial because, if a patent holder ultimately prevails against us, the remedies available to such holder may include, among other things, permanent injunctive relief preventing the sale of the product and damages measured as a reasonable royalty or by the profits lost by the patent holder, which can be significantly higher than the profits we make from selling our product. We could face substantial damages from adverse court decisions in such matters. We could also be at risk for the value of such inventory that we are unable to market or sell.

Upon receipt of approval for Osmolex ER from the FDA, we filed a declaratory judgment action against Adamas Pharmaceuticals, Inc. and Adamas LLC, which we collectively refer to as Adamas, on February 16, 2018 in the U.S. District Court for the District of Delaware seeking a declaratory judgment that Osmolex ER does not infringe, directly or indirectly, any valid and enforceable claim of any of the 11 patents enumerated in our complaint. On September 20, 2018, Adamas filed an amended answer with counterclaims alleging infringement of certain patents included in our complaint and requesting that the court grant Adamas damages, injunctive relief and attorneys' fees. Adamas commercializes a different amantadine product, an extended-release capsule marketed and sold as Gocovri™. We intend to vigorously defend our rights to commercialize Osmolex ER free and clear of any of these patents. However, this litigation is at a very early stage. If Adamas counterclaims for infringement and we do not prevail, we could be subject to liability for damages, potentially including lost profits damages or reasonable royalties, and also injunctive relief, as discussed above, and the other risks associated with patent litigation, which could have an adverse effect on our business, financial position and results of operations. For more information on our material pending litigation, see "Business — Legal Proceedings."

If we fail to comply with our obligations in the agreements under which we license rights from third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.

We are a party to a number of licenses that are important to our business and expect to enter into additional licenses in the future. Our existing license agreements impose, and we expect that future license agreements will impose, on us various development, regulatory and commercial diligence obligations, payment of milestones or royalties and other obligations. Additionally, existing or future license agreements may include a sublicense from a third party that is not the original licensor of the intellectual property at issue. Under such an agreement, we must rely on our licensor to comply with their obligations under the primary license agreements under which such third party obtained rights in the applicable intellectual property, where we may have no relationship with the original licensor of such rights. If our licensors fail to comply with their obligations under these upstream license agreements, the original third-party licensor may have the right to terminate the original license, which may terminate our sublicense. If this were to occur, we would no longer have rights to the applicable intellectual property unless we are able to secure our own direct license with the owner of the relevant rights, which we may not be able to do at a reasonable cost, on reasonable terms or at all, and this may impact our ability to continue to develop or commercialize our products incorporating the relevant intellectual property. If we fail to comply with our obligations under our license agreements, or we are subject to a bankruptcy or insolvency, the licensor may have the right to terminate the license. In the event that any of our existing or future important licenses were to be terminated by the licensor, we would likely need to cease further development and commercialization of the related program or be required to spend significant time and resources to modify the program to not use the rights under the terminated license. In the case of marketed products that depend upon a license agreement, we could be required to cease our commercialization activities, including sale of the affected product.

Disputes may arise between us and any of our licensors regarding intellectual property subject to such agreements, including:

  ▪
  the scope of rights granted under the agreement and other interpretation-related issues;

  ▪
  whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;

  ▪
  our right to sublicense patent and other rights to third parties;

  ▪
  our diligence obligations with respect to the use of the licensed intellectual property, and what activities satisfy those diligence obligations;

  ▪
  the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us, should any such joint creation occur;

  ▪
  our right to transfer or assign the license; and

  ▪
  the effects of termination.

These or other disputes over intellectual property that we have licensed or acquired may prevent or impair our ability to maintain our current arrangements on acceptable terms, or may impair the value of the arrangement to us. Any such dispute, or termination of a necessary license, could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

We may be subject to claims that our employees or we have inadvertently or otherwise used intellectual property, including trade secrets or other proprietary information, of any such employee's former employer. We may also in the future be subject to claims that we have caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these potential claims.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, such employees and contractors may breach the agreement and claim the developed intellectual property as their own.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A court could prohibit us from using technologies or features that are essential to our products if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and could be a distraction to our management team. In addition, any litigation or threat thereof may adversely affect our ability to hire employees or contract with independent service providers. Moreover, a loss of key personnel or their work product could hamper or prevent our ability to commercialize our products.

We may be subject to claims challenging the inventorship or ownership of our owned or in-licensed patent rights and other intellectual property.

We generally enter into confidentiality and intellectual property assignment agreements with our employees and consultants. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership of inventions. The owners of intellectual property in-licensed to us could also face such claims. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we or our licensors are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

Any trademarks we may obtain may be infringed or successfully challenged, resulting in harm to our business.

We rely on trademarks as one means to distinguish our products and product candidates from the products of our competitors. Our trademark applications may not result in registered trademarks. Third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in substantial cost, loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks, and we may not have adequate resources to enforce our trademarks. Even if we are successful in defending the use of our trademarks or preventing third parties from infringing our trademarks, resolution of such disputes may result in substantial costs.

We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. The size and complexity of our information technology systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners or vendors, from attacks by malicious third parties, or from intentional or accidental physical damage to our systems infrastructure maintained by us or by third parties. Maintaining the secrecy of this confidential, proprietary, or trade secret information is important to our competitive business position. While we have taken steps to protect such information and invested in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other reason, could enable others to produce competing products, use our proprietary technology or information, or adversely affect our business or financial condition. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations or cash flow.

Risks related to our industry

Our profitability depends on coverage and reimbursement by governmental authorities, HMOs, MCOs and other third-party payors; healthcare reform and other future legislation creates uncertainty and may lead to reductions in coverage or reimbursement levels.

We have obtained from governmental payors, private health insurers and other third-party payors such as MCOs, agreements to cover and reimburse certain of our products and related treatments at varying levels. However, there is no assurance that any drug that we market will be covered by any third-party payor, or that, once a coverage determination has been made, the third-party payor will offer an adequate reimbursement level for our product. Third-party payors may limit coverage to specific products on an approved formulary, which might not include all of the approved products for a particular indication. In determining whether to approve reimbursement for our products and at what level, we expect that third-party payors will consider factors that include the efficacy, cost effectiveness and safety of our products, as well as the availability of other treatments including other generic prescription drugs and over-the-counter alternatives. Further, in order to obtain and maintain acceptable reimbursement levels and access for patients at copay levels that are reasonable and customary, we may face increasing pressure to offer discounts or rebates from list prices or discounts to a greater number of third-party payors or other unfavorable pricing modifications. Obtaining and maintaining favorable reimbursement can be a time consuming and expensive process, and there is no guarantee that we will be able to negotiate or continue to negotiate pricing terms with third-party payors at levels that are profitable to us, or at all. Additionally, any reimbursement granted may not be maintained, or limits on reimbursement available from third-party payors may reduce the demand for, or negatively affect the price of those products, and could significantly harm our business, results of operations, financial condition and cash flows.

In particular, there is no assurance that drug plans participating under the Medicare Part D program will offer our products, or of the terms of any such coverage, or that covered drugs will be reimbursed at amounts that reflect current or historical levels. For the year ended December 31, 2017, $2.4 million, or 0.4%, of our total revenues was attributable to sales under drug plans participating in the Medicare Part D program. The Medicare Part D Prescription Drug Benefit, which went into effect January 1, 2006, established a voluntary outpatient prescription drug benefit for Medicare beneficiaries (primarily the elderly over 65 and the disabled). These beneficiaries may enroll in private drug plans. There are multiple types of Part D plans and numerous plan sponsors, each with its own formulary and product access requirements. The plans have considerable discretion in establishing formularies and tiered co-pay structures and in placing prior authorization and other restrictions on the utilization of specific products. In addition, Part D plan sponsors are permitted and encouraged to negotiate rebates with manufacturers. The Medicare Part D program is administered by the Centers for Medicare & Medicaid Services, or CMS, within the Department of Health and Human Services, or HHS.

Since Medicare Part D was first established in 2006, CMS has issued extensive regulations and other sub-regulatory guidance documents implementing the Medicare Part D benefit, and the HHS Office of Inspector General, or OIG, has issued regulations and other guidance in connection with the Medicare Part D program. The federal government may continue to issue guidance and regulations regarding the obligations of Part D sponsors and their subcontractors that affect program coverage of pharmaceutical products or their reimbursement levels. In addition, participating drug plans may establish drug formularies that exclude coverage of specific drugs, and payment levels for drugs negotiated with Part D drug plans may be lower than reimbursement levels available through private health plans or other payors. Moreover, beneficiary co-insurance requirements could influence which products are recommended by physicians and selected by patients.

There is no assurance that Medicaid programs will continue to offer coverage, and adequate reimbursement levels, for our pharmaceutical products. Most state Medicaid programs have established preferred drug lists, and the process, criteria and timeframe for obtaining placement on the preferred drug list varies from state to state. Under the Medicaid drug rebate program, a manufacturer must pay a rebate for Medicaid utilization of a product. The rebate for single source products (including authorized generics) is based on the greater of (i) a specified percentage of the product's average manufacturer price or (ii) the difference between the product's average manufacturer price and the best price offered by the manufacturer. The rebate for multiple source products is a specified percentage of the product's average manufacturer price. In addition, many states have established supplemental rebate programs as a condition for including a drug product on a preferred drug list. The profitability of our products may depend on the extent to which they appear on the preferred drug lists of a significant number of state Medicaid programs and the amount of the rebates that must be paid to such states. In addition, there is significant fiscal pressure on the Medicaid program, and legislative action to lower the pharmaceutical costs of the program are possible. Such legislative action could materially adversely affect our anticipated total revenues and results of operations.

In addition, third-party payors are increasingly challenging pricing of pharmaceutical products, and imposing controls to manage costs. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and MCOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand. The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was signed into law in March 2010. A number of provisions of the ACA continue to have a negative impact on the price of our products sold to U.S. government entities. As examples, the legislation includes measures that (i) significantly increase Medicaid rebates through both the expansion of the program and significant increases in rebates; (ii) substantially expand the Public Health System (340B) program to allow other entities to purchase prescription drugs at substantial discounts; (iii) extend the Medicaid rebate rate to a significant portion of Managed Medicaid enrollees; (iv) apply a discount to Medicare Part D beneficiary spending in the coverage gap for branded and authorized generic prescription drugs (which discount was recently increased effective in 2019); and (v) levy a significant excise tax on the industry to fund the healthcare reform. Such cost containment measures and healthcare reform may affect our ability to sell our products and could have a material adverse effect on our business, results of operations and financial condition.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, led to aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute will remain in effect through 2027 unless additional action is taken by Congress. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover "without fault" overpayments to providers from three to five years.

With enactment of the Tax Cuts and Jobs Act of 2017, which was signed by President Trump on December 22, 2017, Congress removed the tax penalty applicable to the "individual mandate," which requires Americans to carry a minimal level of health insurance. Starting in 2019, the tax penalty for not carrying such insurance is zero. According to the Congressional Budget Office, the removal of the tax penalty will cause 13 million fewer Americans to be insured in 2027 and premiums in insurance markets may rise. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so-called "Cadillac" tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, among other things, amends the ACA, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the "donut hole." Further, each chamber of the Congress has put forth multiple bills designed to repeal or repeal and replace portions of the ACA. Although none of these measures has been enacted by Congress to date, Congress may consider other legislation to repeal and replace elements of the ACA.

The Trump Administration has also taken executive actions to undermine or delay implementation of the ACA. In January 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. In October 2017, the President signed a second Executive Order allowing for the use of association health plans and short-term health insurance, which may provide fewer health benefits than the plans sold through the ACA exchanges. At the same time, the Administration announced that it will discontinue the payment of cost-sharing reduction, or CSR, payments to insurance companies until Congress approves the appropriation of funds for such CSR payments. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the ACA. Future healthcare legislation could also have a significant impact on our business. There is uncertainty with respect to the impact these changes, if any, may have, and any changes likely will take time to unfold. Any additional federal healthcare reform measures adopted in the future could limit the amounts that federal and state governments will pay for healthcare products and services, and, in turn, could significantly reduce the projected value of certain development projects and reduce our profitability. Due to the uncertainties regarding the outcome of future healthcare reform initiatives and their enactment and implementation, we cannot predict which, if any, of the future reform proposals will be adopted or the effect such adoption may have on us.

There has been heightened public pressure and government scrutiny over pharmaceutical pricing practices, which may negatively impact our ability to generate revenues from our products, which could result in material adverse effects to our business, financial position and results of operations.

There has been heightened governmental scrutiny recently over pharmaceutical pricing practices in light of the rising cost of prescription drugs. Such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing; review the relationship between pricing and manufacturer patient assistance programs, reduce the costs of drugs under Medicare, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump Administration's budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump Administration have each indicated an intent to continue to seek new legislative or administrative measures to control drug costs. At the state level, legislatures have become increasingly active in passing, or seeking to pass, legislation and regulations designed to control pharmaceutical and biological product pricing, including laws establishing maximum drug reimbursement rates for governmental or other payors within a state, laws limiting consumer copayment obligations, transparency and disclosure measures related to drug price increases and laws seeking to encourage drug importation from other countries and bulk purchasing. Reductions in reimbursement levels may negatively impact the prices we receive or the frequency with which our products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. Any downward pricing pressure on the price of certain of our products arising from social or political pressure to lower the cost of pharmaceutical products could have a material adverse impact on our business, results of operations and financial condition.

There has also been increasing U.S. federal and state enforcement interest with respect to drug pricing. For instance, the U.S. Department of Justice, or DOJ, issued subpoenas to pharmaceutical companies, seeking information about the sales, marketing and pricing of certain generic drugs. In addition to the effects of any investigations or claims brought against us, our business, results of operations and financial condition could also be adversely affected if any such inquiries, of us or of other pharmaceutical companies or the industry more generally, were to result in legislative or regulatory proposals that limit our ability to increase the prices of our products.

Certain prescription product coding databases may choose to reclassify prescription dietary supplements as non-prescription, or over-the-counter, which may result in limited or no insurance coverage for these products and a decrease in utilization of such products

Many private and government insurance plans refer to product listing databases to determine whether or not a product is a prescription product, a non-prescription, or over-the-counter product or a medical food product. How a product is listed in these databases impacts whether or not a product is covered by insurance, or whether it receives limited coverage, as many providers may choose not to cover over-the-counter products. For example, on May 15, 2017, First Databank, a prescription coding database, announced that starting in June 2017 it would classify all dietary supplements as non-prescription. Several companies have sued First Databank, in an effort to prevent or delay the implementation of the reclassification. On April 9, 2018, First Databank announced that it is proceeding with a reclassification of non-prenatal dietary supplements to non-prescription which may affect some of our products. First Databank has temporarily delayed implementing this reclassification for prenatal dietary supplements. If First Databank or other listing databases were to re-classify all dietary supplements, including prenatal dietary supplements, as non-prescription or over-the-counter, this could prevent insurance coverage for our prescription prenatal dietary supplements and negatively impact our future total revenues, profitability and cash flows.

We are subject to extensive governmental regulation and we face significant uncertainties and potentially significant costs associated with our efforts to comply with applicable regulations. Any non-compliance may result in fines or other sanctions, including debarment, product seizures, product recalls, injunctive actions and criminal prosecutions, which could result in material adverse effects to our business, financial position and results of operations.

The pharmaceutical industry operates in a highly regulated environment subject to the actions of courts and governmental agencies that influence the ability of a company to successfully operate its business and is subject to regulation by various governmental authorities at the federal, state and local levels with respect to the development, manufacture, labeling, sale, distribution, marketing, advertising and promotion of pharmaceutical products. As a pharmaceutical manufacturer and distributor, we are subject to extensive regulation by the federal government, principally the FDA and the Drug Enforcement Administration, or DEA, as well as by state governments.

The FDCA, the Controlled Substances Act, the Generic Drug Enforcement Act of 1992, or the Generic Drug Act, and other federal, state and local statutes and regulations govern the testing, manufacture, safety, labeling, storage, disposal, tracking, recordkeeping, approval, advertising and promotion (including to the healthcare community) of our products. If we, our products, the manufacturing facilities for our products, our CROs, or other persons or entities working on our behalf fail to comply with applicable regulatory requirements either before or after marketing approval, a regulatory agency, such as the FDA, may, depending on the stage of product development and approval, revoke, withdraw, or suspend approvals of previously approved products for cause, debar companies and individuals from participating in the drug-approval process, request or in certain circumstances mandate recalls of allegedly violative products, seize allegedly violative products, issue Warning Letters or Untitled Letters, mandate modifications to promotional materials or require the provision of corrective information to healthcare practitioners, amend and update labels or package inserts, suspend or terminate any ongoing clinical trials, refuse to approve pending applications or supplements to applications filed, refuse to allow entry into government contracts, obtain injunctions to close manufacturing plants allegedly not operating in conformity with FDA's cGMP requirements, stop shipments of allegedly violative products, impose fines perhaps significant in amount, require entry into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance and other sanctions imposed by courts or regulatory bodies, including criminal prosecutions. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring product recall, notice to physicians, withdrawal of the product from the market or suspension of manufacturing. From time to time, we have voluntarily recalled our products and may do so in the future. For example, we have three active recalls of methylphenidate ER to the wholesale level. These recalls were each based on a complaint that indicated that a bottle had contained one tablet with the incorrect dosage strength. Our investigation revealed that the incorrect tablets were likely introduced at the first coating step of the manufacturing process and determined that the issue poses no potential risk to patients. In addition, in August 2017, we initiated a recall to the retail level of the prescription dietary supplement product, Zatean pN DHA. We initiated the recall because the product labeling listed an incorrect food coloring as one of the excipient ingredients. The recall is ongoing, and we do not have any reports of adverse reactions associated with the use of the affected product.

Because of the chemical ingredients of pharmaceutical products and the nature of the manufacturing process, the pharmaceutical industry is subject to extensive environmental laws and regulation and the risk of incurring liability for damages and the costs of remedying environmental problems. These requirements include regulation of the handling, manufacture, transportation, storage, use and disposal of materials, including the discharge of hazardous materials and pollutants into the environment. In the normal course of our business, we are exposed to risks relating to possible releases of hazardous substances into the environment, which could cause environmental or property damage or personal injuries, and which could result in (i) our noncompliance with such environmental and occupational health and safety laws and regulations and (ii) regulatory enforcement actions or claims for personal injury and property damage against us. If an unapproved or illegal environmental discharge or accident occurred or if we were to discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, then we could be liable for cleanup, damages or fines, which could have a material adverse effect on our business, financial position, results of operations and cash flow. In the future, we may be required to increase expenditures in order to remedy environmental problems or comply with changes in applicable environmental laws and regulations. We could also become a party to environmental remediation investigations and activities. These obligations may relate to sites that we currently or in the future may own or lease, sites that we formerly owned or operated, or sites where waste from our operations was disposed. Additionally, if we fail to comply with environmental regulations to use, discharge or dispose of hazardous materials appropriately or otherwise to comply with the provisions of our operating licenses, the licenses could be revoked, and we could be subject to criminal sanctions or substantial civil liability or be required to suspend or modify our manufacturing operations. We currently operate in Florida, Georgia, New Jersey and North Carolina, and in overseas jurisdictions including Argentina and Hungary, and we are required to comply with the laws and regulations of those states or overseas jurisdictions in addition to any federal laws and regulations. We may in the future establish or acquire operations in other jurisdictions subject to equally or more stringent laws and regulations. Stricter environmental, safety and health laws and enforcement policies could result in substantial costs and liabilities to us, and could subject our handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than is currently the case. Consequently, compliance with these laws could result in significant capital expenditures, as well as other costs and liabilities, which could materially adversely affect us.

As part of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, companies are now required to file with the FTC, and the DOJ certain types of agreements entered into between brand and generic pharmaceutical companies related to the settlement of patent litigation or the manufacture, marketing and sale of generic versions of branded drugs. This requirement could affect the manner in which generic drug manufacturers resolve intellectual property litigation and other disputes with brand pharmaceutical companies and could result generally in an increase in private-party litigation against pharmaceutical companies or additional investigations or proceedings by the FTC or other governmental authorities. The potential for FTC investigations and litigation and private-party lawsuits associated with arrangements between brand and generic drug manufacturers could adversely affect our business. In recent years, the FTC has expressed its intention to take aggressive action to challenge settlements that include an alleged payment from the brand company to the generic company (so-called "pay for delay" patent litigation settlements) and to call on legislators to pass stronger laws prohibiting such settlements. In 2013, the U.S. Supreme Court held that certain of such settlements could violate anti-trust laws and must be evaluated under a "rule of reason" standard of review.

We are subject to the effects of changes in statutes, regulations and interpretative guidance that may adversely affect our business and that could require us to devote increased time and resources to our compliance efforts, which may not be successful. For example, the FDA has proposed revisions to regulations governing generic drugs with respect to both when and how a labeling change would be required, which could have negative consequences for our business. The proposed revisions could create a regulatory framework whereby multiple, different labeling, including different warnings, could simultaneously exist in the marketplace for multiple generic versions of a drug, which could adversely affect our customers' acceptance of our generic products or could place our products at a competitive disadvantage. Moreover, the proposed revisions could expose us to substantial new tort liability costs, which could cause us to withdraw or decline to pursue certain products. These or any other changes in statutes, regulations or interpretative guidance could have a material adverse effect on our business, financial condition, prospects and results of operations.

We also cannot predict the likelihood, nature or extent of adverse government regulation that may arise from pending or future legislation or administrative action, either in the United States or abroad. Namely, the Trump Administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA's ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions, including the Executive Orders, will be implemented, and the extent to which they will affect the FDA's ability to exercise its regulatory authority. If these executive actions impose constraints on the FDA's ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted, and if we are not able to achieve and maintain regulatory compliance, we may not be permitted to market our products or product candidates, which would adversely affect our ability to generate revenues and achieve or maintain profitability.

These risks, along with others, have the potential to materially and adversely affect our business, financial position, results of operations and prospects. Although we have developed compliance programs to address the regulatory environment, there is no guarantee that these programs will meet regulatory agency standards now or in the future. Additionally, despite our efforts at compliance, there is no guarantee that we may not be deemed to be deficient in some manner in the future. If we are deemed to be deficient in any significant way, our business, financial position and results of operations could be materially affected.

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our dietary supplements are also subject to regulation by numerous national and local governmental agencies, including the FDA and FTC. Failure to comply with regulatory requirements pertaining to any of our products, including prescription drugs and dietary supplements, may result in various types of penalties or fines. These include injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Individual U.S. states also regulate dietary supplements. A state may seek to interpret claims or products presumptively valid under federal law as illegal under that state's regulations. Any or all of these requirements could have a material adverse effect on us. In addition, the FDA's policies may change and additional government regulations could impose more stringent product labeling and post-marketing testing and other requirements. For example, the FDA has stated that there is no specific upper limit on the amount of folic acid permitted in dietary supplements. If the FDA were to regulate products with higher amounts of folic acid as drugs, it may require us to stop marketing and selling certain dietary supplement products. There can be no assurance that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on us.

The drug regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable and typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate's clinical development and may vary among jurisdictions.

Our product candidates could fail to receive regulatory approval for many reasons. For example:

  ▪
  the FDA or comparable foreign regulatory authorities may disagree that our product candidates meet the criteria for the NDA or ANDA regulatory pathway or foreign regulatory pathways;

  ▪
  we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective or chemically identical and bioequivalent to its branded reference product for its proposed indication;

  ▪
  the results of any clinical trials we conduct may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

  ▪
  we may be unable to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;

  ▪
  the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third party manufacturers with which we contract for clinical and commercial supplies; and

  ▪
  the approval policies or regulations of the FDA or comparable foreign regulatory authorities may change significantly in a manner rendering our clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market certain of our product candidates, which would harm our business, results of operations and prospects significantly. In addition, even if we obtain approval for our product candidates, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could harm the commercial prospects for our product candidates.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or product candidate and could substantially increase the costs of commercializing our products and product candidates.

If we are found to have improperly promoted our products, we may be subject to restrictions on the sale or marketing of our products and significant fines, penalties and sanctions, and our image and reputation within the industry and marketplace could be harmed.

The FDA and other regulatory agencies, including regulatory authorities outside the United States, strictly regulate the marketing and promotional claims that are made about drug products. In particular, promotion for a product must be balanced, truthful, non-misleading and consistent with its labeling approved by the FDA or by regulatory agencies in other countries. We cannot prevent physicians from prescribing our products for indications or uses that are inconsistent with the approved package insert. If, however, we are found to have promoted such unapproved uses prior to the FDA's approval for an additional indication, we may, among other consequences, receive Untitled or Warning Letters and become subject to significant liability, which would materially harm our business. Both the U.S. federal government and foreign regulatory authorities have levied significant civil and criminal fines against companies and individuals for alleged improper promotion and have entered into settlement agreements with pharmaceutical companies to limit inappropriate promotional activities. If we become the target of such an investigation or prosecution based on our marketing and promotional practices, we could face similar sanctions, which would materially harm our business. In addition, management's attention could be diverted from our business operations, significant legal expenses could be incurred and our reputation could be damaged.

Our business operations and current and future relationships with investigators, healthcare professionals, third-party payors, patient organizations and customers are subject to applicable healthcare regulatory laws, which could expose us to penalties.

Our business operations and current and future arrangements with investigators, healthcare professionals, third-party payors, patient organizations and customers subject us and our customers to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our products and product candidates, if approved. Such laws include:

  ▪
  the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe, or certain rebates), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or arrangement for, any good, facility, item or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

  ▪
  the U.S. federal civil and criminal false claims, including the civil False Claims Act, which prohibit, among other things, including through civil whistleblower or qui tam actions, individuals or entities from knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

  ▪
  the U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes which prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

  ▪
  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 or HITECH and its implementing regulations, which imposes certain obligations, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as certain health plans, healthcare clearinghouses and healthcare providers as well as the covered entities' business associates, independent contractors of a covered entity that perform certain services involving the use or disclosure of individually identifiable health information;

  ▪
  the federal civil monetary penalties statute, which prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary's selection of a particular supplier of items or services reimbursable by a federal or state governmental program;

  ▪
  the FDCA, which prohibits, among other things, the adulteration or misbranding of drugs;

  ▪
  the "Federal Sunshine Law," or Open Payments, and its implementing regulations, which require certain manufacturers of drugs and medical supplies that are reimbursable under Medicare, Medicaid, or the Children's Health Insurance Program, with specific exceptions, to report annually to the government information related to certain payments and other transfers of value to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

  ▪
  federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

  ▪
  analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing sales, shipping and marketing information, which includes tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; state and local laws that require the registration of pharmaceutical sales representatives and reporting to certain states the shipment of opioid products into those states; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

  ▪
  similar healthcare laws and regulations in the European Union, or the EU, and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers.

Ensuring that our internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations involves substantial costs. It is possible that governmental authorities will conclude that our business practices, including our arrangements with physicians and other healthcare providers do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect our ability to operate our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. To the extent our patient assistance programs are found to be inconsistent with applicable laws, we may be required to restructure or discontinue such programs, or be subject to other significant penalties.

We are subject to various laws protecting the confidentiality of certain patient health information, and our failure to comply could result in penalties and reputational damage.

Numerous countries in which we operate, manufacture and sell our products have, or are developing, laws protecting data privacy and the confidentiality of certain patient health information. EU member states and other jurisdictions have adopted data protection laws and regulations, which impose significant compliance obligations. For example, the EU General Data Protection Regulation, or the GDPR, which came into force on May 25, 2018, introduced new data protection requirements in the EU and substantial fines for breaches of the data protection rules. The GDPR imposes strict obligations and restrictions on controllers and processors of personal data including, for example, expanded disclosures about how personal data is to be used, increased requirements pertaining to health data and pseudonymised (i.e., key-coded) data, mandatory data breach notification requirements and expanded rights for individuals over their personal data. This could affect our ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting, or could cause our costs to increase, and harm our business and financial condition.

While the GDPR, as a directly effective regulation, was designed to harmonize data protection law across the EU, it does permit member states to legislate in many areas (particularly with regard to the processing of genetic, biometric or health data), meaning that inconsistencies between different member states will still arise. EU member states have their own regimes on medical confidentiality and national and EU-level guidance on implementation and compliance practices is often updated or otherwise revised, which adds to the complexity of processing personal data in the EU.

European data protection law generally prohibits the transfer of personal data to countries outside of the EU that are not considered by the European Commission to provide an adequate level of data protection, unless there are specific frameworks or mechanisms in place or very narrow legal exceptions (such as consent) apply. However, the Privacy Shield framework (which permits transfers of personal data from the EU to the U.S.) is under review and there is currently litigation challenging other EU mechanisms for adequate data transfers (e.g. the standard contractual clauses). It is uncertain whether the Privacy Shield framework or the standard contractual clauses will be invalidated by the European courts. We could be impacted by changes in law as a result of a future review of these transfer mechanisms by European regulators under the GDPR, as well as current challenges to these mechanisms in the European courts.

In recent years, U.S. and European regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the EU, informed consent is required for the placement of a cookie on a user's device. The current EU laws that cover the use of cookies and similar technology and marketing online or by electronic means are under reform. A draft of the new ePrivacy Regulation is currently going through the European legislative process. Unlike the current ePrivacy Directive, the draft ePrivacy Regulation will be directly implemented into the laws of each of the EU member states, without the need for further enactment. When implemented, it is expected to alter rules on third-party cookies, web beacons and similar technology for online behavioral advertising and to impose stricter requirements on companies using these tools. The current provisions of the draft ePrivacy Regulation also extend the strict opt-in marketing rules to business-to-business communications and significantly increase penalties.

Our reporting and payment obligations under the Medicaid rebate program and other governmental purchasing and rebate programs are complex and may involve subjective decisions. Any determination that we have failed to comply with those obligations could subject us to penalties and sanctions, which could have a material adverse effect.

The regulations regarding reporting and payment obligations with respect to Medicaid reimbursement and rebates and other governmental programs are complex. Many government and third-party payors, including Medicare, Medicaid, HMOs and others, reimburse doctors and others for the purchase of certain prescription drugs based on a drug's average wholesale price, or AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers' reporting practices with respect to AWP, in which the agencies have suggested that reporting of inflated AWPs by manufacturers have led to excessive payments for prescription drugs. We can give no assurance that we will be able to settle any future actions that may be brought against us on terms that we deem reasonable, or that such settlements or adverse judgments, if entered, will not exceed the amount of any reserve. Accordingly, such actions could adversely affect us and may have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our calculations and methodologies related to government pricing reporting are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in material changes. In addition, because our processes for these calculations and the judgments involved in making these calculations involve, and will continue to involve, subjective decisions and complex methodologies, these calculations are subject to the risk of errors. Any governmental agencies that have commenced (or that may commence) an investigation of our company could impose, based on a claim of violation of fraud and false claims laws or otherwise, civil or criminal sanctions, including fines, penalties and possible exclusion from federal health care programs (including Medicaid and Medicare). Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments, and even in the absence of any such ambiguity, a governmental authority may take a position contrary to a position that we have taken and may impose civil or criminal sanctions on us. Any such penalties, sanctions, or exclusion from federal health care programs could have a material adverse effect on our business, financial position and results of operations. From time to time we conduct routine reviews of our government pricing calculations. These reviews may have an impact on government price reporting and rebate calculations used to comply with various government regulations regarding reporting and payment obligations.

Increased scrutiny around the abuse of opioids, including law enforcement concerns over diversion and legislative and regulatory efforts to combat abuse, could impact some of our pharmaceutical products, and could reduce the demand and increase the cost, burden and liability associated with the commercialization of opioids.

Law enforcement and regulatory agencies may apply policies that seek to limit the availability of opioids. Such efforts may affect our opioid products, such as tramadol extended-release capsules and hydromorphone ER (hydromorphone hydrochloride extended-release tablets). For the year ended December 31, 2017, our opioid products represented 3% of our total revenues. Aggressive enforcement, unfavorable publicity regarding, for example, the use or misuse of opioid drugs or the limitations of abuse-deterrent formulations, litigation, public inquiries or investigations related to the abuse, sales, marketing, distribution or storage of our products could harm our reputation. Such negative publicity could reduce the potential size of the market for our drugs and decrease the total revenues we are able to generate from sales. In addition, efforts by the FDA and other regulatory bodies to combat the abuse of opioids may negatively impact the market for our products. The FDA continues to evaluate extended-release and abuse-deterrent opioids in the post-market setting. We expect that the FDA will continue to scrutinize the impact of abuse-deterrent opioids and in the future could impose further restrictions to products currently on the market, which may include changing labeling, imposing additional prescribing restrictions, or seeking a product's removal from the market, which could have an adverse effect on our financial performance.

In addition, some states, including the Commonwealths of Massachusetts and Virginia and the States of New York, Ohio, Arizona, Maine, New Hampshire, Vermont, Rhode Island, Colorado, Wisconsin, Alabama, South Carolina, Washington and New Jersey, have either recently enacted, intend to enact, or have pending legislation or regulations designed to, among other things, limit the duration and quantity of initial prescriptions of immediate-release forms of opiates, mandate the use by prescribers of prescription drug databases and mandate prescriber education. The attorneys general from the substantial majority of states have announced a joint investigation into the marketing and sales practices of drug companies that market opioid pain medications. At the state and local level, a number of states and cities have brought separate lawsuits against various pharmaceutical companies marketing and selling opioid pain medications, alleging misleading or otherwise improper promotion of opioid drugs to physicians and consumers. On March 15, 2018, a coalition of local governments in Arkansas, comprised of 75 counties and 15 cities, jointly filed a lawsuit in the Circuit Court of Crittenden County, Arkansas against more than 60 defendants, including us. The summons and complaint that we received on April 30, 2018 claimed that we and the other defendants, including prescription opioid manufacturers, distributors and retailers, and several physicians, were negligent and violated public nuisance law as well as various Arkansas controlled substance laws as a result of alleged opioid sales and marketing practices. The lawsuit sought damages and restitution for past and prospective spending related to opioid use, as well as punitive and treble damages. On July 17, 2018, the court entered an order in the Arkansas litigation voluntarily dismissing us from the lawsuit without prejudice. If similar lawsuits are filed against us in the future, we may be subject to excessive litigation or settlement costs, negative publicity, diversion of management time and attention, decreased sales or removal of one or more of our opioid products from the market, which could have a material adverse effect on our business, results of operations and financial condition.

In March 2017, President Trump announced the creation of a commission, through the Office of National Drug Control Policy, to make recommendations to the President on how to best combat opioid addiction and abuse. In August 2017, the commission issued a preliminary report calling on President Trump to officially declare the crisis of opioid abuse a national emergency. On October 26, 2017, President Trump declared the opioid crisis a "national public health emergency." The commission's final report was released in early November 2017. In July 2017, the Pharmaceutical Care Management Association, a trade association representing pharmacy benefit managers, wrote a letter to the commissioner of FDA in which it expressed support for, among other things, the CDC guidelines and a seven-day limit on the supply of opioids for acute pain. In September 2017, CVS Pharmacy announced that it would only fill first time opioid prescriptions for acute pain for a seven day supply. These and other similar initiatives and actions, whether taken by governmental authorities or other industry stakeholders, may result in the reduced prescribing and use of opioids, including our opioid products, which could adversely affect our ability to commercialize our opioid products, and in turn adversely affect our business, financial condition and results of operations.

Some of our products, including methylphenidate ER, are stimulant products and face intense competition from existing or future stimulant products and also have the potential for misuse, which could reduce the demand and increase the cost, burden and liability associated with the commercialization of such products.

Some of our products and product candidates are stimulants, including methylphenidate ER. The markets for methylphenidate ER and other stimulants to treat attention deficit hyperactivity disorder, or ADHD, are well developed and populated with established drugs marketed by large pharmaceutical, biotechnology and generic drug companies. There have also been efforts to develop stimulant products that are less prone to abuse, and such products may compete with our products. Our competitors may succeed in developing, acquiring or licensing, on an exclusive basis or otherwise, drug products or drug delivery technologies that are more effective, less costly or less prone to abuse than our stimulant products, or any product candidate that we may develop. In addition, because of the potential for abuse of stimulant products, regulatory agencies may develop and apply policies that seek to limit the abuse of such stimulant products. If our competitors develop and market stimulant products that are more effective, safer or less expensive than our product or future product candidates, if any, or if abuse of our stimulant products result in increased liability or reduced demand for such products, this could impact our ability to generate revenues from such stimulant products and will adversely affect our business and financial condition.

In addition, for some methylphenidate ER products when a patient switches from one medication to another, there may be an actual or perceived lack of efficacy or increase in side effects. For example, this could happen if a patient starts taking our methylphenidate ER product instead of the branded product. These lack of efficacy reports are submitted to the FDA and may result in the FDA reviewing previously submitted data, or generating data on its own, to confirm whether or not our product is therapeutically equivalent to the reference listed drug. If the FDA finds that our product is not therapeutically equivalent to the reference listed drug, FDA could change the designation of the product from AB to BX rated and request that we remove the product from the market. Either result would adversely affect our business and financial condition.

The DEA limits production of some of our products and limits the availability of certain of our products' active ingredients. Procurement and production quotas set by the DEA may not be sufficient to allow us to complete clinical trials or to meet commercial demand, and may result in clinical delays.

The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Methylphenidate included in our methylphenidate ER and M-72 products and hydromorphone included in our hydromorphone ER product are listed as Schedule II drugs and tramadol hydrochloride included in our ConZip product is listed as a Schedule IV drug by the DEA under the Controlled Substances Act. The manufacture, shipment, storage, sale and use of Schedule II drugs are subject to a high degree of regulation. For example, Schedule II drug prescriptions generally must be signed by a physician and may not be refilled without a new prescription. Substances in Schedule IV are considered to have a lower potential for abuse relative to substances in Schedule II. A prescription for controlled substances in Schedule IV may be issued by a practitioner through oral communication, in writing, or by facsimile to the pharmacist, and may be refilled if so authorized on the prescription or by call-in. In the future, our other potential products may also be listed by the DEA as controlled substances.

Furthermore, the DEA limits the availability of the active ingredients in certain of our current drug products and sets a quota on the production of these products. We, or our contract manufacturing organizations, must annually apply to the DEA for procurement and production quotas in order to obtain these substances and produce our products. As a result, our procurement and production quotas may not be sufficient to meet commercial demand or to complete clinical trials, which may result in delays in clinical trials or inability to meet commercial demand. Moreover, the DEA may adjust these quotas from time to time during the year. Any delay or refusal by the DEA to establish or modify our quotas for controlled substances could delay or stop clinical trials or product launches, or could cause trade inventory disruptions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Litigation is common in our industry, can be protracted and expensive, and could delay or prevent entry of our products into the market, which could have a material adverse effect on our business.

Litigation concerning intellectual property rights in the pharmaceutical industry can be protracted and expensive. Pharmaceutical companies with patented branded products regularly sue companies that file applications to produce generic equivalents of their patented branded products for alleged patent infringement or other violations of intellectual property rights, which are expensive to defend and may delay or prevent the entry of such generic products into the market. Generally, a generic drug may not be marketed until the applicable patent(s) on the brand name drug expire or are held to be invalid, unenforceable or not infringed by the generic product at issue. When we or our development partners submit an ANDA to the FDA for approval of a generic drug, we or our development partners must certify either (i) that there is no patent listed with the FDA as covering the relevant branded product, (ii) that any patent listed as covering the branded product has expired, (iii) that the patent listed as covering the branded product will expire prior to the marketing of the generic product, in which case the ANDA will not be finally approved by the FDA until the expiration of such patent or (iv) that any patent listed as covering the branded drug is invalid or will not be infringed by the manufacture, sale or use of the generic product for which the ANDA is submitted, which we refer to as a "Paragraph IV" certification. Whenever we file an

ANDA with a Paragraph IV certification, there is a high likelihood that a brand pharmaceutical company will sue us for alleged patent infringement or other violations of intellectual property rights. Also, competing pharmaceutical companies may file lawsuits against us alleging patent infringement or other violations of intellectual property rights or may file declaratory judgment actions against us alleging non-infringement, invalidity, or unenforceability of our own patents. Because substantially all of our current business involves the development and marketing of products that are subject to potential claims of patent infringement by third parties or, with respect to our own branded products, are subject to third-party challenges, the threat of litigation, the outcome of which is inherently uncertain, is always present. Such litigation is often costly and time consuming and could result in a substantial delay in, or prevent, the introduction or marketing of our products, which could have a material adverse effect on our business, financial condition, prospects and results of operations.

We are susceptible to product liability claims that may not be covered by insurance, which, if successful, could require us to pay substantial sums.

Like all pharmaceutical companies, we face the risk of loss resulting from, and the adverse publicity associated with, product liability lawsuits, whether or not such claims are valid. We likely cannot avoid such claims. Unanticipated side effects or unfavorable publicity concerning any of our products would likely have an adverse effect on our ability to achieve acceptance by prescribing physicians, managed care providers, pharmacies and other retailers, customers, patients and clinical trial participants. Even unsuccessful product liability claims could require us to spend money on litigation, divert management's time, damage our reputation and impair the marketability of our products. In addition, although we believe that we have adequate product liability insurance coverage, we cannot be certain that our insurance will, in fact, be sufficient to cover such claims or that we will be able to obtain or maintain adequate insurance coverage in the future at acceptable prices. A successful product liability claim that is excluded from coverage or exceeds our policy limits could require us to pay substantial sums. In addition, insurance coverage for product liability may become prohibitively expensive in the future or, with respect to certain high-risk products, may not be available at all. For example, some product liability insurance carriers exclude some of our products from coverage, such as hydromorphone ER and ConZip, due to restrictions on covering certain controlled substances, including opioids. As a result we may not be able to maintain adequate product liability insurance coverage to mitigate the risk of large claims, or we may be required to maintain a larger self-insured retention than we would otherwise choose.

Manufacturing or quality control problems may damage our reputation for quality production, require costly remedial activities and negatively impact our business, results of operations and financial condition.

As a pharmaceutical company, we are subject to substantial regulation by various governmental authorities. For instance, we must comply with requirements of the FDA and other healthcare regulators with respect to the manufacture of pharmaceutical products. We must register our facilities, whether located in the United States or elsewhere, with the FDA as well as regulators outside the United States. Also, our products, including our investigational products, must be made in a manner consistent with applicable cGMP regulations, or similar standards in each territory in which we manufacture. The failure of one of our facilities, or a facility of one of our third-party suppliers, to comply with applicable laws and regulations may lead to breach of representations made to our customers or to regulatory or government action against us related to products made in that facility.

In addition, the FDA and other agencies periodically inspect our manufacturing facilities. Following an inspection, an agency may issue a notice listing conditions that are believed to violate cGMP or other regulations, or a Warning Letter for violations of "regulatory significance" that may result in enforcement action if not promptly and adequately corrected. We have in the past received Warning Letters from the FDA regarding certain operations. In May 2017, the FDA issued a Warning Letter to us for violation of post-marketing adverse drug experience reporting requirements, specifically for (i) failing to develop written procedures for the surveillance, receipt, evaluation, and reporting of post-marketing adverse drug experiences, and (ii) failing to submit periodic adverse drug experience reports annually. This Warning Letter was based on an October-November 2016 FDA inspection. We have been providing periodic updates to FDA outlining our corrective steps taken in response to this Warning Letter. In July 2018, the FDA conducted an inspection of our pharmacovigilance function as follow up to the May 10, 2017 Warning Letter. We have responded to the single observation on the FDA Form 483. In addition, in August 2017, the FDA issued a Warning Letter to Cipher Pharmaceuticals Inc., the manufacturer for ConZip, for which we hold the exclusive license to market, sell and distribute. The FDA determined that a piece of promotional material for ConZip was false and misleading because it omitted important risk information. On November 30, 2017, the FDA issued a letter to Cipher Pharmaceuticals Inc. acknowledging Cipher Pharmaceuticals Inc.'s corrective actions as sufficient and concluding that the matter is considered closed. We remain committed to continuing to improve our quality control and manufacturing practices; however, we cannot be assured that the FDA will continue to be satisfied with our quality control and manufacturing systems and standards. Failure to comply strictly with these regulations and requirements may damage our reputation and lead to financial penalties, compliance expenditures, the recall or seizure of products, total or partial suspension of production or distribution, withdrawal or suspension of the applicable regulator's review of our submissions, enforcement actions, injunctions and criminal prosecution. Further, other federal agencies, our customers and partners in our development, manufacturing, collaboration and other partnership agreements with respect to our products and services may take any such FDA observations or Warning Letters into account when considering the award of contracts or the continuation or extension of such partnership agreements. The delay and cost of remedial actions, or obtaining approval to manufacture at a different facility, could negatively impact our business. Any failure by us to comply with applicable laws and regulations or any actions by the FDA and other agencies as described above could have a material adverse effect on our business, financial position and results of operations.

The illegal distribution and sale by third parties of counterfeit versions of our products or of stolen products could have a negative impact on our reputation and a material adverse effect on our business, results of operations and financial condition.

Third parties could illegally distribute and sell counterfeit versions of our products, which do not meet the rigorous manufacturing and testing standards that our products undergo. Counterfeit products are frequently unsafe or ineffective, and can be life-threatening. Counterfeit medicines may contain harmful substances, the wrong dose of the API or no API at all. However, to distributors and users, counterfeit products may be visually indistinguishable from the authentic version.

Reports of adverse reactions to counterfeit drugs or increased levels of counterfeiting could materially affect patient confidence in the authentic product. It is possible that adverse events caused by unsafe counterfeit products will mistakenly be attributed to the authentic product. In addition, thefts of inventory at warehouses, plants or while in-transit, which are not properly stored and which are sold through unauthorized channels could adversely impact patient safety, our reputation and our business.

Public loss of confidence in the integrity of our pharmaceutical products as a result of counterfeiting or theft could have a material adverse effect on our reputation, business, results of operations and financial condition.

Our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could harm our business.

Misconduct by our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization, could include intentional, reckless or negligent conduct or unauthorized activities that violate: (i) the laws and regulations of the FDA and other similar regulatory authorities, including those laws that require the reporting of true, complete and accurate information to such authorities; (ii) manufacturing standards; (iii) data privacy, security, fraud and abuse and other healthcare laws and regulations; or (iv) laws that require the reporting of true, complete and accurate financial information and data. Specifically, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creation of fraudulent data in preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations.

Risks related to our indebtedness

Our operating subsidiaries' substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting obligations on our indebtedness.

We currently have a substantial amount of indebtedness. As of June 30, 2018, our total indebtedness was $324.2 million (excluding original issue discount or upfront payments), with unused commitments of $50.0 million under the senior secured credit facilities. Upon completion of this offering and the private placement and after giving effect to the use of proceeds described in this prospectus, we expect to have total indebtedness of $274.2 million (excluding original issue discount or upfront payments). We may also incur significant additional indebtedness in the future.

Subject to the limits contained in our senior secured credit facilities, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to this high level of debt could intensify. Specifically, the high level of debt could have important consequences, including, but not limited to:

  ▪
  making it more difficult for us to satisfy our obligations with respect to our debt;
  ▪
  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;
  ▪
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;
  ▪
  increasing our vulnerability to general adverse economic and industry conditions;
  ▪
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the senior secured credit facilities, which are at variable rates of interest;
  ▪
  limiting our flexibility in planning for and reacting to changes in the industry in which we compete;
  ▪
  placing us at a disadvantage compared to other, less leveraged competitors; and
  ▪
  increasing our cost of borrowing.

The terms of the Credit Agreement restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Credit Agreement contains a number of restrictive covenants that impose significant operating and financial restrictions on our operating subsidiaries and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

  ▪
  incur additional indebtedness;
  ▪
  pay dividends or make other distributions or repurchase or redeem our share capital;

  ▪
  prepay, redeem or repurchase certain debt;
  ▪
  make loans and investments;
  ▪
  sell assets or enter into sale and lease-back transactions;
  ▪
  incur liens;
  ▪
  enter into transactions with affiliates;
  ▪
  alter the businesses we conduct;
  ▪
  enter into agreements restricting our subsidiaries' ability to pay dividends;
  ▪
  consolidate, merge or sell all or substantially all of our assets;
  ▪
  amend or modify the organizational documents of our operating subsidiaries;
  ▪
  amend or modify certain indebtedness of our operating subsidiaries;
  ▪
  change our fiscal year; and
  ▪
  enter into certain derivative transactions.

In addition, the restrictive covenants in the Credit Agreement require us to comply with certain financial covenants. As of the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2018, our operating subsidiaries must (i) maintain a Total Leverage Ratio (as defined in the Credit Agreement) no greater than 4.75:1.00, which shall be reduced to 4.50:1.00 for the fiscal quarter ending March 31, 2020 and each subsequent fiscal quarter and (ii) maintain a Consolidated Fixed Charge Coverage Ratio not less than 1.25:1.00. Our ability to meet these financial ratios can be affected by events beyond our control.

A breach of the covenants under the Credit Agreement could result in an event of default under the Credit Agreement. Such an event of default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies which could have a material adverse effect on our business, operations and financial results. In addition, an event of default under the Credit Agreement would permit the lenders under the senior secured credit facilities to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the senior secured credit facilities, those lenders could proceed against the collateral granted to them to secure that indebtedness which could force us into bankruptcy or liquidation. In the event our lenders accelerate the repayment of the borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the Credit Agreement or the exercise by the applicable lenders of their rights under the related security documents would likely have a material adverse effect on us. As a result of these restrictions, we may be:

  ▪
  limited in how we conduct our business;
  ▪
  unable to raise additional debt or equity financing to operate during general economic or business downturns; or
  ▪
  unable to compete effectively or to take advantage of new business opportunities. These restrictions may affect our ability to grow in accordance with our strategy.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Credit Agreement restricts our ability to dispose of assets and use the proceeds from those dispositions and also restricts our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations, including our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

  ▪
  our debt holders could declare all outstanding principal and interest to be due and payable;
  ▪
  the lenders under the senior secured credit facilities could terminate their commitments to loan us money and foreclose against the assets securing the borrowings; and
  ▪
  we could be forced into bankruptcy or liquidation.

We will require a significant amount of cash to service our indebtedness. The ability to generate cash or refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

Our ability to make scheduled payments on, or to refinance our respective obligations under, our indebtedness and to fund planned capital expenditures and other corporate expenses will depend on the ability of our subsidiaries to make distributions, dividends or advances to us, which in turn will depend on our subsidiaries' future operating performance and on economic, financial, competitive, legislative, regulatory and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which they may be subject. Many of these factors are beyond our control. We cannot be certain that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to satisfy our respective obligations under our indebtedness or to fund our other needs. In order for us to satisfy our obligations under our indebtedness and fund planned capital expenditures, we must continue to execute our business strategy. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or refinance all or a portion of our indebtedness on or before maturity. Significant delays in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, we cannot assure our creditors that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We are a holding company with nominal net worth and will depend on dividends and distributions from our subsidiaries, which are restricted from paying dividends and distributions to us pursuant to the terms of our existing indebtedness and may be restricted pursuant to the terms of future indebtedness, which as a result may restrict us from paying dividends to you.

We are a holding company with nominal net worth. We do not have any material assets or conduct any business operations other than our investments in our subsidiaries. Our business operations are conducted primarily out of our indirect operating subsidiaries, Vertical Pharmaceuticals, LLC, Trigen Laboratories, LLC and Osmotica Pharmaceutical US LLC. As a result, notwithstanding any restrictions on payment of dividends under our existing indebtedness, our ability to pay dividends, if any, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us. The Credit Agreement restricts our subsidiaries from paying dividends and making distributions to its direct or indirect equity holders unless there are available exceptions thereunder. If we are not able to meet such available exceptions that would allow our subsidiaries to pay a dividend or make a distribution to us, and which would then allow us to pay a dividend to you, then we will need to obtain a waiver from the lenders under the senior secured credit facilities.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the Credit Agreement contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we and the guarantors now face could intensify.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the senior secured credit facilities are at variable rates of interest and expose us to interest rate risk. Historically, we have elected that Borrowings under the senior secured credit facilities bear interest based upon the London Inter-Bank Offered Rate, or LIBOR. The senior secured credit facilities include a LIBOR floor of 1.00%. The interest period can be set at one, two, three or six months (or, to the extent available to all relevant lenders, twelve months or a shorter period) as selected by us in accordance with the terms of the senior secured credit facilities. An increase of 1.00% in LIBOR would result in a $3.2 million increase in our annual interest expense associated with the senior secured credit facilities.

Risks related to our ordinary shares and this offering

We are eligible to be treated as an "emerging growth company," as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus.

We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenues of $1.07 billion or more during any fiscal year before that time, in which cases, we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. In addition, we qualify as a "smaller reporting company," which allows us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them, and we cannot predict or estimate the amount or timing of such additional costs.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Sponsors will continue to have significant influence over us after this offering, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote.

We are currently controlled, and after this offering is completed will continue to be controlled, by the Sponsors. Upon completion of this offering and the private placement, investment funds affiliated with the Sponsors will beneficially own approximately 83.2% of our outstanding ordinary shares (or 81.6% if the underwriters exercise in full their option to purchase additional shares). For as long as the Sponsors own or control at least a majority of our outstanding voting power, they will have the ability to exercise substantial control over all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including the election and removal of directors and the size of our board of directors, any amendment to our Memorandum and Articles of Association, the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Even if their ownership falls below 50%, they will continue to be able to strongly influence or effectively control our decisions so long as they continue to hold a significant portion of our ordinary shares. In addition, each of the Sponsors will have a contractual right to nominate two directors for so long as such Sponsor owns at least 20% of our outstanding ordinary shares, and one director for so long as such Sponsor owns less than 20% but more than 10% of our outstanding ordinary shares.

Additionally, the Sponsors' interests may not align with the interests of our other shareholders. Avista and Altchem are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Upon the listing of our shares, we will be a "controlled company" within the meaning of the rules of the Nasdaq Stock Market and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements; you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Because the Sponsors will continue to control a majority of the voting power of our outstanding ordinary shares after completion of this offering and the private placement, we will be a "controlled company" within the meaning of the corporate governance standards of the Nasdaq Stock Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our ordinary shares:

  ▪
  we have a board of directors that is composed of a majority of "independent directors," as defined under the rules of the Nasdaq Stock Market;
  ▪
  we have a compensation committee that is composed entirely of independent directors; and
  ▪
  we have a nominating and corporate governance committee that is composed entirely of independent directors.

Following this offering, we intend to utilize all of these exemptions. Accordingly, for so long as we are a "controlled company," you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Stock Market. Our status as a controlled company could make our ordinary shares less attractive to some investors or otherwise harm our share price.

Our directors who have relationships with Avista or Altchem may have conflicts of interest with respect to matters involving our company.

Following this offering, two of our six directors will be affiliated with Avista and two directors will be affiliated with Altchem. In addition, our Chief Executive Officer, Brian Markison, serves as an operating executive at Avista Capital Partners. Our directors have fiduciary duties to us and, in addition, will have duties to Avista or Altchem, as applicable. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and Avista or Altchem, as applicable, whose interests, in some circumstances, may be adverse to ours.

If you purchase our ordinary shares in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our ordinary shares is substantially higher than the net tangible book deficit per ordinary share. Therefore, if you purchase our ordinary shares in this offering, you will pay a price per share that substantially exceeds our net tangible book deficit per share after this offering.

You will experience immediate dilution of $11.54 per share, representing the difference between our pro forma net tangible book deficit per share after giving effect to this offering and the initial public offering price. For more information, see "Dilution."

Your percentage ownership in us may be diluted in the future, which could reduce your influence over matters on which shareholders vote.

In the future, your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we may grant to directors, officers and employees. From time to time, we may issue additional options or other share based awards to our directors, officers and employees under our benefits plans.

Pursuant to our Articles of Association, our board of directors has the authority, without action or vote of our shareholders, to issue all or any part of our authorized but unissued ordinary shares, and one or more classes or series of preferred shares having such powers, preferences and relative, participating, optional and other special rights, including preferences over our ordinary shares respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our ordinary shares. For example, our board of directors could grant the holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences our board of directors could assign to holders of preferred shares could affect the residual value of our ordinary shares.

Issuances of ordinary shares or voting preferred shares in the manner outlined above may reduce your influence over matters on which our shareholders vote.

An active, liquid trading market for our ordinary shares may not develop, which may limit your ability to sell your shares.

Prior to this offering, there was no public market for our ordinary shares. Although we intend to list our ordinary shares on the Nasdaq Global Select Market under the symbol "OSMT," an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price will be determined by negotiations between us and the underwriters and may not be indicative of market prices of our ordinary shares that will prevail in the open market after the offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our ordinary shares. The market price of our ordinary shares may decline below the initial public offering price, and you may not be able to sell our ordinary shares at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management's attention.

Prior to this offering, we operated our company on a private basis. After this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the Nasdaq Stock Market and other applicable securities laws and regulations. Compliance with these laws and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. In connection with preparation for providing this attestation, our independent auditors may identify deficiencies or weaknesses in our controls. We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors may therefore strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

We have identified a material weakness in our internal control over financial reporting. If we fail to maintain effective internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results in a timely manner or prevent fraud, which may adversely affect investor confidence in our company.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. Although we will be required to disclose changes that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until our second annual report required to be filed with the SEC.

To comply with the requirements of being a public company, we may need to undertake various actions to develop, implement and test additional processes and other controls, including compliance training for our directors, officers and employees, hiring of additional finance, accounting and other personnel and modifications to our existing accounting systems, any of which could entail substantial cost or take a significant period of time to complete. Testing and maintaining internal controls can divert our management's attention from other matters related to the operation of our business. In addition, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate resulting in our management being unable to assert that our internal control over financial reporting is effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

In connection with the preparation of our audited consolidated financial statements as of and for the years ended December 31, 2017 and 2016, we identified a material weakness in our internal control over financial reporting. This material weakness related to our failure to maintain an effective control environment around our period-end financial closing and reporting process. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Controls and Procedures."

Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent financial fraud. If we are unable to maintain adequate internal controls, our business and operating results could be harmed. If we fail to complete the remediation of this material weakness in our internal control, or after having remediated such material weakness, thereafter fail to maintain the adequacy of our internal control over financial reporting or our disclosure controls and procedures, we could be subjected to regulatory scrutiny, civil or criminal penalties or stockholder litigation, the defense of any of which could cause the diversion of management's attention and resources, we could incur significant legal and other expenses, and we could be required to pay damages to settle such actions if any such actions were not resolved in our favor. Moreover, we may be the subject of negative publicity focusing on this material weakness and we may be subject to negative reactions from stockholders and others with whom we do business. Further, we may not be able to remediate the material weakness in a timely manner and our management may be required to devote significant time and expense to remediate the material weakness. Continued or future failure to maintain adequate internal control over financial reporting could also result in financial statements that do not accurately reflect our financial condition or results of operations, which could result in the need to restate previously issued financial statements. There can be no assurance that we will not conclude in the future that this material weakness continues to exist or that we will not identify any significant deficiencies or other material weaknesses that will impair our ability to report our financial condition and results of operations accurately or on a timely basis. In addition, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting in future periods, investors may lose confidence in the accuracy and completeness of our financial reports. In the event that any of the foregoing occurs, the market price of our ordinary shares could be negatively affected.

We have identified errors in our financial statements for the years ended December 31, 2016 and December 31, 2017 related to our accounting for certain aspects of the Business Combination, which required us to restate those financial statements. If we identify errors in our financial reporting in the future, we may be required to restate previously issued financial statements and any such restatement may subject us to regulatory penalties and could cause investors to lose confidence in the accuracy and completeness of our financial statements, which could cause the price of our ordinary shares to decline.

In connection with the preparation of the prospectus for this offering, we identified errors in our financial statements for the years ended December 31, 2016 and December 31, 2017 related to our accounting for certain aspects of the Business Combination. The required adjustments to address these errors led to restatements of those financial statements. If we are required to restate any of our financial statements in the future due to our inability to adequately remedy the issues that gave rise to these restatements or for any other reason, we may be subject to regulatory penalties and investors could lose confidence in the accuracy and completeness of our financial statements, which could cause our share price to decline.

Registration of the beneficial interests in our shares will subject us and the holders of such beneficial interests to certain risks.

We will enter into a Depository Agreement, or DTC Agreement, with the Depository Trust Company, or DTC, in connection with the proposed listing and trading of our shares on the Nasdaq Global Select Market. In accordance with the DTC Agreement, following completion of the initial public offering of our shares, DTC's nominee, Cede & Co., will be registered as the legal owner of certain of our ordinary shares in the Irish shareholder register that we are required to maintain pursuant to the Companies Act 2014 of Ireland, or the Irish Companies Act. Under the DTC Agreement, DTC will credit the beneficial interests in those ordinary shares in book entry form to its participants. Accordingly, while the ordinary shares issued in accordance with Irish law will be listed on the Nasdaq Global Select Market and traded on the Nasdaq Global Select Market, it will be the beneficial interests in such ordinary shares that are settled and held in DTC. In accordance with market practice and system requirements of the Nasdaq Global Select Market, the ordinary shares will be listed and traded on the Nasdaq Global Select Market under the category of "Common Share." In respect of beneficial interests in ordinary shares held in DTC, such beneficial ownership would not necessarily be recognized by an Irish court. As such, investors holding beneficial interests in our ordinary shares within DTC may have no direct rights against us and our officers and directors and may be required to obtain the cooperation of DTC in order to assert claims against us and our officers and directors, and to look solely to DTC for the payment of any dividends, for exercise of voting rights attaching to the underlying ordinary shares and for all other rights arising in respect of the underlying ordinary shares. We cannot guarantee that DTC will be able to execute its obligations under the DTC Agreement, including that the beneficial owners of the ordinary shares within DTC will receive notice of general meetings in time to instruct DTC to either effect registration of their ordinary shares or otherwise vote their ordinary shares in the manner desired by such beneficial owners. Any such failure may, inter alia, limit the access for, delay or prevent, such beneficial shareholders being able to exercise the rights attaching to the underlying ordinary shares.

DTC will have certain termination rights under the DTC Agreement. In the event that the DTC Agreement is terminated, we will use our reasonable best efforts to enter into a replacement agreement for purposes of permitting the uninterrupted registration of our ordinary shares on the Nasdaq Global Select Market. There can be no assurance, however, that it would be possible to enter into such new agreements on substantially the same terms as the DTC Agreement or at all. A termination of the DTC Agreement could, therefore, have a material and adverse effect on us and the beneficial shareholders holding their ordinary shares within DTC. The DTC Agreement limits DTC's liability for any loss suffered by us. DTC disclaims any liability for any loss attributable to circumstances beyond DTC's control, including, but not limited to, errors committed by others. DTC is liable for direct losses incurred as a result of events within DTC's control. Thus, we may not be able to recover our entire loss if DTC does not perform its obligations under the DTC Agreement.

Our share price may be volatile, and the market price of our ordinary shares after this offering may drop below the price you pay.

Our share price is likely to fluctuate in the future as a publicly traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price or at all. The trading price of our shares may fluctuate in response to various factors, including:

  ▪
  market conditions in the broader stock market;

  ▪
  actual or anticipated fluctuations in our quarterly financial and operating results;

  ▪
  introduction of new products or services by us or our competitors;

  ▪
  issuance of new or changed securities analysts' reports or recommendations;

  ▪
  results of operations that vary from expectations of securities analysts and investors;

  ▪
  results of operations that vary from those of our competitors;

  ▪
  guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

  ▪
  strategic actions by us or our competitors;

  ▪
  announcement by us, our competitors or our vendors of significant contracts or acquisitions;

  ▪
  sales, or anticipated sales, of large blocks of our shares;

  ▪
  additions or departures of key personnel;

  ▪
  regulatory, legal or political developments;

  ▪
  public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

  ▪
  litigation and governmental investigations;

  ▪
  changing economic conditions;

  ▪
  changes in accounting principles;

  ▪
  default under agreements governing our indebtedness;

  ▪
  exchange rate fluctuations; and

  ▪
  other events or factors, including those from natural disasters, war, acts of terrorism or responses to these events.

These and other factors, many of which are beyond our control, may cause our market price and demand for our shares to fluctuate substantially. Fluctuations in our share price could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of shares have been volatile, holders of those shares have sometimes instituted securities class action litigation against the company that issued the shares. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

A significant portion of our total outstanding ordinary shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our ordinary shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. After this offering and the private placement, we will have 51,521,424 ordinary shares outstanding based on the number of ordinary shares outstanding as of September 30, 2018. This includes shares that we are selling in this offering, which may be resold in the public market immediately, and assumes no exercises of outstanding options. Substantially all of the shares that are not being sold in this offering will be subject to a 180-day lock-up period provided under agreements executed in connection with this offering. These shares will, however, be able to be resold after the expiration of the lock-up agreement as described in the "Shares Eligible for Future Sale" section of this prospectus. We also intend to file a Form S-8 under the Securities Act, to register all of our ordinary shares that we may issue under our equity compensation plans. In addition, Avista and Altchem have certain demand registration rights that could require us in the future to file registration statements in connection with sales of our shares by them. For more information, see "Certain Relationships and Related Party Transactions — Shareholders' Agreement." Such sales could be significant. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the "Underwriting" section of this prospectus. As restrictions on resale end, the market price of our shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Since we have no current plans to pay regular cash dividends on our ordinary shares following this offering, you may not receive any return on investment unless you sell our ordinary shares for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our ordinary shares following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. Our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. In addition, our ability to pay cash dividends may be limited by Irish law, as discussed under the risk factor titled "The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation and these differences may make our ordinary shares less attractive to investors." Therefore, any return on investment in our ordinary shares is solely dependent upon the appreciation of the price of our ordinary shares on the open market, which may not occur. For more information, see "Dividend Policy."

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who covers us downgrades our ordinary shares, or if our results of operations do not meet their expectations, our share price could decline.

Risks related to being an Irish corporation listing ordinary shares

Provisions contained in our Articles of Association, as well as provisions of Irish law, could impair a takeover attempt, limit attempts by our shareholders to replace or remove our current directors and management team, and limit the market price of our ordinary shares.

Our Articles of Association that will come into effect immediately prior to the completion of this offering, together with certain provisions of the Irish Companies Act could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors.

There are a number of approaches for acquiring an Irish public limited company, including a court-approved scheme of arrangement under the Irish Companies Act, through a tender offer by a third party, by way of a merger with a company incorporated in the European Economic Area, or EEA, under the European Communities (Cross-Border Mergers) Regulations 2008 (as amended) and by way of a merger with a company incorporated in Ireland under the Irish Companies Act. Each method requires shareholder approval or acceptance and different thresholds apply.

The Irish Takeover Panel Act 1997 and the Irish Takeover Rules 2013 made thereunder, or the Irish Takeover Rules, will govern a takeover or attempted takeover of our company by means of a court-approved scheme of arrangement or a tender offer. The Irish Takeover Rules contain detailed provisions for takeovers, including as to disclosure, process, dealing and timetable. The Irish Takeover Rules could discourage an investor from acquiring 30% or more of our outstanding ordinary shares unless such investor was prepared to make a bid to acquire all outstanding ordinary shares.

Our Articles of Association will contain provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of our ordinary shares and adversely affect the market price of our ordinary shares and the voting and other rights of the holders of our ordinary shares. These provisions include:

  ▪
  permitting our board of directors to issue preference shares without shareholder approval, with such rights, preferences and privileges as they may designate;

  ▪
  provisions that allow our board of directors to adopt a shareholder rights plan upon such terms and conditions as it deems expedient and in our best interests;

  ▪
  establishing an advance notice procedure for shareholder proposals to be brought before shareholder meetings, including proposed nominations of persons for election to our board of directors;

  ▪
  the ability of our board of directors to fill vacancies on our board in certain circumstances; and

  ▪
  imposing particular approval and other requirements in relation to certain business combinations.

These provisions do not make us immune from takeovers. However, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Our board of directors may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.

Following the authorization for trading of our ordinary shares on the Nasdaq Global Select Market, we will become subject to the Irish Takeover Panel Act 1997 and the Irish Takeover Rules. Under the Irish Takeover Rules, our board of directors is not permitted to take any action that might frustrate an offer for our ordinary shares once our board of directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions, such as (i) the issue of shares, options, restricted share units or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our board of directors has reason to believe an offer is or may be imminent. These provisions may give our board of directors less ability to control negotiations with hostile offerors than would be the case for a corporation incorporated in a jurisdiction of the United States.

The operation of the Irish Takeover Rules may affect the ability of certain parties to acquire our ordinary shares.

Under the Irish Takeover Rules, if an acquisition of ordinary shares were to increase the aggregate holding of the acquirer and its concert parties to ordinary shares that represent 30% or more of the voting rights of a company, the acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding ordinary shares at a price not less than the highest price paid for the ordinary shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of ordinary shares by a person holding (together with its concert parties) ordinary shares that represent between 30% and 50% of the voting rights in the company if the effect of such acquisition were to increase that person's percentage of the voting rights by 0.05% within a 12-month period. Following the authorization for trading of our ordinary shares on the Nasdaq Global Select Market, under the Irish Takeover Rules, certain separate concert parties will be presumed to be acting in concert. Our board of directors and their relevant family members, related trusts and "controlled companies" are presumed to be acting in concert with any corporate shareholder who holds 20% or more of the company. The application of these presumptions may result in restrictions upon the ability of any of the concert parties and members of our board of directors to acquire more of our securities, including under the terms of any executive incentive arrangements. Following the listing of our ordinary shares on the Nasdaq Global Select Market, we may consult with the Irish Takeover Panel with respect to the application of this presumption and the restrictions on the ability to acquire further securities, although we are unable to provide any assurance as to whether the Irish Takeover Panel will overrule this presumption. For a description of certain takeover provisions applicable to us, see "Description of Share Capital — Irish Takeover Rules and Substantial Acquisition Rules."

Our Articles of Association designate the courts of Ireland for all actions and proceedings, other than those relating to U.S. securities law, which could limit our shareholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees and will require shareholders to pursue certain claims outside the United States.

Our Articles of Association provide that, unless our board of directors or one of its duly authorized committees approves the selection of an alternate forum and to the fullest extent permitted by applicable law, the courts of Ireland shall be the exclusive forum for all actions or proceedings, other than those related to U.S. securities law, but including (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our shareholders, (iii) any action asserting a claim against us arising pursuant to any provision of Irish law or our Articles of Association and (iv) any action to interpret, apply, enforce or determine the validity of our Articles of Association. Any person or entity purchasing or otherwise acquiring any interest in our shares shall be deemed to have notice of and to have consented to the provisions of our

Articles of Association and waived any argument relating to the inconvenience of the forums described above. As a result, certain shareholder actions and proceedings may only be brought in Ireland and our shareholders would not have access to any U.S. courts with respect to such actions. This choice of forum provision may limit a shareholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Articles of Association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Irish law differs from the laws in effect in the United States and U.S. investors may have difficulty enforcing civil liabilities against us, our directors or members of senior management named in this prospectus.

A number of our directors named in this prospectus are non-residents of the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may not be possible to serve process on these directors, or us, in the United States or to enforce court judgments obtained in the United States against these individuals or us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. The United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland. A judgment obtained against us will be enforced by the courts of Ireland if the following general requirements are met:

  ▪
  U.S. courts must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and

  ▪
  the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it.

A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. But where the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that in the meantime the judgment may not be actionable in Ireland. It remains to be determined whether a final judgment given in default of appearance is final and conclusive. Irish courts may also refuse to enforce a judgment of the U.S. courts that meets the above requirements for one of the following reasons:

  ▪
  the judgment is not for a definite sum of money;

  ▪
  the judgment was obtained by fraud;

  ▪
  the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice;

  ▪
  the judgment is contrary to Irish public policy or involves certain U.S. laws that will not be enforced in Ireland; or

  ▪
  jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Irish Superior Courts Rules.

As an Irish company, we are principally governed by Irish law, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or other officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our ordinary shares may have more difficulty protecting their interests than would holders of shares of a corporation incorporated in a jurisdiction of the United States.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation and these differences may make our ordinary shares less attractive to investors.

We are incorporated under Irish law and, therefore, certain of the rights of holders of our shares are governed by Irish law, including the provisions of the Irish Companies Act, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations and these differences may make our ordinary shares less attractive to investors. The principal differences include the following:

  ▪
  under Irish law, dividends may only be declared if we have, on an individual entity basis, profits available for distribution, within the meaning of the Irish Companies Act. In addition, no distribution or dividend may be paid or made by us unless our net assets are equal to, or exceed, the aggregate of our called up share capital plus non-distributable reserves and the distribution does not reduce our net assets below such aggregate;

  ▪
  under Irish law, each shareholder generally has preemptive rights to subscribe on a proportionate basis to any issuance of shares. Preemption rights may be disapplied under Irish law for renewable five-year periods by Irish companies by way of a provision in such companies' articles of association or a special resolution of their shareholders, which is an option we will avail ourselves of prior to the completion of this offering;

  ▪
  under Irish law, certain matters require the approval of holders of 75% of the votes cast at a general meeting of our shareholders, including amendments to our Articles of Association, which may limit our flexibility to manage our capital structure;

  ▪
  under Irish law, a bidder seeking to acquire us would need, on a tender offer, to receive shareholder acceptance in respect of 80% of our outstanding shares. If this 80% threshold is not achieved in the offer, under Irish law, the bidder cannot complete a "second step merger" to obtain 100% control of us. Accordingly, tender of 80% of our outstanding shares will likely be a condition in a tender offer to acquire us, not 50% as is more common in tender offers for corporations organized under U.S. law; and

  ▪
  under Irish law, shareholders may be required to disclose information regarding their equity interests upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares, including prohibitions on the transfer of the shares, as well as restrictions on voting, dividends and other payments.

For further information with respect to your rights as a holder of our ordinary shares, see the section of this prospectus titled "Description of Share Capital."

Risks related to taxation

Changes in our effective tax rate may reduce our net income in future periods.

We cannot give any assurance as to what our effective tax rate will be because of, among other things, uncertainty regarding the tax policies of the jurisdictions in which we operate and the varying applications of statutes, regulations and related interpretations.

A number of factors may increase our future effective tax rates, including: the jurisdictions in which profits are determined to be earned and taxed (which may vary depending on our taxable presence in such jurisdictions as may be determined by tax authorities in such jurisdictions); the resolution of issues arising from tax audits that may be undertaken by various tax authorities; changes in the valuation of our deferred tax assets and liabilities due to changes in applicable tax legislation; increases in expenses that are not deductible for tax purposes, including transaction costs and impairments of goodwill in connection with acquisitions; changes in available tax credits; changes in share-based compensation; changes in tax laws or the interpretation of such tax laws (including in respect of new U.S. tax legislation passed last year); changes to currently applicable tax treaties, including those resulting in a loss of treaty benefits; changes in generally accepted accounting principles; and challenges to the transfer pricing policies related to our structure undertaken by various tax authorities. Currently, jurisdictions within the Organization for Economic Co-Operation and Development, or the OECD, are reviewing OECD proposals relating to base erosion and profit shifting. Our effective tax rate could be affected to the extent that countries adopt such OECD proposals.

Recently enacted U.S. tax legislation has significantly changed the U.S. federal income taxation of corporations and multinational consolidated groups, including by reducing the U.S. corporate income tax rate, limiting interest deduction, adopting elements of a territorial international tax system and introducing new anti-base erosion provisions. Many of these changes are effective immediately, without any transition periods or grandfathering for existing transactions and may affect our actual effective tax rate. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the U.S. Department of Treasury and the Internal Revenue Service, any of which could lessen or increase certain adverse impacts of the legislation. Further, it is reasonable to expect that non-U.S. taxing authorities will be reviewing current law for potential modifications in reaction to the implementations of the new U.S. tax legislation.

It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs, we could become, or be regarded as having become tax resident in a jurisdiction other than Ireland. Should we cease to be an Irish tax resident, we may be subject to a charge of Irish capital gains tax as a result of a deemed disposal of our assets. Our actual effective tax rate may vary from our expectation and that variance may be material. Additionally, the tax laws of Ireland and other jurisdictions in which we operate could change in the future, and such changes could cause a material adverse change in our effective tax rate.

If our tax rates or tax expenses were to increase as described above, such increases could cause a material and adverse change in our worldwide effective tax rate and we may have to take action, at potentially significant expense, to seek to mitigate the effect of such changes. In addition, any amendments to the current double taxation treaties between Ireland and other jurisdictions could subject us to increased taxation. Any such amendments to double taxation treaties or increases in taxation based on examinations by taxing authorities, if such increases are ultimately sustained, could result in increased charges, financial loss, including penalties, and reputational damage and materially and adversely affect our results, financial condition and prospects.

If we are a passive foreign investment company, U.S. investors in our ordinary shares could be subject to adverse U.S. federal income tax consequences.

The rules governing passive foreign investment companies, or PFICs, can have adverse effects for U.S. federal income tax purposes. We would be classified as a PFIC for any taxable year in which either: (i) at least 75% of our gross income is classified as "passive income" for purposes of the PFIC rules, or (ii) at least 50% of the fair market value of our assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of "passive income." For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation we own, directly or indirectly, 25% or more (by value) of its stock. As discussed in " — Material Tax Considerations — Material U.S. Federal Income Tax Considerations," we do not believe that we are currently a PFIC, and we do not anticipate becoming a PFIC for the 2018 taxable year, however such a determination cannot be made until following the end of such taxable year. Notwithstanding the foregoing, the determination of whether we are a PFIC must be made annually after the close of each taxable year, depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and may also be affected by the interpretation and application of the PFIC rules. The fair market value of our assets is expected to depend, in part, upon (a)

the market price of our ordinary shares and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that we are not a PFIC for the current taxable year or that we will not become a PFIC for any future taxable year.

If we are a PFIC, U.S. holders of our ordinary shares would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. Whether or not U.S. holders of our ordinary shares make timely qualified electing fund, or QEF, elections, if we provide the necessary information to U.S. holders to make such elections, or mark-to-market elections may affect the U.S. federal income tax consequences to U.S. holders with respect to the acquisition, ownership and disposition of our ordinary shares and any distributions such U.S. holders may receive. Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to our ordinary shares.

U.S. holders of 10% or more of the voting power or value of our ordinary shares may be subject to U.S. federal income taxation at ordinary income tax rates on undistributed earnings and profits.

There is a risk that we will be classified as a "controlled foreign corporation," or CFC, for U.S. federal income tax purposes. We will generally be classified as a CFC if more than 50% of our outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or by attribution) by "U.S. Shareholders." For this purpose, a "U.S. Shareholder" is any U.S. person that owns directly, indirectly or by attribution, 10% or more of the total voting power or total value of our outstanding shares. If we are classified as a CFC, a U.S. Shareholder may be subject to U.S. income taxation at ordinary income tax rates on its proportionate share of our undistributed earnings and profits attributable to "subpart F income" or undistributed earnings and profits invested in certain U.S. property and may also be subject to tax at ordinary income tax rates on any gain realized on a sale of ordinary shares, to the extent of our current and accumulated earnings and profits attributable to such shares. U.S. Shareholders of a CFC are also required to include in gross income for a taxable year, at a reduced effective tax rate, its proportionate share of certain non-U.S. active business income of a CFC not included in a CFC's "subpart F income," or "global intangible low-taxed income," to the extent such "global intangible low-taxed income" is in excess of 10% of the adjusted U.S. federal income tax basis of depreciable tangible assets used in the CFC's trade or business (reduced by a U.S. Shareholder's allocable net interest expense). Foreign taxes paid by a CFC attributable to the CFC's "subpart F income" and "global intangible low-taxed income" and any corresponding foreign tax credits may affect the amount of income includible in a U.S. Shareholder's gross income for U.S. tax purposes. Even if we are not classified as a CFC, certain of our non-U.S. subsidiaries could be treated as CFCs due to the application of certain new attribution rules that currently apply in determining CFC status. If certain non-U.S. subsidiaries are classified as CFCs, any U.S. Shareholder may be required to report annually and include in its U.S. taxable income its pro rata share of "subpart F income," "global intangible low-taxed income" and investments in U.S. property attributable to those non-U.S. subsidiaries. The CFC rules are complex and U.S. Shareholders and U.S. holders of our ordinary shares are urged to consult their own tax advisors regarding the possible application of the CFC, "subpart F income," and "global intangible low-taxed income" rules (including applicable direct and indirect attribution rules) to them based on their particular circumstances.

A future transfer of your ordinary shares, other than one effected by means of the transfer of book entry interests in DTC, may be subject to Irish stamp duty.

Transfers of ordinary shares effected by means of the transfer of book entry interests in the DTC should not be subject to Irish stamp duty where ordinary shares are traded through DTC, either directly or through brokers that hold such shares on behalf of customers through DTC. However, if you hold your ordinary shares as of record rather than beneficially through DTC, any transfer of your ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty to arise could adversely affect the price of our ordinary shares. For more information, see "Material Tax Considerations — Material Irish Tax Considerations — Stamp Duty."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "should," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short- and long-term business operations and objectives and financial needs. Examples of forward-looking statements include, among others, statements we make regarding: our intentions, beliefs or current expectations concerning, among other things, future operations; future financial performance, trends and events, particularly relating to sales of current products and the development, approval and introduction of new products; FDA and other regulatory applications, approvals and actions; the continuation of historical trends; our ability to operate our business under our new capital and operating structure; and the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs.

We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the following:

  ▪
  if we are unable to successfully develop or commercialize new products, or do so on a timely or cost effective basis, our operating results will suffer;

  ▪
  due to our dependence on a limited number of products, our business could be materially adversely affected if one or more of our key products do not perform as well as expected;

  ▪
  failures of or delays in clinical trials could result in increased costs to us and could jeopardize or delay our ability to obtain regulatory approval and commence product sales for new products;

  ▪
  we are, and will continue to be in the future, a party to legal proceedings that could result in adverse outcomes;

  ▪
  as of June 30, 2018, we had total outstanding debt of approximately $324.2 million (excluding original issue discount or upfront payments), and we had unused commitments of $50.0 million under our senior secured credit facilities. Our substantial debt could adversely affect our liquidity and our ability to raise additional capital to fund operations and could limit our ability to pursue our growth strategy or react to changes in the economy or our industry;

  ▪
  we face intense competition from both brand and generic companies, which could significantly limit our growth and materially adversely affect our financial results;

  ▪
  a business interruption at our manufacturing facility, our warehouses or at facilities operated by third parties that we rely on could have a material adverse effect on our business;

  ▪
  our profitability depends on our major customers, and if our relationships with them do not continue as expected, our business, prospects and results of operations could materially suffer;

  ▪
  if we are unable to develop or maintain our sales capabilities, we may not be able to effectively market or sell our products;

  ▪
  our competitors and other third parties may allege that we are infringing their intellectual property, forcing us to expend substantial resources in resulting litigation, and any unfavorable outcome of such litigation could have a material adverse effect on our business;

  ▪
  our profitability depends on coverage and reimbursement by governmental authorities and other third-party payors and healthcare reform and other future legislation creates uncertainty and may lead to reductions in coverage or reimbursement levels;

  ▪
  we are subject to extensive governmental regulation and we face significant uncertainties and potentially significant costs associated with our efforts to comply with applicable regulations;

  ▪
  our products or product candidates may cause adverse side effects that could delay or prevent their regulatory approval, or result in significant negative consequences following regulatory approval;

  ▪
  manufacturing or quality control problems may damage our reputation, require costly remedial activities or otherwise negatively impact our business; and

  ▪
  other factors that are described in "Risk Factors," beginning on page 16 of this prospectus.

The forward-looking statements included in this prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. We cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

 USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our ordinary shares in this offering and the private placement, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $51.9 million (or $58.4 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use $50.0 million of the net proceeds from the sale of our ordinary shares in this offering and the private placement to repay a portion of our Term A Loan and our Term B Loan. Currently, the Term A Loan and the Term B Loan bear interest at rates of 5.99% and 6.49%, respectively, per annum and mature on December 21, 2022. See "Description of Certain Indebtedness" for a description of our senior secured credit facilities. We intend to use any remaining net proceeds for working capital and other general corporate purposes.

 DIVIDEND POLICY

Our board of directors does not currently intend to pay regular dividends on our ordinary shares. However, we expect to reevaluate our dividend policy on a regular basis following this offering and may, subject to compliance with the covenants contained in the agreements governing our indebtedness, applicable law and other considerations, determine to pay dividends in the future. See "Description of Share Capital."

Any determination to pay dividends in the future would be subject to compliance with applicable laws, including the Irish Companies Act, which requires Irish companies to have profits available for distribution equal to or greater than the amount of the proposed dividend.

 CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2018 on (i) an actual basis, (ii) a pro forma basis to give effect to the issuance of 42,857,139 ordinary shares of Osmotica Pharmaceuticals plc as described under "The Reorganization" and (iii) a pro forma as adjusted basis to give effect to (a) the issuance of 42,857,139 ordinary shares of Osmotica Pharmaceuticals plc as described under "The Reorganization" and (b) the sale by us of 8,664,285 ordinary shares in this offering and the private placement, and the application of the net proceeds therefrom, as described under "Use of Proceeds," after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

The following table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of June 30, 2018
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$28,408	$28,408	$30,312

Long-term indebtedness
Senior secured credit facility
Term A Loan	$273,657	$273,657	$231,378
Term B Loan	49,750	49,750	42,029

Total senior secured credit facilities	$323,407	$323,407	$273,407
Deferred financing fees	(6,150)	(6,150)	(5,199)

Total senior secured credit facilities, net of deferred financing fees	$317,257	$317,257	$268,208
Current portion	(6,724)	(6,724)	(5,700)

Senior secured credit facilities — long-term portion	$310,533	$310,533	$262,508
Note payable — insurance financing	780	780	780

Total long-term indebtedness	$311,313	$311,313	$263,288
Capital lease obligations	287	287	287
Current portion	(110)	(110)	(110)

Capital lease obligations — long-term-portion	$177	$177	$177

Total long-term debt, net of deferred financing fees	$311,490	$311,490	$263,465

Equity
Partners' capital	$421,316	$—	$—
Ordinary shares ($0.01 nominal value, 400,000,000 shares authorized; 42,857,139 shares issued and outstanding)	—	429	515
Additional paid-in capital	—	420,887	471,981
Retained earnings	—	—	—
Accumulated other comprehensive loss	(1,724)	(1,724)	(1,724)

Total equity	$419,592	$419,592	$470,772

Total capitalization	$737,916	$737,916	$740,047

(1)
As of June 30, 2018, the LIBOR rate margin for the Term A Loan and Term B Loan was 3.75% and 4.25%, respectively. To the extent our total leverage ratio, as defined in our senior secured credit facilities, is equal to or less than 2.00 to 1.00 following the consummation of this offering and the application of the net proceeds therefrom, the LIBOR rate margin on the Term A Loan would be reduced to 3.25%. Our senior secured credit facilities also permit us, at our option, to use the net proceeds of this offering or the private placement to repay the Term B Loan without making a corresponding prepayment of the Term A Loan, to the extent our total leverage ratio, as defined in our senior secured credit facilities, is equal to or less than 2.00 to 1.00 following the consummation of this offering and the application of the net proceeds therefrom. See "Description of Certain Indebtedness — Senior Secured Credit Facilities."

 DILUTION

If you invest in our ordinary shares, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per share attributable to the existing shareholders for the presently outstanding ordinary shares. We calculate net tangible book value per share by dividing the net tangible book value (total consolidated tangible assets less total consolidated liabilities) by the number of outstanding ordinary shares.

Our net tangible book value at June 30, 2018 was approximately $(286.1) million, or $(6.68) per share. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering.

After giving effect to the receipt of the estimated net proceeds from our sale of shares in this offering and the private placement and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," our pro forma net tangible book value at June 30, 2018 would have been approximately $(234.0) million, or $(4.54) per share. This represents an immediate increase in net tangible book value per share of $2.13 to existing shareholders and an immediate decrease in net tangible book value per share of $11.54 to you. The following table illustrates this dilution per share.

Initial public offering price per share		$7.00
Net tangible book value per share at June 30, 2018	$(6.68)
Increase per share attributable to new investors in this offering	2.13

Pro forma net tangible book value per share after this offering		(4.54)

Dilution per share to new investors		$11.54

If the underwriters exercise their option to purchase additional shares in full, the pro forma net tangible book value per share after giving effect to this offering would be $(4.33) per share. This represents an increase in pro forma net tangible book value of $2.34 per share to existing shareholders and dilution in pro forma net tangible book value of $11.33 per share to you.

The following table sets forth, as of June 30, 2018, the number of our ordinary shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and investors in the private placement and to be paid by investors purchasing shares in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration			Average Price
	Number	Percent	Amount		Percent	Per Share
Existing shareholders	42,857,139	83%	$175,023,917	(1)	74%	$4.08
Investors in private placement	2,014,285	4	14,099,995		6	7.00
Investors in this offering	6,650,000	13	46,550,000		20	7.00

Total	51,521,424	100%	235,673,912		100%

(1)
Represents the cash investments made in (1) Osmotica Holdings Corp Limited prior to the Business Combination, (2) Vertical/Trigen Holdings, LLC in connection with the investments by Avista in that business since 2013, and (3) Osmotica Holdings S.C.Sp. in connection with the Business Combination or thereafter and prior to this offering. In addition, as part of the Business Combination certain shareholders contributed equity interests in Vertical/Trigen Holdings, LLC in exchange for units of Osmotica Holdings S.C.Sp. These equity interests in Vertical/Trigen Holdings, LLC were acquired by such shareholders in 2013 in connection with the combination of the two businesses that formed Vertical/Trigen Holdings, LLC and no cash consideration was paid directly for such equity interests. For purposes of this table the value that was attributed to such contributed equity interests in the Business Combination has been excluded from the "Total Consideration" amount for existing shareholders because such amount was not a cash investment in the Company, Osmotica Holdings Corp Limited or Vertical/Trigen Holdings, LLC. See "The Business Combination" and "The Reorganization."

The number of ordinary shares to be outstanding after this offering and the private placement is based on 42,857,139 ordinary shares outstanding as of June 30, 2018 and excludes the following:

  ▪
  3,015,572 ordinary shares issuable upon exercise of equity options issued and outstanding under the 2016 Plan at a weighted-average exercise price of $14.96 per share; and

  ▪
  4,100,000 ordinary shares reserved for issuance under the 2018 Plan.

To the extent any outstanding options or other equity awards are exercised or become vested or any additional options or other equity awards are granted and exercised or become vested or other issuances of our ordinary shares are made, there may be further economic dilution to new investors.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial data as of and for the periods indicated. The statement of operations data for the six months ended June 30, 2018 and 2017 and the balance sheet data as of June 30, 2018 presented below have been derived from the unaudited condensed consolidated financial statements of Osmotica Holdings S.C.Sp. included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2017 and 2016 were derived from the audited consolidated financial statements of Osmotica Holdings S.C.Sp. included elsewhere in this prospectus. Immediately prior to this offering, we will undertake a series of restructuring transactions that will result in Osmotica Pharmaceuticals plc becoming the direct parent company of Osmotica Holdings S.C.Sp., with all holders of equity interests in Osmotica Holdings S.C.Sp. becoming securityholders of Osmotica Pharmaceuticals plc. Prior to the Reorganization, Osmotica Pharmaceuticals plc had no material assets and conducted no operations (other than activities incidental to its formation, the Reorganization and this offering). Upon the completion of the Reorganization, the historical consolidated financial statements of Osmotica Holdings S.C.Sp. included in this prospectus will become the historical financial statements of Osmotica Pharmaceuticals plc. See "The Reorganization."

The selected historical consolidated financial data set forth below should be read in conjunction with the disclosures set forth under "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. Certain amounts have been subject to immaterial rounding adjustments for consistency of presentation within the following tables and, as a result, do not match the corresponding amounts in our consolidated financial statements included elsewhere in this prospectus.

			Years ended December 31
	Six months ended June 30,
				2016(1) (restated)
	2018	2017	2017
	(in thousands, except share and per share data)
Revenues
Net product sales	$130,820	$108,225	$237,671	$170,522
Royalty revenue	752	6,207	6,449	40,918
Licensing and contract revenue	88	1,243	1,629	7,019

Total revenues	131,660	115,675	245,749	218,459

Cost of goods sold	67,138	55,900	125,188	125,616

Gross profit	64,522	59,775	120,561	92,843

Selling, general and administrative expenses	33,839	28,042	56,955	65,958
Acquisition-related costs	—	—	—	8,398
Research and development expenses	19,141	11,695	42,688	29,061
Impairment of intangible assets	—	41,700	72,520	21,475
Impairment of fixed assets	—	—	466	—

Total operating expenses	52,980	81,437	172,629	124,892

Operating income (loss)	11,542	(21,662)	(52,068)	(32,049)

Interest expense and amortization of debt discount	(10,084)	(14,419)	(29,052)	(20,187)
Other non-operating (loss) income, net	447	1,282	(4,522)	169

Total other non-operating expenses, net	(9,637)	(13,137)	(33,574)	(20,018)

Income (loss) before income taxes	1,905	(34,799)	(85,642)	(52,067)

Income tax (expense) benefit	(490)	4,739	40,487	10,246

Net income (loss)	$1,415	$(30,060)	$(45,155)	$(41,821)

Net income (loss) per share
Basic	$1.41	$(30.05)	$(45.14)	$(41.81)
Diluted	$1.32	$(30.05)	$(45.14)	$(41.81)
Weighted-average ordinary shares
Basic	1,000,515	1,000,315	1,000,367	1,000,159
Diluted	1,070,613	1,000,315	1,000,367	1,000,159

	As of June 30	As of December 31
		2017 (in thousands) (restated)	2016 (restated)
	2018
Consolidated balance sheet data
Cash and cash equivalents	$28,408	$34,743	$19,559
Total assets	858,300	885,699	978,500
Total long-term debt, current and non-current, net(1)(2)	318,037	320,606	332,993
Capital lease obligations, current and non-current	287	81	195
Total liabilities	438,708	466,429	513,295
Total partners' capital	$419,592	$419,270	$465,205

(1)
The historical financial information presented in this prospectus subsequent to February 2, 2016 is of Osmotica Holdings S.C.Sp., which includes the operating results of Vertical/Trigen and Osmotica Holdings Corp Limited. For the period beginning January 1, 2016 to February 2, 2016, the historical financial information presented in this prospectus reflects the operating results of Vertical/Trigen, our predecessor, only. The historical financial information for the year ended December 31, 2016 has been derived from consolidated financial statements that have been restated to reflect corrections primarily related to business combinations involving Osmotica Holdings Corp Limited and its subsidiaries. See Note 1,

  Organization and Nature of Operations to our consolidated financial statements included elsewhere in this prospectus. Our financial results reflect the termination of our license agreement with UCB and the resulting reacquisition of the marketing and distribution rights for VERT on November 10, 2016. As a result, during 2016, most of our revenue from VERT was derived from royalties received pursuant to that license agreement. Following the reacquisition of the marketing and distribution rights, we recognized revenue and associated expenses from net product sales of VERT.

(2)
In connection with the Business Combination, we (i) entered into our senior secured credit facilities providing for a $160.0 million term loan, (ii) issued $40.0 million of senior subordinated notes due 2023, and (iii) issued $25.0 million of junior subordinated payment-in-kind promissory notes due 2024. We amended our senior secured credit facilities in 2016 in conjunction with the reacquisition of the marketing and distribution rights for VERT. Pursuant to the amendment, certain lenders agreed to make an incremental term loan in the aggregate principal amount of $117.5 million, which was added to the principal amount of our outstanding term loan. As of December 31, 2016, $4.2 million of accrued and unpaid interest on the junior subordinated payment-in-kind promissory notes was included in our total long-term debt. On December 21, 2017, we (i) repaid all amounts outstanding under the senior subordinated notes and junior subordinated payment-in-kind promissory notes and (ii) amended our senior secured credit facilities to increase the principal amount of the term loan to an aggregate principal amount of $327.5 million. Of the aggregate principal amount, $277.5 million was designated as the Term A Loan and $50.0 million was designated as the Term B Loan. Amounts presented are net of deferred financing fees of $6.9 million and $8.6 million as of December 31, 2017 and 2016, respectively. See "Description of Certain Indebtedness — Senior Secured Credit Facilities."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Prospectus Summary — Summary Historical Financial and Other Data," "Prospectus Summary — Selected Historical Consolidated Financial Data," "Business" and the historical audited and unaudited consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. This discussion and analysis is based upon the historical financial statements of Osmotica Holdings S.C.Sp. included in this prospectus. Prior to the Reorganization, Osmotica Pharmaceuticals plc had no material assets and conducted no operations other than activities incidental to its formation, the Reorganization and this offering. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31.

Overview

We are a fully integrated biopharmaceutical company focused on the development and commercialization of specialty products that target markets with underserved patient populations. In 2017, we generated total revenues of $245.7 million across our existing portfolio of promoted specialty neurology and women's health products, as well as our non-promoted products, which are primarily complex formulations of generic drugs. We recently received regulatory approval from the FDA for M-72 (methylphenidate hydrochloride extended-release tablets, 72 mg) for the treatment of ADHD in patients aged 13 to 65, as well as Osmolex ER (amantadine extended-release tablets) for the treatment of Parkinson's disease and drug-induced extrapyramidal reactions, which are involuntary muscle movements caused by certain medications, in adults. We launched M-72 in the second quarter of 2018 and are preparing to launch Osmolex ER in the second half of 2018. In addition, we have a late-stage development pipeline highlighted by two NDA candidates in Phase III clinical trials: Ontinua ER (arbaclofen extended-release tablets) for muscle spasticity in multiple sclerosis patients and RVL-1201 (oxymetazoline hydrochloride ophthalmic solution, 0.1%) for the treatment of blepharoptosis, or droopy eyelid. Many of our products use our proprietary osmotic-release drug delivery system, Osmodex, which we believe offers advantages over alternative extended-release, or ER, technologies.

Our core competencies span drug development, manufacturing and commercialization. Our specialized neurology and women's health sales teams support the ongoing commercialization of our existing promoted product portfolio as well as the launch of new products. As of June 30, 2018, we actively promoted five products: M-72, Lorzone (chlorzoxazone scored tablets) and ConZip (tramadol hydrochloride extended-release capsules) in specialty neurology; and OB Complete, our family of prescription prenatal dietary supplements, and Divigel (estradiol gel, 0.1%) in women's health. We most recently launched M-72 in the second quarter of 2018, and we expect to launch Osmolex ER, which was approved by the FDA on February 16, 2018, in the second half of 2018. We also sell a portfolio consisting of approximately 35 non-promoted products, which has generated strong cash flow. The cash flow from these non-promoted products has contributed to our robust investments in research and development and business development activities. Many of our existing products benefit from several potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities, data exclusivity, as well as DEA regulation and quotas for active pharmaceutical ingredients, or API. Certain of our key products, particularly those that incorporate our proprietary Osmodex drug delivery system, are or are expected to be manufactured in our Marietta, Georgia facility.

We are focused on progressing our pipeline, which is highlighted by two Phase III candidates under clinical development — Ontinua ER and RVL-1201. We developed Ontinua ER using our proprietary Osmodex drug delivery system and believe this formulation will provide an efficacious and safe treatment for muscle spasticity in multiple sclerosis patients. Ontinua ER has been designated by the FDA as an Orphan Drug in this indication. We are also exploring opportunities for Ontinua ER in additional indications, such as opioid and alcohol use disorders. We acquired the rights to RVL-1201 in 2017 and are conducting a second Phase III clinical trial of RVL-1201 for droopy eyelid. If approved, RVL-1201 would be the first non-surgical treatment option approved by the FDA for droopy eyelid. We plan to invest selectively in expanding our product portfolio by leveraging both our proprietary Osmodex drug delivery system to develop differentiated products as well as our management team's operating experience to pursue external business development opportunities.

Financial Operations Overview

Recent Transactions

Business Combination

On February 3, 2016, we consummated a series of transactions, which we refer to as the Business Combination, to reorganize and combine the businesses of Osmotica Holdings Corp Limited and Vertical/Trigen under a new holding company, Osmotica Holdings S.C.Sp. In accordance with U.S. generally accepted accounting principles, Vertical/Trigen was the accounting acquirer in the Business Combination and, as such, is treated as our predecessor and therefore the financial information presented through February 2, 2016 only includes the operating results of Vertical/Trigen. The historical financial information presented in this prospectus subsequent to February 2, 2016 is of Osmotica Holdings S.C.Sp., which includes the operating results of Vertical/Trigen and Osmotica Holdings Corp Limited.

Re-Acquisition of VERT Marketing and Distribution Rights

On November 10, 2016, we terminated certain licensing, supply, and other agreements that were entered into by Osmotica Holdings Corp Limited prior to the Business Combination. Prior to November 10, 2016, we earned royalties on sales of VERT by UCB. In this transaction, we reacquired the marketing and distribution rights to VERT and also acquired inventory of finished VERT together with rights and title to certain marketing and advertising materials. Concurrently, UCB entered into a two-year non-compete agreement with respect to the commercialization of competing products. The transaction was accounted for as an asset acquisition. The historical financial information presented in this prospectus includes all sales, costs and expenses from VERT subsequent to November 10, 2016.

RevitaLid Acquisition

On October 24, 2017, we entered into a stock purchase agreement to acquire the outstanding stock of RevitaLid, Inc., or RevitaLid. RevitaLid is the owner of RVL-1201, an ophthalmic product that treats blepharoptosis, which had been licensed from one of the sellers in the transaction. Osmotica obtained all rights under the license agreement and expects to undertake the future development and commercialization of RVL-1201, which includes conducting clinical trials and filing an NDA with the FDA. The transaction was accounted for as an asset acquisition of acquired in-process research and development, or IPR&D, and because there was no alternative future use for the acquired asset, the purchase price, including net deferred tax assets and liabilities, was expensed and included in research and development expenses.

Segment Information

We currently operate in one business segment focused on the development and commercialization of pharmaceutical products that target markets with underserved patient populations. We are not organized by market and are managed and operated as one business. We also do not operate any separate lines of business or separate business entities with respect to our products. A single management team reports to our chief operating decision maker who comprehensively manages our entire business. Accordingly, we do not accumulate discrete financial information with respect to separate service lines and do not have separately reportable segments. See Note 2, Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus.

Components of Results of Operations

Revenues

Our revenues consist of product sales, royalty revenues and licensing and contract revenue.

Net product sales  —  Our revenues consist primarily of product sales of our promoted products, principally Lorzone, Divigel and the OB Complete family of prescription prenatal dietary supplements, and our non-promoted products, principally VERT and methylphenidate ER. We ship product to a customer pursuant to a purchase order, which in certain cases is pursuant to a master agreement with that customer, and we invoice the customer upon shipment. For these sales we recognize revenue when title and risk of loss has passed to the customer, which is typically upon delivery to the customer and when estimated provisions for revenue reserves are reasonably determinable. The amount of revenue we recognize is equal to the selling price, adjusted for our estimates of a number of significant sales deductions.

Royalty revenue  —  Royalties are recognized as earned in accordance with contract terms when they can be reasonably estimated and collectability is reasonably assured. Our commercial partners are obligated to report their net product sales and the resulting royalty payments.

Licensing and contract revenue  —  We recognize revenue from a contractual arrangement when product is shipped to our commercial partners. Licensing revenue is recognized in the period in which the product subject to the arrangement is sold or services are rendered. Sales deductions, such as returns on product sales, government program rebates, price adjustments and prompt pay discounts associated with licensing revenue, are generally the responsibility of our commercial partners and we do not record any payments. Licensing and contract revenues are shown net of costs in situations where it has been determined that we are an agent in the relationship.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel expenses, including salaries and benefits for employees in executive, finance, accounting, business development, legal and human resource functions. General and administrative expenses also include corporate facility costs, including rent, utilities, legal fees related to corporate matters and fees for accounting and other consulting services. After the completion of this offering, we expect to incur additional general and administrative expenses as a public company, including costs associated with the preparation of our SEC filings, increased legal and accounting costs, investor relations costs, incremental director and officer liability insurance costs, as well as costs related to compliance with the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Research and Development

Costs for research and development are charged as incurred and include employee-related expenses (including salaries and benefits, travel and expenses incurred under agreements with CROs, contract manufacturing organizations and service providers that assist in conducting clinical and preclinical studies), costs associated with preclinical activities and development activities and costs associated with regulatory operations.

Costs for certain development activities, such as clinical studies, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations or information provided to us by our vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the patterns of costs incurred, and are reflected in our consolidated financial statements as prepaid expenses or accrued expenses as applicable.

Results of Operations

Comparison of Six Months Ended June 30, 2018 and 2017

Financial Operations Overview

The following table presents revenues and expenses for the six months ended June 30, 2018 and 2017 (dollars in thousands):

	Six Months Ended June 30,
	2018	2017	% Change
Net product sales	$130,820	$108,225	21%
Royalty revenue	752	6,207	(88)%
Licensing and contract revenue	88	1,243	(93)%

Total Revenue	131,660	115,675	14%

Cost of goods sold (inclusive of amortization of intangibles of $38,475 and $13,813 for 2018 and 2017, respectively)	67,138	55,900	20%

Gross profit	$64,522	$59,775	8%

Gross profit percentage	49%	52%
Selling, general and administrative expenses	33,839	28,042	21%
Research and development expenses	19,141	11,695	64%
Impairment of intangible assets	—	41,700	NM

Total operating expenses	52,980	81,437	(35)%

Interest expense and amortization of debt discount	(10,084)	(14,419)	(30)%
Other non-operating income, net	447	1,282	(65)%

Total other non-operating expenses, net	(9,637)	(13,137)	27%

Income (loss) before income taxes	1,905	(34,799)	(105)%
Income tax (expense) benefit	(490)	4,739	NM

Net income (loss)	$1,415	$(30,060)	(105)%

NM—Not meaningful

Revenue

The following table presents total revenues for the six months ended June 30, 2018 and 2017 (dollars in thousands):

	Six Months Ended June 30,
	2018	2017	% Change
Venlafaxine ER	$34,484	$61,644	(44)%
Methylphenidate ER	67,326	0	NM
Lorzone	8,212	10,933	(25)%
Divigel	9,933	8,700	14%
OB Complete	5,101	5,406	(6)%
Other	5,764	21,542	(73)%

Net product sales	130,820	108,225	21%
Royalty revenue	752	6,207	(88)%
Licensing and contract revenue	88	1,243	(93)%

Total revenues	$131,660	$115,675	14%

NM—Not meaningful

Total Revenues.    Total revenues increased by $16.0 million to $131.7 million for the six months ended June 30, 2018, as compared to $115.7 million for the six months ended June 30, 2017.

Net Product Sales.    Net product sales increased by $22.6 million to $130.8 million for the six months ended June 30, 2018, as compared to $108.2 million for the six months ended June 30, 2017, primarily due to methylphenidate ER, which was approved and launched in the third quarter of 2017. Product sales from VERT decreased by 44% for the six months ended June 30, 2018, reflecting a greater proportion of sales from our lower priced authorized generic product, which accounted for substantially all VERT unit volume as compared to 86% during the six months ended June 30, 2017. Currently, two companies sell competing dosage strengths of VERT. We expect that these competing products as well as any new generic product launches in the future will affect our sales of VERT for the remainder of 2018 and future years.

Product sales from Lorzone declined 25% for the six months ended June 30, 2018, reflecting lower sales volume partially offset by price increases instituted in early 2018. Product sales from Divigel increased by 14%, driven primarily by an increase in market share from 39% for the six months ended June 30, 2017 to 43% for the six months ended June 30, 2018 calculated based on prescription data derived from IQVIA, reflecting targeted promotional activities and strong patient access. Product sales from the OB Complete family of prescription prenatal dietary supplements decreased by 6% due to the discontinuation of our OB Complete Gold prenatal vitamin line during 2017. Other non-promoted product sales decreased by 73%, primarily due to lower sales of aripiprazole as a result of the termination of a marketing and distribution relationship with the ANDA holder for this product in the second quarter of 2017. This relationship also included a portfolio of other products along with aripiprazole.

Royalty Revenue.    Royalty revenue decreased by $5.4 million for the six months ended June 30, 2018 primarily due to supply issues on products out-licensed and manufactured by our partners and new contract pricing during the period.

Licensing and Contract Revenue.    Licensing and contract revenue decreased by $1.2 million in 2018 primarily due to the discontinuation in April 2017 of promotional activities for Monistat, a women's health product, on behalf of a third party, and a decline in sales on other contract revenue products.

Cost of Goods Sold and Gross Profit Percentage

The following table presents a breakdown of total cost of goods sold for the six months ended June 30, 2018 and 2017 (dollars in thousands):

	Six Months Ended June 30,
	2018	2017	% Change
Amortization of intangible assets	$38,475	$13,813	179%
Depreciaton expense	1,278	1,157	89%
Royalty expense	7,036	18,414	(62)%
Other cost of goods sold	20,349	22,516	(14)%

Total cost of goods sold	$67,138	$55,900	20%

Cost of goods sold increased $11.2 million in the six months ended June 30, 2018 to $67.1 million as compared to $55.9 million in the six months ended June 30, 2017. The increase was primarily driven by a $24.7 million increase in amortization of intangible assets largely attributable to methylphenidate ER which was transferred to definite-lived intangible assets, following its approval and launch in the third quarter of 2017. The increase in depreciation expense reflects $2.2 million and $5.7 million of additions to property, plant and equipment during the six months ended June 30, 2018 and 2017, respectively. Royalty expense decreased by $11.4 million primarily reflecting the termination of the distribution and marketing arrangement with the ANDA holder for a portfolio of products, including aripiprazole, for which we paid a significant royalty rate on our net sales. The $2.2 million decrease in other cost of goods sold is mostly due to product mix.

Gross profit percentage decreased to 49% for the six months ended June 30, 2018 as compared with 52% for the six months ended June 30, 2017 primarily due to the increase in amortization expense for methylphenidate ER, product mix and the gross profit effects of the cost of goods sold described above. Excluding amortization and depreciation, our gross profit percentage increased to 79% for the six months ended June 30, 2018 as compared with 65% for the six months ended June 30, 2017, primarily as a result of the termination in the second quarter of 2017 of the distribution and marketing relationship with the ANDA holder for a portfolio of products, including aripiprazole, for which we paid a significant royalty rate on net sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $5.8 million in the six months ended June 30, 2018 to $33.8 million as compared to $28.0 million in the six months ended June 30, 2017. Selling, general and administrative expenses increased primarily due to the following incremental expenses incurred by us during the six months ended June 30, 2018: $0.9 million of expenses related to our initial public offering, $0.3 million for legal settlements, $0.5 million for severance expenses due to restructuring of our sales force, expenses related to the launch of M72 and Osmolex ER and additions of headcount, including our sales force.

Research and Development

Research and development expenses increased by $7.4 million in the six months ended June 30, 2018 to $19.1 million as compared to $11.7 million in the six months ended June 30, 2017. The increase was largely attributable to clinical trial costs of Ontinua ER and RVL-1201, each of which are in Phase III clinical trials, together with additional headcount.

The following table summarizes our research and development expenses incurred for the periods indicated (dollars in thousands):

	Six Months Ended June 30,
	2018	2017	% Change
Osmolex ER	$629,286	$2,717,746	(77)%
Ontinua ER	7,375,207	2,427,455	204%
Other	11,136,588	6,549,521	70%
Total	$19,141,080	$11,694,722	64%

Impairment of Intangible Assets

Impairment of intangible assets of $41.7 million during the six months ended June 30, 2017 relates to certain of our In-Process R&D. The following table details the impairment charges for such period (in thousands):

	Six Months Ended June 30, 2017
Asset/Asset Group	Impairment Charge	Reason For Impairment
In-Process R&D
Ontinua ER	$23,100	Delay in commencement of Phase III Trial
Generic Product "A"	18,600	Delay in finalizing formulation development

Total Impairment Charges for six months ended June 30, 2017	$41,700

Interest Expense and Amortization of Debt Discount

Interest expense and amortization of debt discount decreased by $4.3 million in the six months ended June 30, 2018 to $10.1 million as compared to $14.4 million in the six months ended June 30, 2017. The decrease in borrowing costs reflects lower costs associated with a refinancing concluded in December 2017 which refinanced our LIBOR-based term loan, senior subordinated note and junior subordinated PIK note borrowings.

Other Non-operating Income, net

Other non-operating income was $0.4 million and $1.3 million for the six months ended June 30, 2018 and 2017, respectively.

Income Tax Expense

During the six months ended June 30, 2018, we recognized income tax expense of $0.5 million on $1.9 million of income before income tax, compared to $4.7 million of income tax benefit on $34.8 million of loss before income tax during the comparable 2017 period.

The income tax expense was based on the applicable federal and state tax rates for those periods. For periods with income before provision for income taxes, favorable tax items result in a decrease in the effective tax rate, while unfavorable tax items result in an increase in the effective tax rate. For periods with a loss before benefit from income taxes, favorable tax items result in an increase in the effective tax rate, while unfavorable tax items result in a decrease in the effective tax rate.

The income tax expense (benefit) for the six months ending June 30, 2018 and for the same period in 2017 reflect significant differences in the usual relationship of income tax expense (benefit) to the income (loss) before income taxes. The primary cause of this, as well as the change in the effective income tax rate period over period, relates to the following items: the decrease in the U.S. statutory income tax rate to 21% from 34% for the six months ended June 30, 2018 and for the same period in 2017, respectively; a disproportionate change in the income tax rate for the six months ended June 30, 2018 as a result of credits from research and development when compared to the income (loss) before income taxes; and the fact that in both periods there are ordinary losses in certain foreign tax jurisdictions that we operate in where no tax benefit is expected to be recognized, which subsequently requires that these jurisdictions not be included in the calculation of the interim annual effective income tax rate. In addition, during the six months ended June 30, 2018 there was a discrete item of expense included in the income tax provision related to a decrease in the Argentinian statutory rate as a result of a change in applicable law.

Comparison of Years Ended December 31, 2017 and 2016

Financial Operations Overview

The following table presents revenues and expenses for the years ended December 31, 2017 and 2016 (dollars in thousands):

	2017	2016(1) (restated)	% Change
Net product sales	$237,671	$170,522	39%
Royalty revenue	6,449	40,918	(84)%
Licensing and contract revenue	1,629	7,019	(77)%

Total Revenues	$245,749	$218,459	12%

Cost of goods sold (inclusive of amortization of intangibles of $43,381 and $21,470 for 2017 and 2016, respectively)	125,188	125,616	NM

Gross profit	$120,561	$92,843	30%

Gross profit percentage	49%	42%
Selling, general and administrative expenses	56,955	65,958	(14)%
Acquisition related costs	—	8,398	NM
Research and development expenses	42,688	29,062	47%
Impairment of intangible assets	72,520	21,474	238%
Impairment of fixed assets	466	—	NM

Total operating expenses	$172,629	$124,892	41%

Interest expense and amortization of debt discount	(29,052)	(20,187)	44%
Other non-operating (loss) income, net	(4,522)	169	NM

Total other non-operating expenses, net	$(33,574)	$(20,018)	68%

Income tax benefit	40,487	10,246	295%

Net loss	$(45,155)	$(41,821)	NM

NM—Not meaningful

(1)
The historical financial information presented in this prospectus subsequent to February 2, 2016 is of Osmotica Holdings S.C.Sp., which includes the operating results of Vertical/Trigen and Osmotica Holdings Corp Limited. For the period beginning January 1, 2016 to February 2, 2016, the historical financial information presented in this prospectus reflects the operating results of Vertical/Trigen, our predecessor, only. Our financial results reflect the termination of our license agreement with UCB and the resulting reacquisition of the marketing and distribution rights for VERT on November 10, 2016. As a result, during 2016, most of our revenue from VERT was derived from royalties received pursuant to that license agreement. Following the reacquisition of the marketing and distribution rights, we recognized revenue and associated expenses from net product sales of VERT.

Revenue

The following table presents total revenues for the years ended December 31, 2017 and 2016 (dollars in thousands):

	2017	2016	% Change
Venlafaxine ER	$96,054	$25,572	276%
Methylphenidate ER	43,711	—	NM
Lorzone	22,276	29,001	(23)%
Divigel	18,542	15,849	17%
OB Complete	10,446	12,761	(18)%
Other	46,642	87,339	(47)%

Net product sales	$237,671	$170,522	39%
Royalty revenue	6,449	40,918	(84)%
Licensing and contract revenue	1,629	7,019	(77)%

Total revenues	$245,749	$218,459	12%

NM—Not meaningful

Total Revenues.    Total revenues increased by $27.2 million to $245.7 million for the year ended December 31, 2017, as compared to $218.5 million for the year ended December 31, 2016.

Net Product Sales.    Net product sales increased by $67.2 million to $237.7 million for the year ended December 31, 2017, as compared to $170.5 million for the year ended December 31, 2016. Product sales from VERT increased by 276% in 2017, reflecting a full year of sales following the termination of our license agreement with UCB in November 2016, and the resulting reacquisition of the product's marketing and distribution rights, as we recognized revenues prior to the reacquisition of the marketing and distribution rights in the form of royalties and subsequently as revenue from net product sales of VERT. During the first quarter of 2017, generic forms of two venlafaxine dosage strengths were launched by a competitor. This development contributed to a 29% decline in 2017 VERT unit volume relative to UCB's unit volume through the closing of the reacquisition of VERT marketing and distribution rights in November 2016 and our unit volume for the remainder of 2016, and the proportion of VERT units sold as our authorized generic product in 2017 increased to 90% of total VERT unit sales from 86% in 2016 (including UCB's sale of units prior to our reacquisition of VERT marketing and distribution rights in November 2016 and our sales of units for the remainder of the year). We expect that the competitor products launched in the first quarter of 2017 as well as any new generic product launches in the future will continue to affect our sales of VERT in 2018 and future years. Our ANDA for methylphenidate ER was approved and the product was launched in the third quarter of 2017. Product sales from Lorzone declined 23% in 2017, reflecting lower sales volume driven primarily by challenges associated with patient access, partially offset by price increases instituted in early 2017. Product sales from Divigel increased by 17%, driven primarily by an increase in market share from 37% at year-end 2016 to 40% at year-end 2017 calculated based on prescription data derived from IQVIA, reflecting targeted promotional activities and strong patient access. Product sales from the OB Complete family of prescription prenatal dietary supplements decreased by 18% due to the discontinuation of our OB Complete Gold prenatal vitamin line during 2017. Other non-promoted product sales decreased 47%, primarily due to lower sales of aripiprazole as a result of the termination of a marketing and distribution relationship with the ANDA holder for this product in the second quarter of 2017. This relationship also included a portfolio of other products along with aripiprazole. The termination of this marketing and distribution relationship had only a modest impact on our gross profit percentage and net loss in 2017, due to the significant royalty rates payable by us and declining sales volumes.

Royalty Revenue.    Royalty revenue decreased by $34.5 million in 2017 primarily due to the termination of the license and the resulting reacquisition of marketing and distribution rights for VERT.

Licensing and Contract Revenue.    Licensing and contract revenue decreased by $5.4 million in 2017 primarily due to the discontinuation in April 2017 of promotional activities for Monistat®, a women's health product, on behalf of a third party.

Cost of Goods Sold and Gross Profit Percentage

During the years ended December 31, 2017 and 2016, we incurred certain charges impacting the comparability of total cost of goods sold, such as expenses related to the launch of methylphenidate ER, the termination of the license and resulting reacquisition of marketing and distribution rights for VERT, and the termination of the marketing and distribution relationship for a portfolio of products, including aripiprazole. The following table presents a breakdown of total cost of goods sold for the years ended December 31, 2017 and 2016 (dollars in thousands):

	2017	2016	% Change
Amortization of intangible assets	$43,381	$21,470	102%
Depreciation expense	1,978	886	123%
Royalty expense	31,386	75,137	(58)%
Other cost of goods sold — products	48,443	28,123	72%

Cost of goods sold	$125,188	$125,616	NM

NM—Not meaningful

Cost of goods sold decreased $0.4 million in the year ended December 31, 2017 to $125.2 million as compared to $125.6 million in the year ended December 31, 2016. The increase in amortization of intangible assets was primarily attributable to the addition to definite-lived intangible assets including: (i) $93.7 million of a definite-lived distribution right intangible asset associated with the reacquisition of VERT distribution rights in November 2016 and (ii) $264.1 million of IPR&D transferred to definite-lived intangible assets related to methylphenidate ER, which was approved and launched in the third quarter of 2017. The higher balances of definite-lived intangibles assets resulted in an increase in amortization of intangible assets. The increase in depreciation expense reflects the completion of certain phases of a construction project in our manufacturing facility in Marietta, Georgia during 2016, and $6.9 million of additions to property, plant and equipment in 2017. Royalty expense decreased by $43.8 million primarily reflecting the termination of the distribution and marketing arrangement with the ANDA holder for a portfolio of products, including aripiprazole, for which we paid a significant royalty rate on our net sales. The increase in other cost of goods sold — products reflects the increase in total revenues as well as minimum purchase obligations under our API supply contract for methylphenidate ER.

Gross profit percentage increased to 49% in 2017 as compared with 42% in 2016 primarily due to product mix and the gross profit effects of the cost of goods sold described above. Excluding amortization and depreciation, our gross profit percentage increased to 68% in 2017 as compared with 53% in 2016, primarily as a result of the termination of the distribution and marketing relationship with the ANDA holder for a portfolio of products, including aripiprazole, which reduced royalty expense, offset by an increase in product costs, including API for methylphenidate ER.

Selling, General and Administrative Expenses

Selling, general and administrative expenses declined $9.0 million in the year ended December 31, 2017 to $57.0 million as compared to $66.0 million in the year ended December 31, 2016. Selling, general and administrative expenses decreased primarily as a result of the decrease in bad debt expense of $3.2 million in 2017 as compared with 2016, $3.2 million of severance paid during the year ended December 31,

2016 in connection with the Business Combination, and $1.9 million of legal expenses incurred in connection with the reacquisition of marketing and distribution rights for VERT during the year ended December 31, 2016, partially offset by an increase in the number of employees in 2017.

Acquisition-related costs

We incurred $8.4 million of acquisition-related costs during the year ended December 31, 2016 in connection with the Business Combination. This amount includes a $7.0 million advisory fee paid to an affiliate of Avista and approximately $1.4 million of other expenses, primarily consisting of legal fees.

Research and Development

Research and development expenses increased by $13.6 million in the year ended December 31, 2017 to $42.7 million as compared to $29.1 million in the year ended December 31, 2016. The increase included $16.4 million resulting from expensing acquired IPR&D with no alternative future use related to the asset acquisition of RevitaLid during the year ended December 31, 2017 and an increase of $6.6 million related to other generic products in development. The increase was partially offset by lower spending on clinical trials, primarily on Osmolex ER, which completed its Phase III clinical trial during the year ended December 31, 2016.

The following table summarizes our research and development expenses incurred for the periods indicated (dollars in thousands):

	Year Ended December 31,
	2017	2016	% Change
Osmolex ER	$3,235	$11,922	(73)%
Ontinua ER	5,976	6,611	(10)%
RVL-1201	16,372	—	NM
Other	17,105	10,528	62%

Total	$42,688	$29,061	47%

NM
— Not meaningful

Impairment of Intangible Assets

Impairment of intangible assets increased by $51.1 million in the year ended December 31, 2017 to $72.5 million as compared to $21.5 million in the year ended December 31, 2016.

During the fourth quarter of 2017, we performed an evaluation of the carrying value of our acquired intangible assets. After completing the valuations, we determined that the net present value of the intangible assets had decreased below the net book value and therefore impaired the intangible assets.

Product rights, developed technologies and IPR&D had been impaired by $7.1 million, $8.8 million and $56.6 million, respectively. The following table details the 2017 impairment charges (in thousands):

Asset/Asset Group	Impairment Charge		Reason for Impairment
Product Rights
Hydromorphone ER	$6,567	(1)	Sales underperforming expectations due to competition
Other Product Rights	561	(1)	Discontinued products/lower sales expectations

	$7,128
Developed Technologies
Oxybutinin License Royalty	8,767		Revenue underperforming expectations due to new generic market entrant
In-Process R&D
Ontinua ER	23,100		Delay in commencement of Phase III trial
Osmolex ER	8,900		Delay in approval date and product launch
Generic Product "A"	18,600		Delay in finalizing formulation development
Other Generic Products in Development	6,025	(1)	Discontinued products/lower sales expectations post launch

	$56,625
Total 2017 Impairment Charges	$72,520

(1)
— Assets were fully impaired as of December 31, 2017

During the year ended December 31, 2016, our IPR&D was impaired by $0.6 million.

During the fourth quarter of 2016, we launched hydromorphone ER, which treats moderate to severe pain. Due to the competitive nature of the market for this product, we determined that the undiscounted cash flows for the hydromorphone product rights were below its carrying value. Accordingly, we estimated the present value of the product's future cash flows, which resulted in a $17.4 million impairment expense.

During 2014, we acquired the rights to market, sell and distribute a women's prenatal vitamin. During 2015, we failed to meet release-testing specifications for the product. We were unable to remedy the issue in 2016 and accordingly discontinued the product in 2016, resulting in an impairment of product rights of the remaining value of $2.8 million at December 31, 2016.

In the third quarter of 2016, we entered into an asset purchase agreement with Trygg Pharma AS and its parent company, Trygg Pharma Group AS, to acquire the rights and certain assets related to Omtryg, a product indicated as an adjunct to diet to reduce triglyceride levels and approved by the FDA to be sold and marketed as a pharmaceutical drug in the United States under an NDA. During the third quarter of 2016, we performed an evaluation of the carrying value of the Trygg Pharma AS assets acquired based on changes in the U.S. regulatory environment and the related impact on the commercial opportunity for the Omtryg product. We made a strategic decision not to introduce the product due to limited market opportunities and accordingly wrote-off the intangible asset product rights, resulting in an impairment of intangible assets of $0.7 million at December 31, 2016.

Impairment of Fixed Assets

Fixed asset impairment for the year ended December 31, 2017 was $0.5 million due to the fair market value for laser equipment being lower than its carrying value.

Interest Expense and Amortization of Debt Discount

Interest expense and amortization of debt discount increased by $8.9 million in the year ended December 31, 2017 to $29.1 million as compared to $20.2 million in the year ended December 31, 2016. This increase was due to the higher debt levels in 2017 as a result of borrowings under our senior secured credit facilities, reflecting the incremental $117.5 million funded in November 2016 to fund the reacquisition of marketing and distribution rights for VERT, and expenses related to subsequent amendments to our senior secured credit facilities as more fully described in Note 9. Financing Arrangements to our consolidated financial statements included elsewhere in this prospectus. Additionally, the increase in borrowing costs reflects higher interest rates on our LIBOR-based term loan and senior subordinated note borrowings in 2017. Further, during the year ended December 31, 2017, we incurred approximately $1.0 million in additional interest expense on our PIK notes.

Other Non-operating Loss (Income), net

Other non-operating loss increased to $4.5 million for the year ended December 31, 2017 as compared to $0.2 million of other non-operating income in the year ended December 31, 2016. On December 21, 2017 we amended our senior secured credit facilities to increase the principal amount of by $59.0 million. Proceeds from these incremental borrowings were used to fully repay our senior subordinated notes and PIK notes. Other non-operating loss included $4.9 million of debt extinguishment costs, offset by interest and other miscellaneous income.

Income Tax Benefit

	Year Ended December 31,
	2017	2016 (restated)
	(dollars in thousands)
Income tax benefit	$40,487	$10,246
Effective tax rate	47.3%	19.7%

Income tax benefit increased by $30.2 million in the year ended December 31, 2017 to $40.5 million as compared to $10.2 million in the year ended December 31, 2016.

The income tax benefit was based on the applicable federal and state tax rates for those periods. For periods with income before provision for income taxes, favorable tax items result in a decrease in the effective tax rate, while unfavorable tax items result in an increase in the effective tax rate. For periods with a loss before benefit from income taxes, favorable tax items result in an increase in the effective tax rate, while unfavorable tax items result in a decrease in the effective tax rate.

The income tax benefit for the year ended December 31, 2017 reflects an effective tax rate of 47.3%. We incurred a loss for this period before a benefit for income tax. The difference between the notional U.S. statutory federal income tax rate and our effective tax rate was increased by favorable rate items such as the adjustment in the valuation of our net deferred tax liabilities as of December 31, 2017 to reflect the reduced U.S. statutory federal income tax rate resulting from tax reform enacted by the Tax Cuts and Jobs Act of 2017. Our effective tax rate also increased due to a favorable adjustment related to credits from research and development activity. The effective tax rate was decreased by unfavorable items such as the net differences in tax effects of foreign income and the increase in the valuation allowance.

The income tax benefit for the year ended December 31, 2016 reflects an effective tax rate of 19.7%. Similar to the year ended December 31, 2017, we incurred a loss before a benefit for income tax. As such, the difference between the notional U.S. statutory federal income tax rate and our effective rate was increased by favorable rate items, primarily those related to credits from research and development. The effective tax rate was decreased by unfavorable rate items consisting of the net differences in tax effects of foreign income, the increase in the valuation allowance and the adjustment in valuation for certain foreign tax assets related to a reduction in statutory rates.

The increase between the effective rate for the year ended December 31, 2017 of 47.3% and the effective rate for the year ended December 31, 2016 of 19.7% is primarily the result of the decrease in the valuation of our net deferred tax liabilities as of December 31, 2017 to reflect the reduction in the U.S. federal statutory income tax rate as a result of tax reform.

Liquidity and Capital Resources

Our principal sources of liquidity are cash generated from operations and amounts available to be drawn under the Revolver (as defined below under the heading " — Senior Secured Credit Facilities — Revolving Credit Facility"). Our primary uses of cash are to fund operating expenses, product development costs, capital expenditures, debt service payments, as well as strategic business and product acquisitions.

As of June 30, 2018, we had cash and cash equivalents of $28.4 million and borrowing availability under the Revolver of $50.0 million. We also had $323.4 million aggregate principal amount borrowed under our term loans and $0.8 million under our note payable from insurance financing. During the six months ended June 30, 2018 we used $0.05 million of cash for operations, and during the six months ended June 30, 2017, we generated cash flows from operations of $39.0 million. During the year ended December 31, 2017, we generated cash flows from operations of $57.8 million, while during the year ended December 31, 2016 we had $44.8 million of negative cash flow from operations. We expect to generate positive cash flow from operations in the future through sales of our existing products, launches of approved products currently in our development pipeline and sales derived from in-licenses or acquisitions of other products.

As of June 30, 2018, the interest rate was 5.84% and 6.34% for our Term A Loan and Term B Loan, respectively. As of December 31, 2017, the interest rate was 5.25% and 5.75% for our Term A Loan and Term B Loan, respectively.

At June 30, 2018, there were no outstanding borrowings or outstanding letters of credit under the Revolver. Availability under the Revolver as of June 30, 2018, was $50.0 million.

On February 3, 2016, we completed the Business Combination. The transaction combined the robust research and development capabilities and early-stage development expertise of Osmotica with the strong, established commercialization and distribution capabilities of Vertical/Trigen. On November 10, 2016, we terminated the marketing and distribution rights license agreement for VERT with UCB, in exchange for a cash payment of $115.5 million, thereby reacquiring the rights to sell VERT.

During 2017, we benefited from the inclusion of a full year's operating results from sales of VERT, as compared to royalty revenue on such sales for most of 2016. We also benefited from the commercial launch of methylphenidate ER in September 2017. Both products compete in generic markets for which future competition may erode profitability over time. During 2017, we made significant investments in research and development, including the acquired IPR&D of RevitaLid with no alternative future use, which was expensed as acquired IPR&D during the year. In 2016, we significantly expanded and upgraded our commercial manufacturing capabilities in our facility in Marietta, Georgia.

We believe that our existing cash balances, cash we expect to generate from operations of our existing product portfolio, our near-term product launches and our product pipeline, as well as funds available under the Revolver, will be sufficient to fund our operations and to meet our existing obligations for at least the next 12 months from the date that the consolidated financial statements were issued.

The adequacy of our cash resources depends on many assumptions, including primarily our assumptions with respect to product sales and expenses, as well as other factors, such as successful development and launching of new products and strategic product or business acquisitions. Our assumptions may prove to be wrong or other factors may adversely affect our business, and as a result we could exhaust or significantly decrease our available cash resources, and we may not be able to generate sufficient cash to service our debt obligations which could, among other things, force us to raise additional funds or force us to reduce our expenses, either of which could have a material adverse effect on our business.

To continue to grow our business over the longer term, we plan to commit substantial resources to internal product development, clinical trials of product candidates, expansion of our commercial, manufacturing and other operations and product acquisitions and in-licensing. We have evaluated and expect to continue to evaluate a wide array of strategic transactions as part of our plan to acquire or in-license and develop additional products and product candidates to augment our internal development pipeline. Strategic transaction opportunities that we pursue could materially affect our liquidity and capital resources and may require us to incur additional indebtedness, seek equity capital or both. In addition, we may pursue development, acquisition or in-licensing of approved or development products in new or existing therapeutic areas or continue the expansion of our existing operations. Accordingly, we expect to continue to opportunistically seek access to additional capital to license or acquire additional products, product candidates or companies to expand our operations, or for general corporate purposes. Strategic transactions may require us to raise additional capital through one or more public or private debt or equity financings or could be structured as a collaboration or partnering arrangement. Any equity financing would be dilutive to our shareholders, and the consent of the lenders under our senior secured credit facilities could be required for certain financings.

Cash Flows

The following table provides information regarding our cash flows for the periods indicated (in thousands):

	Six months ended June 30,			Year Ended December 31,
				2017 restated	2016 restated
	2018	2017	Change			Change
Net cash provided by (used in) operating activities	$(54)	$38,988	$(39,042)	$57,837	$(44,791)	$102,628
Net cash used in investing activities	(2,181)	(5,708)	3,527	(19,395)	(453,463)	434,068
Net cash (used in) provided by financing activities	(3,370)	(14,073)	10,703	(23,314)	420,516	(443,830)
Effect on cash of changes in exchange rate	(730)	(21)	(709)	57	(316)	373

Net increase (decrease) in cash and cash equivalents	$(6,335)	$19,186	$(25,521)	$15,185	$(78,054)	$93,239

Net cash provided by (used in) operating activities

Cash flows from operating activities are primarily driven by earnings from operations (excluding the impact of non-cash items), the timing of cash receipts and disbursements related to accounts receivable and payable and the timing of inventory transactions and changes in other working capital amounts. Non-cash items were $28.1 million and $46.7 million for the six months ended June 30, 2018 and 2017, respectively, and include depreciation and amortization expense, impairment of intangible assets, recovery of bad debt, change in fair value of contingent consideration and deferred income tax benefit.

The decrease in cash provided by operating activities in the six months ended June 30, 2018, as compared to the six months ended June 30, 2017, was significantly impacted by changes in working capital (excluding the impact of non-cash items), primarily as a result of the increased revenues, lower reserves, increased spending on research and development and higher selling, general and administrative expenses, offset by higher earnings from operations.

Net cash outflow related to working capital was $29.5 million for the six months ended June 30, 2018 as compared with the net cash inflow of $24.4 million for the six months ended June 30, 2017. The net cash outflow during 2018 is largely driven by methylphenidate ER, which was launched late in the third quarter of 2017. During the six months ended June 30, 2018, accounts receivable was a $23.1 million use of funds reflecting the timing of payments received from product sales, including methylphenidate ER, which was launched in September 2017, and lower reserves for chargebacks and commercial rebates. Inventories were also a use of funds of $9.1 million primarily due to methylphenidate ER inventories to meet customer demand. Prepaid expenses and other current assets were a $14.8 million source of funds reflecting upfront payments to clinical research organizations for our Phase III clinical trials and prepayment of taxes. Accounts payable, accrued expenses and other current liabilities were a $5.4 million and $6.7 million use of funds, respectively, reflecting decreases in trade accounts payable and accrued expenses.

During the six months ended June 30, 2017, accounts receivable represented a source of funds of $29.5 million due to the winding down of a marketing and distribution relationship with the ANDA holder for aripiprazole and other products. Inventories represented a source of funds of $2.1 million due to lower levels of product on hand. Prepaid and other assets represented a $4.0 million use of funds. Trade accounts payable, due to the winding down of aripiprazole mentioned above, represented a use of funds of $11.6 million. Accrued expenses and other current liabilities represented a source of funds of $8.2 million.

Non-cash items were $103.8 million and $43.4 million for the years ended December 31, 2017 and 2016, respectively, and include depreciation and amortization expense, impairments of long-lived assets, expensed IPR&D, bad debt expense and deferred income tax benefit.

The increase in cash provided by operating activities in the year ended December 31, 2017, as compared to the year ended December 31, 2016, was significantly impacted by higher earnings from operations (excluding the impact of non-cash items) and changes in working capital, primarily as a result of the Business Combination, which was completed on February 3, 2016, and the termination of the license and resulting reacquisition of marketing and distribution rights for VERT that we completed on November 10, 2016. Additionally, earnings from operations (excluding the impact of non-cash items) and changes in working capital were affected by our launch of methylphenidate ER in September 2017. This increase in 2017 was partially offset by a payment of $2.0 million for the interest portion of a contingent consideration obligation of $10.5 million and the $9.3 million payment of interest on our PIK notes that were repaid on December 21, 2017.

Net cash inflow related to working capital was $10.4 million in 2017 as compared with the net cash outflow of $46.7 million in 2016, a change of $56.7 million. During 2017, accounts receivable was a $5.3 million cash source reflecting the timing of payments received from methylphenidate ER, which was launched in September 2017. Inventories were also lower primarily due to methylphenidate ER inventories worked down pending receipt of DEA quota for additional API. Accrued expenses and other current liabilities were a $13.8 million source of funds in 2017, reflecting increases in chargeback, rebate, allowance and return accruals from higher sales volumes of methylphenidate ER. Prepaid assets increased during 2017 reflecting upfront payments to clinical research organizations for our Phase III clinical trials and prepayment of taxes.

During 2016, accrued liabilities and other current liabilities were a use of funds of approximately $25.5 million, reflecting a reduction in accrued chargebacks, rebates and allowances due to a large product return from a wholesale customer and a price reduction on aripiprazole, which faced increased generic competition during 2016. Accounts receivable also represented a use of funds of $12.5 million due to shelf-stock adjustments related to the price decrease on aripiprazole. Inventories represented a source of funds of $12.5 million due to lower levels of product on hand, while prepaid assets and trade accounts payable each represented a use of funds totaling approximately $19.7 million.

Net cash used in investing activities

Our uses of cash in investing activities during the six months ended June 30, 2018 and 2017 reflected purchases of property, plant and equipment and were $2.2 million and $5.7 million, respectively. These expenditures reflected the completion of the expansion of a construction project for our Marietta, Georgia manufacturing facility, and the purchase of other property, plant and equipment.

Our primary uses of cash in investing activities in 2017 were $6.9 million for the purchase of property, plant and equipment and $12.5 million for the purchase of RevitaLid assets, inclusive of license rights to related intellectual property.

Our primary uses of cash in investing activities in 2016 were the $321.0 million payment in connection with the Business Combination and the reacquisition of VERT marketing and distribution rights and associated VERT inventory for $115.5 million. In addition, in 2016 we paid $13.9 million, primarily for the purchase of property, plant and equipment to expand manufacturing capabilities at our facility in Marietta, Georgia. During 2016, we paid $2.0 million for the purchase of intangible assets and $1.0 million for the rights and certain assets related to the acquisition of Omtryg.

Net cash (used in) provided by financing activities

Net cash used in financing activities during the six months ended June 30, 2018 primarily related to the $4.1 million repayment of term loans, partially offset by $0.8 million net proceeds from insurance financing loans.

Net cash used in financing activities during the six months ended June 30, 2017 related to the $2.9 million repayment of term loans, $8.5 million payment for contingent consideration and a $2.5 million distribution to partners.

Net cash used in financing activities in 2017 primarily related to the $14.9 million net repayment associated with a refinancing and amendment of our senior and subordinated debt with lower cost term loans, and associated financing fees. In addition, we paid a $10.5 million contingent consideration obligation, of which $8.5 million was accounted for as cash used for financing activities related to the 2014 in-license of a portfolio of women's health products, including Divigel.

Net cash provided by financing activities in 2016 primarily related to the $342.5 million borrowings under the term loan, senior subordinated notes and PIK notes issued in connection with the Business Combination, and additional term loan borrowings in connection with the reacquisition of marketing and distribution rights for VERT, offset by $3.7 million in term loan repayments and $13.5 million of debt issuance costs related to the term loan financing. In addition, in connection with the Business Combination, there were $96.9 million of net partners' contributions.

Senior Secured Credit Facilities

Term Loan Facility

Concurrently with the closing of the Business Combination, we entered into a $160.0 million term loan under our senior secured credit facilities between us as borrower, CIT Bank, N.A., as administrative agent and certain other lenders. The term loan is secured by certain of our assets, excluding certain intangibles and foreign property.

The senior secured credit facilities required quarterly principal repayments equal to 0.625% of the initial aggregate principal balance of the term loan beginning on the last day of the first full fiscal quarter following the closing of the senior secured credit facility, with final payment of the remaining principal balance due at maturity six years from the date of closing. At our election, interest accrued at the prime rate/federal funds effective rate (for an ABR loan), or the LIBOR rate (for a LIBOR loan), plus a margin of 4.00% for an ABR loan and 5.00% for a LIBOR loan. As of December 31, 2016, the interest rate on our term loan was 6.00%.

On November 10, 2016, we amended the senior secured credit facilities in conjunction with the reacquisition of the marketing and distribution rights for VERT. Pursuant to the amendment, CIT Bank, N.A. and certain other lenders agreed to provide an incremental term loan in the aggregate principal amount of

$117.5 million, which was added to the principal amount of the original term loan. There were no other modifications to the senior secured credit facilities.

On April 28, 2017, we further amended the senior secured credit facilities to extend the due date of our annual financial statements for the first fiscal year ending thereafter. Furthermore, on December 21, 2017, we amended the senior secured credit facilities to increase the principal amount of the term loan to an aggregate principal amount of $327.5 million. Of the aggregate principal amount, $277.5 million was provided under a term loan facility, or Term A Loan, and $50.0 million was provided under a Term B loan facility, or Term B Loan.

The amended senior secured credit facilities require quarterly principal repayments of 0.6925% of the original principal amount of the Term A Loan and 0.25% of the original principal amount of the Term B Loan, with final payment of the remaining principal balance due at maturity five years from the date of closing of the third amendment to the senior secured credit facilities.

We may make voluntary prepayments of principal of the Term A Loan and Term B Loan at any time without payment of a premium. Following the consummation of this offering, we may make voluntary prepayments of principal of the Term B Loan without making a corresponding prepayment of the Term A Loan so long as, after giving effect to such prepayment, our total leverage ratio (as described below) would not exceed 2.00 to 1.00 on pro forma basis. Commencing with the year ending on December 31, 2018, we are required to make mandatory prepayments of the Term A Loan and Term B Loan with (1) 50% of excess cash flows, net of voluntary prepayments, provided that such mandatory prepayment is reduced to 25% or 0% of excess cash flow if our total leverage ratio calculated on a pro forma basis is less than or equal to 2.25:1.00 or 1.50:1.00, respectively, (2) net cash proceeds in excess of $2.5 million from asset sales, and (3) casualty proceeds and condemnation awards in excess of $2.5 million.

At our election, for the Term A Loan, interest accrues on ABR Loans or LIBOR Loans at the applicable rate per annum plus a margin as set forth below under the caption "ABR Margin" or "LIBOR Rate Margin" in Category 1. Following the consummation of this offering, the "ABR Margin" or "LIBOR Rate Margin" will be based upon the total leverage ratio as of the last day of the most recently ended fiscal quarter as follows:

Total Leverage Ratio	LIBOR Rate Margin	ABR Margin
Category 1 Greater than 2.00 to 1.00	3.75%	2.75%
Category 2 Equal to or less than 2.00 to 1.00	3.25%	2.25%

For the Term B Loan, interest accrues on any ABR Loan at the base rate plus 3.25% per annum and on any LIBOR Rate Loan at the LIBOR rate plus 4.25% per annum. As of June 30, 2018, the interest rate was 5.84% and 6.34% for our Term A Loan and Term B Loan, respectively. As of December 31, 2017, the interest rate was 5.25% for Term A Loan and 5.75% for Term B Loan.

The senior secured credit facilities contain covenants that require us to deliver quarterly and annual financial statements along with certain supplementary financial information and schedules and ratios. The senior secured credit facilities also contain covenants that limit our ability to, among other things: incur additional indebtedness; incur liens; make investments; make payments on certain indebtedness; dispose of assets; enter into merger transactions and make distributions. In addition, the total leverage ratio as of the end of any fiscal quarter may not exceed 4.75:1.00 until March 31, 2020, at which time the total leverage ratio may not exceed 4.50:1.00. The total leverage ratio is the ratio, as of any date of determination, of (a) consolidated total debt, net of unrestricted cash and cash equivalents as of such date to

(b) consolidated adjusted earnings before income taxes, depreciation and amortization, or consolidated EBITDA, as defined under the senior secured credit facilities, for the test period then most recently ended for which financial statements have been delivered. In addition, the fixed charge coverage ratio as of the end of any fiscal quarter to fall below 1.25:1.00 beginning on March 31, 2018 through the final maturity date. The fixed charge coverage ratio, as of the date of determination, is the ratio of (x) consolidated EBITDA, as defined under the senior secured credit facilities, net of capital expenditures and cash taxes paid to (y) interest payments, scheduled principal payments, restricted payments and management fees paid to related parties. We obtained a two-week waiver from the lenders under the senior secured credit facilities to permit us to deliver our 2017 audited financial statements by April 16, 2018 rather than April 2, 2018. We did not incur a fee as a condition to that waiver. We were in compliance with all covenants under the senior secured credit facilities as of June 30, 2018.

Revolving Credit Facility

Concurrently with the closing of the Business Combination, we entered into a revolving credit facility, or the Revolver, in an aggregate amount of $30.0 million as part of our senior secured credit facilities, as discussed above.

On December 21, 2017, we amended the Revolver to increase the revolving credit commitments to $50.0 million.

The total amount available under the Revolver includes a swingline loan subfacility and letter of credit subfacility in an aggregate principal amount at any time outstanding not to exceed the lesser of (x) in the case of each of the swingline loan facility and the letter of credit facility, $5 million, and (y) the total revolving commitment, based on certain terms and conditions of the senior secured credit facilities. We will be required to repay the amounts outstanding under the Revolver upon its maturity on December 21, 2022, subject to permitted extensions, and are required to pay interest on the outstanding balance based, at our election, on such loan being an ABR Loan or LIBOR Loan, in which the interest will accrue at the applicable rate per annum plus a margin as set forth below under the caption "ABR Margin" or "LIBOR Rate Margin" in Category 1. Following the consummation of this offering the "ABR Margin" or "LIBOR Rate Margin" will be based upon the total leverage ratio as of the last day of the most recently ended quarter year as follows:

Total Leverage Ratio	LIBOR Rate Margin	ABR Margin
Category 1 Greater than 2.00 to 1.00	3.75%	2.75%
Category 2 Equal to or less than 2.00 to 1.00	3.25%	2.25%

At December 31, 2017 and 2016, there were no outstanding borrowings or outstanding letters of credit under the Revolver. Availability under the Revolver as of December 31, 2017, was $50.0 million.

Contractual Obligations

The following table lists our contractual obligations as of December 31, 2017.

	Payments due by period (in thousands)
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations(1)	$327,500	$8,187	$16,374	$302,939	$—
Interest expense(2)	84,180	18,181	34,083	31,916	—
Capital lease obligations(3)	83	83	—	—	—
Operating lease obligations(4)	2,445	853	928	664	—
Purchase obligations(5)	16,000	4,000	8,000	4,000	—
Royalty obligations(6)	10,021	1,375	2,563	2,000	4,083

Total	$440,229	$32,679	$61,948	$341,519	$4,083

(1)
Includes minimum cash payments related to $327.5 million in principal amount associated with our term loans. The senior secured credit facilities require quarterly principal repayments of 0.6925% of the original principal amount of the Term A Loan and 0.25% of the original principal amount of the Term B Loan, with final payment of the remaining principal balance due on December 21, 2022.

(2)
These amounts represent future cash interest payments related to our existing debt obligations based on variable interest rates specified in the senior secured credit facilities. Payments related to variable debt are based on applicable rates at December 31, 2017 plus the specified margin in the senior secured credit facilities for each period presented. As of December 31, 2017, the interest rate was 5.25% for Term A Loan and 5.75% for Term B Loan.

(3)
Includes minimum cash payments related to certain fixed assets, primarily office equipment.

(4)
Includes minimum cash payments related to our leased offices and warehouse facilities under non-cancelable leases in New Jersey, Florida, North Carolina, as well as in Argentina and Hungary.

(5)
Includes obligations to purchase API with minimum required annual amounts.

(6)
Includes obligations to make minimum annual royalty payments.

Our liability for unrecognized tax benefits has been excluded from the above contractual obligations table as the nature and timing of future payments, if any, cannot be reasonably estimated. As of December 31, 2017, our liability for unrecognized tax benefits was $0.9 million (excluding interest and penalties). We do not anticipate that the amount of our liability for unrecognized tax benefits will significantly change in the next 12 months.

Critical Accounting Estimates

The significant accounting policies and bases of presentation are described in Note 2, Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus.

Summary of Significant Accounting Policies.    The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosures in the notes thereto. Some of these estimates can be subjective and complex. Although we believe that our estimates and assumptions are reasonable, there may be other reasonable estimates or assumptions that differ significantly from ours. Further, our estimates and assumptions are based upon information available at the time they were made. Actual results could differ from those estimates.

In order to understand our consolidated financial statements, it is important to understand our critical accounting estimates. We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made and (ii) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition, results of operations or cash flows. We believe the following accounting policies and estimates to be critical:

Revenue Recognition

Upon adoption of Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (ASC Topic 606) on January 1, 2018, we recognize revenue as described below. The implementation of the new revenue recognition standard did not have a material impact on our consolidated financial statements. The information presented for the periods prior to January 1, 2018 has not been restated and is reported under ASC Topic 605.

Product Sales  —  Revenue is recognized at the point in time when our performance obligations with our customers have been satisfied. At contract inception, we determine if the contract is within the scope of ASC Topic 606 and then evaluates the contract using the following five steps: (1) identify the contract with the customer; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue at the point in time when the entity satisfies a performance obligation.

Revenue is recorded at the transaction price, which is the amount of consideration we expect to receive in exchange for transferring products to a customer. We considered the unit of account for each purchase order that contains more than one product. Because all products in a given purchase order are generally delivered at the same time and the method of revenue recognition is the same for each, there is no need to separate an individual order into separate performance obligations. In the event that we fulfilled an order only partially because a requested item is on backorder, the portion of the purchase order covering the item is generally cancelled, and the customer has the option to submit a new one for the backordered item. We determine the transaction price based on fixed consideration in our contractual agreements, which includes estimates of variable consideration, and the transaction price is allocated entirely to the performance obligation to provide pharmaceutical products. In determining the transaction price, a significant financing component does not exist since the timing from when we deliver product to when the customers pay for the product is less than one year and the customers do not pay for product in advance of the transfer of the product.

We record product sales net of any variable consideration, which includes estimated chargebacks, commercial rebates, discounts and allowances and doubtful accounts. We utilize the expected value method to estimate all elements of variable consideration included in the transaction. The variable consideration is recorded as a reduction of revenue at the time revenues are recognized. We will only recognize revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration amount received and we will re-assess these estimates each reporting period to reflect known changes in factors.

Royalty Revenue  —  For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (a) when the related sales occur, or (b) when the performance obligation to which some or all the royalty has been allocated has been satisfied (or partially satisfied).

Licensing and Contract Revenue  —  We have arrangements with commercial partners that allow for the purchase of product from us by the commercial partner for purposes of sub-distribution. We recognize revenue from an arrangement when control of such product is transferred to the commercial partner, which is typically upon delivery. In these situations the performance obligation is satisfied when product is delivered to our commercial partner. Licensing revenue is recognized in the period in which the product subject to the sublicensing arrangement is sold. Sales deductions, such as returns on product sales, government program rebates, price adjustments, and prompt pay discounts in regard to licensing revenue is generally the responsibility of our commercial partners and not recorded by us.

Freight  —  We record amounts billed to customers for shipping and handling as revenue, and record shipping and handling expenses related to product sales as cost of goods sold. We account for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. When shipping and handling costs are incurred after a customer obtains control of the products, we also have elected to account for these as costs to fulfill the promise and not as a separate performance obligation.

Sales Deductions

Product sales are recorded net of estimated chargebacks, commercial and governmental rebates, discounts, allowances, copay discounts, advertising and promotions and estimated product returns, or collectively, "sales deductions."

Provision for estimated chargebacks, commercial rebates, discounts and allowances and doubtful accounts settled in sales credits at the time of sales are analyzed and adjusted, if necessary, monthly and recorded against gross trade accounts receivable. Estimated product returns, commercial and governmental rebates and customer coupons settled in cash are analyzed and adjusted, if necessary, monthly and recorded as a component of accrued expenses.

Calculating certain of these items involves estimates and judgments based on sales or invoice data, contractual terms, historical utilization rates, new information regarding changes in applicable regulations and guidelines that would impact the amount of the actual rebates, our expectations regarding future utilization rates and estimated customer inventory levels. Amounts accrued for sales deductions are adjusted when trends or significant events indicate that adjustment is appropriate and to reflect actual experience. The most significant items deducted from gross product sales where we exercise judgment are chargebacks, commercial and governmental rebates, product returns, discounts and allowances and advertising and promotions.

Where available, we have relied on information received from our wholesaler customers about the quantities of inventory held, including the information received pursuant to days of sales outstanding, which we have not independently verified. For other customers, we have estimated inventory held based on buying patterns. In addition, we have evaluated market conditions for products primarily through the analysis of wholesaler and other third party sell-through, as well as internally-generated information, to assess factors that could impact expected product demand at December 31, 2017 and June 30, 2018. We believe that the estimated level of inventory held by our customers is within a reasonable range as compared to both: (i) historical amounts and (ii) expected demand for each respective product at December 31, 2017 and June 30, 2018.

If the assumptions we use to calculate our allowances for sales deductions do not appropriately reflect future activity, our financial position, results of operations and cash flows could be materially impacted.

The following table presents the activity and ending balances for our product sales provisions for the six months ended June 30, 2018 and for the years ended December 31, 2017 and 2016 (in thousands):

	Chargebacks	Commercial Rebates	Government Rebates	Product Returns	Discounts and Allowances	Total
Balance at January 1, 2016	$58,724	$29,417	$6,556	$26,863	$4,690	$126,250
Provision	332,075	115,934	9,957	9,236	18,162	485,364
Charges Processed	(366,301)	(114,779)	(10,027)	(5,758)	(19,220)	(516,085)
Reclassification	(187)	(19)	—	—		(206)

Balance at December 31, 2016	$24,311	$30,553	$6,486	$30,341	$3,632	$95,323
Provision	202,367	134,526	26,007	26,300	15,387	404,587
Charges Processed	(194,336)	(125,845)	(18,342)	(13,341)	(15,534)	(367,398)

Balance at December 31, 2017	$32,342	$39,234	$14,151	$43,300	$3,485	$132,512
Provision	173,426	123,388	10,343	11,561	10,442	329,160
Charges Processed	(178,216)	(137,590)	(14,347)	(9,421)	(10,769)	(350,343)

Balance June 30, 2018	$27,552	$25,032	$10,147	$45,440	$3,158	$111,329

Total items deducted from gross product sales were $329.2 million, or 71.1% as a percentage of gross product sales, during the six months ended June 30, 2018. Total items deducted from gross product sales were $404.6 million and $485.4 million, or 61.2% and 75.1% as a percentage of gross product sales, in 2017 and 2016, respectively.

Chargebacks  —  We enter into contractual agreements with certain third parties such as retailers, hospitals and group-purchasing organizations, or GPOs, to sell certain products at predetermined prices. Most of the parties have elected to have these contracts administered through wholesalers that buy the product from us and subsequently sell it to these third parties. When a wholesaler sells products to one of these third parties that are subject to a contractual price agreement, the difference between the price paid to us by the wholesaler and the price under the specific contract is charged back to us by the wholesaler. Utilizing this information, we estimate a chargeback percentage for each product and record an allowance for chargebacks as a reduction to gross sales when we record our sale of the products. We reduce the chargeback allowance when a chargeback request from a wholesaler is processed. Our provision for chargebacks is fully reserved for at the time when sales revenues are recognized.

We obtain product inventory reports from major wholesalers to aid in analyzing the reasonableness of the chargeback allowance and to monitor whether wholesaler inventory levels do not significantly exceed customer demand. We assess the reasonableness of our chargeback allowance by applying a product chargeback percentage that is based on a combination of historical activity and current price and mix expectations to the quantities of inventory on hand at the wholesalers according to wholesaler inventory reports. In addition, we estimate the percentage of gross sales that were generated through direct and indirect sales channels and the percentage of contract compared to non-contract revenue in the period, as these each affect the estimated reserve calculation. In accordance with our accounting policy, we estimate the percentage amount of wholesaler inventory that will ultimately be sold to third parties that are subject to contractual price agreements based on a trend of such sales through wholesalers. We use this percentage estimate until historical trends indicate that a revision should be made. On an ongoing basis, we evaluate our actual chargeback rate experience, and new trends are factored into our estimates each quarter as market conditions change.

Events that could materially alter chargebacks include: changes in product pricing as a result of competitive market dynamics or negotiations with customers, changes in demand for specific products due to external factors such as competitor supply position or consumer preferences, customer shifts in buying patterns from direct to indirect through wholesalers, which could either individually or in aggregate increase or decrease the chargebacks depending on the direction and trend of the change(s).

Chargebacks were $173.4 million, or 37.5% as a percentage of gross product sales, for the six months ended June 30, 2018. Chargebacks were $202.4 million and $332.1 million, or 30.6% and 51.3% as a percentage of gross product sales, for the years ended December 31, 2017 and 2016, respectively. Chargebacks as a percentage of gross product sales increased in 2018 as compared with 2017, but decreased in 2017 as compared to 2016 primarily due to a change in product mix and pricing. We expect that chargebacks will continue to significantly impact our reported net product sales. Chargebacks as a percentage of gross product sales are not expected to change materially for the remainder of 2018.

Commercial Rebates  —  We maintain an allowance for commercial rebates that we have in place with certain customers. Commercial rebates vary by product and by volume purchased by each eligible customer. We track sales by product number for each eligible customer and then apply the applicable commercial rebate percentage, using both historical trends and actual experience to estimate our commercial rebates. We reduce gross sales and increase the commercial rebates allowance by the estimated rebate amount when we sell our products to eligible customers. We reduce the commercial rebate allowance when we process a customer request for a rebate. At each month end, we analyze the allowance for commercial rebates against actual rebates processed and make necessary adjustments as appropriate. Our provision for commercial rebates is fully reserved for at the time sales revenues are recognized.

The allowance for commercial rebates takes into consideration price adjustments which are credits issued to reflect increases or decreases in the invoice or contract prices of our products. In the case of a price decrease, a shelf-stock adjustment credit is given for product remaining in customer's inventories at the time of the price reduction. Contractual price protection results in a similar credit when the invoice or contract prices of our products increase, effectively allowing customers to purchase products at previous prices for a specified period of time. Amounts recorded for estimated shelf-stock adjustments and price protections are based upon specified terms with direct customers, estimated changes in market prices, and estimates of inventory held by customers. We regularly monitor these and other factors and evaluate the reserve as additional information becomes available.

We ensure that commercial rebates are reasonable through review of contractual obligations, review of historical trends and evaluation of recent activity. Furthermore, other events that could materially alter commercial rebates include: changes in product pricing as a result of competitive market dynamics or negotiations with customers, changes in demand for specific products due to external factors such as competitor supply position or consumer preferences, customer shifts in buying patterns from direct to indirect through wholesalers, which could either individually or in aggregate increase or decrease the commercial rebates depending on the direction and velocity of the change(s).

Commercial rebates were $123.4 million, or 26.7% as a percentage of gross product sales, for the six months ended June 30, 2018. Commercial rebates were $134.5 million and $115.9 million, or 20.4% and 17.9% as a percentage of gross product sales, for the years ended December 31, 2017 and 2016, respectively. Commercial rebates as a percentage of gross product sales increased in 2018 as compared to 2017 and in 2017 compared to 2016 primarily due to the change in product mix and customer contracts. We expect that commercial rebates will continue to significantly impact our reported net sales. However, commercial rebates as a percentage of gross product sales are not expected to change materially for the remainder of 2018.

Government Program Rebates  —  Federal law requires that a pharmaceutical distributor, as a condition of having federal funds being made available to the states for the manufacturer's drugs under Medicaid and Medicare Part B, must enter into a rebate agreement to pay rebates to state Medicaid programs for the distributor's covered outpatient drugs that are dispensed to Medicaid beneficiaries and paid for by a state Medicaid program under a fee-for-service arrangement. CMS is responsible for administering the Medicaid rebate agreements between the federal government and pharmaceutical manufacturers. Rebates are also due on the utilization of Medicaid managed care organizations, or MMCOs. We also pay rebates to MCOs for the reimbursement of a portion of the sales price of prescriptions filled that are covered by the respective plans. The liability for Medicaid, Medicare and other government program rebates is settled in cash and is estimated based on historical and current rebate redemption and utilization rates contractually submitted by each state's program administrator and assumptions regarding future government program utilization for each product sold, and accordingly recorded as a reduction of product sales. Medicaid rebates are typically billed up to 180 days after the product is shipped, but can be as much as 270 days after the quarter in which the product is dispensed to the Medicaid participant. In addition to the estimates mentioned above, our calculation also requires other estimates, such as estimates of sales mix, to determine which sales are subject to rebates and the amount of such rebates. Periodically, we adjust the Medicaid rebate provision based on actual claims paid. Due to the delay in billing, adjustments to actual claims paid may incorporate revisions of this provision for several periods. Because Medicaid pricing programs involve particularly difficult interpretations of complex statutes and regulatory guidance, our estimates could differ from actual experience.

Government program rebates were $10.3 million, or 2.2% as a percentage of gross product sales, for the six months ended June 30, 2018. Government program rebates were $26.0 million and $10.0 million, or 3.9% and 1.5% as a percentage of gross product sales, during the years ended December 31, 2017 and 2016, respectively. Government program rebates as a percentage of gross product sales increased in 2017 compared to 2016 primarily due to the shift in product mix, primarily impacted by launch of methylphenidate ER and a full year of sales of VERT. Government program rebates as a percentage of gross product sales are not expected to change materially for the remainder of 2018.

Product Returns  —  Certain of our products are sold with the customer having the right to return the product within specified periods. Estimated return accruals are made at the time of sale based upon historical experience. Our return policy generally allows customers to receive credit for expired products within six months prior to expiration and within one year after expiration. Our provision for returns consists of our estimates for future product returns.

Historical factors such as one-time recall events as well as pending new developments such as comparable product approvals or significant pricing movement that may impact the expected level of returns are taken into account monthly to determine the appropriate accrued expense. As part of the evaluation of the liability required, we consider actual returns to date that are in process, the expected impact of any product recalls and the amount of wholesaler's inventory to assess the magnitude of unconsumed product that may result in product returns to us in the future. The product returns level can be impacted by factors such as overall market demand and market competition and availability for substitute products which can increase or decrease the pull through for sales of our products and ultimately impact the level of product returns. In determining our estimates for returns and allowances, we are required to make certain assumptions regarding the timing of the introduction of new products. In addition, we make certain assumptions with respect to the extent and pattern of decline associated with generic competition. To make these assessments, we utilize market data for similar products as analogs for our estimations. We use our best judgment to formulate these assumptions based on past experience and information available to us at the time. We continually reassess and make the appropriate changes to our estimates and assumptions as new information becomes available to us. Product returns are fully reserved for at the time when sales revenues are recognized.

Our estimate for returns may be impacted by a number of factors, but the principal factor relates to the level of inventory in the distribution channel. When we are aware of an increase in the level of inventory of our products in the distribution channel, we consider the reasons for the increase to determine whether we believe the increase is temporary or other-than-temporary. Increases in inventory levels assessed as temporary will not result in an adjustment to our provision for returns. Some of the factors that may be an indication that an increase in inventory levels will be temporary include:

  ▪
  recently implemented or announced price increases for our products; and

  ▪
  new product launches or expanded indications for our existing products.

Conversely, other-than-temporary increases in inventory levels may be an indication that future product returns could be higher than originally anticipated and, accordingly, we may need to adjust our provision for returns. Some of the factors that may be an indication that an increase in inventory levels will be other-than-temporary include:

  ▪
  declining sales trends based on prescription demand;

  ▪
  recent regulatory approvals to shorten the shelf life of our products, which could result in a period of higher returns;

  ▪
  slow moving or obsolete product still in the distribution channel;

  ▪
  introduction of new product(s) or generic competition;

  ▪
  increasing price competition from generic competitors; and

  ▪
  changes to the National Drug Codes, or NDCs, of our products, which could result in a period of higher returns related to product with the old NDC, as our customers generally permit only one NDC per product for identification and tracking within their inventory systems.

We ensure that product returns are reasonable through inspection of historical trends and evaluation of recent activity. Furthermore, other events that could materially alter product returns include: acquisitions and integration activities that consolidate dissimilar contract terms and could impact the return rate as typically we purchase smaller entities with less contracting power and integrate those product sales to our contracts; and consumer demand shifts by products, which could either increase or decrease the product returns depending on the product or products specifically demanded and ultimately returned.

Product returns were $11.6 million, or 2.5% as a percentage of gross product sales, for the six months ended June 30, 2018. Product returns were $26.3 million and $9.2 million, or 4.0% and 1.4% as a percentage of gross product sales, during the years ended December 31, 2017 and 2016, respectively. Product returns as a percentage of gross product sales increased in 2017 as compared to 2016 primarily due to the change in product mix and pricing and product recalls. Product returns as a percentage of gross product sales are not expected to change materially for the remainder of 2018.

Promotions and Co-Pay Discount Cards  —  From time to time we authorize various retailers to run in-store promotional sales of our products. We accrue an estimate of the dollar amount expected to be owed back to the retailer. Additionally, we provide consumer co-pay discount cards, administered through outside agents to provide discounted products when redeemed. Upon release of the cards into the market, we record an estimate of the dollar value of co-pay discounts expected to be utilized taking into consideration historical experience.

Advertising and promotions were $2.6 million, or 0.6% as a percentage of gross product sales, for the six months ended June 30, 2018. Promotions and co-pay discount cards are included in advertising and promotions, which were $4.4 million and $4.9 million, or 0.7% and 0.8% as a percentage of gross product sales, during the years ended December 31, 2017 and 2016, respectively. Advertising and promotions as a percentage of gross product sales did not change materially in during the periods presented and are not expected to change materially for the remainder of 2018.

Discounts and allowances were $10.4 million, or 2.3% as a percentage of gross product sales, for the six months ended June 30, 2018. Discounts and allowances were $15.4 million and $18.2 million, or 2.3% and 2.8% as a percentage of gross product sales, during the years ended December 31, 2017 and 2016, respectively. Discounts and allowances as a percentage of gross product sales did not change materially during the periods presented and are not expected to change materially for the remainder of 2018.

Valuation of long-lived assets

As of June 30, 2018, our combined long-lived assets balance, including property, plant and equipment and finite-lived intangible assets, is $487.1 million.

Long-lived assets, other than goodwill and other indefinite-lived intangibles, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. Factors that we consider in deciding when to perform an impairment review include significant changes in our forecasted projections for the asset or asset group for reasons including, but not limited to, significant under-performance of a product in relation to expectations, significant changes or planned changes in our use of the assets, significant negative industry or economic trends, and new or competing products that enter the marketplace. The impairment test is based on a comparison of the undiscounted cash flows expected to be generated from the use of the asset group.

Our long-lived intangible assets, which consist of distribution rights, product rights, tradenames and developed technology, are initially recorded at fair value upon acquisition. To the extent they are deemed to have finite lives, they are then amortized over their estimated useful lives using either the straight-line method or based on the expected pattern of cash flows. Factors giving rise to our initial estimate of useful lives are subject to change. Significant changes to any of these factors may result in a reduction in the useful life of the asset and an acceleration of related amortization expense, which could cause our operating income, net income and net income per share to decrease.

Recoverability of an asset that will continue to be used in our operations is measured by comparing the carrying amount of the asset to the forecasted undiscounted future cash flows related to the asset. In the event the carrying amount of the asset exceeds its undiscounted future cash flows and the carrying amount is not considered recoverable, impairment may exist. If impairment is indicated, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset with the related impairment charge recognized within the statements of operations. Our reviews of long-lived assets during the two years ended December 31, 2017 and 2016 resulted in certain impairment charges. The majority of these charges related to finite-lived intangible assets, which are described in Note 7, Goodwill and Other Intangible Assets, to our consolidated financial statements included elsewhere in this prospectus.

These impairment charges were generally based on fair value estimates determined using either discounted cash flow models or preliminary offers from prospective buyers. The discounted cash flow models include assumptions related to product revenue, growth rates and operating margin. These assumptions are based on management's annual and ongoing budgeting, forecasting and planning processes and represent our best estimate of future product cash flows. These estimates are subject to the economic environment in which we operate, demand for the products and competitor actions. The use of different assumptions would have increased or decreased our estimated discounted future cash flows and the resulting estimated fair values of these assets, causing increases or decreases in the resulting asset impairment charges. Events giving rise to impairment are an inherent risk in the pharmaceutical industry and cannot be predicted.

We recorded impairment charges of $15.9 million and $20.9 million, regarding definite-lived intangible assets for the years ended December 31, 2017 and 2016, respectively.

Goodwill and indefinite-lived intangible assets

Goodwill and indefinite-lived intangible assets are assessed for impairment on an annual basis as of October 1st of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Goodwill Impairment Assessment  —  We are organized in one reporting unit and evaluate goodwill for our company as a whole. Under the authoritative guidance issued by the Financial Accounting Standards Board, or FASB, we have the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. As further described in Note 2, Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus, effective January 1, 2017, we early adopted Accounting Standards Update (ASU) No. 2017-04 "Intangibles — Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment" (ASU 2017-04). Subsequent to adoption, we perform our goodwill impairment tests by comparing the fair value and carrying amount of our reporting unit. Any goodwill impairment charges we recognize for our reporting unit are equal to the lesser of (i) the total goodwill allocated to that reporting unit and (ii) the amount by which that reporting unit's carrying amount exceeds its fair value.

The goodwill impairment test requires us to estimate the fair value of the reporting unit and to compare the fair value of the reporting unit with its carrying amount. If the carrying value exceeds its fair value, an impairment charge is recorded for the difference. If the carrying value recorded is less than the fair value calculated then no impairment loss is recognized. The fair value of our reporting unit is determined using an income approach that utilizes a discounted cash flow model or, where appropriate, the market approach, or a combination thereof. The discounted cash flow models are dependent upon our estimates of future cash flows and other factors. Our estimates of future cash flows are based on a comprehensive product by product forecast over a five-year period and involve assumptions concerning (i) future operating performance, including future sales, long-term growth rates, operating margins, variations in the amounts, allocation and timing of cash flows and the probability of achieving the estimated cash flows and (ii) future economic conditions, all which may differ from actual future cash flows.

Assumptions related to future operating performance are based on management's annual and ongoing budgeting, forecasting and planning processes and represent our best estimate of the future results of our operations as of a point in time. These estimates are subject to many assumptions, such as the economic environments in which we operate, demand for the products and competitor actions. Estimated future cash flows are discounted to present value using a market participant, weighted average cost of capital. The financial and credit market volatility directly impacts certain inputs and assumptions used to develop the weighted average cost of capital such as the risk-free interest rate, industry beta, debt interest rate and our market capital structure. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions could increase or decrease our estimated discounted future cash flows, the resulting estimated fair values and the amounts of related goodwill impairments, if any. The discount rates applied to the estimated cash flows for our October 1, 2017 and 2016 annual goodwill impairment test were 9.0% and 8.5%, respectively, depending on the overall risk associated with the particular asset and other market factors. We believe the discount rates and other inputs and assumptions are consistent with those that a market participant would use.

Based on the quantitative goodwill impairment assessment performed, we determined that there was no impairment of goodwill for the years ended December 31, 2017 or 2016. An increase of 50 basis points to our assumed discount rate used in our goodwill assessment would not have changed the results of our analyses.

IPR&D Intangible Asset Impairment Assessment  —  IPR&D, which are indefinite-lived intangible assets representing the value assigned to acquired Research and Development, or R&D, projects that principally represent rights to develop and sell a product that we have acquired which has not yet been completed or approved. These assets are subject to impairment testing until completion or abandonment of each project. The fair value of our indefinite-lived intangible assets is determined using an income approach that utilizes a discounted cash flow model and requires the development of significant estimates and assumptions involving the determination of estimated net cash flows for each year for each project or product (including net revenues, cost of sales, R&D costs, selling and marketing costs and other costs which may be allocated), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset's life cycle, the potential regulatory and commercial success risks, and competitive trends impacting each asset and related cash flow stream as well as other factors. The discount rates applied to the estimated cash flows for our October 1, 2017 and 2016 indefinite-lived intangible asset impairment test were 9.0% and 8.5%, respectively. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk, market risk and regulatory risk. If applicable, upon abandonment of the IPR&D product, the assets are reduced to zero. Upon approval of the products in development for sale and placement into service, the associated IPR&D intangible assets are transferred to Product Rights amortizing intangible assets. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

If the fair value of the IPR&D is less than its carrying amount, an impairment loss is recognized for the difference. Based on results of the impairment assessment performed, we recognized impairment charges to IPR&D of $41.7 million for the six months ended June 30, 2017 and $56.6 million for the year ended December 31, 2017.

Income Taxes

Income taxes are recorded under the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Deferred income tax assets are reduced, as is necessary, by a valuation allowance when we determine it is more-likely-than-not that some or all of the tax benefits will not be realizable in the future. Realization of the deferred tax assets is dependent on a variety of factors, some of which are subjective in nature, including the generation of future taxable income, the amount and timing of which are uncertain. In evaluating the ability to recover the deferred tax assets, we consider all available positive and negative evidence, including cumulative income in recent fiscal years, the forecast of future taxable income exclusive of certain reversing temporary differences and significant risks and uncertainties related to our business. In determining future taxable income, management is responsible for assumptions utilized including, but not limited to, the amount of U.S. federal, state and international pre-tax operating income, the reversal of certain temporary differences, carryforward periods available to us for tax reporting purposes, the implementation of feasible and prudent tax planning strategies and other relevant factors. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that we are using to manage the underlying business. We assess the need for a valuation allowance each reporting period, and would record any material changes that may result from such assessment to income tax expense in that period.

We account for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. We assess all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position's sustainability and is measured at the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The evaluation of unrecognized tax benefits is based on factors that include, but are not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. We evaluate unrecognized tax benefits and adjust the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. The liabilities for unrecognized tax benefits can be relieved only if the contingency becomes legally extinguished through either payment to the taxing authority or the expiration of the statute of limitations, the recognition of the benefits associated with the position meet the more-likely-than-not threshold or the liability becomes effectively settled through the examination process. We consider matters to be effectively settled once the taxing authority has completed all of its required or expected examination procedures, including all appeals and administrative reviews. We also accrue for potential interest and penalties related to unrecognized tax benefits in income tax provision (benefit).

The most significant tax jurisdictions are Ireland, the United States, Argentina and Hungary. Significant estimates are required in determining the provision for income taxes. Some of these estimates are based on management's interpretations of jurisdiction-specific tax laws or regulations and the likelihood of settlement related to tax audit issues. Various internal and external factors may have favorable or unfavorable effects on the future effective income tax rate. These factors include, but are not limited to, changes in tax laws, regulations or rates, changing interpretations of existing tax laws or regulations, changes in estimates of prior years' items, changes in the international organization, likelihood of settlement, and changes in overall levels of income before taxes.

As of December 31, 2017, we had a U.S. federal net operating loss of $4.4 million. This loss is subject to limitation under IRC Section 382 related to the 2017 change in ownership of RevitaLid. The net operating loss is expected to be utilized in full prior to its expiration, and therefore, no valuation allowance has been recorded against it. We also had losses in certain foreign and state tax jurisdictions of $90.2 million and $1.0 million, respectively. As the losses in the foreign jurisdictions have been deemed more-likely-than-not to expire unused, a full valuation allowance has been recorded against these net operating losses. The net operating losses will begin to expire in 2022. At December 31, 2017, we had total tax credit carryovers of $9.1 million. These credit carryovers are expected to be fully realized prior to their expiration, beginning in 2036. The estimates discussed above have not changed significantly during the six months ended June 30, 2018.

We make an evaluation at the end of each reporting period as to whether or not some or all of the undistributed earnings of our subsidiaries are indefinitely reinvested. While we have concluded in the past that some of such undistributed earnings are indefinitely reinvested, facts and circumstances may change in the future. Changes in facts and circumstances may include a change in the estimated capital needs of our subsidiaries, or a change in our corporate liquidity requirements. Such changes could result in our management determining that some or all of such undistributed earnings are no longer indefinitely reinvested. In that event, we would be required to adjust our income tax provision in the period we determined that the earnings will no longer be indefinitely reinvested outside the relevant tax jurisdiction.

For the six months ended June 30, 2018, we have not recorded any measurement period adjustments to the provisional estimates recorded as of December 31, 2017 in accordance with the SEC's Staff Accounting Bulletin No. 118, or SAB 118. We will continue to analyze the impact of the U.S. Tax Cuts and Jobs Act under SAB 118 and will record adjustments to provisional amounts as such analyses are refined.

Share-based Compensation

Prior to the consummation of this offering, our employees were eligible to receive awards from the 2016 Plan (as defined in Note 11, Incentive Plans to our consolidated financial statements included elsewhere in this prospectus).

Prior to the completion of this offering, the compensation committee of the board of directors is expected to consider and make recommendations to the board of directors regarding an equity-based incentive compensation plan that would take effect upon the completion of this offering. Therefore, upon the consummation of this offering, employees will be eligible to receive awards from the new 2018 Plan.

Our stock-based compensation cost will be measured at the grant date based on the fair value of the award and will be recognized as expense over the requisite service period, which will generally represent the vesting period. We will use the Black Scholes valuation model for estimating the fair value on the date of grant of stock options. The fair value of stock option awards will be affected by our valuation assumptions, including the estimated fair value of our ordinary shares, the volatility of equity comparables, the expected term of the options, the risk-free interest rate, expected dividends and other objective and subjective variables. For valuations after the consummation of this offering, our board of directors (or its compensation committee) will generally determine the fair value of each share of underlying ordinary shares based on the closing price of our ordinary shares as reported on the date of grant.

Recently Issued Accounting Standards

For a discussion of recent accounting pronouncements, please see Note 2, Summary of Significant Accounting Policies to our consolidated financial statements and Note 2, Basis of Presentation and Summary of Significant Accounting Policies to our interim unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Internal Controls and Procedures

In connection with the preparation of our audited financial statements as of and for the years ended December 31, 2017 and 2016, we identified a material weakness in our period-end financial closing process related to our lack of sufficient available resources in our accounting and financial reporting functions with sufficient experience and expertise with respect to the application of GAAP and related financial reporting to ensure that we identified, accumulated and timely prepared and reviewed all required supporting information to establish the completeness and accuracy of our consolidated financial statements and disclosures. Although members of our accounting staff are knowledgeable in the application of GAAP, additional resources are needed to ensure that risks critical to financial reporting matters are reviewed and addressed on a timely basis. These internal control deficiencies were identified as a result of certain post-closing adjustments related to deferred taxes, certain intangible asset impairments, and the classification of certain financial statement line items that were not detected on a timely basis by management or employees in the normal course of performing their assigned functions.

These control deficiencies were considered to be a material weakness because they could have resulted in a misstatement of the aforementioned account balances or disclosures that would result in a material misstatement to the consolidated financial statements that would not have been prevented or detected on a timely basis.

During 2016, we completed the Business Combination and re-acquired the marketing and distribution rights to VERT. As a result of these transactions, we experienced significant growth in the operations and complexity of our financial reporting. In early 2017, we commenced the implementation of an enterprise resource management system to upgrade our financial reporting and internal control structure. The first phase of this implementation was completed by mid-2017, and we are continuing to integrate and improve our enterprise systems throughout the organization. Additionally, beginning late in the third quarter of 2017, we began hiring additional experienced financial staff, including our Chief Financial Officer, and plan to continue to add finance personnel during 2018.

We are committed to the remediation of the material weakness described above, as well as the continued improvement of our internal control over financial reporting. We have identified and implemented, and continue to implement, the actions described below to remediate the underlying causes of the control deficiencies that gave rise to the material weakness. As we continue our evaluation and improve our internal control over financial reporting, management may modify the actions described below or identify and take additional measures to address control deficiencies. Until the remediation efforts described below, including any additional measures management identifies as necessary, are completed, the material weakness described above will continue to exist.

To address the material weakness, we are in the process of:

  ▪
  hiring additional personnel and engaging external consultants who possess the requisite skills in certain technical areas important to our financial reporting;

  ▪
  assessing the required training needs to provide for the continued development of our finance personnel;

  ▪
  performing a comprehensive review of current procedures to ensure compliance with our accounting policies and GAAP;

  ▪
  improving the process of reviewing the consolidation, supporting schedules and related reconciliations in our financial reporting;

  ▪
  enhancing existing and developing additional monitoring controls to provide reasonable assurance that we maintain sufficient oversight of the performance of internal control over financial reporting responsibilities;

  ▪
  reassessing our existing framework used to identify and implement corrective actions on a timely, prioritized basis with defined accountability; and

  ▪
  designing and implementing enhanced controls over the preparation, analysis and review of significant accounts that operate at the appropriate level of precision to prevent or detect a material misstatement of such balances at period end.

While we have implemented plans to remediate the material weakness, we cannot assure you that we will be successful in remediating the material weakness in a timely manner, or at all, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows.

We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes-Oxley Act of 2002 and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded corporation, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports to be filed with the SEC and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. However, we will evaluate our internal controls on a quarterly basis prior to making the first assessment of our internal control over financial reporting.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal control over financial reporting and will not be required to do so for as long as we are an "emerging growth company" pursuant to the provisions of the JOBS Act. See "Prospectus Summary — Implications of Being Emerging Growth Company."

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various market risks, which may result in potential losses arising from adverse changes in market rates, such as interest rates and foreign exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes and do not believe we are exposed to material market risk with respect to our cash and cash equivalents.

Through the operation of our subsidiaries based in Argentina and Hungary, we are exposed to foreign exchange rate risks. In addition to the operations of our foreign subsidiaries, we also contract with vendors that are located outside the United States, and in some cases make payments denominated in foreign currencies. We are subject to fluctuations in foreign currency rates in connection with these arrangements. We do not currently hedge our foreign currency exchange rate risk. As of December 31, 2017, our liabilities denominated in foreign currencies were not material.

We are exposed to fluctuations in interest rates on our senior secured credit facilities. An increase in interest rates could have a material impact on our cash flow. As of December 31, 2017, a 100 basis point increase in assumed interest rates for our variable interest credit facilities would have an annual impact of approximately $3.2 million on interest expense.

As of December 31, 2017, we had cash and cash equivalents of $34.7 million. We do not engage in any hedging activities against changes in interest rates. Because of the short-term maturities of our cash and cash equivalents, we do not believe that an immediate 10% increase in interest rates would have a significant impact on the realized value of our investments.

Inflation generally affects us by increasing our cost of labor, API and clinical trials. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the years ended December 31, 2017 and 2016.

BUSINESS

Our Company

We are a fully integrated biopharmaceutical company focused on the development and commercialization of specialty products that target markets with underserved patient populations. In 2017, we generated total revenues of $245.7 million across our existing portfolio of promoted specialty neurology and women's health products, as well as our non-promoted products, which are primarily complex formulations of generic drugs. We recently received regulatory approval from the FDA for M-72 (methylphenidate hydrochloride extended-release tablets, 72 mg) for the treatment of ADHD in patients aged 13 to 65, as well as Osmolex ER (amantadine extended-release tablets) for the treatment of Parkinson's disease and drug-induced extrapyramidal reactions, which are involuntary muscle movements caused by certain medications, in adults. We launched M-72 in the second quarter of 2018 and are preparing to launch Osmolex ER in the second half of 2018. In addition, we have a late-stage development pipeline highlighted by two NDA candidates in Phase III clinical trials: Ontinua ER (arbaclofen extended-release tablets) for muscle spasticity in multiple sclerosis patients and RVL-1201 (oxymetazoline hydrochloride ophthalmic solution, 0.1%) for the treatment of blepharoptosis, or droopy eyelid. Many of our products use our proprietary osmotic-release drug delivery system, Osmodex, which we believe offers advantages over alternative extended-release, or ER, technologies.

Our core competencies span drug development, manufacturing and commercialization. Our specialized neurology and women's health sales teams support the ongoing commercialization of our existing promoted product portfolio as well as the launch of new products. As of June 30, 2018, we actively promoted five products: M-72, Lorzone (chlorzoxazone scored tablets) and ConZip (tramadol hydrochloride extended-release capsules) in specialty neurology; and OB Complete, our family of prescription prenatal dietary supplements, and Divigel (estradiol gel, 0.1%) in women's health. We most recently launched M-72 in the second quarter of 2018, and we expect to launch Osmolex ER, which was approved by the FDA on February 16, 2018, in the second half of 2018. We also sell a portfolio consisting of approximately 35 non-promoted products, which has generated strong cash flow. The cash flow from these non-promoted products has contributed to our robust investments in research and development and business development activities. Many of our existing products benefit from several potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities, data exclusivity, as well as DEA regulation and quotas for active pharmaceutical ingredients, or API. Certain of our key products, particularly those that incorporate our proprietary Osmodex drug delivery system, are or are expected to be manufactured in our Marietta, Georgia facility.

We are focused on progressing our pipeline, which is highlighted by two Phase III candidates under clinical development — Ontinua ER and RVL-1201. We developed Ontinua ER using our proprietary Osmodex drug delivery system and believe this formulation will provide an efficacious and safe treatment for muscle spasticity in multiple sclerosis patients. Ontinua ER has been designated by the FDA as an Orphan Drug in this indication. We are also exploring opportunities for Ontinua ER in additional indications, such as opioid and alcohol use disorders. We acquired the rights to RVL-1201 in 2017 and are conducting a second Phase III clinical trial of RVL-1201 for droopy eyelid. If approved, RVL-1201 would be the first non-surgical treatment option approved by the FDA for droopy eyelid. We plan to invest selectively in expanding our product portfolio by leveraging both our proprietary Osmodex drug delivery system to develop differentiated products as well as our management team's operating experience to pursue external business development opportunities.

On February 3, 2016, we completed the combination of Vertical/Trigen and Osmotica Holdings Corp Limited. The transaction combined the specialized research and development capabilities and early-stage development expertise of Osmotica with the strong and established commercialization and distribution capabilities of Vertical/Trigen. Led by our Chief Executive Officer, Brian Markison, our management team has a proven track record of value creation in the pharmaceutical industry. For the year ended

December 31, 2017 and the six months ended June 30, 2018, we generated total revenues of $245.7 million and $131.6 million, net loss of $45.2 million and net income of $1.4 million and adjusted EBITDA of $99.1 million and $55.1 million, respectively. Additional information regarding adjusted EBITDA, including a reconciliation of adjusted EBITDA to net income (loss), is included in "Prospectus Summary — Summary Financial Data."

Our Strengths

We believe our principal competitive strengths include:

Diversified Portfolio of Pharmaceutical Products

We sell an attractive and diversified portfolio of five promoted products and approximately 35 non-promoted products. Through our specialized sales teams we promote a portfolio of specialty neurology and women's health products that we believe are differentiated from competing products and provide meaningful benefits to patients due to their formulation or pharmacokinetic profiles. In addition, we believe that our promoted products are protected by a combination of patent protection, data exclusivity and our proprietary formulation and manufacturing know-how. Our promoted specialty neurology products include M-72, Lorzone and ConZip, and our promoted women's health products include Divigel and the OB Complete family of prescription prenatal dietary supplements. Our key non-promoted products, such as methylphenidate ER (methylphenidate hydrochloride extended-release tablets) and VERT (venlafaxine extended-release tablets), are comprised of complex formulations of generic drugs that incorporate our proprietary Osmodex drug delivery system.

Efficient Research and Development Organization Generating a Targeted Pipeline

We have a history of developing commercially successful pharmaceutical products. As of June 30, 2018, we employed 99 professionals with extensive regulatory and drug development experience in our research and development organization. We also had 37 U.S. patents, 125 patents outside the United States and 28 pending patent applications, the last of which expires in 2037. Our research and development team has successfully developed and received FDA approval for several products, including M-72, Allegra D (pseudoephedrine and H1 antagonist), VERT, Khedezla (desvenlafaxine extended-release tablets) and Osmolex ER. Similarly, our research and development team has generated several approved ANDAs, including methylphenidate ER and hydromorphone ER (hydromorphone hydrochloride extended-release tablets), which are complex formulations that incorporate our proprietary Osmodex drug delivery system.

Our pipeline is highlighted by two NDA candidates in Phase III clinical trials: Ontinua ER, which we are evaluating for the alleviation of signs and symptoms of spasticity resulting from multiple sclerosis, particularly for the relief of flexor spasms and concomitant pain, clonus and muscular rigidity; and RVL-1201, which we are studying for the treatment of blepharoptosis. We expect to receive the data from our Phase III clinical trial of Ontinua ER by the middle of 2019 and, if positive, we would expect to submit this information to complete our NDA by the end of 2019. We developed Ontinua ER using our proprietary Osmodex drug delivery system. We believe this formulation will provide an efficacious and safe treatment for muscle spasticity in multiple sclerosis patients. We are also exploring opportunities for Ontinua ER in additional indications, such as opioid and alcohol use disorders. In 2017, we acquired the rights to RVL-1201 and are conducting a second Phase III clinical trial of RVL-1201 for droopy eyelid. For RVL-1201, we expect to receive the data from our second Phase III clinical trial by early 2019, and, if positive, we expect to submit an NDA by mid-2019. If approved, RVL-1201 would be the first non-surgical treatment option approved by the FDA for blepharoptosis.

Beyond Ontinua ER and RVL-1201, our pipeline includes nine ANDAs pending regulatory approval and eight other products in various stages of development, including four product candidates using our proprietary Osmodex drug delivery system. We believe our pipeline products will continue to support our future growth.

Demonstrated Commercialization Capabilities

We have built a robust infrastructure for the commercialization of our pharmaceutical products. Our sales force is comprised of two dedicated teams that totaled 162 professionals as of June 30, 2018. With our specialized sales teams, we target approximately 18,000 physicians across the specialty neurology and women's health therapeutic areas. We believe that our successful commercialization of Lorzone, ConZip, Divigel and the OB Complete family of prescription prenatal dietary supplements has provided us with the experience and expertise to execute the launches of M-72 and Osmolex ER. Between 2012 and 2017, our specialty neurology sales team increased the number of prescriptions dispensed of Lorzone, our leading promoted specialty neurology product based on total revenues in 2017, at a compound annual growth rate of 18%. In addition, since our acquisition of Divigel in March 2014, our women's health sales team has increased the number of prescriptions dispensed and expanded our market share in the topical estrogen replacement market from approximately 29% to approximately 40% as of December 2017. Our commercial efforts for our promoted products are also supported by a team of patient and market access specialists. These specialists provide us with a broad understanding of the managed care landscape and patient assistance strategies in order to enhance access to our products.

Our non-promoted products are supported by a team with extensive experience commercializing generic products in attractive markets. We leverage longstanding relationships with drug-buying consortia, pharmaceutical wholesalers, payors, retail pharmacy chains and other key players in the generic drug marketplace, as well as our manufacturing and distribution capabilities to execute on these opportunities.

Experience Driving Patient Access in Order to Facilitate Penetration of Key Markets

We support patients' access to our medications through careful research and a deep understanding of the changing reimbursement landscape. We have developed robust capabilities across the market access continuum underscored by successful payor contracting strategies and supplemental patient assistance programs. For example, Divigel, our leading women's health product based on total revenues in 2017, benefits from a market-leading position in the topical estrogen replacement market with preferred brand status on many formularies. Patient access is central to the commercialization strategy for our recent and near-term product launches. We expect that our pricing of these products will facilitate strong managed-care coverage and reimbursement, which we believe will improve patient access to our products. We plan to continue to emphasize patient access in planning for future launches of our pipeline products.

Product Portfolio and Pipeline That Benefit from Multiple Potential Barriers to Entry

Many of our existing products benefit from several potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities, data exclusivity, as well as DEA regulation and quotas for API. We seek to protect our intellectual property covering our formulations, release profiles and methods of treating patients to further support the competitive position of our product portfolio. Our proprietary Osmodex drug delivery system uses osmotic pressure to provide a controlled drug release and is adaptable to many different combinations of immediate-release, extended-release and controlled- or delayed-release formulations that contain one or more drugs. We seek to identify and develop drug candidates that are well-suited to our proprietary Osmodex drug delivery system, which we believe can deliver a differentiated and favorable pharmacokinetic profile and may provide meaningful benefits to patients. We believe that third parties attempting to compete with our products that use our Osmodex drug delivery system may face difficulties in developing a comparable product. Additionally, some of our products are subject to DEA regulation and quotas for API, which reduces the number of competitors to those with compliant infrastructure and who are able to secure the API volumes necessary to manufacture comparable products.

In the markets for our key generic products, we believe that formulation complexities and manufacturing challenges limit the number of viable competitors. Specifically, we believe that, in many cases, osmotic extended-release brands compete with fewer generic suppliers than typically exist in markets that do not include an osmotic extended-release product. We believe this dynamic is driven, in part, by the fact that osmotic tablets offer release profiles that are often difficult to replicate using traditional compression tablet technology.

Strong Cash Flow from Existing Product Portfolio Enhances Research and Development Investment and Opportunistic Business Development Activities

Our current commercial success and historical cash flow generation allows us to invest in our pipeline to support the next stage of our growth. Our portfolio of non-promoted products has generated strong cash flows, which along with our prudent capital structure, has enabled us to invest meaningfully in our research and development activities since the Business Combination. Additionally, we opportunistically pursue strategic acquisitions and business development initiatives to augment our internal development pipeline. We believe that total revenues generated from our existing product portfolio as well as our near-term product launches and our pipeline will continue to support our growth.

Experienced and Accomplished Management Team with a Proven Track Record

Our management team brings a wealth of experience navigating changes in the pharmaceutical industry and delivering financial success. Led by our Chief Executive Officer, Brian Markison, our management team has a proven track record of value creation, as well as a successful history of targeting, completing and integrating acquisitions, such as Vertical/Trigen's acquisition of a line of products, including Divigel, from Upsher-Smith Laboratories, Inc. Our management team possesses expertise in many areas of the pharmaceutical industry, including drug development, manufacturing, commercial operations and finance.

Our Strategy

Our goal is to become a leading biopharmaceutical company by developing and commercializing drugs with significant market opportunities, meaningful potential barriers to entry and long product life cycles. Our strategy to achieve this goal is focused on the following:

Target Specialty Therapeutic Markets

We intend to continue developing innovative products targeting specialty markets with underserved patient populations that we believe we can commercialize efficiently. These specialty markets are generally characterized by a relatively small number of physicians who write the majority of prescriptions, enabling efficient market coverage by a targeted sales force. We currently target physicians in the specialty neurology and women's health therapeutic areas and plan to leverage our sales force into adjacent diseases and therapeutic areas, such as multiple sclerosis and ophthalmology, for which we currently have Phase III candidates under clinical development. In addition, we may expand into additional specialty markets where we believe there are attractive opportunities to use our expertise and proprietary Osmodex drug delivery system to develop and commercialize differentiated products.

Grow Our Existing Product Sales

We plan to leverage our existing sales force to grow our promoted product portfolio and support the recent launch of M-72 and the targeted launch of Osmolex ER in the second half of 2018. M-72 is supported by a sales team targeting approximately 5,500 physicians who address a primary market opportunity that included an estimated 750,000 prescriptions of 36-mg methylphenidate ER prescribed twice daily in 2017. We believe there is also potential to grow the patient base for M-72 by focusing on patients currently using the 54-mg dosage who may require a higher dosage. We expect that Osmolex ER will be supported by a dedicated sales team targeting neurologists and movement disorder specialists. We believe the primary market opportunity for Osmolex ER includes patients who received approximately one million amantadine immediate-release prescriptions in 2017. We anticipate opportunistically growing our sales force to support future growth and focus on products, such as M-72 and Osmolex ER, where we believe there is an attractive market. We intend to support our non-promoted products through our national account team that manages relationships with major drug-buying consortia, pharmaceutical wholesalers and retailers in the United States.

Successfully Develop Our Late-Stage Product Candidates

We are focused on advancing the development of our late-stage clinical programs to further diversify our revenue base and sustain our future growth. We believe that both Ontinua ER and RVL-1201 represent significant commercial opportunities in attractive markets.

Ontinua ER, extended-release arbaclofen, the R-isomer of baclofen, is in Phase III clinical trials for spasticity associated with multiple sclerosis, and has been designated by the FDA as an Orphan Drug in this indication. A 2017 study conducted by the U.S. Multiple Sclerosis Prevalence Workgroup found that approximately 947,000 people suffered from multiple sclerosis in the United States. Another study specifically exploring the prevalence of spasticity in multiple sclerosis patients indicated that approximately 80% of multiple sclerosis patients suffered from some degree of spasticity. Based on our assessment of the addressable patient population as well as a preliminary pricing range that we believe would facilitate favorable patient access, we estimate Ontinua ER's multiple sclerosis spasticity market opportunity to be up to $3.5 billion in the United States.

RVL-1201 is an ophthalmic solution in Phase III clinical trials for the treatment of blepharoptosis. Currently, there are no FDA approved non-invasive therapies in the United States for treatment of this condition, with blepharoplasty surgery as the only approved treatment option. While no robust epidemiological studies exploring the prevalence of blepharoptosis in the United States exist, we believe it is a condition affecting millions of Americans. For example, a study conducted in 1995 in the United Kingdom found some level of blepharoptosis in 12% of a sample set of adults age 50 years and older. If successfully developed and approved, we believe that RVL-1201 would become the first pharmacological treatment for blepharoptosis in the United States and would represent an important therapy in the continuum of care for patients with mild or moderate blepharoptosis.

Our research and development efforts also include activities related to seeking additional indications for Ontinua ER. For example, we intend to explore whether arbaclofen, the active ingredient in Ontinua ER, may have applications in treating opioid use disorder, as well as alcohol use disorder, alcohol withdrawal syndrome and nicotine dependence. We anticipate initiating clinical trials by the end of 2018 in one or more of these other indications.

Expand Our Pipeline by Leveraging Our Proprietary Technology to Develop Differentiated Products

We plan to expand our pipeline of product candidates through the application of our technology, research infrastructure and development expertise. Our research and development efforts are focused on identifying commercially viable products that are well suited to benefit from our proprietary Osmodex drug delivery system. Our technology is designed to produce an extended-release formulation with a differentiated pharmacokinetic profile that we believe can, in certain circumstances, meaningfully improve upon the efficacy or side effect profiles of currently approved therapies. By focusing on known drug compounds with established mechanisms of action, we believe that we will be able to mitigate development risks and reduce the costs and time associated with product development. We plan to continue to apply our drug development criteria to make capital efficient decisions for each of our product candidates. We believe that our vertically integrated capabilities, including our manufacturing infrastructure, enhance our ability to develop our pipeline and support our future growth.

Opportunistically Acquire or In-License Rights to Clinically Differentiated Products, Pipeline Candidates or Technologies

We seek to selectively acquire or in-license approved products and late-stage product candidates that complement our existing product portfolio, pipeline, technology or commercial infrastructure. We are focused on identifying, selecting and pursuing opportunities with attractive risk/reward profiles while using a balanced approach to allocating resources between our commercial and development product portfolio and opportunities for acquisitions and in-licensing of assets for future products. We continually assess our product portfolio and opportunistically identify business development opportunities in an effort to provide ourselves with an appropriate mix of late-stage product candidates and earlier-stage product development opportunities. Our management team has a history of successfully executing and integrating product and company acquisitions that we believe positions us to capitalize on these opportunities.

Our Portfolio

As of June 30, 2018, we sell a diverse portfolio consisting of five promoted products and approximately 35 non-promoted products, several of which incorporate our proprietary Osmodex drug delivery system.

Our promoted products include specialty neurology drugs such as Lorzone and ConZip for pain management, as well as women's health products such as Divigel for menopause and the OB Complete family of prescription prenatal dietary supplements. We recently launched M-72 and received FDA approval for Osmolex ER. M-72 is indicated for the treatment of ADHD in patients aged 13 to 65, and Osmolex ER is indicated for the treatment of Parkinson's disease and drug-induced extrapyramidal reactions in adults. We also have a robust development pipeline that is highlighted by two NDA candidates in Phase III clinical trials, one of which we believe has the potential for indication expansion over time.

Our non-promoted product portfolio includes methylphenidate ER and VERT as well as smaller volume ANDAs and prescription dietary supplements. Our non-promoted pipeline includes 17 products in various stages of development. The following table shows our promoted and non-promoted product portfolio.

Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Specialty Neurology
M-72	ADHD in patients aged 13 to 65	Yes	Approved
Osmolex ER	Parkinson's and drug-induced extrapyramidal reactions in adults	Yes	Approved
Lorzone	Muscle spasms	No	Approved
ConZip	Pain	No	Approved
Ontinua ER	Multiple sclerosis spasticity	Yes	Phase III
	Opioid use disorder and alcohol use disorder	Yes	Phase II Ready
Women's Health
Divigel	Menopause	No	Approved
OB Complete	Various dietary needs during prenatal, pregnancy and postnatal periods	No	Dietary Supplement
Ophthalmology
RVL-1201	Blepharoptosis (droopy eyelid)	No	Phase III

Non-Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Methylphenidate ER	ADHD	Yes	Approved
Venlafaxine ER Tablets (VERT)	Major Depressive Disorder and Social Anxiety Disorder	Yes	Approved
Hydromorphone ER	Pain	Yes	Approved
Nifedipine ER*	Hypertension	Yes	Approved
Sodium Benzoate / Sodium Phenylacetate	Hyperammonemia	No	Approved
Oxybutynin ER*	Overactive bladder	Yes	Approved
Prescription Prenatal Vitamins	Nutritional requirements during pregnancy	No	Dietary Supplement
Osmodex ANDAs	Various	Yes	In Development (4)
Other ANDAs	Various	No	Filed (9) In Development (4) Approved (1)

*
Out-licensed ANDAs with a commercial partner.

Operating Capabilities

Sales and Marketing

We maintain scalable infrastructure that includes specialized sales teams and marketing teams that leverage our longstanding relationships with physicians, drug-buying consortia, pharmaceutical wholesalers and retailers. We currently maintain commercial capabilities across two therapeutic areas, specialty neurology and women's health, and have successfully grown our product sales in both of those areas. We have a sales force comprised of two dedicated teams that totaled 162 professionals as of June 30, 2018. We plan to expand our focus to adjacent diseases and therapeutic areas to support the promotion of products currently in our pipeline.

As of June 30, 2018, we were actively promoting five products: M-72, Lorzone, ConZip, the OB Complete family of prescription prenatal dietary supplements and Divigel. Our internal sales force is divided between specialized sales teams in specialty neurology (promoting M-72, Lorzone and ConZip) and women's health (promoting Divigel and OB Complete), targeting a total of approximately 18,000 physicians as of June 30, 2018. We support our sales force with sales administration and market research services across both therapeutic areas. Our sales representatives actively promote our products by communicating the therapeutic and health benefits and safety profiles of our promoted products to healthcare providers who may prescribe those products to their patients who in turn fill their prescriptions at a pharmacy. Pharmacies place orders, directly or through buying groups, with pharmaceutical wholesalers, to purchase our products.

Marketing of our non-promoted products is primarily directed to pharmaceutical wholesalers, retailers, drug-buying consortia and mail order pharmacies who in turn distribute our products to pharmacies or patients. We maintain a national account team that manages relationships with major pharmaceutical wholesalers and retailers to competitively price our products.

Research and Development

Our research and development team leverages its expertise across a variety of scientific disciplines to formulate product candidates and advance programs through the drug development and approval process and post marketing studies. Scientific staff in Buenos Aires, Argentina, Wilmington, North Carolina, Bridgewater, New Jersey, Marietta, Georgia and Budapest, Hungary use their expertise in our proprietary Osmodex drug delivery system, chemistry and material science to focus on identifying drug compounds for re-formulation to either achieve new therapeutic attributes (e.g., extended release) or indications in the case of branded products, or to achieve bioequivalence in the case of generic products. Additionally, we perform early-stage manufacturing and technology transfer engineering and evaluate any unique intellectual property arising from these activities. If we elect to progress a development candidate forward, scale-up process engineering is performed at our manufacturing plant in Marietta, Georgia. We have capabilities in regulatory affairs, pharmaceutical science, analytical chemistry, preclinical studies, clinical trial design and operations, quality assurance and compliance, medical affairs and pharmacovigilance. We deploy these competencies to advance a product candidate through the drug development process, and develop data and intellectual property to improve our products, support commercialization and extend product life cycles.

As of June 30, 2018, we had 99 employees in our research and development department worldwide. Our staff of research scientists has expertise in the drug development process, from pre-formulation studies and formulation development, to scale-up and manufacturing. The clinical development and medical affairs team assumes product stewardship from pre-clinical testing and first-in-human studies, Phase I, Phase II and Phase III clinical trials through to post-marketing studies, risk management and pharmacovigilance activities. Our research and development team has extensive experience developing and coordinating clinical trial programs and communicating with the FDA throughout the process to ensure proper trial design and an efficient clinical and drug development process. Our team has a successful track record of developing products and receiving FDA approval for NDAs and ANDAs.

Intellectual Property

We have built and continue to develop our intellectual property portfolio for our products and product candidates. We rely on our substantial know-how, technological innovation, patents, trademarks, trade secrets, other intellectual property and in-licensing opportunities to maintain and develop our competitive position. We pursue patent protection in the United States and selected international markets. As of June 30, 2018, we had 37 U.S. patents, 125 patents outside the United States and 28 pending patent applications, the last of which expires in 2037.

Technology

Our proprietary Osmodex drug delivery system incorporates various features that we deploy to modulate drug release and achieve desired pharmacokinetics, including tablet orifice design, immediate-release coatings, barrier coatings, core compositions and laser drilling devices. In addition to our substantial know-how, we employ a layered approach for pursuing patent protection for osmotic and non-osmotic based technologies.

This includes, wherever possible, seeking broad protection for various aspects of the technology we innovate.

Patent Portfolio

Our patent portfolio includes platform patents and patent applications drawn to osmotic device construction and features that provide various release profiles, including extended-release, immediate-release and controlled-release or dual-release profiles as well as product-specific patents. In addition to composition-based approaches to control the release profiles of active ingredients, our technology employs construction-based features to modulate release profiles. Generally, patent claims in our platform patent filings are not limited to particular drugs. Moreover, some of our patent-protected technologies are not currently deployed in any of our existing products, but may be used in future product candidates. Similarly, our platform technology is not presumed compatible with any given drug (i.e., API), and any combination of the platform with a given active ingredient will require substantial effort, innovation and investment, the success of which cannot be predicted.

Our product-specific patent filings are based on the application of our technologies to specific APIs or combinations of ingredients. We have product-specific patent filings, including filings directed to Ontinua ER, RVL-1201, methylphenidate ER, Allegra D and Osmolex ER. These patent filings provide coverage for some of our marketed products and product candidates. We also pursue intellectual property directed at novel product features, such as formulations that may release less of the active drug when exposed to alcohol. Our methylphenidate products, including M-72, which is the reference standard for the 72-mg dosage strength, are covered by three U.S. patents that cover the improved property of releasing less methylphenidate when exposed to alcohol than the amount released by the branded product. These patents expire in February 2037. Our product-specific patents are generally directed to the specific formulations, such as formulations based on the release profiles of the active ingredients, and methods of treatment using specified formulations. Our Osmolex ER product is covered by two Orange Book listed U.S. patents, and the patent covering the formulation of Osmolex ER expires in March 2030. We also have two pending patent applications, one relating to the use of Osmolex ER in treating Parkinson's disease and one relating to drug-induced extrapyramidal reactions in adults.

Our products in development are also covered by a robust patent portfolio. Ontinua ER is protected by four issued U.S. patents directed to the product formulation and methods of treating neurological diseases. These issued patents expire in February 2036, and we have additional patent applications pending relating to Ontinua ER. RVL-1201 is covered by two issued U.S. patents related to the treatment of blepharoptosis, which expire in August 2031.

Other Intellectual Property Rights

We own or have rights to use trademarks and tradenames in our business in conjunction with the sale of our products, including Lorzone, OB Complete and Osmolex ER. We also protect certain services or products related to our markets, such as OB Complete Nutrition.

Manufacturing

We manufacture our products through a combination of our in-house manufacturing and our network of contract manufacturing organizations. As of June 30, 2018, we had a workforce of 121 employees at our 85,000 square foot manufacturing and research and development facility in Marietta, Georgia, where we focus on manufacturing products involving oral solid dose technologies. This facility includes approximately 14,000 square feet of manufacturing clean rooms, 8,100 square feet of analytical laboratories, 16,000 square feet of temperature-controlled warehouse space, including two Schedule II controlled substance vaults, and various process laboratories and offices. In addition, our Marietta, Georgia facility is located on 28 acres and, we believe, is well-suited for potential expansion, as needed. Over the last two years we have invested approximately $12.5 million in commercial scale clean rooms and manufacturing equipment for osmotic dosage form products in our Marietta, Georgia facility. At this facility, we have the ability to manufacture from experimental, pilot-scale batches to large-scale commercial batches, which provides us with flexibility in commercial planning and security for our supply chain.

Our manufacturing technologies include wet and dry granulation, fluid bed drying, dry blending, compression, tablet coating, laser drilling, printing and bottle packaging. We have on-site equipment for each of these processes at bench-scale, pilot scale and commercial scale. Our analytical product and material testing capabilities include sophisticated instrumentation and skilled analysts that enable us to conduct on-site testing and release of finished products, raw materials and packaging components.

Total revenues derived from products that we manufacture, as opposed to contract to third parties, has increased since 2016. In 2017, 18% of our total revenues were attributable to products manufactured by us. However, for the quarter ended June 30, 2018, that percentage increased to 50%, due to the launch of methylphenidate ER. In the future, we expect to continue this trend of increasing the percentage of our total revenues derived from products manufactured by us as we continue to commercialize our pipeline of products, particularly those that incorporate our proprietary Osmodex drug delivery system that we manufacture or intend to manufacture in our Marietta, Georgia facility, such as M-72, Osmolex ER and Ontinua ER.

Our Technology

Osmodex: Our Proprietary Drug Delivery System

Our technology allows us to manufacture tablets with one or more active drugs, and in combinations of immediate-release, controlled-release, delayed-release and extended-release, or ER. As such, we are able to design an osmotic tablet that is capable of delivering an active drug to address a therapeutic need. For example, a tablet may produce an immediate release of a specified dosage of a drug in a short period of time in the morning followed by a controlled extended release of additional amounts of the drug over the following 12 to 16 hours. We believe that our proprietary Osmodex drug delivery system is well-suited to address certain limitations of existing therapies that have less than optimal efficacy or unfavorable side effect profiles as a result of formulation, pharmacokinetic profiles or other complexities. However, whether our proprietary Osmodex drug delivery system will suitably be paired with a given API is not certain or predictable. Each successful pairing that we have achieved in the past was the result of rigorous research, development and innovation. With that approach, our research and development team has led the successful clinical development of approved NDAs for products incorporating our proprietary Osmodex drug delivery system, including Allegra D, VERT, Khedezla and Osmolex ER.

We believe that brands using osmotic extended-release technology can benefit from relatively longer life cycles as compared to brands delivered in conventional extended-release dosage forms due to the complexities of mimicking extended-release profiles of products using osmotic technologies. Moreover, we believe there are only a limited number of competitors with experience using osmotic technology. Given these dynamics, we estimate, based on market research, that osmotic ER brands have generally retained higher market share following loss of exclusivity as compared to other ER brands. We further estimate that generic versions of osmotic ER brands have tended to exhibit greater price stability as compared to generic versions of other extended-release branded formulations, as pricing declines over time.

Portfolio Summary

As of June 30, 2018, we sell a diverse portfolio consisting of five promoted products and approximately 35 non-promoted products, several of which incorporate our proprietary Osmodex drug delivery system.

Our promoted products include specialty neurology drugs M-72 for ADHD and Lorzone and ConZip for pain management, as well as women's health products including Divigel for menopause and the OB Complete family of prescription prenatal dietary supplements. We recently launched M-72 and received FDA approval for Osmolex ER. M-72 is indicated for the treatment of ADHD, in patients aged 13 to 65, and Osmolex ER is indicated for the treatment of Parkinson's disease and drug-induced extrapyramidal reactions in adults.

Our promoted product pipeline is highlighted by two late-stage programs in Phase III clinical trials: Ontinua ER and RVL-1201. We are also exploring additional indications for Ontinua ER with Phase II clinical trials in the planning stage. Our non-promoted product portfolio includes methylphenidate ER and VERT as well as several other smaller volume products. Royalty payments for our products are due on net sales based on percentages that range from the mid-single digits to the mid-teens.

Promoted Products

Our promoted product portfolio as of June 30, 2018 is summarized below:

Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Specialty Neurology
M-72	ADHD in patients aged 13 to 65	Yes	Approved
Osmolex ER	Parkinson's and drug-induced extrapyramidal reactions in adults	Yes	Approved
Lorzone	Muscle spasms	No	Approved
ConZip	Pain	No	Approved
Ontinua ER	Multiple sclerosis spasticity	Yes	Phase III
	Opioid use disorder and alcohol use disorder	Yes	Phase II Ready
Women's Health
Divigel	Menopause	No	Approved
OB Complete	Various dietary needs during prenatal, pregnancy and postnatal periods	No	Dietary Supplement
Ophthalmology
RVL-1201	Blepharoptosis (droopy eyelid)	No	Phase III

Marketed Products

Specialty Neurology Products

M-72

M-72 was approved by the FDA in July 2017 to treat ADHD in patients aged 13 to 65. ADHD is a chronic condition that affects millions of adolescents and often continues into adulthood, with symptoms such as difficulty sustaining attention, hyperactivity and impulsive behavior. Symptoms may be mild, moderate or severe. The number of diagnosed cases of ADHD in the United States has grown to more than six million children between the ages of 2 and 17 (or approximately 9.4% of that population age group in 2016) according to a study conducted by the Centers for Disease Control and Prevention. In addition, based on diagnostic interview data from the National Comorbidity Survey Replication, it is estimated that 4.4% of adults in the United States between the ages of 18 and 44 have ADHD. Prescription volume in the United States for ADHD therapies grew at a compound annual rate of approximately 4% between 2013 and 2017.

We launched M-72, a novel once-daily dosage of a single 72-mg tablet of extended-release methylphenidate, in the United States in April 2018, and we promote this product through our specialty neurology sales team. Since its launch, over 1,000 health care providers have prescribed M-72 and over 1,000 pharmacists have ordered the product, underscoring its strong patient access. We are the only provider to date of the 72-mg single-dose tablet. We believe that approximately 25% of the three million annual prescriptions for methylphenidate ER 36 mg in 2017 were written with twice-daily dosing totaling 72 mg. Accordingly, we believe there is a significant market opportunity for the convenience of the single daily dose offered by M-72, which studies have shown to be bioequivalent to two 36-mg methylphenidate ER tablets. Further, we believe there is a significant market opportunity for patients using other ADHD medications multiple times per day to switch to a once-daily, single dose treatment regimen. M-72 has been broadly integrated across electronic medical records systems facilitating simple e-prescribing and we believe payor coverage at launch was robust, further supporting access to our medication. M-72 is formulated using our proprietary Osmodex drug delivery system and is manufactured in our Marietta, Georgia facility.

The competitive landscape for ADHD medications is highly fragmented with numerous branded products as well as generic alternatives. M-72 will compete directly for patients between the ages of 13 and 65 treated with two 36-mg methylphenidate ER daily or who require a higher dose extended-release therapy. While the 36-mg formulation is currently available in generic form, we believe that the convenience of the single-dose 72-mg extended-release tablet may encourage physicians to prescribe (and patients to prefer) M-72 over alternative generic competitors.

As the only approved 72-mg single-dose tablet of methylphenidate in the United States, the FDA has designated M-72 as the reference standard. A reference standard is the drug product selected by the FDA that an applicant seeking approval of an ANDA must use in conducting an in vivo bioequivalence study required for approval. We have obtained patent protection through February 2037 covering certain aspects of the formulation of M-72 that prevent the accelerated release of methylphenidate when exposed to alcohol.

Osmolex ER

Osmolex ER, a once-daily extended-release tablet that uses our proprietary Osmodex drug delivery system, is indicated for the treatment of Parkinson's disease and drug-induced extrapyramidal reactions in adult patients. We received FDA approval in February 2018, and we expect to launch this product in the second half of 2018. Parkinson's disease is a progressive neurodegenerative movement disorder caused by the loss of dopamine-producing brain cells that affects an estimated 676,000 people in the United States. Diagnosis is based on motor symptoms such as twitching or tremors, which are often the most prominent and noticeable manifestations of the condition. Patients are typically treated with a wide range of therapies intended to manage symptoms. Osmolex ER is a once-daily tablet formulation that contains both immediate-release and extended-release amantadine, a commonly prescribed drug for the treatment of Parkinson's disease. There were approximately one million prescriptions of immediate-release amantadine written in 2017, resulting in an estimated market opportunity in the United States of approximately $400 million based on wholesale acquisition cost pricing, and we estimate that approximately 50% of these amantadine prescriptions were written by neurologists or movement disorder specialists. In addition to Parkinson's disease, Osmolex ER is approved for the treatment of patients suffering from motor side effects associated with certain medications, such as anti-psychotics. We estimate that approximately 19% of immediate-release amantadine prescriptions were written by psychiatry specialists from the fourth quarter of 2015 to the third quarter of 2016. We believe that our specialty neurology sales team, which reaches physicians across neurology, movement disorder and psychiatry specialties, is well-positioned to target the key physicians for Osmolex ER.

We believe Osmolex ER's once-daily morning dose offers a more convenient option by reducing the number of pills a patient must take each day, which may improve patient compliance with treatment regimens. While Osmolex ER is bioequivalent to immediate-release amantadine, the product provides a consistent delivery of amantadine throughout the day. Peak serum drug concentration conveniently occurs in the middle portion of a patient's day when the drug is administered in the morning.

Osmolex ER was formulated using our proprietary Osmodex drug delivery system and is manufactured in our Marietta, Georgia facility. Osmolex ER is covered by two formulation patents, one of which extends to March 2030, with additional patent applications pending. On February 16, 2018, upon receipt of approval for Osmolex ER from the FDA, we filed suit against Adamas in the U.S. District Court for the District of Delaware seeking a declaratory judgment that Osmolex ER does not infringe, directly or indirectly, any valid and enforceable claim of any of the 11 patents enumerated in our complaint. On September 20, 2018, Adamas filed an amended answer with counterclaims alleging infringement of certain patents included in our complaint and requesting that the court grant Adamas damages, injunctive relief and attorneys' fees. Adamas commercializes a different amantadine product, an extended-release capsule marketed and sold as Gocovri™. See " — Legal Proceedings" and "Risk Factors — Risks related to our business — Our competitors or other third parties may allege that we, our suppliers or partners are infringing their intellectual property, forcing us to expend substantial resources in litigation, the outcome of which is uncertain. Any unfavorable outcome of such litigation, including losses related to "at-risk" product launches, could have a material adverse effect on our business, financial position and results of operations."

Lorzone

Lorzone is an immediate-release form of chlorzoxazone indicated for the treatment of acute musculoskeletal pain in conjunction with rest and physical therapy that was approved by the FDA in June 2010. Musculoskeletal pain affects the bones, muscles, ligaments, tendons and nerves, and symptoms may include aching, stiffness and twitching muscles. In 2012, approximately 54% of adults in the United States had a musculoskeletal pain disorder. In addition, in 2015, musculoskeletal disorders accounted for 31% of all nonfatal occupational injury and illness cases requiring days away from work.

We are presently the sole supplier of the 375 mg and 750 mg strengths of chlorzoxazone. In 2017, the 750 mg dosage represented approximately 85% of the total number of prescriptions written for chlorzoxazone. Our 750 mg tablet is trisected, or scored into three easily breakable parts, on one side and bisected, or scored into two easily breakable parts, on the other side, providing patients with the ability to easily break the pill into their desired therapeutic dosage. On April 22, 2016, the FDA approved a petition designating the 750 mg tablet as a reference standard, which requires a generic filer to show bioequivalence to that strength in an ANDA submission.

We license the commercial rights to Lorzone from Argent Development Group LLC, or Argent, under a marketing rights agreement that remains in effect for as long as Argent's license with Mikart, Inc., or Mikart, remains effective. Argent's license from Mikart expires in June 2020 but will automatically renew for successive five-year terms unless terminated by either Argent or Mikart upon at least two years' notice. Lorzone is manufactured by Mikart under a manufacturing and supply agreement that expires in March 2019. The supply agreement automatically renews on an annual basis unless we or Mikart terminate the agreement upon at least 120 days' notice.

Lorzone is promoted through our specialty neurology sales team. In 2014, we launched initiatives aimed at enhancing prescriber targeting and other promotional strategies. These efforts, combined with payor contracting and discount programs, drove strong growth of the product. Lorzone prescription volume grew at a compound annual growth rate of 13% between 2013 and 2017.

ConZip

ConZip, tramadol hydrochloride (a Schedule IV opioid), is indicated for the management of pain that is severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. ConZip was approved by the FDA in May 2010. ConZip is designed with a biphasic release profile combining immediate-release tramadol and extended-release tramadol and is available in three strengths: 100 mg (25 mg immediate release/75 mg extended release), 200 mg (50 mg immediate release/150 mg extended release) and 300 mg (50 mg immediate release/250 mg extended release). In addition to marketing this branded product, we also market a generic version of ConZip. This authorized generic was launched as a means of enhancing patient access to the drug and has resulted in volume growth since its introduction in 2015.

We license the commercial rights to the NDA for this product from Cipher Pharmaceuticals Inc. pursuant to a Distribution and Supply Agreement that expires in September 2021. We have the right to renew the agreement for two additional five-year periods upon at least six months' advance notice. ConZip is protected by a patent that expires in April 2022. Milestone payments in an aggregate amount of up to $4.5 million could become payable by us upon the achievement of certain regulatory and sales milestones.

Women's Health Products

Divigel

Divigel contains plant-based estradiol and is used as a hormone replacement therapy to treat moderate to severe vasomotor symptoms, which include hot flashes, sweating and flushing caused by menopause. The product was approved by the FDA in June 2007. Menopause typically occurs between the ages of 49 and 52 when a woman's menstrual cycle stops. As a result, a woman's ovaries cease producing hormones (estrogen and progesterone), which can lead to vasomotor symptoms. Accordingly, for patients experiencing moderate to severe symptoms, treatment focuses on hormonal replacement.

Divigel is available to patients in fixed dose packets of three strengths, including 0.25 mg, which is the lowest FDA approved dose of any topical estrogen replacement therapy. The gel is applied once daily to the upper thigh. The Divigel 1 mg dosage has been shown to reduce moderate to severe hot flashes by nearly half at two weeks of use and by 80% at 12 weeks of use. We believe that Divigel benefits from market-leading managed-care coverage as a preferred brand across most commercial formularies. Based on 2017 prescription data, we believe that Divigel held an approximately 40% market share in the topical estrogen replacement category, which we believe resulted from robust patient access paired with our promotional efforts.

We acquired Divigel from Upsher-Smith Laboratories, Inc. in March 2014. Since the acquisition, our women's health sales team has grown annual prescriptions dispensed and increased our market share in the topical estrogen replacement market from approximately 29% to approximately 40% as of December 2017. We have received FDA approval for a new dosage strength of Divigel, which we expect to launch in 2019, and are developing another dosage strength of Divigel, which we expect to launch in 2020.

Divigel is manufactured by Orion Corporation pursuant to a supply agreement that will expire in January 2026 and, unless terminated by either Orion Corporation or us upon at least two years' notice, will automatically renew for successive five-year terms. Although Divigel is not protected by any patents, we believe that there are meaningful cost and regulatory impediments to generic competition due to the potential barriers to entry supporting this product. These include the need for dedicated hormone manufacturing capabilities and the significant and costly work to meet clinical endpoints required to support an ANDA filing, which we believe would be required in this circumstance.

OB Complete

OB Complete is our family of prescription prenatal dietary supplements for women in the prenatal, pregnancy and postnatal periods. The OB Complete family of prescription prenatal dietary supplements includes five different proprietary formulations designed as a nutritional supplement for periods prior to conception, throughout pregnancy and in the postnatal period for mothers. OB Complete contains important vitamins and minerals such as docosahexaenoic acid (DHA), folic acid, vitamins D and C and iron. OB Complete prescription prenatal dietary supplements are available in both tablet and softgel capsule form. OB Complete Petite is a smaller, easy-to-swallow capsule that is intended to address the nutritional requirements of expectant mothers. We promote three of our OB Complete family of prescription prenatal dietary supplements through a dedicated women's health sales team, which competes in the prescription prenatal vitamin category.

Two OB Complete formulations, including OB Complete Petite, are protected by a formulation patent that expires in October 2028.

Pipeline Products

Our development pipeline is highlighted by two product candidates in Phase III clinical trials as well as 10 ANDAs pending regulatory approval and 11 other products in various stages of development. Several of our pipeline products incorporate our proprietary Osmodex drug delivery system. We believe that our suite of technology, manufacturing and development capabilities enables us to successfully commercialize our pipeline products and benefit from the potential barriers to entry that may exist for potential competitors.

Ontinua ER

Ontinua ER is an extended-release formulation of arbaclofen, the R-isomer of baclofen, that leverages our proprietary Osmodex drug delivery system and is designed to alleviate spasticity resulting from multiple sclerosis. Spasticity refers to feelings of stiffness and a wide range of involuntary muscle spasms, ranging from mild muscle tightness to severe, painful, uncontrollable spasms. If left untreated, spasticity can lead to serious complications such as frozen or immobilized joints and pressure sores. A 2017 study conducted by the U.S. Multiple Sclerosis Prevalence Workgroup found that approximately 947,000 people suffered from multiple sclerosis in the United States. A study conducted from 1996 to 2003 found that approximately 80% of multiple sclerosis patients suffered from some degree of spasticity. With clinicians indicating that approximately 65% of multiple sclerosis patients with spasticity have received pharmacological treatment, we estimate Ontinua ER's primary addressable patient population to be approximately 492,000 patients in the United States. Assuming a preliminary pricing range that we believe would facilitate favorable patient access, we estimate Ontinua ER's multiple sclerosis spasticity market opportunity to be up to $3.5 billion. The FDA granted Ontinua ER an Orphan Drug designation for the treatment of spasticity associated with spinal cord injury or multiple sclerosis, and, if approved by the FDA for this indication, we could be eligible for a seven-year data exclusivity period in addition to our patent protection through 2036.

Therapeutic options for spasticity associated with multiple sclerosis include oral medications such as baclofen, which is the most common first-line treatment option. Although baclofen is a widely prescribed molecule with over 10 million prescriptions filled in the United States in 2017, its therapeutic value can be limited by side effects. Specifically, somnolence is a common and disruptive side effect that often prevents patients from tolerating higher doses and can limit overall efficacy. Baclofen is the only FDA-approved product that targets the GABA b receptor to treat spasticity. Baclofen is a racemic mixture comprised of an R and an S-isomer. Importantly, the R-isomer of baclofen, or arbaclofen, which is the sole constituent of Ontinua ER, has been shown in vivo to be up to 100 times more effective at targeting the GABA b receptor than the S-isomer. Consequently, we believe Ontinua ER may be a more efficacious treatment relative to the existing standard of care.

Clinical Overview

In mid-2017, we initiated our second Phase III clinical trial to evaluate the efficacy of Ontinua ER. We anticipate completing enrollment of the 510-patient trial by the end of 2018. The trial is designed as a double-blind, randomized (1:1:1) study to demonstrate the safety and efficacy of Ontinua ER 40 mg/day and Ontinua ER 80 mg/day versus placebo for treatment of spasticity in patients with multiple sclerosis over a 12-week timeframe. The study's co-primary endpoints are Total Numeric Transformed Modified Ashworth Scale, or TNmAS, in the most affected limb and Clinical Global Impression of Change, or CGIC. We believe that a positive result from this trial, combined with our existing clinical and pre-clinical data package, will enable us to complete the submission of our NDA by the end of 2019. We are also concurrently conducting a long-term safety trial for Ontinua ER which aims to enroll 250 patients. If approved by the FDA, we intend to begin commercialization of Ontinua ER as early as 2020.

In 2014, we completed our initial Phase III clinical trial exploring the efficacy, safety and tolerability of arbaclofen in the treatment of spasticity associated with multiple sclerosis. The multicenter, randomized (1:1:1), double-blind, active and placebo-controlled, 16-week study included 341 patients across three groups: Ontinua ER tablets 40 mg/day, baclofen 80 mg/day and placebo. This study compared the efficacy and safety of Ontinua ER doses (20 mg/day × 14 days, 30 mg/day × 14 days, and 40 mg/day × 12 weeks) with baclofen tablets (40 mg/day × 14 days, 60 mg/day × 14 days, and 80 mg/day × 12 weeks) against a placebo. The trial's co-primary efficacy endpoints were CGIC and TNmAS in the most affected limb. As shown below, in this Phase III clinical trial, Ontinua ER demonstrated a statistically significant improvement in CGIC when compared to the placebo while baclofen failed to demonstrate a statistically significant improvement in CGIC when compared to the placebo.

Summary of Change in CGIC Score by Treatment Day

Summary of CGIC Score Results, Intent-to-Treat Population(1)
CGIC Day 120	Statistic	Ontinua ER	Baclofen	Placebo
	LS Mean (standard error)	1.00 (0.12)	0.68 (0.12)	0.52 (0.11)
	p-value vs placebo	0.0004	0.2434

(1)
Least squares means (LS Means) and p-values from analysis of covariance model including factors for site and treatment group

As shown below, Ontinua ER also demonstrated a statistically significant improvement in the TNmAS in most affected limb when compared to the placebo.

Summary of Change in TNmAS Score by Treatment Day

Summary of TNmAS Results, Intent-to-Treat Population(1)
TNmAS Day 120	Statistic	Ontinua ER	Baclofen	Placebo
	LS Mean (standard error)	–2.9 (0.24)	–3.32 (0.25)	–1.95 (0.22)
	p-value vs placebo	0.0006	<0.0001

(1)
LS Means and p-values from analysis of covariance model including factors for site and treatment group

This clinical trial supported our conclusion that daily treatment with Ontinua ER was safe and well tolerated by subjects with muscle spasticity related to multiple sclerosis. Adverse events reported in this study were consistent with the expected adverse events for baclofen, and there did not appear to be any new or unexpected safety issues relative to treatment with arbaclofen extended-release tablets. The overall incidence of treatment emergent adverse events, or TEAEs, and the number of TEAEs leading to discontinuation from the study were lower in the Ontinua ER group compared to the baclofen group.

 Summary of Treatment Emergency Adverse Events >2%, Safety Population

Preferred Term	Ontinua ER (N=110) n (%)	Baclofen (N=113) n (%)	Placebo (N=118) n (%)	All Subjects (N=341) n (%)
Somnolence	17 (15.5)	27 (23.9)	6 (5.1)	50 (14.7)
Dizziness	8 (7.3)	12 (10.6)	4 (3.4)	24 (7.0)
Headache	8 (7.3)	7 (6.2)	1 (0.8)	16 (4.7)
Multiple sclerosis relapse	3 (2.7)	0 (0.0)	4 (3.4)	7 (2.1)
Muscle spasticity	3 (2.7)	2 (1.8)	2 (1.7)	7 (2.1)
Urinary tract infection	9 (8.2)	12 (10.6)	6 (5.1)	27 (7.9)
Nasopharyngitis	3 (2.7)	2 (1.8)	4 (3.4)	9 (2.6)
Influenza	4 (3.6)	0 (0.0)	1 (0.8)	5 (1.5)
Asthenia	13 (11.8)	21 (18.6)	5 (4.2)	39 (11.4)
Fatigue	4 (3.6)	4 (3.5)	2 (1.7)	10 (2.9)
Irritability	3 (2.7)	2 (1.8)	1 (0.8)	6 (1.8)
Muscular weakness	12 (10.9)	13 (11.5)	3 (2.5)	28 (8.2)
Pollakiuria	6 (5.5)	11 (9.7)	3 (2.5)	20 (5.9)
Urinary incontinence	3 (2.7)	4 (3.5)	2 (1.7)	9 (2.6)
Micturition urgency	0 (0.0)	6 (5.3)	0 (0.0)	6 (1.8)
Nocturia	0 (0.0)	4 (3.5)	1 (0.8)	5 (1.5)
Nausea	4 (3.6)	4 (3.5)	2 (1.7)	10 (2.9)
Dry mouth	1 (0.9)	7 (6.2)	0 (0.0)	8 (2.3)
Fall	1 (0.9)	3 (2.7)	2 (1.7)	6 (1.8)
Ear and labyrinth disorders	5 (4.5)	7 (6.2)	1 (0.8)	13 (3.8)
Vertigo	3 (2.7)	6 (5.3)	0 (0.0)	9 (2.6)
Cough	0 (0.0)	3 (2.7)	0 (0.0)	3 (0.9)

The results are reported as n (%) for the safety population.

The results summarized in the table and charts above are from the corrected dataset from the initial Phase III clinical trial. On June 10, 2015, Osmotica Holdings Corp Limited submitted an NDA containing data from this initial Phase III clinical trial, which was conducted and completed prior to the Business Combination. During the NDA review process, the FDA requested an independent audit of five of the 35 study sites, which were located in Russia and Ukraine. The audit found numerous irregularities and deviations from good clinical practices, which led to a complete response letter on July 9, 2016. The audit observations were thoroughly investigated, and data were corrected where appropriate. In December 2016, we met with the FDA to discuss the path forward for the application. The FDA indicated that, based on the initial audit findings, it considered the data from the Phase III clinical trial to be insufficient to support a marketing application. Following the meeting, we decided to complete a single additional Phase III clinical trial, which, if successful, we believe would support approval of Ontinua ER.

As shown below, we have also completed a separate study examining the effect of a single dose and steady state (multiple doses) of Ontinua ER on simulated driving performance when compared to placebo and positive control diphenhydramine hydrochloride (DPH, BENADRYL®). Driving performance was measured by standard deviation of lateral position (SDLP) using the Cognitive Research Corporation Driving Simulator-MiniSim. After both single dose and at steady state (multiple doses), DPH was shown to adversely impact simulated driving more than Ontinua ER.

We are also exploring the use of Ontinua ER for opioid use disorder. We believe that Ontinua ER could enable the administration of higher and more effective doses of arbaclofen that may potentially reduce cravings for addictive substances.

RVL-1201

RVL-1201 is an oxymetazoline ophthalmic solution for the treatment of blepharoptosis. Blepharoptosis is defined as the drooping of the upper eyelid that usually occurs from a partial or complete dysfunction of the muscles that elevate the upper eyelid. Blepharoptosis is classified by severity based on the significance of drooping of the upper eyelid. The American Academy of Ophthalmology defines mild blepharoptosis as upper eyelid positioning that is 1 to 2 millimeters inferior to the upper limbus. Moderate blepharoptosis is characterized by upper eyelid positioning that is 3 to 4 millimeters inferior to the upper limbus while severe blepharoptosis is associated with inferiority of greater than 4mm.

Health care providers currently have limited options available to treat blepharoptosis and, in the United States, the only approved treatment is blepharoplasty, a complex eye surgery. By contrast, RVL-1201, an eye drop administered once daily, is a simple non-invasive therapy. The drug is intended to activate the Mueller muscle at the back of the eye thereby lifting the upper eyelid 1 to 2 millimeters. This effect typically occurs within 15 minutes of administration. If approved, we believe RVL-1201 will become an alternative therapy for patients unwilling or unable to pursue blepharoplasty surgery.

While no robust epidemiological studies exploring the prevalence of blepharoptosis in the United States exist, we believe it is a common condition affecting millions of Americans. For example, a study conducted in 1995 in the United Kingdom found some level of blepharoptosis in 12% of a sample set of adults age 50 years and older. Since there is no pharmacological treatment presently available for blepharoptosis, we anticipate that RVL-1201, if approved, will be a welcome addition to the treatment paradigm and an attractive therapy for patients with mild or moderate forms of the condition.

Clinical Overview

We are currently conducting a 26-week toxicology study which we expect to complete by the end of 2018. We are also currently enrolling patients in our second Phase III clinical trial for which we expect to complete enrollment in the fourth quarter of 2018. The randomized, double-masked, placebo-controlled Phase III clinical trial to evaluate the safety and efficacy of RVL-1201 ophthalmic solution compared to a placebo is expected to include 156 patients in the two treatment groups. Eligible subjects will be randomized in a 2:1 ratio (RVL-1201:placebo) and treated for 6 weeks across 35 U.S. sites. The primary endpoints of the clinical trial will be visual field test score at Day 1 Hour 6 and at Day 14 Hour 2. We are also conducting a concurrent Phase III safety trial comprised of 225 patients across 35 U.S. sites, with dosing expected over a period of 12 weeks. If approved, we expect to begin commercializing RVL-1201 as early as 2020. We anticipate offering RVL-1201 as an attractive and non-invasive alternative to blepharoplasty surgeries.

Results from RVL-1201's initial Phase III clinical trial showed that the formulation met its primary efficacy endpoint and was well-tolerated. The 2:1 randomized, double-masked, placebo-controlled study comprised 140 patients with blepharoptosis in two treatment groups for 42 days. Patients treated with RVL-1201 received one full drop in each eye each morning while patients treated with the placebo also received one full drop in each eye each morning. The primary efficacy endpoints were change in baseline visual field using the Leicester Visual Field Test on Hour 6 Day 1 (p=0.0003) and Hour 2 on Day 14 (p< 0.0001). As shown below, patients who received RVL-1201 once-daily experienced a statistically significant improvement in visual field when compared to the placebo group.

 RVL-1201 Phase III Clinical Trial Efficacy: Leicester Peripheral Field Test (LPFT)
(Intent-to-Treat Population)

RVL-1201 was generally well tolerated by patients in this clinical trial when administered once daily over a 6-week period. There were no serious adverse events identified from treatment with RVL-1201 in this Phase III clinical trial. The table below includes a summary of common adverse events identified during the Phase III clinical trial.

Adverse Events >2%

	RVL-1201 (N=95)	Placebo (N=45)
Punctate Keratitis	7.4%	4.3%
Blurred Vision	5.3%	0.0%
Stinging on installation	4.3%	0.0%
Ocular hyperemia	3.2%	0.0%
Headache	2.1%	0.0%

We acquired the worldwide rights to RVL-1201 in October 2017 in exchange for an upfront cash payment plus the obligation to make royalty payments based on our net sales of the product. If we commercialize RVL-1201, we intend to leverage our existing women's health sales team to drive sales and promotion. RVL-1201 is manufactured and supplied to us by Nephron Pharmaceuticals Corporation under an exclusive supply agreement that has a term of five years from the production of the initial commercial batches, and automatically renews for additional one-year periods unless either party provides at least 90 days' advance written notice of non-renewal. Sales milestone payments in an aggregate amount of up to $2.1 million could become payable by us upon the achievement of certain regulatory and sales milestones.

Other Pipeline Products

In addition to Ontinua ER and RVL-1201, our pipeline includes 21 product candidates. Four of these pipeline candidates use our proprietary Osmodex drug delivery system to target generic opportunities with complex formulations in markets where we believe there are sizable sales prospects and potential barriers to entry.

Non-Promoted Products

Our non-promoted products include our own internally developed products as well as products licensed from third parties. We seek to focus on higher-value, higher-barrier-to-entry generic products. Our non-promoted product portfolio consists of approximately 35 products, including certain key products which use our proprietary Osmodex drug delivery system. We believe our broad suite of non-promoted products has allowed us to increase our market presence in our key therapeutic areas and develop long-term relationships with our customers.

Our non-promoted product portfolio as of June 30, 2018 is summarized below:

Non-Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Methylphenidate ER	ADHD	Yes	Approved
Venlafaxine ER Tablets (VERT)	Major Depressive Disorder and Social Anxiety Disorder	Yes	Approved
Hydromorphone ER	Pain	Yes	Approved
Nifedipine ER*	Hypertension	Yes	Approved
Sodium Benzoate / Sodium Phenylacetate	Hyperammonemia	No	Approved
Oxybutynin ER*	Overactive bladder	Yes	Approved
Prescription Prenatal Vitamins	Nutritional requirements during pregnancy	No	Dietary Supplement
Osmodex ANDAs	Various	Yes	In Development (4)
Other ANDAs	Various	No	Filed (9) In Development (4) Approved (1)

*
Out-licensed ANDAs with a commercial partner.

Methylphenidate ER

Methylphenidate ER is an extended-release tablet used to treat ADHD and is a generic version of Concerta®, which is available in four strengths, 18 mg, 27 mg, 36 mg and 54 mg. We filed an ANDA in 2013, received FDA approval in July 2017, and commercially launched our 18-mg, 27-mg, 36-mg and 54-mg methylphenidate ER dosage strengths in September 2017. In addition, as part of the same ANDA approval process, we received approval for our promoted M-72 product that we launched in April 2018. Our methylphenidate products use our proprietary Osmodex drug delivery system, which allows for once-a-day dosing. We estimate that methylphenidate ER was the largest generic drug market in the United States based on sales dollars in 2017. However, despite the size of that market, to our knowledge, there are only four current suppliers of AB-rated methylphenidate ER, which we believe results in part from the complex formulation, technical manufacturing challenges, controlled substance regulations and large volumes associated with this product. These dynamics contribute to a comparatively more attractive market for successful generic suppliers, and we believe the more limited supplier base has supported greater price stability than is typically found in other generic markets, even several years after loss of brand exclusivity. The following chart presents our estimates of price reductions experienced for methylphenidate ER over time following loss of exclusivity as compared to price reductions encountered by certain other generic ER products over time following the loss of a brand's exclusivity.

 Generic Price Erosion

(1)
Represents the measurement of price declines following loss of exclusivity (1) for branded methylphenidate ER from May 2011, when an authorized generic version was introduced into the market, and (2) calculated as an average for 14 other generic ER products that entered the market between June 2010 and April 2014.

(2)
In November 2014, the FDA revised the rating of Kremers Urban Pharmaceuticals Inc.'s and Mallinckrodt plc's methylphenidate ER ANDAs from AB-rated to BX-rated, resulting in the authorized generic being the sole therapeutic equivalent to Concerta® at that time.

(3)
Represents data related to 14 generic ER products, other than methylphenidate ER, that entered the market between June 2010 and April 2014.

After Concerta®'s patents were challenged, and pursuant to settlement agreements, an authorized generic product entered the market beginning in 2011. Two additional generic products entered the market in 2013. Some of the formulations did not use osmotic-controlled release drug delivery. In 2014, after receiving reports of lack of efficacy associated with two generic products, the FDA revised its bioequivalence requirements to more closely mirror the drug concentration curve of Concerta®. As a result, the FDA reclassified two products as BX-rated because they did not meet the new bioequivalence requirements, making them no longer freely substitutable for Concerta® at pharmacies in several states. BX-rated product volume comprised approximately 14% of total generic methylphenidate ER prescriptions filled in 2017. The FDA has begun procedures to remove BX-rated methylphenidate ER products from the market, which the manufacturers of those products are currently challenging. If these manufacturers are unsuccessful in their challenges and the FDA ultimately requires BX-rated methylphenidate ER suppliers to remove their products from the market, we believe additional opportunities for volume growth for AB-rated suppliers would exist.

In addition to the formulation and manufacturing challenges associated with methylphenidate ER, the active ingredient is a Schedule II controlled substance. As a result, we and each of our competitors are required to apply for quota from the DEA and support such requests with commercial plans. We believe that this process for obtaining quota from the DEA typically makes it more challenging for later market entrants to quickly obtain significant market share from incumbent suppliers.

VERT

VERT is indicated for the treatment of major depressive disorder, or MDD, and social anxiety disorder, or SAD. MDD, which can result in feelings of sadness, tearfulness, emptiness, or hopelessness, affected approximately 16.2 million adults in the United States in 2016 (or approximately 6.7% of the adult population in the United States at that time). SAD, which is characterized by intense anxiety or fear of being scrutinized and judged by others in social situations, affected approximately 19 million people in the United States in 2012, according to the National Institutes of Health. Treatment protocols for psychotic conditions have trended towards more use of pharmaceuticals, which have increasingly been recognized for clinical efficacy for mental health conditions. A 2011 study done by the Centers for Disease Control and Prevention found that the rate of anti-depressant use in the United States increased 400% between the period of 1988 to 1994 compared to the period of 2005 to 2008. The market for anti-depressants is highly fragmented across selective serotonin reuptake inhibitors, serotonin and norepinephrine reuptake inhibitors, and other classes of drugs. Physicians may try a number different anti-depressants before finding a successful approach for a particular patient, at which point we believe patients are less likely to seek to switch to alternative medications.

Wyeth received FDA approval for Effexor XR, venlafaxine ER capsules, in 1997. We submitted our NDA for VERT in December 2006, and the FDA approved our NDA for VERT in May 2008, which covered four dosage strengths: 37.5 mg, 75 mg, 150 mg and 225 mg. When we submitted the VERT NDA, we referenced Wyeth's approved NDA for Effexor XR. Since Wyeth had patents listed in the FDA's Orange Book covering Effexor XR, we were required to file a Paragraph IV certification and were subsequently sued by Wyeth. We settled the litigation with Wyeth in February 2008, and Wyeth licensed certain patents to us which have since expired. From 2010 through October 2016, we out-licensed the commercial rights to VERT to UCB, Inc., or UCB, in exchange for a royalty calculated as a percentage of the third party's net sales. On November 10, 2016, we terminated that license agreement in exchange for a cash payment to UCB, thereby reacquiring the rights to sell VERT.

VERT has not historically been subject to the significant competitive pressure often associated with generic markets. Since 2010, when generic competition for this product began, there have never been more than three suppliers of any of the dosage strengths at any given time. Further, from 2008, when UCB first began selling the 225 mg dosage strength, until 2017, when Nostrum Pharmaceuticals LLC began selling that product, UCB (through a third party contract manufacturer) was the sole supplier of the 225 mg dosage extended-release venlafaxine strength. We believe that challenges associated with formulating such a high dosage in a relatively small tablet limited competitors during this period.

VERT is manufactured and supplied for us by Patheon Pharmaceuticals Inc. under a manufacturing services agreement and a product agreement. The agreements automatically renew on an annual basis unless we or Patheon Pharmaceuticals Inc. terminate the agreements upon at least 18 months' advance notice.

Competition

The pharmaceutical industry is intensely competitive and subject to rapid and significant technological change. We will continue to face competition from various global pharmaceutical, biotechnology, specialty pharmaceutical and generic drug companies that engage in drug development activities. Many of our competitors have similar products that focus on the same diseases and conditions that our current and future pipeline products address. Many of our competitors have greater financial flexibility to deploy capital in certain areas as well as more commercial and other resources, marketing and manufacturing organizations, and larger research and development staff. As a result, these companies may be able to pursue strategies or approvals that we are not able to finance or otherwise pursue and may receive FDA, European Medicines Agency or other applicable regulatory approvals more efficiently or rapidly than us. Also, our competitors may have more experience in marketing and selling their products post-approval, and gaining market acceptance more quickly. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our products could become less competitive if our competitors are able to license or acquire technology that is more effective or less costly and thereby offer an improved or a cheaper alternative to our products. We expect any products that we develop and commercialize will compete on the basis of, among other things, efficacy, safety, convenience of administration and delivery, price and the availability of reimbursement from government and other third-party payors. We also expect to face competition in our efforts to identify appropriate collaborators or partners to help commercialize our product portfolio in our target commercial markets.

Government Regulation and Approval Process

Government authorities in the United States at the federal, state and local level, including the FDA, the FTC and the DEA, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, recordkeeping, promotion, advertising, distribution, marketing and export and import of products such as those we market. For both currently marketed and future products, failure to comply with applicable regulatory requirements can, among other things, result in suspension of regulatory approval and possible civil and criminal sanctions. Regulations, enforcement positions, statutes and legal interpretations applicable to the pharmaceutical industry are constantly evolving and are not always clear. Significant changes in regulations, enforcement positions, statutes and legal interpretations could have a material adverse effect on our financial condition and results of operations.

Additionally, future healthcare legislation or other legislative proposals at the federal and state levels could bring about major changes in the affected health care systems, including statutory restrictions on the means that can be employed by brand and generic pharmaceutical companies to settle Paragraph IV patent litigations. We cannot predict the outcome of such initiatives, but such initiatives, if passed, could result in significant costs to us in terms of costs of compliance and penalties associated with failure to comply.

Pharmaceutical Regulation in the United States

In the United States, the FDA regulates drugs under the FDCA and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA's refusal to approve pending applications, withdrawal of an approval, a clinical hold, Warning Letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug or a generic version of a previously approved drug, can be marketed in the United States. The process required by the FDA before a new drug may be marketed in the United States generally involves:

  ▪
  completion of preclinical laboratory and animal testing and formulation studies in compliance with the FDA's current GLP regulations;

  ▪
  submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin in the United States;

  ▪
  approval by an IRB before each trial may be initiated;

  ▪
  performance of adequate and well-controlled human clinical trials in accordance with GCP to establish the safety and efficacy of the proposed drug product for each intended use;

  ▪
  satisfactory completion of an FDA pre-approval inspection of the facility or facilities at which the product is manufactured to assess compliance with the FDA's cGMP regulations to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity;

  ▪
  submission to the FDA of an NDA;

  ▪
  satisfactory completion of a potential review by an FDA advisory committee, if applicable; and

  ▪
  FDA review and approval of the NDA.

When developing a branded product and bringing it to market, the first step in proceeding to clinical studies is preclinical testing. Preclinical tests are intended to provide a laboratory or animal study evaluation of the product to determine its chemistry, formulation and stability. Toxicology studies are also performed to assess the potential safety of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including GLPs. The results of these studies are submitted to the FDA as part of an IND application along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND application is submitted.

The IND application automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to one or more proposed clinical trials, including concerns that human research subjects are or would be exposed to an unreasonable and significant risk of illness or injury, and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. A separate submission to an existing IND application must also be made for each successive clinical trial conducted during product development. Further, an independent IRB must review and approve the plan for any clinical trial and informed consent information for subjects before the trial commences and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk or for failure to comply with the IRB's requirements, or may impose other conditions. GCP requirements include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial, unless a narrow regulatory exemption applies. For purposes of an NDA submission and approval, human clinical trials are typically conducted in the following sequential phases, which may overlap or be combined:

  ▪
  Phase I: In Phase I, through the initial introduction of the drug into healthy human volunteers or patients, the drug is tested to assess absorption, metabolism, elimination, pharmacokinetics and safety.

  ▪
  Phase II: Phase II usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage and to identify common adverse effects and safety risks.

  ▪
  Phase III: Phase III clinical trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases, the FDA requires two adequate and well controlled Phase III clinical trials to demonstrate the efficacy of the drug. A single Phase III clinical trial with other confirmatory evidence may be sufficient in rare instances, for example, where the study is a large multicenter trial demonstrating internal consistency and a statistically persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include, among other things, the results of all preclinical, clinical and other testing and a compilation of data relating to the product's pharmacology, chemistry, manufacture and controls. Under federal law, the submission of most NDAs is subject to a substantial application user fee, and the manufacturer or sponsor under an approved NDA is also subject to annual program fees. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency's threshold determination that it is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information and is subject to payment of additional user fees. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. Under the Prescription Drug User Fee Act, as amended, the FDA has agreed to certain performance goals in the review of NDAs through a two-tiered classification system, Standard Review and Priority Review. Priority Review designation is given to drugs that are intended to treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness over existing therapies. The FDA endeavors to review most applications subject to Standard Review within ten to twelve months whereas the FDA's goal is to review most Priority Review applications within six to eight months, depending on whether the drug is a new molecular entity.

The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP requirements. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the NDA unless it determines that the manufacturing process and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications and the NDA contains data that provide substantial evidence that the drug is safe and effective for the labeled indication.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter to indicate that the review cycle for an application is complete and that the application is not ready for approval. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA may ultimately decide that an application does not satisfy the regulatory criteria for approval. If, or when, the deficiencies have been addressed to the FDA's satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

As a condition of NDA approval, the FDA may require a REMS to help ensure that the benefits of the drug outweigh the potential risks. If the FDA determines a REMS is necessary during review of the application, the drug sponsor must agree to the REMS plan at the time of approval. A REMS may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate healthcare providers of the drug's risks, limitations on who may prescribe or dispense the drug, or other elements to assure safe use, such as special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. In addition, the REMS must include a timetable to periodically assess the strategy. The requirement for a REMS can materially affect the potential market and profitability of a drug.

Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug's safety or efficacy, and the FDA has the authority to prevent or limit further marketing of a product based on the results of these post-marketing programs. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or certain problems are identified following initial marketing. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling, and, even if the FDA approves a product, it may limit the approved indications for use for the product or impose other conditions, including labeling or distribution restrictions or other risk-management mechanisms.

Further changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented, which may require us to develop additional data or conduct additional preclinical studies and clinical trials. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the similar procedures in reviewing NDA supplements as it does in reviewing NDAs.

Disclosure of Clinical Trial Information

Sponsors of certain clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information on www.ClinicalTrials.gov. Information related to the product, subject population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss certain results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to drug listing and registration, recordkeeping, periodic reporting, product sampling and distribution, adverse event reporting and advertising, marketing and promotion, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs may be marketed only for the approved indications and in a manner consistent with the provisions of the approved labeling. While physicians may prescribe for off-label uses, manufacturers may only promote for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. There also are extensive DEA regulations applicable to controlled substances.

Adverse event reporting and submission of periodic reports is also required following FDA approval of an NDA. Additionally, the FDA may require post-marketing testing, known as Phase IV testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging and labeling procedures must continue to comply with cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments and list their marketed products with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered. The FDA may also impose a REMS requirement on a drug already on the market if the FDA determines, based on new safety information, that a REMS is necessary to ensure that the drug's benefits outweigh its risks. In addition, regulatory authorities may take other enforcement action, including, among other things, Warning Letters, the seizure of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, refusal to approve pending applications or supplements to approved applications, civil penalties and criminal prosecution.

The Hatch-Waxman Amendments

505(b)(2) NDAs

The FDA is also authorized to approve an alternative type of NDA under Section 505(b)(2) of the FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference from the data owner. The applicant may rely upon the FDA's findings of safety and efficacy for an approved product that acts as the "listed drug." The FDA may also require 505(b)(2) applicants to perform additional studies or measurements to support the change from the listed drug. The FDA may then approve the new product candidate for all, or some, of the conditions of use for which the branded reference drug has been approved, or for a new condition of use sought by the 505(b)(2) applicant.

Abbreviated New Drug Applications

The Hatch-Waxman amendments to the FDCA established a statutory procedure for submission and FDA review and approval of ANDAs for generic versions of listed drugs. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the API, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. Premarket applications for generic drugs are termed abbreviated because they generally do not include clinical data to demonstrate safety and effectiveness. However, a generic manufacturer is typically required to conduct bioequivalence studies of its test product against the listed drug. The bioequivalence studies for orally administered, systemically available drug products assess the rate and extent to which the API is absorbed into the bloodstream from the drug product and becomes available at the site of action. Bioequivalence is established when there is an absence of a significant difference in the rate and extent for absorption of the generic product and the reference listed drug. For some drugs, other means of demonstrating bioequivalence may be required by the FDA, especially where rate or extent of absorption are difficult or impossible to measure. The FDA will approve the generic product as suitable for an ANDA application if it finds that the generic product does not raise new questions of safety and effectiveness as compared to the reference listed drug. A product is not eligible for ANDA approval if the FDA determines that it is not bioequivalent to the reference listed drug if it is intended for a different use or if it is not subject to, and requires, an approved Suitability Petition.

Orange Book Listing

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA certain patents whose claims cover the applicant's product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in the Orange Book. Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA (i) that there is no patent listed with the FDA as covering the relevant branded product, (ii) that any patent listed as covering the branded product has expired, (iii) that the patent listed as covering the branded product will expire prior to the marketing of the generic product, in which case the ANDA will not be finally approved by the FDA until the expiration of such patent or (iv) that any patent listed as covering the branded drug is invalid or will not be infringed by the manufacture, sale or use of the generic product for which the ANDA is submitted. A notice of the Paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant may also elect to submit a "section viii" statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent.

If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the Paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the Paragraph IV certification, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired as described in further detail below.

Non-Patent Exclusivity

In addition to patent exclusivity, the holder of the NDA for the listed drug may be entitled to a period of non-patent exclusivity, during which the FDA cannot approve an ANDA or 505(b)(2) application that relies on the listed drug.

For example, for listed drugs that were considered new chemical entities at the time of approval, an ANDA or 505(b)(2) application referencing that drug may not be filed with the FDA until the expiration of five years after approval of that drug, unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval.

A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. In addition, drugs approved for diseases for which the patient population is sufficiently small, or orphan indications, are entitled to a seven year data exclusivity period.

DEA Regulation

Several of our products, including ConZip, methylphenidate ER (including M-72) and hydromorphone ER are regulated as "controlled substances" as defined in the Controlled Substances Act of 1970, as amended, which establishes registration, security, recordkeeping, reporting, storage, distribution and other requirements administered by the DEA. The DEA is concerned with, among other things, the control of handlers of controlled substances and with the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce.

The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances. Methylphenidate (including methylphenidate ER and M-72) and hydromorphone are listed as Schedule II drugs and tramadol hydrochloride (including ConZip) is listed as a Schedule IV drug by the DEA under the Controlled Substances Act. The manufacture, shipment, storage, sale and use of Schedule II drugs are subject to a high degree of regulation. For example, Schedule II drug prescriptions generally must be signed by a physician and may not be refilled without a new prescription. Substances in Schedule IV are considered to have a lower potential for abuse relative to substances in Schedule II. A prescription for controlled substances in Schedule IV may be issued by a practitioner through oral communication, in writing or by facsimile to the pharmacist and may be refilled if so authorized on the prescription or by call-in. In the future, our other potential products may also be listed by the DEA as controlled substances.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances are authorized.

The DEA typically inspects a facility to review its security measures prior to issuing a registration. Security requirements vary by controlled substance schedule, with the most stringent requirements applying to Schedule I and Schedule II substances. Required security measures include background checks on employees and physical control of inventory through measures such as cages, surveillance cameras and inventory reconciliations. Records must be maintained for the handling of all controlled substances and periodic reports must be made to the DEA, including, for example, distribution reports for Schedule II controlled substances, Schedule III substances that are narcotics and other designated substances. Reports must also be made for thefts or losses of any controlled substance and authorization must be obtained to destroy any controlled substance. In addition, special authorization and notification requirements apply to imports and exports.

In addition, a DEA quota system controls and limits the availability and production of controlled substances in Schedule II. Distributions of any Schedule II controlled substance must also be accompanied by special order forms, with copies provided to the DEA. The DEA establishes annually an aggregate quota for how much of a Schedule II substance may be produced in total in the United States based on the DEA's estimate of the quantity needed to meet legitimate scientific and medicinal needs. This limited aggregate amount of any particular Schedule II substance that the DEA allows to be produced in the United States each year is allocated among individual companies, who must submit applications annually to the DEA for individual production and procurement quotas. We and our contract manufacturers must receive an annual quota from the DEA in order to produce or procure any Schedule II substance for use in manufacturing. The DEA may adjust aggregate production quotas and individual production and procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. Our and our contract manufacturers' quota of an active ingredient may not be sufficient to meet commercial demand or complete clinical trials. Any delay or refusal by the DEA in establishing our and our contract manufacturers' quota for controlled substances could delay or stop our clinical trials or product launches, which could have a material adverse effect on our business, financial position and results of operations.

To meet its responsibilities, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, particularly as manifested in loss or diversion, can result in enforcement action that could have a material adverse effect on our business, results of operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In certain circumstances, violations could result in criminal proceedings.

Individual states also regulate controlled substances, and we and our contract manufacturers will be subject to state regulation on distribution of these products.

Regulation of Dietary Supplements

The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of dietary supplements, such as our OB Complete family of prescription prenatal dietary supplements, are subject to regulation by multiple federal agencies, including the FDA, the FTC and the Consumer Product Safety Commission.

The Dietary Supplement Health and Education Act of 1994, or DSHEA, amended the FDCA to establish a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. Generally, under the FDCA, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without first notifying the FDA. "New" dietary ingredients (i.e., dietary ingredients that were not marketed in the United States before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered." A new dietary ingredient notification must provide the FDA evidence of a history of use or other evidence of safety establishing that use of the dietary ingredient will reasonably be expected to be safe. A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that a dietary ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of such dietary ingredient or a dietary supplement including such dietary ingredient.

All facilities that manufacture, process, package, or store food for human consumption, including dietary supplements, must register with the FDA as a food facility under the Public Health Security and Bioterrorism Preparedness and Response Act of 2002. Facility registrations must be updated biennially. The FDA schedules periodic inspections at registered facilities to determine whether the inspected facilities are in compliance with applicable FDA regulations. The FDA's cGMP regulations for dietary supplements apply to manufacturers and holders of finished dietary supplement products, including dietary supplements manufactured outside the United States that are imported for sale into the United States. Among other things, the FDA's cGMP regulations: (i) require identity testing on all incoming dietary ingredients; (ii) call for a scientifically valid system for ensuring finished products meet all specifications; (iii) include requirements related to process controls, including statistical sampling of finished batches for testing and requirements for written procedures; and (iv) require extensive recordkeeping. The failure of a manufacturing facility to comply with the cGMP regulations renders products manufactured in such facility "adulterated" under the FDCA, and subjects such products and the manufacturer to a variety of potential FDA enforcement actions.

Dietary supplements are also regulated by various state and local governmental agencies. The FTC regulates the advertising of dietary supplements and the National Advertising Division, or NAD, of the Council of Better Business Bureaus oversees an industry sponsored, self-regulatory system that permits competitors to resolve disputes over advertising claims. The NAD has no enforcement authority of its own, but may refer matters to the FTC or the FDA for further action.

Federal agencies, including the FDA and the FTC, have a variety of procedures and enforcement remedies available to them, including initiating investigations, issuing Warning Letters and cease and desist orders, requiring corrective labeling or advertising, requiring consumer redress, seeking injunctive relief or product seizures, imposing civil penalties or commencing criminal prosecution.

Under the Dietary Supplement and Nonprescription Drug Consumer Protection Act, the FDA requires, among other things, that companies that manufacture or distribute dietary supplements report serious adverse events associated with their products to the FDA and fulfill certain recordkeeping requirements for adverse events. Based on serious adverse event (or other) information, the FDA may take actions against dietary supplements or dietary ingredients that in its determination present a significant or unreasonable risk of illness or injury. In addition, the FDA could issue consumer warnings with respect to the products or ingredients in such products.

The FDA Food Safety Modernization Act, or FSMA, enacted on January 4, 2011, amended the FDCA to enhance the FDA's authority over various aspects of food regulation, including dietary supplements. Under the FSMA, the FDA is authorized to issue a mandatory recall when the FDA determines that there is a reasonable probability that a food, including a dietary supplement, is adulterated or misbranded and that the use of, or exposure to, the food will cause serious adverse health consequences or death to humans or animals. Also under the FSMA, the FDA has (i) expanded access to records; (ii) the authority to suspend food facility registrations and require high-risk imported food to be accompanied by a certification; (iii) stronger authority to administratively detain food; (iv) the authority to refuse admission of an imported food if it is from a foreign establishment to which a U.S. inspector is refused entry for an inspection; and (v) the authority to require that importers verify that the foods they import meet domestic standards.

The FSMA requirements may result in the detention and refusal of admission of imported products, the injunction of manufacturing of any dietary ingredients or dietary supplements until the FDA determines that such ingredients or products are in compliance, and the potential imposition of fees for re-inspection of noncompliant facilities.

The FDCA, as amended by the DSHEA, permits statements of nutritional support often referred to as "structure/function claims" to be included in labeling for dietary supplements without FDA premarket approval. FDA regulations require that dietary supplement manufacturers notify the FDA of those statements within 30 days of marketing. Among other things, the statements may describe the role of a dietary ingredient intended to affect the structure or function of the body or characterize the documented mechanism of action by which a dietary ingredient maintains such structure or function, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a statement of nutritional support in labeling must possess information substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a health claim, or if the FDA determines that a particular claim is not adequately supported by available information or is otherwise false or misleading, the claim could not be used and any product bearing the claim could be subject to regulatory action.

The FTC and the FDA have pursued a coordinated effort to investigate the scientific substantiation for dietary supplement claims. Their efforts to date have resulted in a significant number of investigations and enforcement actions. Dietary supplement claims could also be the subject of inquiries from the NAD and states' Attorneys General.

The FDA has broad authority to enforce the FDCA provisions applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, request a voluntary recall, order a mandatory recall, administratively detain domestic products, detain products offered for import, request the DOJ to initiate a seizure action, initiate an injunction action or a criminal prosecution in the U.S. courts and administratively revoke manufacturing facility registrations, thereby effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process.

States also regulate foods and drugs under laws that generally parallel federal statutes. These products are also subject to state consumer health and safety regulations, such as the California Safe Drinking Water and Toxic Enforcement Act of 1986, or Proposition 65. Violation of Proposition 65 may result in substantial monetary penalties.

Pricing and Reimbursement

Successful commercialization of our products depends, in part, on the availability of governmental and third-party payor reimbursement for the cost of our products. Government authorities and third-party payors increasingly are challenging the price of medical products and services. On the government side, there is a heightened focus, at both the federal and state levels, on decreasing costs and reimbursement rates for Medicaid, Medicare and other government insurance programs. This has led to an increase in federal and state legislative initiatives related to drug prices, which could significantly influence the purchase of pharmaceutical products, resulting in lower prices and changes in product demand. If enacted, these changes could lead to reduced payments to pharmaceutical manufacturers. Many states have also created preferred drug lists and include drugs on those lists only when the manufacturers agree to pay a supplemental rebate. If our current products or future drug candidates are not included on these preferred drug lists, physicians may not be inclined to prescribe them to their Medicaid patients, thereby diminishing the potential market for our products.

In addition, third-party payors have been imposing additional requirements and restrictions on coverage and limiting reimbursement levels for pharmaceutical products. Third-party payors may require manufacturers to provide them with predetermined discounts from list prices and limit coverage to specific pharmaceutical products on an approved list, or formulary, which might not include all of the FDA-approved pharmaceutical products for particular indications. Third-party payors may challenge the price and examine the medical necessity and cost-effectiveness of pharmaceutical products in addition to their safety and efficacy. Manufacturers may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of pharmaceutical products in addition to the costs required to obtain the FDA approvals. Adequate third-party reimbursement may not be available to enable manufacturers to maintain price levels sufficient to realize an appropriate return on their investment in drug development.

Healthcare Reform

In the United States, there have been a number of federal and state proposals during the last several years regarding the pricing of pharmaceutical products, government control and other changes to the healthcare system of the United States. It is uncertain what other legislative proposals may be adopted or what actions federal, state, or private payors may take in response to any healthcare reform proposals or legislation. We cannot predict the effect such reforms may have on our business, and no assurance can be given that any such reforms will not have a material adverse effect.

By way of example, in March 2010, the ACA was signed into law, which, among other things, includes changes to the coverage and payment for drug products under government health care programs. The law includes measures that (i) significantly increase Medicaid rebates through both the expansion of the program and significant increases in rebates, (ii) substantially expand the Public Health System (340B) program to allow other entities to purchase prescription drugs at substantial discounts, (iii) extend the Medicaid rebate rate to a significant portion of Managed Medicaid enrollees, (iv) assess a rebate on Medicaid Part D spending in the coverage gap for branded and authorized generic prescription drugs, and (v) levy a significant excise tax on the industry to fund the healthcare reform.

In addition to the changes brought about by the ACA, other legislative changes have been proposed and adopted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. At the federal level, the Trump Administration's budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid and to eliminate cost sharing for generic drugs for low-income patients. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump Administration have each indicated an intent to continue to seek new legislative or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Healthcare Regulations

Pharmaceutical companies are subject to various federal and state laws that are intended to combat health care fraud and abuse and that govern certain of our business practices, especially our interactions with third-party payors, healthcare providers, patients, customers and potential customers through sales and marketing or research and development activities. These include anti-kickback laws, false claims laws, sunshine laws, privacy laws and FDA regulation of advertising and promotion of pharmaceutical products.

Anti-kickback laws, including the federal Anti-Kickback Statute, make it a criminal offense knowingly and willfully to offer, pay, solicit, or receive any remuneration to induce or reward referral of an individual for, or the purchase, order or recommendation of, any good or service reimbursable by, a federal health care program (including our products). The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. The penalties for violating the federal Anti-Kickback Statute include administrative civil money penalties, imprisonment for up to five years, fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid.

The federal civil and criminal false claims laws, including the civil False Claims Act, prohibit knowingly presenting, or causing to be presented, claims for payment to the federal government (including Medicare and Medicaid) that are false or fraudulent (and, under the Federal False Claims Act, a claim is deemed false or fraudulent if it is made pursuant to an illegal kickback). Manufacturers can be held liable under these laws if they are deemed to "cause" the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in significant monetary penalties, including fines ranging from $11,181 to $22,363 for each false claim, and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical companies throughout the country, for example, in connection with the promotion of products for unapproved uses and other improper sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, companies have been forced to implement extensive corrective action plans, and have often become subject to consent decrees or corporate integrity agreements, severely restricting the manner in which they conduct their business. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers' and manufacturers' compliance with applicable fraud and abuse laws.

The Federal Civil Monetary Penalties Law prohibits, among other things, the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary's selection of a particular supplier of Medicare or Medicaid payable items or services. Noncompliance can result in civil money penalties of up to $15,270 for each wrongful act, assessment of three times the amount claimed for each item or service and exclusion from the federal healthcare programs.

Federal criminal statutes prohibit, among other actions, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, the ACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Analogous state and foreign laws and regulations, including state anti-kickback and false claims laws, may apply to products and services reimbursed by non-governmental third-party payors, including commercial payors. Additionally, there are state laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or that otherwise restrict payments that may be made to healthcare providers as well as state and foreign laws that require drug manufacturers to report marketing expenditures or pricing information.

Sunshine laws, including the Federal Open Payments law enacted as part of the ACA, require pharmaceutical manufacturers to disclose payments and other transfers of value to physicians and certain other health care providers or professionals, and in the case of some state sunshine laws, restrict or prohibit certain such payments. Pharmaceutical manufacturers are required to submit reports to the government by the 90th day of each calendar year. Failure to submit the required information may result in civil monetary penalties of up to an aggregate of $165,786 per year (or up to an aggregate of $1.105 million per year for "knowing failures") for all payments, transfers of value or ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws or regulations. Certain states and foreign governments require the tracking and reporting of gifts, compensation and other remuneration to physicians.

Privacy laws, such as the privacy regulations implemented under HIPAA, restrict covered entities from using or disclosing protected health information. Covered entities commonly include physicians, hospitals and health insurers from which we may seek to acquire data to aid in our research, development, sales and marketing activities. Although pharmaceutical manufacturers are not covered entities under HIPAA, our ability to acquire or use protected health information from covered entities may be affected by privacy laws. Specifically, HIPAA, as amended by HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA's privacy and security standards directly applicable to "business associates," defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney's fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

The FDA regulates the sale and marketing of prescription drug products and, among other things, prohibits pharmaceutical manufacturers from making false or misleading statements and from promoting products for unapproved uses. There has been an increase in government enforcement efforts at both the federal and state level. Numerous cases have been brought against pharmaceutical manufacturers under the Federal False Claims Act, alleging, among other things, that certain sales or marketing-related practices violate the Anti-Kickback Statute or the FDA's regulations, and many of these cases have resulted in settlement agreements under which the companies were required to change certain practices, pay substantial fines and operate under the supervision of a federally appointed monitor for a period of years. Due to the breadth of these laws and their implementing regulations and the absence of guidance in some cases, it is possible that our practices might be challenged by government authorities. Violations of fraud and abuse laws may be punishable by civil and criminal sanctions including fines, civil monetary penalties, as well as the possibility of exclusion of our products from payment by federal health care programs.

Government Price Reporting

Government regulations regarding reporting and payment obligations are complex, and we are continually evaluating the methods we use to calculate and report the amounts owed with respect to Medicaid and other government pricing programs. Our calculations are subject to review and challenge by various government agencies and authorities, and it is possible that any such review could result either in material changes to the method used for calculating the amounts owed to such agency or the amounts themselves. Because the process for making these calculations, and our judgments supporting these calculations, involve subjective decisions, these calculations are subject to audit. In the event that a government authority challenges or finds ambiguity with regard to our report of payments, such authority may impose civil and criminal sanctions, which could have a material adverse effect on our business. From time to time we conduct routine reviews of our government pricing calculations. These reviews may have an impact on government price reporting and rebate calculations used to comply with various government regulations regarding reporting and payment obligations.

Many government and third-party payors reimburse the purchase of certain prescription drugs based on a drug's AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers' reporting practices with respect to AWP, which they have suggested have led to excessive payments by state and federal government agencies for prescription drugs. We and numerous other pharmaceutical companies have been named as defendants in various state and federal court actions alleging improper or fraudulent practices related to the reporting of AWP.

Drug Pedigree Laws

State and federal governments have proposed or passed various drug pedigree laws which can require the tracking of all transactions involving prescription drugs from the manufacturer to the pharmacy (or other dispensing) level. Companies are required to maintain records documenting the chain of custody of prescription drug products beginning with the purchase of such products from the manufacturer. Compliance with these pedigree laws requires implementation of extensive tracking systems as well as heightened documentation and coordination with customers and manufacturers. While we fully intend to comply with these laws, there is uncertainty about future changes in legislation and government enforcement of these laws. Failure to comply could result in fines or penalties, as well as loss of business that could have a material adverse effect on our financial results.

Federal Regulation of Patent Litigation Settlements and Authorized Generic Arrangements

As part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, companies are required to file with the FTC and DOJ certain types of agreements entered into between brand and generic pharmaceutical companies related to the settlement of patent litigation or manufacture, marketing and sale of generic versions of branded drugs. This requirement could affect the manner in which generic drug manufacturers resolve intellectual property litigation and other disputes with brand pharmaceutical companies, and could result generally in an increase in private-party litigation against pharmaceutical companies or additional investigations or proceedings by the FTC or other governmental authorities.

Other

The U.S. federal government, various states and localities have laws regulating the manufacture and distribution of pharmaceuticals, as well as regulations dealing with the substitution of generic drugs for branded drugs. Our operations are also subject to regulation, licensing requirements and inspection by the states and localities in which our operations are located or in which we conduct business.

Certain of our activities are also subject to FTC enforcement actions. The FTC also enforces a variety of antitrust and consumer protection laws designed to ensure that the nation's markets function competitively, are vigorous, efficient and free of undue restrictions. Federal, state, local and foreign laws of general applicability, such as laws regulating working conditions, also govern us.

In addition, we are subject to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances, the discharge of pollutants into the air and water and the cleanup of contamination. We are required to maintain and comply with environmental permits and controls for some of our operations, and these permits are subject to modification, renewal and revocation by the issuing authorities. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result of changes in environmental laws and regulations or increased manufacturing activities at any of our facilities. We could incur significant costs or liabilities as a result of any failure to comply with environmental laws, including fines, penalties, third-party claims and the costs of undertaking a clean-up at a current or former site or at a site to which our wastes were transported. In addition, we have grown in part by acquisition, and our diligence may not have identified environmental impacts from historical operations at sites we have acquired in the past or may acquire in the future.

Properties

Our principal office is located in Bridgewater, New Jersey, where we lease approximately 18,000 square feet of office space pursuant to a lease that expires in March 2022. We also own a facility in Marietta, Georgia and lease facilities in Sayreville, New Jersey, Tampa, Florida, Wilmington, North Carolina, Buenos Aires, Argentina and Budapest, Hungary. We believe our facilities are adequate to meet our current needs, although we may seek to negotiate new leases or evaluate additional or alternate space for our operations. We believe appropriate alternative space would be readily available on commercially reasonable terms.

Employees and Labor Relations

As of June 30, 2018, we had a total of 414 full time employees (including 47 employees in Argentina and five employees in Hungary). We have no collective bargaining agreements with our employees and none are represented by labor unions. We consider our current relations with our employees to be good.

Legal Proceedings

From time to time, we are a party to various legal proceedings. In addition, we have in the past been, and may in the future be, subject to investigations by governmental and regulatory authorities, which exposes us to greater risks associated with litigation, regulatory or other proceedings, including significant fines or penalties. The outcome of litigation, regulatory or other proceedings cannot be predicted with certainty, and some lawsuits, claims, actions or proceedings may be disposed of unfavorably to us. In addition, intellectual property disputes often have a risk of injunctive relief which, if imposed against us, could materially and adversely affect our business, financial condition or results of operations.

On February 16, 2018, upon receipt of approval for Osmolex ER from the FDA, we filed suit against Adamas in the U.S. District Court for the District of Delaware seeking a declaratory judgment that Osmolex ER does not infringe, directly or indirectly, any valid and enforceable claim of any of the 11 patents enumerated in our complaint. On September 20, 2018, Adamas filed an amended answer with counterclaims alleging infringement of certain patents included in our complaint and requesting that the court grant Adamas damages, injunctive relief and attorneys' fees. Adamas commercializes a different amantadine product, an extended-release capsule marketed and sold as Gocovri™. We intend to vigorously defend our rights to commercialize Osmolex ER free and clear of any of these patents. However, this litigation is at a very early stage. If Adamas counterclaims for infringement and we do not prevail, we could be exposed to injunctive relief, invalidity or damages, any of which could materially and adversely affect our business, financial condition and results of operations.

In general, we intend to continue to vigorously prosecute and defend these proceedings, as appropriate; however, from time to time, we may settle or otherwise resolve these matters on terms and conditions that we believe are in our best interests. Resolution of any or all claims, investigations and legal proceedings, individually or in the aggregate, could have a material adverse effect on our business, results of operations and cash flows in any given accounting period or on our overall financial condition.

 MANAGEMENT

Executive Officers and Directors

Below is a list of the names, ages as of June 30, 2018, and positions of the individuals who serve as our executive officers and directors. Our Articles of Association will provide that each of our directors will, subject to any earlier resignation or removal in accordance with the terms of our Articles of Association, serve until the first annual meeting of shareholders following the completion of this offering. Each director shall be eligible to stand for re-election at that annual general meeting.

Name	Age	Position
Brian Markison	58	Chief Executive Officer and Chairman of the Board of Directors
Tina deVries, Ph.D.	58	Executive Vice President, Research & Development
Andrew Einhorn	58	Chief Financial Officer
Christopher Klein	54	General Counsel and Secretary
James Schaub	37	Executive Vice President and Chief Operating Officer
David Burgstahler	49	Director
Sriram Venkataraman	45	Director
Carlos Sielecki	60	Director
Juan Vergez	60	Director
Fred Weiss(1)	76	Director

(1)
Mr. Weiss will become a director upon pricing of this offering.

Brian Markison became a director and our Chief Executive Officer in 2016. Mr. Markison has been a healthcare industry advisor to Avista since September 2012 and has more than 30 years of operational, marketing, commercial development and sales experience with international pharmaceutical companies. From July 2011 to July 2012, he served as the President and Chief Executive Officer and member of the board of directors of Fougera Pharmaceuticals Inc., a specialty pharmaceutical company in dermatology that was sold to Sandoz Ltd., the generics division of Novartis AG. Before leading Fougera, Mr. Markison was Chairman and Chief Executive Officer of King Pharmaceuticals, Inc., which he joined as Chief Operating Officer in March 2004. He was promoted to President and Chief Executive Officer later that year and elected Chairman in 2007. Prior to joining King Pharmaceuticals, Inc., Mr. Markison held various senior leadership positions at Bristol-Myers Squibb Company, including President of Oncology, Virology and Oncology Therapeutics Network; President of Neuroscience, Infectious Disease and Dermatology; and Senior Vice President, Operational Excellence and Productivity. He serves as Chairman of the board of Lantheus Holdings, Inc. and is on the board of directors of Avista Healthcare Public Acquisition Corp., National Spine and Pain Centers, LLC and Braeburn Pharmaceuticals, Inc. He is also a Director of the College of New Jersey. Mr. Markison received a B.S. degree from Iona College. Mr. Markison was chosen as a director because of his strong commercial and operational management background and extensive experience in the pharmaceutical industry.

Tina deVries, Ph.D. became our Executive Vice President, Research & Development in May 2016. Dr. deVries most recently served as the Principal of TM deVries Consulting, LLC from October 2014 to April 2016. From October 2013 to September 2014, she held the position of Vice President of Nonclinical and Clinical Pharmacology at Actavis plc. Dr. deVries previously served as the Vice President of Clinical Pharmacology at Warner Chilcott plc, a specialty pharmaceutical company, from April 1996 until the company was acquired by Actavis in October 2013. Dr. deVries holds a B.S. in Pharmacy and a Ph.D. in Pharmaceutics and Pharmaceutical Chemistry from The Ohio State University.

Andrew Einhorn became our Chief Financial Officer in September 2017. Mr. Einhorn has more than 15 years of experience in the pharmaceutical industry. From March 2014 to March 2017, Mr. Einhorn served as the Chief Financial Officer of Edge Therapeutics, Inc., a clinical-stage biotechnology company that he joined as Executive Vice President of Corporate Development in May 2013. Prior to that, he was a co-founder, Executive Vice President and Chief Financial Officer at Oceana Therapeutics, Inc. from May 2008 to January 2012. Previously, Mr. Einhorn was a co-founder and Chief Financial Officer of both Esprit Pharma, Inc., from June 2005 to October 2007, and ESP Pharma, Inc., from April 2003 to March 2005. From 1983 to 2003, Mr. Einhorn was an investment banker with Credit Lyonnais Securities, PNC Capital Markets, Chase Securities, Inc., Bankers Trust Company and the Chase Manhattan Bank. Mr. Einhorn is licensed as a Certified Public Accountant in the State of New Jersey and holds a B.S. in Finance and Accounting from The American University.

James Schaub has served as our Executive Vice President and Chief Operating Officer since 2016. Prior to that he served as Chief Operating Officer, Trigen Laboratories beginning in December 2013. Mr. Schaub previously served as Vice President, M&A of Fougera Pharmaceuticals, Inc. from August 2011 to September 2012. Prior to that, Mr. Schaub spent five years with King Pharmaceuticals, Inc., where he held several commercial roles of increasing responsibility. He joined our company in December 2013. Mr. Schaub holds a B.A. in Economics from Middlebury College and an M.B.A. from Rutgers Business School.

Christopher Klein became our General Counsel and Secretary in December 2013. Mr. Klein previously served as the General Counsel of Fougera Pharmaceuticals Inc. from August 2011 to September 2012. Prior to his time at Fougera Pharmaceuticals Inc., Mr. Klein spent six years with King Pharmaceuticals, Inc. where he held the position of Deputy General Counsel prior to King Pharmaceuticals, Inc.'s acquisition by Pfizer, Inc. Prior to that, Mr. Klein spent six years in senior legal roles with Bristol-Myers Squibb Company. Mr. Klein holds a B.A. in Biology from Adelphi University, an M.A. in Education from Columbia University and a J.D. from Fordham University.

David Burgstahler became a director in 2016. Mr. Burgstahler is the Co-Managing Partner and Co-Chief Executive Officer of Avista Capital Partners and is the Chief Executive Officer of Avista Healthcare Public Acquisition Corp. Mr. Burgstahler was a founding partner of Avista Capital Partners in 2005 and since 2009, has been President of Avista Capital Partners. Prior to forming Avista Capital Partners, Mr. Burgstahler was a partner of DLJ Merchant Banking Partners. Mr. Burgstahler was at DLJ Investment Banking from 1995 to 1997 and at DLJ Merchant Banking Partners from 1997 through 2005. Prior to that, Mr. Burgstahler worked at Andersen Consulting (now known as Accenture plc) and McDonnell Douglas (now known as The Boeing Company). Mr. Burgstahler currently serves as a director of Avista Healthcare Public Acquisition Corp., Inform Diagnostics, Inc., Kramer Laboratories, Inc., United BioSource Corporation and WideOpenWest, Inc. Mr. Burgstahler also previously served on the board of directors of AngioDynamics Inc., Armored AutoGroup, BioReliance Corp., ConvaTec Healthcare B S.a.r.l., Focus Diagnostics, Inc., INC Research Holdings, Inc., Lantheus Holdings, Inc., MPI Research, Inc., Strategic Partners, LLC, Visant Corp. and Warner Chilcott PLC. Mr. Burgstahler is also a Trustee of the Trinity School in New York City. Mr. Burgstahler holds a B.S. in Aerospace Engineering from the University of Kansas and an M.B.A. from Harvard Business School. Mr. Burgstahler was selected to serve on our board of directors because of his extensive finance and management background, including over 20 years in banking and private equity finance, and his experience serving as a director for a diverse group of private and public companies.

Sriram Venkataraman became a director in 2016. He is also a Partner of Avista Capital Partners, having joined in 2007. Prior to joining Avista Capital Partners, Mr. Venkataraman was a Vice President in the Healthcare Investment Banking group at Credit Suisse Group AG, where he worked from 2001 to 2007. Previously, he worked at GE Healthcare (formerly known as GE Medical Systems) from 1996 to 1999. He currently serves as a director of OptiNose, Inc., Inform Diagnostics, Inc. and National Spine & Pain Centers Holdings, LLC and previously served as a director of AngioDynamics, Inc., Lantheus Holdings, Inc. and Zest

Anchors, Inc. Mr. Venkataraman holds an M.S. in Electrical Engineering from the University of Illinois, Urbana-Champaign and an M.B.A. from The Wharton School at the University of Pennsylvania. Our board of directors believes that Mr. Venkataraman's experience in the healthcare industry, his strong finance and management background, and his experience serving as a director of private and public companies qualifies him to serve on our board of directors.

Carlos Sielecki became a director of Osmotica Holdings Corp Limited in 2007 and joined our board of directors in 2016 in connection with the Business Combination. Mr. Sielecki currently serves as a director of Simali S.A. and holds a degree in architecture from the University of Buenos Aires. Mr. Sielecki was selected to serve as a director because of his management background, including 15 years of experience in the management of pharmaceutical businesses.

Juan Vergez became a director in 2016. Mr. Vergez served as the President of Osmotica Argentina from November 2010 to May 2016, and as the New Business Director of Osmotica Argentina from May 2016 to December 2017. Mr. Vergez previously served as a director of Nutrifoods, S.A. Mr. Vergez was chosen as a director due to his more than 40 years of experience in the pharmaceutical industry.

Fred Weiss will become a director effective upon the pricing of this offering. Mr. Weiss is currently the managing director of the consulting firm FGW Consultancy LLC and was previously the managing director of FGW Associates, Inc., a position he held beginning in 1997. Prior to joining FGW Associates, Inc., he served as a senior executive for Warner-Lambert for nearly 20 years. Mr. Weiss has been on the Board of Directors and Chair of the Finance Committee of the Michael J. Fox Foundation for Parkinson's Research since 2000. From 2001 to 2007 Mr. Weiss was a member of the BTG plc Board of Directors and Chair of the Audit Committee. Mr. Weiss also served from 2000 to January 2017 as Vice Chair of the Board of Directors and Chair of the Audit Committee of numerous BlackRock-sponsored mutual funds. He currently serves on the Board of Directors of Allergan plc. Mr. Weiss was selected to serve on our board of directors because of his financial expertise and experience in strategic planning and corporate development.

Code of Business Conduct and Ethics

In connection with this offering, we plan to adopt a Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Following this offering, a current copy of the code will be available on our website.

Board Structure and Committee Composition

Our business and affairs are managed under the direction of our board of directors. Upon the pricing of this offering, our board will consist of six directors. Our Articles of Association that will be in effect upon closing of this offering provides that our board of directors shall consist of at least three directors but not more than 15 directors and that the number of directors may be fixed from time to time by resolution of our board of directors.

Under our Articles of Association, at each annual general meeting, all directors will be subject to re-election. Any director who does not stand for re-election, or who stands for re-election but is not re-elected, will retire at the end of the relevant annual general meeting.

Our Articles of Association provide that the directors have the authority to appoint one or more directors to our board of directors, subject to the maximum number of directors allowed for in our Articles of Association. A vacancy on our board of directors may be filled by the remaining directors and any director so appointed will hold office until our next annual general meeting. During any vacancy on our board, the remaining directors will have full power to act as the board.

In connection with this offering, we plan to enter into a shareholders' agreement with Avista and Altchem governing their nomination rights with respect to our board of directors following this offering. Under the agreement, we will be required to take all necessary action to include individuals designated by each of Avista and Altchem in the slate of nominees recommended by the board of directors for election by our shareholders, as follows:

  ▪
  for so long as Avista or Altchem, as applicable, owns at least 20% of our issued and outstanding ordinary shares, such Sponsor will be entitled to designate two individuals for nomination to serve on our board of directors; and

  ▪
  when Avista or Altchem, as applicable, own less than 20% but at least 10% of our issued and outstanding ordinary shares, such Sponsor will be entitled to designate one individual for nomination.

Each of Avista and Altchem will also have the right under a shareholders' agreement to remove their designees and to fill vacancies created by the removal or resignation of their designees, and we are required to take all necessary action to cause such removals and fill such vacancies at the request of Avista or Altchem, as applicable.

Upon consummation of this offering, we will have an audit committee, a compensation committee and a nominating and corporate governance committee with the composition and responsibilities described below. Each committee will operate under a charter that will be approved by our board of directors. The members of each committee are appointed by the board of directors and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Because we will be a "controlled company" within the meaning of the corporate governance standards of the Nasdaq Stock Market, we will not have a majority of independent directors and our compensation committee and nominating and corporate governance committee will not be composed entirely of independent directors as defined under such standards. The controlled company exception does not modify the independence requirements for the audit committee and we intend to comply with the audit committee requirements of the Sarbanes-Oxley Act, the Irish Companies Act and the corporate governance standards of the Nasdaq Stock Market. Pursuant to such requirements, the audit committee must be composed of at least three members, one of whom must be independent at the time of this offering, a majority of whom must be independent within 90 days of the date of this prospectus, and all of whom must be independent within one year of the date of this prospectus.

Audit Committee

Effective upon completion of this offering, our audit committee will be comprised of Mr. Weiss, Mr. Venkataraman and Mr. Vergez, with Mr. Weiss serving as chairman of the committee. Our board of directors has determined that Mr. Weiss meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable rules of the Nasdaq Stock Market and the Irish Companies Act. Our board of directors has determined that Mr. Weiss is an "audit committee financial expert" within the meaning of the SEC regulations and has "competence in accounting or auditing" within the meaning of the Irish Companies Act. The audit committee's responsibilities upon completion of this offering will include:

  ▪
  appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm, and in particular the provision of additional services to each entity covered by the committee;

  ▪
  pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

  ▪
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

  ▪
  monitoring the audit of our financial statements;

  ▪
  setting policies for our hiring of employees or former employees of our independent registered public accounting firm;

  ▪
  reviewing our significant risks or exposures and assessing the steps that management has taken or should take to monitor and minimize such risks or exposures;

  ▪
  reviewing the adequacy of our internal control over financial reporting, including information system controls and security;

  ▪
  monitoring the effectiveness of our systems of internal control, internal audit and risk management for each entity covered by the committee;

  ▪
  establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

  ▪
  recommending, based upon the audit committee's review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

  ▪
  monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

  ▪
  preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;

  ▪
  reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

  ▪
  reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Compensation Committee

Effective upon completion of this offering, our compensation committee will be composed of Mr. Burgstahler, Mr. Sielecki and Mr. Weiss, with Mr. Burgstahler serving as chairman of the committee. Our board of directors has determined that Mr. Weiss is "independent" as defined under the applicable listing standards of the Nasdaq Stock Market. The compensation committee's responsibilities upon completion of this offering will include:

  ▪
  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, the officers who report directly to the chief executive officer and all officers who are "insiders" subject to Section 16 of the Exchange Act;

  ▪
  evaluating the performance of our chief executive officer and such other officers in light of such corporate goals and objectives and determining and approving, or recommending to our board of directors for approval, the compensation of our chief executive officer and such other officers;

  ▪
  appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

  ▪
  conducting the independence assessment outlined in the listing standards of the Nasdaq Stock Market with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

  ▪
  annually reviewing and reassessing the adequacy of the committee charter;

  ▪
  reviewing and establishing our overall management compensation and our compensation philosophy and policy;

  ▪
  overseeing and administering our equity compensation and other compensatory plans;

  ▪
  reviewing and approving our equity and incentive policies and procedures for the grant of equity-based awards and approving the grant of such equity-based awards;

  ▪
  reviewing and making recommendations to our board of directors with respect to non-employee director compensation; and

  ▪
  producing a report, if required, on executive compensation to be included in our annual proxy statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Effective upon completion of this offering, our nominating and corporate governance committee will be composed of Mr. Markison, Mr. Burgstahler, Mr. Weiss and Mr. Sielecki, with Mr. Burgstahler serving as chairman of the committee. Our board of directors has determined that Mr. Weiss is "independent" as defined in the applicable rules of the Nasdaq Stock Market. The nominating and corporate governance committee's responsibilities upon completion of this offering will include:

  ▪
  establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;

  ▪
  identifying individuals qualified to become members of our board of directors;

  ▪
  recommending to our board of directors the persons to be nominated for election as directors and to each of our board's committees;

  ▪
  developing and recommending to our board of directors a set of corporate governance principles;

  ▪
  articulating to each director what is expected, including reference to the corporate governance principles and directors' duties and responsibilities;

  ▪
  reviewing and recommending to our board of directors practices and policies with respect to directors;

  ▪
  reviewing and recommending to our board of directors the functions, duties and compositions of the committees of our board of directors;

  ▪
  reviewing and assessing the adequacy of the committee charter and submitting any changes to our board of directors for approval;

  ▪
  considering and reporting to our board of directors any questions of possible conflicts of interest of board of directors members;

  ▪
  providing for new director orientation and continuing education for existing directors on a periodic basis;

  ▪
  performing an evaluation of the performance of the committee; and

  ▪
  overseeing the evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors, as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee, except that Mr. Markison, our Chief Executive Officer, serves as a director and member of the audit and compensation committees of Avista Healthcare Public Acquisition Corp. and Mr. Burgstahler, one of our directors, serves as the president and chief executive officer and as a director of Avista Healthcare Public Acquisition Corp. Upon the completion of this offering, our compensation committee will include Mr. Burgstahler and Mr. Sielecki. Mr. Burgstahler is the Co-Managing Partner and Co-Chief Executive Officer of Avista Capital Partners and Mr. Sielecki is affiliated with Altchem Limited. For additional information regarding transactions between Avista Capital Partners and its affiliates and us and between Altchem Limited and its affiliates and us, see "Certain Relationships and Related Party Transactions."

EXECUTIVE AND DIRECTOR COMPENSATION

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

Introduction

This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer and our next two most highly compensated executive officers in respect of their service to us for our fiscal year ended December 31, 2017. We refer to these individuals as our named executive officers. During 2017, our named executive officers received compensation and benefits from one of our subsidiaries, Vertical/Trigen Holdings, LLC, and its subsidiaries. Prior to this offering, the compensation committee of the board of managers of Osmotica Holdings S.C.Sp. was responsible for determining the compensation of our executive officers, including our named executive officers. Following this offering, the compensation committee of our board of directors will be responsible for making determinations regarding the compensation of our executive officers. Our named executive officers are:

  ▪
  Brian A. Markison, our President and Chief Executive Officer;

  ▪
  Tina deVries, Ph.D., our Executive Vice President, Research and Development; and

  ▪
  James Schaub, our Executive Vice President, Commercial Operations and Portfolio Strategy.

Summary compensation table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for the fiscal year ended December 31, 2017.

Name and principal position	Year	Salary ($)(1)	Nonequity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Brian A. Markison	2017	613,085	613,562	135	1,226,782
President and Chief Executive Officer
Tina deVries, Ph.D.	2017	383,178	191,738	10,800	585,716
EVP, Research & Development
James Schaub	2017	291,808	146,301	27,385	465,494
EVP and Chief Operating Officer

(1)
Amounts shown for Dr. deVries and Mr. Schaub include contributions made to our 401(k) plan. Mr. Markison did not contribute to our 401(k) plan in 2017.

(2)
Amounts represent each named executive officer's annual bonus earned with respect to fiscal 2017 under the Osmotica Pharmaceutical 2017 Annual Incentive Plan, based on the achievement of EBITDA goals.

(3)
Amount shown for Mr. Markison represents the value of a gift of sunglasses given to all attendees of a sales meeting ($100), plus a tax gross-up given to all gift recipients ($35). Amount shown for Dr. deVries represents 401(k) plan matching company contributions for 2017. Amount shown for Mr. Schaub represents the value of a gift of sunglasses given to all attendees of a sales meeting ($100), plus a tax gross-up given to all gift recipients ($34), 401(k) plan matching company contributions for 2017 ($10,800), and a car allowance ($16,451).

2017 base salary and annual bonus

The employment agreement with each named executive officer, described below, establishes a base salary, which is subject to discretionary increases. Each of our named executive officers is paid a base salary reflecting his or her skill set, experience, performance, role and responsibilities. Effective April 2017, each of our named executive officers received an increase in base salary as follows:

Name	Base salary prior to April 2017	Base salary effective April 2017	% increase	Notes
Brian A. Markison	$600,000	$618,000	3.00%	Reflects merit increase
Tina deVries, Ph.D.	$375,000	$386,250	3.00%	Reflects merit increase
James Schaub	$270,000	$300,000	11.11%	Reflects merit increase and an adjustment for Mr. Schaub's increased responsibilities for our Vertical Pharmaceuticals Commercial business

As described below, each named executive officer has a target annual bonus based on his or her base salary earned with respect to the applicable year, as set forth in his or her employment agreement. Annual bonuses for 2017 for our named executive officers were awarded under the Osmotica Pharmaceutical 2017 Annual Incentive Plan, and were based on the achievement of pre-established corporate EBITDA goals. For 2017, the corporate EBITDA goal was met in full and, as a result, each named executive officer received 100% of his or her target annual bonus as follows: Mr. Markison, $613,562, Dr. deVries, $191,738 and Mr. Schaub, $146,301.

Employment arrangements with our named executive officers

Each of our named executive officers is party to an employment agreement with one of our subsidiaries that sets forth the terms and conditions of his or her employment with us. Each such agreement provides for "at will" employment. Each agreement contains nondisclosure, nonsolicitation, noncompetition and assignment of intellectual property and other obligations to which the executive is bound. The material terms of the employment agreements with our named executive officers are described below. The terms "cause," "good reason" and "change in control" referred to below are defined in each named executive officer's employment agreement.

Mr. Markison.    Our subsidiary, Vertical/Trigen Holdings, LLC, entered into an employment agreement with Mr. Markison on December 3, 2015 that provides for a base salary of $600,000 per year, subject to discretionary increases and which has subsequently been increased, and a target annual bonus equal to 100% of his annual base salary, with the actual amount of the bonus earned based on the achievement of performance objectives. Mr. Markison is eligible to participate in our benefit plans, as in effect from time to time.

Dr. deVries.    Our subsidiary, Vertical/Trigen Opco, LLC, entered into an employment agreement with Dr. deVries on May 2, 2016 that provides for a base salary of $375,000 per year, subject to annual review and which has subsequently been increased, and a target annual bonus equal to 50% of her annual base salary, with the actual amount of the bonus earned based on the achievement of performance objectives. Dr. deVries is eligible to participate in our benefit plans, as in effect from time to time

Mr. Schaub.    Our subsidiary, Vertical/Trigen Opco, LLC, entered into an employment agreement with Mr. Schaub on December 16, 2013 that provides for a base salary of $250,000 per year, subject to discretionary adjustments and which has subsequently been increased, and a target annual bonus equal to 50% of his annual base salary, with the actual amount of the bonus earned based on the achievement of performance objectives. Mr. Schaub is eligible to participate in our benefit plans, as in effect from time to time.

Termination of employment without cause or for good reason.    If Mr. Markison's employment is terminated by us without cause or by him for good reason, he will be entitled to receive (i) a lump sum amount equal to his annual base salary, (ii) a lump sum amount equal to his full target bonus for the year of termination, and (iii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Mr. Markison elects to receive COBRA health care continuation coverage, we will pay a portion of his monthly COBRA premiums for 24 months following the date of termination in an amount equal to the employer portion of such group medical and dental premiums as in effect on the date of termination.

If Dr. deVries' employment is terminated by us without cause or by her for good reason, she will be entitled to receive (i) an amount equal to her monthly base salary plus one-twelfth of her target annual bonus, payable for 12 months following termination in accordance with our payroll schedule and (ii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Dr. deVries elects to receive COBRA health care continuation coverage, we will pay her monthly COBRA premiums for up to 12 months following the date of termination.

If Mr. Schaub's employment is terminated by us without cause or by him for good reason, he will be entitled to receive (i) an amount equal to his monthly base salary, payable for 12 months following termination in accordance with our payroll schedule, (ii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination and (iii) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally. In addition, if Mr. Schaub elects to receive COBRA health care continuation coverage, we will pay his monthly COBRA premiums for up to 12 months following the date of termination.

Termination of employment by reason of death or disability.    If Mr. Markison's employment is terminated by reason of his death or permanent disability, he will be entitled to receive (i) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally and (ii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination.

If Dr. deVries' employment is terminated by reason of her death or disability, she will be entitled to receive a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination, and, if she elects to receive COBRA health care continuation coverage, we will pay her monthly COBRA premiums for up to 12 months following the date of termination.

If Mr. Schaub's employment is terminated by reason of his death or disability, he will be entitled to receive (i) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination and (ii) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally.

Termination of employment without cause or for good reason following a change in control. If Mr. Markison's employment is terminated by us without cause or by him for good reason, in either case, within 12 months following a change in control, in lieu of the benefits described above, Mr. Markison will be entitled to receive (i) a lump sum amount equal to the greater of his annual base salary on the date of termination or the day immediately prior to the change in control, (ii) a lump sum amount equal to the greater of his target annual bonus in the year of termination or in the year in which the change in control occurred and (iii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Mr. Markison elects to receive COBRA health care continuation coverage, we will pay a portion of his monthly COBRA premiums for 24 months following the date of termination in an amount equal to the employer portion of such group medical and dental premiums as in effect on the date of termination.

Neither Dr. deVries nor Mr. Schaub is entitled to any enhanced severance benefits in connection with a termination of the executive's employment by us without cause or by the executive for good reason following a change in control.

Severance subject to release of claims.    Our obligation to provide an executive with severance payments and other benefits under the executive's employment agreement is conditioned on the executive signing (and not subsequently revoking) an effective release of claims in favor of us.

Equity compensation

None of our named executive officers received equity-based compensation in 2017. On May 5, 2016, each of our named executive officers received a grant of options to purchase common units of Osmotica Holdings S.C.Sp. under the Osmotica Holdings S.C.Sp. 2016 Equity Incentive Plan (renamed the Amended and Restated Osmotica Pharmaceuticals plc 2016 Equity Incentive Plan in connection with the Reorganization), or the 2016 Plan. Mr. Markison was granted an option to purchase 30,000 common units, Dr. deVries was granted an option to purchase 4,000 common units and Mr. Schaub was granted an option to purchase 10,000 common units. Fifty percent of each option grant vests in equal annual installments on each of the first four anniversaries of the option's vesting commencement date, generally subject to the named executive officer's continued employment on each applicable vesting date (referred to as the Time-Based Options). Fifty percent of each option grant vests based on the achievement of specified performance metrics, with the performance metrics reflecting a multiple of Avista's and Altchem's return on their investment in us (referred to as the Performance-Based Options). Upon a termination of the executive's employment for cause, or a resignation by the executive other than for good reason, any common units received upon the exercise of the Time-Based Options and the Performance-Based Options may be repurchased by us at the lower of cost or fair market value.

In connection with the Reorganization, the Time-Based Options and the Performance-Based Options will be converted to options to purchase our ordinary shares, on the same basis as common units of Osmotica Holdings S.C.Sp. are converted into our ordinary shares, with corresponding adjustments to the exercise price of the options. In connection with the conversion, the Time-Based Options will continue to vest as described above and the Performance-Based Options will be converted into options that vest solely based on the passage of time, with the converted Performance-Based Options vesting in equal annual installments on each of the first four anniversaries of this offering, generally subject to the named executive officer's continued employment on each applicable vesting date.

Outstanding equity awards at fiscal year-end table

The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers as of December 31, 2017.

	Option awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($/share)	Option expiration date
Brian Markison(1)	160,631	481,895	642,526	14.95	5/5/2026
Tina deVries, Ph.D.(2)	21,417	64,253	85,670	14.95	5/5/2026
James Schaub(3)	53,543	160,632	214,175	14.95	5/5/2026

(1)
Represents an option to purchase 30,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with the Reorganization. Fifty percent of the award vests on each anniversary of the Business Combination as follows: 25% vested on each of February 3, 2017 and February 3, 2018, and the remainder vests in two equal installments on each of February 3, 2019 and February 3, 2020. Prior to the Reorganization, fifty percent of the award vested based on the achievement of specified performance metrics, with the performance metrics reflecting a multiple of Avista's and Altchem's return on their investment in us. In connection with the Reorganization, the option will be converted into an option to purchase our ordinary shares and certain amendments will be made to the vesting terms of the options. See "Equity Compensation" above.

(2)
Represents an option to purchase 4,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with the Reorganization. Fifty percent of the award vests as follows: 25% vested on each of May 2, 2017 and May 2, 2018, and the remainder vests in two equal installments on each of May 2, 2019 and May 2, 2020. Prior to the Reorganization, fifty percent of the award vested based on the achievement of specified performance metrics, with the performance metrics reflecting a multiple of Avista's and Altchem's return on their investment in us. In connection with the Reorganization, the option will be converted into an option to purchase our ordinary shares and certain amendments will be made to the vesting terms of the options. See "Equity Compensation" above.

(3)
Represents an option to purchase 10,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with the Reorganization. Fifty percent of the award vests on each anniversary of the Business Combination as follows: 25% vested on each of February 3, 2017 and February 3, 2018, and the remainder vests in two equal installments on each of February 3, 2019 and February 3, 2020. Prior to the Reorganization, fifty percent of the award vested based on the achievement of specified performance metrics, with the performance metrics reflecting a multiple of Avista's and Altchem's return on their investment in us. In connection with the Reorganization, the option will be converted into an option to purchase our ordinary shares and certain amendments will be made to the vesting terms of the options. See "Equity Compensation" above.

Employee benefits plans

We currently provide broad-based health and welfare benefits that are available to all of our employees, including our named executive officers, including medical, dental, vision, life and disability insurance. In addition, we maintain a 401(k) plan, under which eligible employees may elect to defer their current eligible compensation, subject to the limits imposed by the Internal Revenue Code. The 401(k) plan also provides that we will make employer matching contributions equal to 100% of each employee's elective deferrals up to 3% of base salary, plus 50% of each employee's elective deferrals between 3% and 5% of base salary. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Payments on termination of employment or change in control

Each of our named executive officers is a party to an employment agreement with us that provides for certain payments and benefits in connection with a qualifying termination of his or her employment, as described in "Employment arrangements with our named executive officers" above.

In addition, in connection with a change in control, each option granted to our named executive officers that vests solely based on the passage of time will become fully vested and exercisable. Each option granted to our named executive officers that vests based on the achievement of specified performance criteria will vest and become exercisable only to the extent the performance criteria associated with such options are satisfied in connection with the change in control.

Director compensation

Other than Mr. Markison, whose compensation is included with that of our other named executive officers above, none of our directors received any compensation for their service with us during 2017.

Incentive plans

2016 Equity Incentive Plan

The 2016 Plan, as it will be amended and restated in connection with the Reorganization, provides for the grant of stock options, stock appreciation rights, restricted stock, phantom shares, and other share-based awards. Subject to adjustment, the maximum number of shares that may be issued pursuant to awards under the 2016 Plan is 3,212,607 shares. In the event that an outstanding award expires, is cancelled or otherwise terminated without consideration, such shares shall not be available again for grant under the plan. As of September 30, 2018, options to purchase 3,015,572 ordinary shares were outstanding under the 2016 Plan. No other equity-based awards have been granted under the 2016 Plan and no further awards will be made under the 2016 Plan following the completion of this offering. In connection with this offering, we have adopted a new omnibus equity plan, the Osmotica Pharmaceuticals plc 2018 Incentive Plan, under which we will grant equity-based awards in connection with or following this offering. This summary is not a complete description of all provisions of the 2016 Plan and is qualified in its entirety by reference to the 2016 Plan, which is filed as an exhibit to the registration statement of which this prospectus is part.

The 2016 Plan is administered by the board of managers of Osmotica Holdings S.C.Sp., and, following this offering, will be administered by the compensation committee of our board of directors, which has the discretionary authority to, among other things, construe and interpret the provisions of the 2016 Plan or any award thereunder, provide for any omission in the 2016 Plan, resolve any ambiguity or conflict under the 2016 Plan, accelerate vesting or otherwise waive any requirements of any award and modify the purchase price or exercise price under any award, subject to the participant's written consent if such amendment or modification would adversely affect his or her rights in any material respect, and subject to approval by our shareholders to the extent required by applicable law. As used in this summary, the term "Administrator" refers to the relevant administrator of the 2016 Plan.

Each of our named executive officers has been granted options to purchase common units under the 2016 Plan, which options will be converted to options to purchase our ordinary shares in connection with the Reorganization. The per share exercise price of each option granted under the 2016 Plan is determined by the Administrator. Each option granted under the 2016 Plan has a term of not more than ten years from the date of grant. The time or times each option granted under the 2016 Plan vests and becomes exercisable is determined by the Administrator on the date of grant.

In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization or other similar change in capital structure, the Administrator, to prevent dilution or enlargement of participants' rights under the 2016 Plan, shall, in its sole discretion, substitute or adjust the number and kind of ordinary shares or other securities that may be issued under the plan or awards, the number and kind of ordinary shares or other securities subject to outstanding awards, grant a distribution equivalent right or make other value determinations applicable to the 2016 Plan or outstanding awards. In connection with a merger, consolidation or change in control transaction (as defined in the 2016 Plan), the Administrator will take one or more of the following actions with respect to all or any outstanding awards, on such terms as it determines: (i) provide for the continuation, assumption or substitution of awards; (ii) provide for acceleration of the vesting of, right to exercise or lapse of restrictions of awards; (iii) upon written notice to the applicable participant, provide for the expiration of awards to the extent not timely exercised or purchased by the date of such merger or consolidation or any later date set by the Administrator; or (iv) provide for the cancellation of awards for fair value (in the form of cash, our ordinary shares or other property), provided that, in the case of vested stock options and stock appreciation rights or similar awards, the fair value is equal to the excess, if any, of the value of the consideration paid in any such merger or consolidation to a holder of the same number of ordinary shares subject to the award over the aggregate exercise price, purchase price or grant price, as applicable, with respect to the award.

2018 Incentive Plan

In connection with this offering, our board of directors has adopted the Osmotica Pharmaceuticals plc 2018 Incentive Plan, or the 2018 Plan, and, in connection with and following this offering, all equity-based awards will be granted under the 2018 Plan. The following summary describes the material terms of the 2018 Plan. This summary is not a complete description of all provisions of the 2018 Plan and is qualified in its entirety by reference to the 2018 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part. In connection with this offering, our compensation committee expects to grant stock option awards to our employees, other than employees who are our executive officers, with an aggregate grant date fair value, determined under the accounting rules, of up to approximately $1.2 million.

These stock options will vest on the fourth anniversary of the grant date, generally subject to the employee's continued employment through such vesting date, with pro-rated vesting in the event the employee's employment is terminated by reason of death or disability prior to the vesting date. The stock options will have a per share exercise price equal to the initial public offering price.

  Purposes

The purposes of the 2018 Plan are to attract, retain and reward key employees of the company and its subsidiaries, to incentivize them to generate shareholder value, to enable them to participate in the growth of the company and to align their interests with the interests of our shareholder. Our non-employee directors, consultants and advisors are eligible to participate in the 2018 Plan under a sub plan, as described below.

  Administration

The 2018 Plan will be administered by our compensation committee, which will have the discretionary authority to interpret the 2018 Plan, determine eligibility for and grant awards, determine, modify and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the 2018 Plan and awards and otherwise do all things necessary or desirable to carry out the purposes of the 2018 Plan. Our compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of our board of directors and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this summary, the term "Administrator" refers to our compensation committee and its authorized delegates, as applicable.

  Eligibility

Our employees are eligible to participate in the 2018 Plan. Non-employee directors of, consultants and advisors to the company and its subsidiaries are eligible to participate in the 2018 Plan Sub Plan for Directors and Consultants, or the Sub Plan. The Sub Plan is a sub plan of the 2018 Plan under which our non-employee service providers are eligible to participate in the 2018 Plan on substantially the same terms as employees, with certain exceptions noted in this summary. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to employees of the company or certain affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights, or SARs, is limited to individuals who are providing direct services to us or certain affiliates on the date of grant of the award. As of September 30, 2018, approximately 428 employees, five directors and 20 consultants and advisors would be eligible to participate in the 2018 Plan (either directly or through the Sub Plan), including all of our executive officers.

  Authorized shares

Subject to adjustment as described below, the maximum number of our ordinary shares that may be delivered in satisfaction of awards under the 2018 Plan is 4,100,000 shares. A maximum of 4,100,000 shares from the share pool may be issued in satisfaction of ISOs. The number of shares delivered in satisfaction of awards under the 2018 Plan is determined (i) net of shares underlying the portion of any award that is settled in cash or the portion of any award that expires, becomes unexercisable without having been exercised, terminates, or is forfeited to or repurchased by us (subject to compliance with Irish law) due to failure to vest, (ii) by treating as having been delivered the full number of shares covered by any portion of an SAR that is settled in shares (and not only the number of shares delivered in settlement) and (iii) by treating as having been delivered any shares withheld from a stock option or other award to satisfy the tax withholding obligations with respect to such stock option or other award or in payment of the exercise price or purchase price of such stock option or other award. The number of shares available for delivery under the 2018 Plan will not be increased by any shares that have been delivered under the 2018 Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the 2018 Plan may be authorized but unissued shares or previously issued shares acquired by us.

  Individual limits

With respect to any participant in any calendar year, no more than 615,000 shares underlying each of awards of stock options, awards of SARs and awards other than stock options and SARs may be granted.

  Director limits

In addition to the individual limits described above, the Sub Plan provides that the aggregate value of all compensation granted or paid to any of our non-employee directors with respect to any calendar year, including awards under the Sub Plan, for his or her services as a director during such calendar year, may not exceed $550,000, with the value of any awards under the Sub Plan calculated based on their grant date fair value and assuming maximum payout.

  Types of awards

The 2018 Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on our shares. Dividend equivalents may also be provided in connection with awards under the 2018 Plan.

  ▪
  Stock options and SARs.  The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire our ordinary shares upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price of each stock option, and the base value of each SAR, granted under the 2018 Plan shall be no less than 100% of the fair market value of a share on the date of grant (110% in the case of certain ISOs). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the 2018 Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without shareholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of certain ISOs).

  ▪
  Restricted and unrestricted stock and stock units.  The Administrator may grant awards of shares, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be redelivered or forfeited to the company if specified conditions are not satisfied.

  ▪
  Performance awards.  The Administrator may grant performance awards, which are awards subject to performance criteria. The performance criteria that may be used with respect to performance awards are described under "—2018 Annual Incentive Plan—Awards; Performance Criteria."

  ▪
  Other share-based awards.  The Administrator may grant other awards that are convertible into or otherwise based on our ordinary shares, subject to such terms and conditions as it determines.

  ▪
  Substitute awards.  The Administrator may grant substitute awards in connection with certain corporate transactions, which may have terms and conditions that are inconsistent with the terms and conditions of the 2018 Plan.

During a transition period following the completion of this offering, the Administrator may grant awards under the 2018 Plan that are intended to be exempt from Section 162(m) of the Code and its requirements under a special transition rule.

  Vesting; terms of awards

The Administrator determines the terms of all awards granted under the 2018 Plan, including the time or times an award vests or becomes exercisable, the terms on which an award remains exercisable, and the effect of termination of a participant's employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award.

  Transferability of awards

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

  Effect of certain transactions

In the event of certain covered transactions (including the consummation of a merger, consolidation, or the sale of substantially all of our assets or ordinary shares, a change in ownership of our shares, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

  ▪
  The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquirer or surviving entity;

  ▪
  The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and

  ▪
  The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

  Adjustment provisions

In the event of certain corporate transactions, including a share dividend, share split or combination of shares (including a reverse share split), recapitalization or other change in our capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares that may be issued under the 2018 Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event.

  Clawback

The Administrator may provide that any outstanding award or the proceeds of any award or share acquired thereunder will be subject to forfeiture and disgorgement to the company, with interest and other related earnings, if the participant to whom the award was granted violates a non-competition, non-solicitation, confidentiality or other restrictive covenant or to the extent provided in any applicable company policy that provides for forfeiture or disgorgement, or as otherwise required by law or applicable stock exchange listing standards.

  Amendments and termination

The Administrator may at any time amend the 2018 Plan or any outstanding award and may at any time terminate the 2018 Plan as to future grants. However, except as expressly provided in the 2018 Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant's rights without the participant's consent (unless the Administrator expressly reserved the right to do so at the time the award was granted). Any amendments to the 2018 Plan will be conditioned on shareholder approval to the extent required by law or applicable stock exchange requirements.

2018 Employee Share Purchase Plan

In connection with this offering, our board of directors has adopted the Osmotica Pharmaceuticals plc 2018 Employee Share Purchase Plan, or the ESPP. As of the date of this prospectus, no options to purchase our ordinary shares have been granted under the ESPP. The following summary describes the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, which is filed as an exhibit to the registration statement of which this prospectus is a part.

  Purposes

The purposes of the ESPP are to attract, retain and reward eligible employees of us and our participating subsidiaries, to incentivize them to generate shareholder value, to enable them to participate in our growth and to align their interests with the interests of our shareholders. During any time in which the Administrator (as such term is defined below) determines that the ESPP is not able to satisfy the requirements of Section 423 of the Code, the ESPP will not be treated as an "employee stock purchase plan" under Section 423, but the Administrator will still be able to grant options to purchase our ordinary shares under the ESPP. If, or as of such time as, the Administrator determines that the ESPP is able to satisfy the requirements under Section 423 of the Code and that it will operate the ESPP in accordance with such requirements, the ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

  Administration

The ESPP will be administered by our compensation committee, which will have the authority to interpret the ESPP, determine eligibility under the ESPP, prescribe forms, rules and procedures relating to the ESPP, and otherwise do all things necessary or appropriate to carry out the purposes of the ESPP. Our compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of our board of directors and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this summary, the term "Administrator" refers to our compensation committee and its authorized delegates, as applicable.

  Shares subject to the ESPP

Subject to adjustment as described below, the aggregate number of ordinary shares available for purchase pursuant to the exercise of options under the ESPP is 1,550,000 shares. Shares to be delivered upon exercise of options under the ESPP may be authorized but unissued shares, treasury shares, or shares acquired in an open-market transaction. If any option granted under the ESPP expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject to such option will again be available for purchase under the ESPP.

  Eligibility

Participation in the ESPP will generally be limited to our employees and employees of our subsidiaries (i) who have been continuously employed by us or one of our subsidiaries, as applicable, for a period of at least 30 business days as of the first day of an applicable offering period, (ii) whose customary employment with us or one of our subsidiaries, as applicable, is for more than five months per calendar year, (iii) who customarily work 20 hours or more per week, and (iv) who satisfy the requirements set forth in the ESPP. The Administrator may establish additional or other eligibility requirements, or change the requirements described in this paragraph, to the extent consistent with Section 423 of the Code. Any employee who owns (or is deemed under statutory attribution rules to own) shares possessing five percent or more of the total combined voting power or value of all classes of shares of us or our parent or subsidiaries, if any, will not be eligible to participate in the ESPP. As of June 30, 2018, approximately 362 employees would be eligible to participate in the ESPP, including all of our executive officers.

  General terms of participation

The ESPP allows eligible employees to purchase shares during specified offering periods. Unless otherwise determined by the Administrator, offering periods under the ESPP will be six months in duration and commence on the first business day of January and July of each year. During each offering period, eligible employees will be granted an option to purchase our ordinary shares on the last business day of the offering period. A participant may purchase a maximum of 5,000 shares with respect to any offering period (or such lesser number as the Administrator may prescribe). No participant will be granted an option under the ESPP that permits the participant's right to purchase our ordinary shares under the ESPP and under all other employee stock purchase plans of us or our parent or subsidiaries, if any, to accrue at a rate that exceeds $25,000 in fair market value (or such other maximum as may be prescribed by the Code) for each calendar year during which any option granted to the participant is outstanding at any time, determined in accordance with Section 423 of the Code.

The purchase price of each share issued pursuant to the exercise of an option under the ESPP on an exercise date will be 85% (or such greater percentage as specified by the Administrator) of the lesser of: (a) the fair market value of an ordinary share on date the option is granted, which will be the first day of the offering period, and (b) the fair market value of an ordinary share on the exercise date, which will the last business day of the offering period.

The Administrator has the discretion to change the commencement and exercise dates of offering periods, the purchase price, the maximum number of shares that may be purchased with respect to any offering period, the duration of any offering periods and other terms of the ESPP, in each case, without shareholder approval, except as required by law.

Participants in the ESPP will pay for shares purchased under the ESPP through payroll deductions. Participants may elect to authorize payroll deductions between one and ten percent of the participant's eligible compensation each payroll period.

  Transfer restrictions

For participants who have purchased shares under the ESPP, the Administrator may impose restrictions prohibiting the transfer, sale, pledge or alienation of such shares, other than by will or by the laws of descent and distribution, for such period as may be determined by the Administrator.

  Adjustments

In the event of any change in our outstanding ordinary shares by reason of a share dividend, share split, reverse share split, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available for purchase under the ESPP, the maximum number and type of shares purchasable during an offering period, and the purchase price per share will be appropriately adjusted.

  Corporate transactions

In the event of a (i) merger, consolidation or similar transaction in which we are not the surviving corporation or which results in the acquisition of all or substantially all of our then-outstanding ordinary shares by a single person or entity (or group of persons or entities), (ii) sale of all or substantially all of our assets, (iii) dissolution or liquidation of us, or (iv) change in control, the Administrator may provide that each outstanding option will be assumed or substituted for or will be cancelled and the balances of participants' accounts returned, or that the option period will end before the date of the proposed corporate transaction.

  Amendments and termination

Our board of directors has discretion to amend the ESPP to any extent and in any manner it may deem advisable, provided that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will require shareholder approval. Our board of directors may suspend or terminate the ESPP at any time.

2018 Annual Incentive Plan

In connection with this offering, our board of directors has adopted the 2018 Annual Cash Incentive Plan, or our Annual Incentive Plan. Following its adoption, annual cash bonus opportunities for our leadership team employees, including our Chief Executive Officer and his direct reports, will be granted under our Annual Incentive Plan. Annual cash bonuses paid to our named executive officers in respect of fiscal 2017 are described under "Base salary and annual bonus" above. Annual cash bonuses for our named executive officers in respect of fiscal 2018 will be based on the achievement of pre-established corporate EBITDA goals. The following summary describes the material terms of our Annual Incentive Plan. This summary is not a complete description of all provisions of our Annual Incentive Plan and is qualified in its entirety by reference to our Annual Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

  Administration

Our Annual Incentive Plan will be administered by our compensation committee and its delegates. As used in this summary, the term "Administrator" refers to our compensation committee and its authorized delegates, as applicable.

The Administrator will have the discretionary authority to interpret our Annual Incentive Plan, determine eligibility for and grant awards, determine, modify or waive the terms and conditions of any award, prescribe forms, rules and procedures relating to our Annual Incentive Plan and awards, and otherwise do all things necessary or desirable to carry out the purposes of our Annual Incentive Plan.

  Eligibility and participation

Executive officers and key employees of the company and its subsidiaries will be eligible to participate in our Annual Incentive Plan and will be selected from time to time by the Administrator to participate in the plan.

  Awards; performance criteria

Awards under our Annual Incentive Plan will be made based on, and subject to achieving, specified criteria established by the Administrator. For each award granted under our Annual Incentive Plan, the Administrator will establish the performance criteria applicable to the award, the amount or amounts payable if the performance criteria are achieved and such other terms and conditions as the Administrator deems appropriate.

Performance criteria and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a participant individually, or to a business unit or division or the company as a whole and may relate to any or any combination of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; prescription volume or trends; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; share price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on: meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, or patent application or issuance goals. The Administrator may provide that one or more of the performance criteria applicable to an award will be adjusted to reflect events occurring during the performance period that affect the applicable performance criteria.

During a transition period following the completion of this offering, the Administrator may grant awards under the Annual Incentive Plan that are intended to be exempt from Section 162(m) of the Code and its requirements under a special transition rule.

  Payments under an award; individual limits

A participant will be entitled to payment under an award only if all conditions to payment have been satisfied in accordance with our Annual Incentive Plan and the terms of the award. Following the end of a performance period, the Administrator will determine whether and to what extent the applicable performance criteria have been satisfied and will determine the amount payable under each award. The Administrator has the discretionary authority to increase or decrease the amount actually paid under any award. The maximum amount payable to any participant in any calendar year is $4 million.

  Recovery of compensation

Payments in respect of an award will be subject to forfeiture and disgorgement to the company if the participant violates a non-competition, non-solicitation, confidentiality or other restrictive covenant or to the extent provided in any applicable company policy that provides for forfeiture or disgorgement, or as otherwise required by law or applicable stock exchange listing standards.

  Amendment and termination

The Administrator may amend, suspend or terminate our Annual Incentive Plan at any time, except that any amendment or termination that would materially and adversely affect a participant's rights under an award will require the consent of the affected participant, unless the Administrator expressly reserved the right to so amend the award at the time of grant.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below is a description of certain relationships and related party transactions between us and our subsidiaries, and our directors, executive officers or holders of more than 5% of our voting securities.

Lease Agreement for Office and Warehouse Space in Buenos Aires, Argentina

On December 29, 2008, through our subsidiary Osmotica Pharmaceutical Argentina S.A., we entered into a lease agreement with Simali S.A., an affiliate of Altchem, pursuant to which we lease certain office and warehouse space located in Buenos Aires, Argentina. The current lease term expires on December 31, 2020. From January 1, 2015 through June 30, 2018, we paid an aggregate of $1,102,997 in rent payments under this lease. Our monthly rent payment thereunder is 560,000 Argentinean pesos, 670,000 Argentinean pesos and 800,000 Argentinean pesos for 2018, 2019 and 2020, respectively, plus any required value-added tax. As of June 30, 2018, the exchange rate was 28,932 Argentinean pesos to $1.00.

Junior Subordinated Payment-In-Kind Promissory Notes Due 2024

In connection with the Business Combination, Osmotica Holdings S.C.Sp. issued $25 million in aggregate principal amount of junior subordinated payment-in-kind promissory notes due 2024. Avista and Altchem purchased $11,934,000 and $12,500,000, respectively, in principal amount of such notes. Interest accrued on the notes at an annual rate of 18% and was payable in-kind. On December 21, 2017, in connection with the refinancing of our senior secured credit facilities, we repaid all amounts outstanding under the notes and, as a result, Avista and Altchem received $16,383,712 and $17,160,750, respectively, representing repayment of all outstanding original principal amount plus accrued interest thereon.

2016 Advisory Services and Monitoring Agreement

On February 3, 2016, in conjunction with the Business Combination, we entered into an advisory services and monitoring agreement with an affiliate of Avista and Altchem, pursuant to which Vertical/Trigen paid the affiliate of Avista a one-time fee of $7,000,000 for advisory services related to the Business Combination. In addition, this agreement provides for the payment of a quarterly fee of $125,000 to each of the affiliate of Avista and Altchem during the term of the agreement, as consideration for advisory services. Under the terms of the agreement, to the extent any transaction is entered into by us or our affiliates, the affiliate of Avista and Altchem would be entitled to receive an additional fee that is reasonable and customary for services provided in connection with such a transaction. In addition, we are required to pay, or reimburse the affiliate of Avista, their out-of-pocket expenses in connection with their performance of services under the agreement. Since January 1, 2015, we have paid $261,771 to the affiliate of Avista. We intend to terminate this agreement in connection with this offering.

2013 Advisory Services and Monitoring Agreement

On December 16, 2013, Vertical/Trigen and certain affiliates entered into an advisory services and monitoring agreement with, among others, an affiliate of Avista, which was terminated in connection with the Business Combination. The agreement provided for the payment of a quarterly fee of $62,500 to the affiliate of Avista during the term of the agreement, as consideration for advisory services. In addition, Vertical/Trigen was required to pay, or reimburse the affiliate of Avista, its out-of-pocket expenses in connection with its performance of services under the agreement. Between January 1, 2015 and the termination of the agreement in connection with the Business Combination, we paid $137,454 to the affiliate of Avista pursuant to this agreement.

Amended and Restated Partnership Agreement

On February 3, 2016, in connection with the Business Combination, Osmotica S.C.Sp. entered into an Amended and Restated Partnership Agreement, or Partnership Agreement, with its equity holders, including the Sponsors, our directors and officers and certain other investors, relating to rights and obligations with respect to ownership of partnership interests in Osmotica Holdings S.C.Sp., including the designation of certain director nominees, certain corporate governance rights, drag-along rights, tag-along rights, preemptive rights, demand and piggyback registration rights and related lockup obligations. In connection with the consummation of this offering and the Reorganization, we intend to replace this agreement with a shareholders' agreement, as described below.

Shareholders' Agreement

In connection with this offering, we plan to enter into a shareholders' agreement with Avista and Altchem. The shareholders' agreement will provide, among other things, that:

  ▪
  for so long as Avista or Altchem, as applicable, owns at least 20% of our issued and outstanding ordinary shares, such Sponsor will each be entitled to designate two individuals for nomination to serve on our board of directors; and

  ▪
  when Avista or Altchem, as applicable, own less than 20% but at least 10% of our issued and outstanding ordinary shares, such Sponsor will be entitled to designate one individual for nomination.

The initial Avista nominees will be David Burgstahler and Sriram Venkataraman, and the initial Altchem nominees will be Juan Vergez and Carlos Sielecki. We will be required to take all necessary actions to effect and maintain that the composition of our board of directors is as set forth above. Pursuant to the terms of the shareholders' agreement and in proportion to the aforementioned board nomination rights, Avista and Altchem will also have the right to designate members of our audit and compensation committees.

In addition, pursuant to the shareholders' agreement, after the six-month anniversary of this offering, Avista and Altchem will have the right to demand that we register any ordinary shares held by them, subject to certain terms and conditions, including a minimum expected aggregate gross proceeds of $25.0 million. After the 12-month anniversary of this offering, Avista and Altchem will have the right to require us to file a registration statement on Form S-3. Avista and Altchem will also have piggyback registration rights, such that, if we propose to register any of our shares, we will generally be required to include shares that Avista and Altchem request to be included in such registration statement. We will be responsible for all registration expenses, other than underwriting discounts which will be borne by Avista or Altchem on a pro rata basis.

Private Placement

We have agreed to sell, in a private placement at the initial public offering price, 1,000,000 ordinary shares to each of Avista and Altchem and 14,285 ordinary shares to an entity controlled by Mr. Einhorn, resulting in gross proceeds of $7.0 million from each of Avista and Altchem and $0.1 million from an entity controlled by Mr. Einhorn.

Related Party Transactions Policy

In connection with this offering, we plan to adopt a related party transactions policy that will govern the review and approval of related party transactions following this offering. Pursuant to this policy, if we want to enter into a transaction with a related party or an affiliate of a related party, our audit committee will review the proposed transaction to determine, based on applicable rules of the Nasdaq Stock Market and the SEC, whether such transaction requires pre-approval by our audit committee or our board of directors. If pre-approval is required, the proposed transaction will be reviewed at the next regular or special meeting of our audit committee or our board of directors, as applicable. We may not enter into a related party transaction unless our audit committee has specifically confirmed in writing that either no further reviews are necessary or that all requisite corporate reviews have been obtained.

PRINCIPAL SHAREHOLDERS

The following table shows information as of September 30, 2018, after giving effect to the Reorganization, regarding the beneficial ownership of our ordinary shares (i) prior to this offering and (ii) as adjusted to give effect to this offering by:

  ▪
  each person or group who is known by us to own beneficially more than 5% of our ordinary shares;

  ▪
  each member of our board of directors and each of our named executive officers; and

  ▪
  all members of our board of directors and our executive officers as a group.

Unless otherwise indicated below, the address for each listed director, officer and shareholder is c/o Osmotica Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, New Jersey 08807. Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after through the exercise of any option, warrant or other right. For purposes of calculating each person's or group's percentage ownership, of our ordinary shares issuable pursuant to options exercisable within 60 days after are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. For more information regarding the terms of our ordinary shares, see "Description of Share Capital." For more information regarding our relationship with certain of the persons named below, see "Certain Relationships and Related Party Transactions."

The numbers listed below are based on 42,857,139 ordinary shares outstanding as of September 30, 2018, after giving effect to the Reorganization.

	Shares Owned Before this Offering and the Private Placement		Shares Owned After this Offering (no option exercise) and the Private Placement		Shares Owned After this Offering (full option exercise) and the Private Placement
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Beneficial owners of more than 5% of our ordinary shares:
Investment funds affiliated with Avista Capital Partners(1)	19,450,785	45.4%	20,450,785	39.7%	20,450,785	38.9%
Altchem(2)	21,417,540	50.0%	22,417,540	43.5%	22,417,540	42.7%
Directors and Named Executive Officers:
Brian Markison(3)	1,809,505	4.2%	1,809,505	3.5%	1,809,505	3.4%
David Burgstahler(4)	—	—	—	—	—	—
Sriram Venkataraman(4)	—	—	—	—	—	—
Carlos Sielecki(5)	—	—	—	—	—	—
Juan Vergez(5)	—	—	—	—	—	—
Tina deVries, Ph.D.(6)	42,835	*	42,835	*	42,835	*
James Schaub(7)	266,590	*	266,590	*	266,590	*
All executive officers and directors as a group (9 persons)(8)	2,257,286	5.2%	2,271,571	4.4%	2,271,571	4.3%

*
Indicates less than one percent.

(1)
The shares included in the table consist of 5,183,899 ordinary shares held by ACP Holdco (Offshore), L.P., including 357,983 ordinary shares purchased in the private placement, 9,296,965 ordinary shares held by ACP III AIV, L.P., including 642,017 ordinary shares purchased in the private placement, 4,936,926 ordinary shares held by Orbit Co-Invest I LLC and 1,032,995 ordinary shares held by Orbit Co-Invest III LLC, which we collectively refer to as the Avista Funds. Avista Capital Partners III GP, L.P., or ACP GP, serves as the general partner of ACP Holdco (Offshore), L.P. and ACP III AIV, L.P., and as the Manager of each of Orbit Co-Invest I LLC and Orbit Co-Invest III LLC. By virtue of the relationships described above, ACP GP may be deemed to share beneficial ownership of the shares held by the Avista Funds. Voting and disposition decisions at ACP GP with respect to the ordinary shares held by the Avista Funds are made by an investment committee, the members of which include David Burgstahler and Sriram Venkataraman, each of whom is a member of our board of directors. Each of the members of the investment committee disclaims beneficial ownership of the ordinary shares held by the Avista Funds. The address for each of these entities is 65 East 55th Street, 18th Floor, New York, NY 10022.

(2)
The shares included in the table consists of 21,235,297 ordinary shares held by Altchem Limited, including 1,000,000 ordinary shares purchased in the private placement, and 1,182,243 ordinary shares held by Orbit Co-Invest A-1 LLC. Altchem Limited serves as the manager of Orbit Co-Invest A-1 LLC. As a result, Altchem Limited may be deemed to share beneficial ownership of the shares held by Orbit Co-Invest A-1 LLC. Voting and disposition decisions with respect to ordinary shares beneficially owned by Altchem Limited are made by the foundation council of Harsaul Foundation, a foundation organized in Panama, in its absolute discretion. As a result, Harsaul Foundation may be deemed to share beneficial ownership of the ordinary shares held by each of Altchem Limited and Orbit Co-Invest A-1 LLC. The address for Altchem Limited is Kapaïokákn, 6, CITY HOUSE, 3032, Limasol, Cyprus. The address for Orbit Co-Invest A-I LLC is 895 Sawyer Road Marietta, GA 30062. The registered address for Harsaul Foundation is Ave. Samuel Lewis and 54 Street, Panama, Republic of Panama.

(3)
Includes 321,263 shares that may be acquired by Mr. Markison upon the exercise of outstanding options.

(4)
Excludes the ordinary shares held by the Avista Funds. See footnote 1 above.

(5)
Excludes the ordinary shares held by Altchem Limited and Orbit Co-Invest A-1 LLC. See footnote 2 above.

(6)
Includes 42,835 shares that may be acquired by Dr. deVries upon the exercise of outstanding options.

(7)
Includes 107,087 shares that may be acquired by Mr. Schaub upon the exercise of outstanding options.

(8)
Includes 540,791 shares that may be acquired by executive officers and directors upon exercise of outstanding options and 14,285 shares acquired in the private placement. Excludes the ordinary shares held by the Avista Funds, Altchem Limited and Orbit Co-Invest A-1 LLC. See footnotes 1 and 2 above.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain of our indebtedness that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and may be obtained as described under "Where You Can Find More Information" in this prospectus.

Senior Secured Credit Facilities

On February 3, 2016, Osmotica Pharmaceutical Corp., Orbit Blocker I LLC, Orbit Blocker II LLC and Valkyrie Group Holdings, Inc., collectively, the Borrowers, entered into senior secured credit facilities, consisting of (i) a $160.0 million senior secured term loan facility and (ii) a $30.0 million senior secured revolving credit facility, with certain lenders, Fifth Third Bank, as issuing bank, and CIT Bank, N.A., as administrative agent and swingline lender. The credit agreement governing our senior secured credit facilities, as it may be amended, supplemented or otherwise modified, is referred to as the Credit Agreement. On November 10, 2016, the Borrowers entered into an amendment to the Credit Agreement pursuant to which the Borrowers incurred an additional $117.5 million term loan and made certain other amendments to the Credit Agreement. On December 21, 2017, the Borrowers entered into an amendment to the Credit Agreement pursuant to which the Borrowers refinanced all existing indebtedness under the Credit Agreement with (x) a $277.5 million senior secured term loan A facility, or the Term A Loans, (y) a $50.0 million senior secured term loan B facility, or the Term B Loans, and (z) a $50.0 million secured revolving credit facility, or the Revolver.

In addition to borrowings on a revolving basis, the Revolver includes (i) borrowing capacity of up to the lesser of $5.0 million and the aggregate revolving credit commitments in the form of letters of credit and (ii) expedited borrowings on same-day notice, referred to as swingline loans, in an aggregate amount up to the lesser of $5.0 million and the aggregate revolving credit commitments.

The Credit Agreement provides that, subject to certain conditions, the Borrowers may request increases to the outstanding term loans and the commitments under the Revolver and may add one or more incremental term loan tranches up to a specified amount (which amount may increase if the Borrowers meet certain specified financial ratios). The availability of such increased loans and commitments and additional tranches of term loans or revolving credit facilities is subject to, among other conditions, the absence of any default or event of default under the Credit Agreement (subject to certain exceptions) and the receipt of commitments by existing or additional financial institutions.

Interest Rate and Fees

Borrowings under our senior secured credit facilities bear interest at a rate per annum equal to an applicable margin plus, at the Borrowers' option, either (i) a base rate determined by reference to the highest of (a) the federal funds effective rate plus 0.50%, (b) the prime rate of CIT Bank, N.A. and (c) LIBOR plus 1.00% and (d) 2.00% or (ii) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, which shall be no less than 1.00%. After giving effect to this offering, the applicable margin for borrowings under the Revolver and the Term A Loans is subject to adjustment each fiscal quarter based on the Borrowers' total net leverage ratio and is equal to (a) 3.75% per annum with respect to loans that are LIBOR borrowings and 2.75% with respect to loans that are base rate borrowings if the Borrowers' total net leverage ratio exceeds 2.00 to 1.00 and (b) 3.25% per annum with respect to loans that are LIBOR borrowings and 2.25% with respect to loans that are base rate borrowings if the Borrowers' total net leverage ratio is less than or equal to 2.00 to 1.00. The applicable margin for borrowings of the Term B Loans is 4.25% per annum with respect to LIBOR borrowings and 3.25% per annum with respect to loans that are base rate borrowings.

In addition to paying interest on outstanding principal under our senior secured credit facilities, the Borrowers pay customary agency fees and a commitment fee in respect of the unutilized commitments under the Revolver, which initially was 0.50% per annum. The commitment fee is subject to a step-down to 0.375% per annum based on the Borrowers' total net leverage ratio at the end of each fiscal quarter.

Mandatory Prepayments

The Credit Agreement requires the Borrowers to prepay, subject to certain exceptions, outstanding term loans with:

  ▪
  50% (subject to a step-down to 25% based upon the Borrowers' total net leverage ratio) of the Borrowers' annual excess cash flow;

  ▪
  100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

  ▪
  100% of the net cash proceeds of any incurrence or issuance of certain debt, subject to certain exceptions, which exceptions include certain other debt permitted under our senior secured credit facilities.

Voluntary Prepayments

All outstanding loans under our senior secured credit facilities may be voluntarily prepaid at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans.

Amortization and Final Maturity

The Credit Agreement requires scheduled quarterly principal payments equal to (i) 0.6925% of the original principal amount of the Term A Loans and (ii) 0.25% of the original principal amount of the Term B Loans, with the balance of the Term A Loans and the Term B Loans due and payable on December 21, 2022. There is no scheduled amortization of the principal amounts of the loans outstanding under the Revolver. Any principal amount outstanding under the Revolver is due and payable in full on December 21, 2022.

Guarantees and Security

The Borrowers' obligations under our senior secured credit facilities are unconditionally guaranteed by the Borrowers' immediate corporate parents and certain of their existing direct or indirect wholly owned material domestic subsidiaries, and are required to be guaranteed by certain of their future direct or indirect wholly owned material domestic subsidiaries. All obligations under our senior secured credit facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Borrowers' assets and the assets of the guarantors, including:

  ▪
  a first-priority pledge of all capital stock of the Borrowers directly held by the Borrowers' corporate parents and a first-priority pledge of all of the capital stock directly held by the Borrowers and the subsidiary guarantors (which pledge, in the case of the capital stock of certain foreign subsidiaries, is limited to 65% of the stock of such foreign subsidiary); and

  ▪
  a first-priority security interest in substantially all of the Borrowers' and the guarantors' tangible and intangible assets.

Incremental Debt

The senior secured credit facilities permit the Borrowers to incur additional indebtedness under the Credit Agreement up to the sum of (a) $75.0 million and (b) an unlimited amount so long as the Borrowers' total net leverage ratio would be equal to or less than 3.50 to 1.00 on a pro forma basis.

Certain Covenants and Events of Default

Our senior secured credit facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict the Borrowers' ability and the ability of their subsidiaries to:

  ▪
  incur additional indebtedness;

  ▪
  pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness;

  ▪
  make investments, loans and acquisitions;

  ▪
  create restrictions on (i) the payment of dividends or other amounts to the Borrowers from restricted subsidiaries that are not guarantors or (ii) the ability of the Borrowers and the guarantors to incur liens on property for the benefit of the lenders under our senior secured credit facilities;

  ▪
  engage in transactions with affiliates;

  ▪
  sell assets, including capital stock of subsidiaries;

  ▪
  materially alter the business we conduct;

  ▪
  consolidate or merge;

  ▪
  incur liens;

  ▪
  enter into certain derivative transactions; and

  ▪
  prepay or amend any junior debt (including any junior lien debt and any subordinated debt).

In addition, the Credit Agreement requires the Borrowers to comply with (i) a maximum total net leverage ratio financial maintenance covenant tested as of the last day of each fiscal quarter and (ii) a minimum fixed charge coverage ratio. Any breach of these financial covenants is subject to certain equity cure rights under the Credit Agreement.

The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default (including upon a change of control).

 DESCRIPTION OF SHARE CAPITAL

The following is a summary of some of the terms of our ordinary shares based on our Articles of Association, as they will become effective upon their amendment prior to the completion of this offering, and the Irish Companies Act.

The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Association, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Except as otherwise specified below, references to voting by our shareholders contained in this Description of Share Capital are references to voting by holders of ordinary shares entitled to attend and vote generally at general meetings of our shareholders.

Organization

We are an Irish public company with limited liability. We were organized in Ireland on July 13, 2017 under the name Lilydale Limited with registered number 607944. Effective May 1, 2018, we were renamed Osmotica Pharmaceuticals Limited. On July 31, 2018, Osmotica Pharmaceuticals Limited re-registered under the Irish Companies Act of 2014 as a public limited company and was renamed Osmotica Pharmaceuticals plc. Our affairs will be governed by our Constitution, including our Articles of Association, that will come into effect immediately prior to the completion of this offering and Irish law.

Objective

As provided by and described in our Memorandum of Association, our principal objective is to carry on the business of a holding company and all associated related activities and to carry on various activities associated with that objective.

Share Capital

Immediately after the completion of this offering, our authorized share capital will be $4,400,000 and €25,000, divided into 400,000,000 ordinary shares with a nominal value of $0.01 per share, 40,000,000 Preferred Shares with a nominal value of $0.01 per share and 25,000 Euro Deferred Shares with a nominal value of €1.00 per share. Upon the completion of this offering and the private placement and the use of proceeds therefrom, we expect to have 51,521,424 ordinary shares outstanding and no outstanding shares of any other class. The 25,000 Euro deferred shares currently issued and outstanding in our share capital will be redeemed for nil consideration on or around completion of this offering.

We may issue shares subject to the maximum authorized share capital contained in our Memorandum and Articles of Association. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, preferred shares and Euro deferred shares, as applicable) by a resolution approved by a simple majority of the votes of our shareholders cast at a general meeting (referred to under Irish law as an "ordinary resolution") (unless otherwise determined by the directors). The shares comprising our authorized share capital may be divided into shares of any nominal value.

The rights and restrictions to which our ordinary shares will be subject will be prescribed in our Articles of Association. Our Articles of Association entitle our board of directors, without shareholder approval, to determine the terms of the preferred shares issued by us. The preferred shares may be preferred as to dividends, rights upon liquidation or voting in such manner as our board of directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at our option, and may be convertible into or exchangeable for shares of any other class or classes of our share capital, depending on the terms of issue of such preferred shares.

Irish law does not recognize fractional shares held of record. Accordingly, our Articles of Association will not provide for the issuance of fractional shares, and our official Irish register will not reflect any fractional shares.

Whenever an alteration or reorganization of our share capital would result in any of our shareholders becoming entitled to fractions of a share, our board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

Transfer and Registration of Shares

Our share register is maintained by our transfer agent. Registration in this share register will be determinative of membership in us. Any of our shareholders who only hold ordinary shares beneficially will not be the holder of record of such ordinary shares. Instead, the depository or other nominee will be the holder of record of such shares. Accordingly, a transfer of ordinary shares from a person who holds such ordinary shares beneficially to a person who will also hold such ordinary shares beneficially through the same depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the holder of record of such ordinary shares.

A written instrument of transfer will be required under Irish law in order to register on our official share register any transfer of ordinary shares (i) from a person who holds such ordinary shares directly to any other person or (ii) from a person who holds such ordinary shares beneficially to another person who also will hold such ordinary shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred ordinary shares. An instrument of transfer will be required for a shareholder who directly holds ordinary shares to transfer those ordinary shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds ordinary shares may transfer those ordinary shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of the ordinary shares as a result of the transfer and the transfer is not made in contemplation of a sale of the ordinary shares.

Accordingly, we strongly recommend that shareholders hold their shares through DTC (or through a broker who holds such shares through DTC).

Any transfer of our ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless such stamp duty is paid and details of the transfer are provided to our transfer agent. We do not expect to pay any stamp duty on behalf of any acquirer of ordinary shares in our capital. See "Material Tax Considerations — Material Irish Tax Considerations — Stamp Duty." We may, in our absolute discretion, pay (or cause one of our affiliates to pay) any stamp duty.

Our Articles of Association provide that, in the event of any such payment, we (i) may seek reimbursement from the transferor or transferee (at our discretion), (ii) may set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion) and (iii) will have a lien against any of our shares in respect of which we have paid stamp duty. Our Articles of Association grant our board of directors general discretion to decline to register an instrument of transfer without giving a reason. In addition, our board of directors may decline to register a transfer of shares unless a registration statement under the Securities Act is in effect with respect to the transfer or the transfer is exempt from registration.

The registration of transfers may be suspended at such times and for such periods, not exceeding 30 days in any year, as our board of directors may from time to time determine (except as may be required by law).

Issuance of Shares

We have the authority, pursuant to our Articles of Association, to increase our authorized but unissued share capital by ordinary resolution by creating additional shares of any class or series. An ordinary resolution of our company requires more than 50% of the votes cast at a shareholder meeting by our shareholders entitled to vote at that meeting. As a matter of Irish law, the board of directors of a company may issue authorized but unissued new shares without shareholder approval once authorized to do so by the Articles of Association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, our Articles of Association authorize our board of directors to issue new shares up to the amount of our authorized but unissued share capital without shareholder approval for a period of five years from the date our Articles of Association were adopted in substantially the form attached as an exhibit to the registration statement of which this prospectus forms a part. We expect that we will seek to renew such general authority at an annual general meeting before the end of that five-year period. Our Articles of Association authorize our board of directors, without shareholder approval, to determine the terms of any class of preferred shares issued by us.

No Share Certificates

We do not intend to issue share certificates unless (i) certificates are required by law, any stock exchange, a recognized depository, any operator of any clearance or settlement system or the terms of issue of any class or series of our shares or (ii) a holder of our ordinary shares applies for share certificates evidencing ownership of our shares.

Under our Articles of Association, holders of our ordinary shares will have no right to certificates for their ordinary shares, except on request and on such terms as our board of directors, at its sole discretion, determines.

Holders' rights to request certificates for ordinary shares are subject to any resolution of our board of directors determining otherwise.

No Sinking Fund

Our ordinary shares will have no sinking fund provisions.

No Liability for Further Calls or Assessments

The ordinary shares to be sold in this offering are duly and validly issued, will be credited as fully paid up and will not be subject to calls for any additional payments (non-assessable).

Pre-emption Rights, Share Warrants and Share Options

Under Irish law, certain statutory pre-emption rights apply automatically in favor of our shareholders when our shares are issued for cash. However, we have opted out of these pre-emption rights in our Articles of Association as permitted under Irish law for the maximum period permitted of five years from the date of adoption of the Articles of Association. This opt-out may be renewed every five years under Irish law by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast by our shareholders at a meeting of shareholders. We expect that we will seek renewal of the opt-out at an annual general meeting within five years from the date on which our Articles of Association were adopted in substantially the form attached as an exhibit to the registration statement of which this prospectus forms a part. If the opt-out expires and is not renewed, shares issued for cash must be offered to our pre-existing shareholders pro rata based on their existing shareholding before the shares can be issued to any new shareholders or pre-existing shareholders in an amount greater than their pro rata entitlements. The statutory pre-emption rights:

  ▪
  generally do not apply where shares are issued for non-cash consideration;

  ▪
  do not apply to the issuance of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any dividend and capital distribution, which are sometimes referred to as non-participating shares); and

  ▪
  do not apply to the issuance of shares pursuant to certain employee compensation plans, including the 2018 Plan.

The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the Articles of Association or an ordinary resolution of shareholders. This authority can be granted for a maximum period of five years, after which it must be renewed by the shareholders by an ordinary resolution. Our Articles of Association provide that our board of directors is authorized to grant, upon such terms as the board deems advisable, options to purchase (or commitments to issue at a future date) our shares of any class or series, and to cause warrants or other appropriate instruments evidencing such options or commitments to be issued. This authority under the articles will lapse after five years from the date our Articles of Association were adopted in substantially the form attached as an exhibit to the registration statement of which this prospectus forms a part. We expect that we will seek renewal of this authority at an annual general meeting before the end of that five-year period. The board of directors may issue ordinary shares upon exercise of warrants or options or other commitments without shareholder approval or authorization (up to the relevant authorized but unissued share capital). Statutory pre-emption rights will apply to the issuance of warrants and options issued by us unless an opt-out applies or shareholder approval for an opt-out is obtained in the same manner described directly above for our ordinary shares. We will be subject to the Nasdaq Stock Market listing rules requiring shareholder approval of certain ordinary share issuances. The Irish Takeover Rules may be applicable in certain circumstances and can impact on our ability to issue ordinary shares. See "Risk Factors — Risks Related to Being an Irish Corporation Listing Ordinary Shares."

Under Irish law, we are prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or any other share-based grant must be paid pursuant to the Irish Companies Act.

Share Repurchases and Redemptions

Overview

Our Articles of Association provide that any share that we have agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of shares by us may technically be effected as a redemption of those shares as described below under "Repurchases and Redemptions." If our Articles of Association did not contain such provisions, repurchases by us would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under "Purchases by Subsidiaries," including the shareholder approval requirements described below. Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back our shares, we are referring to the redemption of shares by us pursuant to the Articles of Association or the purchase of our shares by one of our subsidiaries, in each case in accordance with our Articles of Association and Irish law as described below.

Repurchases and Redemptions

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described below under "Dividends") or (if the company proposes to cancel the shares on redemption) the proceeds of a new issue of shares for that purpose. The redemption of redeemable shares may only be made by a public limited company where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of the company. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem our shares.

We may also be given authority by our shareholders to purchase our shares either on or off market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.

Our board of directors will also be entitled to issue preferred shares that may be redeemed either at our option or the option of the shareholder, depending on the terms of such shares. See "Description of Share Capital — Share Capital." Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. While we hold shares as treasury shares, we cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by us or re-issued subject to certain conditions.

Purchases by Subsidiaries

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of a company. A general authority of the shareholders of a company is required to allow a subsidiary to make on-market purchases of the company's shares; however, as long as this general authority has been granted, no specific shareholder authority is required for a particular on-market purchase of the company's shares by a subsidiary. A company may elect to seek such general authority, which must expire no later than 18 months after the date on which it was granted, at the first annual general meeting of a company and at subsequent annual general meetings. For an off-market purchase by a subsidiary of a company, the proposed purchase contract must be authorized by special resolution of the shareholders of the company before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of the company.

The number of shares held by the subsidiaries of a company at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of the company. While a subsidiary holds shares of a company, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of a company by a subsidiary must be funded out of distributable reserves of the subsidiary.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company, less accumulated realized losses of the company on a standalone basis. In addition, no dividend or distribution may be made unless the net assets of a company are not less than the aggregate of the company's called up share capital plus undistributable reserves and the distribution does not reduce the company's net assets below such aggregate. Undistributable reserves include a company's undenominated capital (effectively its share premium and capital redemption reserve) and the amount by which the company's accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the company's accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. The determination as to whether or not a company has sufficient distributable reserves to fund a dividend must be made by reference to "relevant accounts" of the company. The "relevant accounts" are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a "true and fair view" of a company's unconsolidated financial position in accordance with accepted accounting practice in Ireland. These "relevant accounts" must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Consistent with Irish law, our Articles of Association authorize our board of directors to declare interim dividends without shareholder approval out of funds lawfully available for the purpose, to the extent they appear justified by profits and subject always to the requirement to have distributable reserves at least equal to the amount of the proposed dividend. Our board of directors may also recommend a dividend to be approved and declared by our shareholders at a general meeting. Our board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend declared or paid may exceed the amount recommended by the directors. We may pay dividends in any currency but, if we elect to pay dividends, we intend to pay such dividends in U.S. dollars. Our board of directors may deduct from any dividend or other moneys payable to any shareholder all sums of money, if any, due from the shareholder to us in respect of our ordinary shares.

Our board of directors is also authorized to issue shares in the future with preferred rights to participate in dividends declared by us. The holders of such preference shares may, depending on their terms, rank senior to the holders of our ordinary shares with respect to dividends. The 25,000 Euro deferred shares do not have any right to receive a dividend.

For information about the Irish tax considerations relating to dividend payments, see "Material Tax Considerations — Material Irish Tax Considerations — Income Tax on Dividends Paid on Our Shares."

Bonus Shares

Under our Articles of Association, upon the recommendation of our board of directors, the shareholders by ordinary resolution may authorize the board to capitalize any amount credited to our undenominated capital, any of our profits available for distribution or any amount representing unrealized revaluation reserves, and use such amount for the issuance to shareholders of shares as fully paid bonus shares.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Our Articles of Association provide that we will have a first and paramount lien on every share for all debts and liabilities owed by any of our shareholders to us, whether presently due or not, payable in respect of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made within 14 days after notice demanding payment, we may sell the shares. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as ours and will only be applicable to our shares that have not been fully paid up.

Consolidation and Division; Subdivision

Under our Articles of Association, we may, by ordinary resolution, divide any or all of our share capital into shares of smaller nominal value than its existing shares (often referred to as a share split) or consolidate any or all of our share capital into shares of larger nominal value than its existing shares (often referred to as a reverse share split).

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized but unissued share capital. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce our issued share capital and any undenominated share capital. Upon the completion of this offering, we intend to reduce our issued share capital and undenominated share capital in order to create distributable reserves for us.

General Meetings of Shareholders

We are required under Irish law to hold an annual general meeting within 18 months of incorporation and thereafter at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year and no more than nine months after our fiscal year-end. Any annual general meeting may be held outside Ireland, provided that technological means are provided to enable shareholders to participate in the meeting without leaving Ireland. Our Articles of Association include a provision requiring annual general meetings to be held within such time periods as required by Irish law.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual profit and loss account, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor's fees (or delegation of same). At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) in the notice of the meeting, (ii) by or at the direction of the board of directors, (iii) in certain circumstances, at the direction of the Irish High Court, (iv) as required by law or (v) such business that the chairman of the meeting determines is properly within the scope of the meeting. In addition, subject to compliance with our Articles of Association, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to the board of directors and propose business to be considered thereat.

Our extraordinary general meetings may be convened (i) by our board of directors, (ii) on requisition of the shareholders holding the number of our shares prescribed by the Irish Companies Act (currently 10% of our paid-up share capital carrying voting rights), or (iii) in certain circumstances, on requisition of our auditors.

Extraordinary general meetings are generally held for the purposes of approving such of our shareholder resolutions as may be required from time to time. The business to be conducted at any extraordinary general meeting must be set forth in the notice of the meeting.

In the case of an extraordinary general meeting requisitioned by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice of the meeting. The requisition notice can propose any business to be considered at the meeting. Under Irish law, upon receipt of this requisition notice, the board of directors has 21 days to convene the extraordinary general meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of receipt of the requisition notice. If the board does not proceed to convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice by the board.

If the board of directors becomes aware that our net assets are half or less of the amount of our called up share capital, the board must, not later than 28 days from the date that it learns of this fact, convene an extraordinary general meeting of our shareholders to be held not later than 56 days from such date.

This meeting must be convened for the purposes of considering what measures, if any, should be taken to address the situation.

At least 21 days' notice of any annual general meeting or general meeting at which a special resolution is proposed and 14 days in all other circumstances must be given to shareholders, each director and our auditors, under our Articles of Association.

Quorum for Shareholder Meetings

Our Articles of Association provide that no business shall be transacted at any general meeting unless a quorum is present. Under our Articles of Association, the presence, in person or by proxy, of one or more shareholders holding at least 50% of the voting power of our issued shares that carry the right to vote at the meeting constitutes a quorum for the conduct of any business at a general meeting.

The provisions of our Articles of Association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined by reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the class entitled to vote at the meeting in question.

Voting

Generally

Holders of our ordinary shares are entitled to one vote per ordinary share held as of the record date for the meeting.

Our Articles of Association provide that all votes at a general meeting will be decided by way of a poll. Voting rights on a poll may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in accordance with our Articles of Association. Our Articles of Association provide that our board of directors may permit the appointment of proxies by the shareholders to be notified to us electronically.

In accordance with our Articles of Association, our board of directors may, from time to time, cause us to issue preferred shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (e.g., they may carry more votes per share or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares).

Treasury shares (i.e., shares held by us) and our shares held by our subsidiaries will not entitle their holders to vote at general meetings of shareholders.

Except where a greater majority is required by Irish law or our Articles of Association, any question proposed for consideration at any of our general meetings or of any class of shareholders will be decided by an ordinary resolution passed by a simple majority of the votes cast by shareholders entitled to vote at such meeting.

Irish law requires special resolutions of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast by shareholders at a meeting of shareholders.

Examples of matters requiring special resolutions include:

  ▪
  amending our objects as contained in our memorandum of association;

  ▪
  amending our Articles of Association (please see below in relation to an additional approval threshold for amending certain provisions of our Articles of Association);

  ▪
  approving a change of name;

  ▪
  authorizing the entry into a guarantee or the granting of security in connection with a loan, quasi loan or credit transaction in favor of a director or connected person of a director (which generally includes a family member or business partner of the director and any entity controlled by the director);

  ▪
  opting out of pre-emption rights on the issuance of new shares;

  ▪
  re-registering from a public limited company to a private company;

  ▪
  purchasing of our own shares off-market;

  ▪
  reducing issued share capital;

  ▪
  resolving that we be wound up by the Irish courts;

  ▪
  resolving in favor of a shareholders' voluntary winding-up;

  ▪
  re-designating shares into different share classes;

  ▪
  setting the re-issue price of treasury shares; and

  ▪
  merging with other Irish companies or with companies incorporated in the EEA, as described below under " — Acquisitions."

Our Constitution requires the prior approval of holders of at least 75% in nominal value of our issued and outstanding ordinary shares which carry an entitlement to vote at a general meeting for amendments to any of the following: paragraph six of our Memorandum of Association and Articles 17, 67.1, 76, 90, 92, 112, 155-158 (inclusive), 193 and 195-197 (inclusive) of our Articles of Association.

Action by Written Consent

Prior to the completion of this offering, our shareholders may pass resolutions that are signed in writing by all shareholders. Upon the completion of this offering, any resolution or action required or permitted to be passed or taken by our shareholders may be effected only at a duly convened annual or extraordinary general meeting of our shareholders and may not be effected by any resolution or consent in writing by such shareholders.

Variation of Rights Attaching to a Class or Series of Shares

Under our Articles of Association and the Irish Companies Act, any variation of class rights attaching to our issued shares must be approved by an ordinary resolution passed at a general meeting of the shareholders of the affected class or series or with the consent in writing of the holders of a majority of the issued shares of that class of shares entitled to vote on such variation. The rights conferred upon the holder of any of our pre-existing issued shares shall not be deemed to be varied by the issuance of any preferred shares.

Record Dates

Our Articles of Association provide that our board of directors may set a record date for the purposes of determining which shareholders are entitled to notice of, or to vote at, a general meeting and the record date shall not be more than sixty (60) days prior to the date of the meeting. If no record date is fixed by the board of directors, the date immediately preceding the date on which notice of the meeting is deemed given under our Articles of Association will be the record date for such determination of members.

Shareholder Proposals

Under Irish law, there is no general right for a shareholder to put items on the agenda of an annual general meeting, other than as set out in the Articles of Association of a company. Under our Articles of Association, in addition to any other applicable requirements, for business or nominations to be properly brought by a shareholder before an annual general meeting or an extraordinary general meeting requisitioned by shareholders, such shareholder must have given timely notice thereof in proper written form to our corporate secretary.

To be timely for an annual general meeting, a shareholder's notice to our secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received at our registered office not less than 90 days nor more than 120 days before the first anniversary of the notice convening our annual general meeting for the prior year. In the event that the date of the annual general meeting is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the member must be so delivered by close of business on the day that is not earlier than 120 days prior to such annual general meeting and not later than the later of (a) 90 days prior to the day of the contemplated annual general meeting or (b) ten days after the day on which public announcement of the date of the contemplated annual general meeting is first made by us. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder's notice. With respect to our first annual general meeting following completion of this offering, notice must be so delivered not later than the 10th day following the day on which public announcement of the date of such meeting is first made by us.

To be timely for business or nominations of a director at an extraordinary general meeting, notice must be delivered, or mailed and received not less than 90 days nor more than 120 days prior to the date of such extraordinary general meeting. If the first public announcement of the date of the extraordinary general meeting is less than 100 days prior to the date of the meeting, notice must be given by close of business 10 days after the day on which the public announcement of the date of the extraordinary general meeting is first made by us.

For nominations to the board, the notice must include all information about the director nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting and a discussion of any material interest of the shareholder in the business. Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about the shareholder and the shareholder's holdings of our shares. The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in our Articles of Association), and if any proposed business is not in compliance with these provisions, to declare that such defective proposal shall be disregarded.

Shareholders' Suits

In Ireland, the decision to institute proceedings on behalf of a company is generally taken by the company's board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on our behalf. The central question at issue in deciding whether a shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against us would otherwise go un-redressed. The cause of action may be against a director, another person or both.

A shareholder may also bring proceedings against us in his or her own name where the shareholder's rights as such have been infringed or where our affairs are being conducted, or the powers of the board of directors are being exercised, in a manner oppressive to any shareholder or shareholders or in disregard of their interests as shareholders. Oppression connotes conduct that is burdensome, harsh or wrong. This is an Irish statutory remedy under Section 212 of the Irish Companies Act and the court can grant any order it sees fit, including providing for the purchase or transfer of the shares of any shareholder.

Our Articles of Association provide that all actions, other than those related to U.S. securities law, but including, without limitation, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or any of our shareholders, (iii) any action asserting a claim against us arising pursuant to any provision of Irish law or our Articles of Association, and (iv) any action to interpret, apply, enforce or determine the validity of our Articles of Association, shall be brought in the courts of Ireland, which have sole and exclusive jurisdiction to determine such matters.

Inspection of Books and Records

Under Irish law, our shareholders shall have certain rights to inspect our books and records, including the right to: (i) receive a copy of our Memorandum and Articles of Association and any act of the Irish Government that alters our Memorandum and Articles of Association; (ii) inspect and obtain copies of the minutes of general meetings of shareholders (including resolutions adopted at such meetings); (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors' interests and other statutory registers maintained by us; (iv) receive copies of the most recent balance sheets and directors' and auditors' reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any of our subsidiary companies that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors also have the right to inspect all of our books and records. The auditors' report must be circulated to the shareholders with our Financial Statements (as defined below) at least 21 days before the annual general meeting, and such report must be read to the shareholders at our annual general meeting. The Financial Statements referenced above mean our balance sheet, profit and loss account and, so far as they are not incorporated in the balance sheet or profit and loss account, any group accounts and the directors' and auditors' reports, together with any other document required by law to be annexed to the balance sheet. Our auditors will also have the right to inspect all of our books, records and vouchers.

Acquisitions

There are a number of mechanisms for acquiring an Irish public limited company, including:

  ▪
  a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with one or more classes of shareholders requires a court order from the Irish High Court and the approval of: (i) more than 50% in number of the shareholders of each participating class or series voting on the scheme of arrangement, or (ii) representing 75% or more by value of the shares of such participating class or series held by the shareholders voting on the scheme of arrangement, in each case at the relevant meeting or meetings. A scheme of arrangement, if authorized by the shareholders of each participating class or series and the court, is binding on all of the shareholders of each participating class or series. Shares held by the acquiring party are not excluded from the tally of a vote on the scheme, but such shares may be considered to belong to a separate class for the purposes of approving the scheme, in which case the acquiring party's shares would not be voted for the purposes of the separate class approval required from the remaining, non-acquiring shareholders;

  ▪
  through a tender offer by a third party pursuant to the Irish Takeover Rules. Where the holders of 80% or more in value of a class of our shares (excluding any shares already beneficially owned by the offeror) have accepted an offer for their shares, the remaining shareholders in that class may be statutorily required to also transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the offeror has acquired acceptances of 80% of all of our shares but does not exercise this "squeeze out" right, the non-accepting shareholders also have a statutory right to require the offeror to acquire their shares on the same terms as the original offer, or such other terms as the offeror and the non-tendering shareholders may agree or on such terms as an Irish court, on application of the offeror or non-tendering shareholder, may order. If our shares were listed on the Irish Stock Exchange or another regulated stock exchange in the EU, this 80% threshold would be increased to 90%; and

  ▪
  by way of a merger with a company incorporated in the EEA under the European Communities (Cross-Border Mergers) Regulations 2008, which implement the EU Cross Border Merger Directive 2005/56 in Ireland or with another Irish company under the Irish Companies Act. Such a merger must be approved by a special resolution and the Irish High Court. Shareholders also may be entitled to have their shares acquired for cash. See " — Appraisal Rights."

The approval of the board of directors, but not shareholder approval, is required for a sale, lease or exchange of all or substantially all of our assets, except that such a transaction between us and one of our directors or a person or entity connected to such a director may require shareholder approval.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights. If we are being merged as the transferor company with another EEA company under the European Communities (Cross-Border Mergers) Regulations 2008 or if we are being merged with another Irish company under the Irish Companies Act, (i) any of our shareholders who voted against the special resolution approving the merger or (ii) if 90% of our shares are held by the successor company, any other of our shareholders, may be entitled to require that the successor company acquire its shares for cash. In addition, a dissenting shareholder in a successful tender offer for an Irish company may, by application to the Irish High Court, object to the compulsory squeeze out provisions.

Disclosure of Interests in Shares

Under the Irish Companies Act, our shareholders must notify us if, as a result of a transaction, (i) the shareholder will be interested in 3% or more of our ordinary shares that carry voting rights or (ii) the shareholder who was interested in 3% or more of the shares will cease to be interested in our ordinary shares that carry voting rights. In addition, where a shareholder is interested in 3% or more of our ordinary shares, the shareholder must notify us of any alteration of its interest that brings its total holding through the nearest whole percentage number, whether an increase or a reduction. All such disclosures must be notified to us within two days of the event that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of our ordinary shares held by such person will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to its ordinary shares reinstated. In addition to the disclosure requirement described above, under the Irish Companies Act, we may, by notice in writing, and must, on the requisition of shareholders holding 10% or more of our paid-up capital carrying voting rights, require a person whom we know or have reasonable cause to believe is, or at any time during the three years immediately preceding the date on which such notice is issued was, interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our ordinary shares, to give certain further information as may be required by us including particulars of such person or beneficial owner's past or present interests in our ordinary shares.

Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by us on a person who is or was interested in our ordinary shares and that person fails to give us any information required within the reasonable time specified, we may apply to a court for an order directing that the affected ordinary shares be subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the ordinary shares by the court are as follows:

  ▪
  any transfer of those ordinary shares or, in the case of unissued shares, any transfer of the right to be issued with ordinary shares and any issue of such ordinary shares, shall be void;

  ▪
  no voting rights shall be exercisable in respect of those ordinary shares;

  ▪
  no further shares shall be issued in respect of those ordinary shares or in pursuance of any offer made to the holder of those ordinary shares; and

  ▪
  no payment shall be made of any sums due from us on those ordinary shares, whether in respect of capital or otherwise.

Where our ordinary shares are subject to these restrictions, the court may order the ordinary shares to be sold and may also direct that the ordinary shares shall cease to be subject to these restrictions.

In addition, persons or groups (within the meaning of the Exchange Act) beneficially owning 5% or more of our ordinary shares must comply with the reporting requirements under Section 13 of the Exchange Act.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law.

Our Articles of Association allow our board of directors to adopt any shareholder rights plan upon such terms and conditions as the board deems expedient and in our best interest, subject to applicable law, including the Irish Takeover Rules and Substantial Acquisition Rules described below and the requirement for shareholder authorization for the issue of shares described above.

Subject to the Irish Takeover Rules described below and the Irish Companies Act, the board of directors also has the power to issue any of our authorized and unissued shares on such terms and conditions as it may determine to be in our best interest. It is possible that the terms and conditions of any issue of shares could discourage a takeover or other transaction that holders of some or a majority of our ordinary shares might believe to be in their best interest or in which holders of our ordinary shares might receive a premium for their shares over the then-market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

A tender offer by which a third party makes an offer generally to our shareholders or a class of shareholders to acquire shares of any class conferring voting rights will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel (as well as being governed by the Exchange Act and the regulations promulgated thereunder). The "General Principles" of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below. Takeovers by means of a scheme of arrangement are also generally subject to these regulations.

General Principles.    The Irish Takeover Rules are based on the following General Principles that will apply to any transaction regulated by the Irish Takeover Panel:

  ▪
  in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

  ▪
  the holders of securities in the target company must have sufficient time and information to allow them to make an informed decision regarding the offer. If the board of directors of the target company advises the holders of the securities with respect to the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company's places of business;

  ▪
  the board of a target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

  ▪
  false markets must not be created in the securities of the target company or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

  ▪
  an offeror can only announce an offer after ensuring that it can fulfill in full any cash consideration offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

  ▪
  a target company may not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company, particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

  ▪
  a "substantial acquisition" of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Offer.    If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties (which generally mean persons acting in concert with the acquirer) to shares carrying 30% or more of the voting rights in our shares, the acquirer and, depending on the circumstances, its concert parties would be mandatorily required (except with the consent of the Irish Takeover Panel) to make a cash tender offer for the remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous twelve months.

This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in us if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve month period.

Voluntary Offer; Requirements to Make a Cash Offer and Minimum Price Requirements.    A voluntary offer is a tender offer that is not a mandatory offer. If an offeror or any of its concert parties acquires any of our shares of the same class as the shares that are the subject of the voluntary offer within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for our shares of that class by the offeror or its concert parties during that period. The Irish

Takeover Panel has the power to extend the "look back" period to twelve months if the Panel, having regard to the General Principles, believes it is appropriate to do so.

If the offeror or any of its concert parties has acquired our shares of the same class as the shares that are the subject of the voluntary offer (i) during the period of twelve months prior to the commencement of the offer period which represent 10% or more of the nominal value of the issued shares of that class or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per share shall be not less than the highest price paid by the offeror or its concert parties for shares (of that class) during, in the case of (i), the period of twelve months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to an offeror who, together with its concert parties, has acquired less than 10% of the nominal value of the issued shares of the class of shares that is the subject of the offer in the twelve-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of an offer or proposed offer.

Substantial Acquisition Rules.    The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights in our shares. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights in our shares is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights in our shares and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of certain other acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action.    Under the Irish Takeover Rules, the board of directors is not permitted to take any action that might frustrate an offer for our shares during the course of an offer or at any earlier time at which the board has reason to believe an offer is or may be imminent, except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in the frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe that an offer is or may be imminent. Exceptions to this prohibition are available where:

  ▪
  the action is approved by our shareholders at a general meeting; or

  ▪
  with the consent of the Irish Takeover Panel, where:

  ▪
  the Irish Takeover Panel is satisfied that the action would not constitute a frustrating action;

  ▪
  the holders of at least 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

  ▪
  the action is in accordance with a contract entered into prior to the announcement of the offer (or prior to a time at which the board has reason to believe that an offer is or may be imminent); or

  ▪
  the decision to take such action was made before the announcement of the offer (or prior to a time at which the board has reason to believe that an offer is or may be imminent) and has been either at least partially implemented or is in the ordinary course of business.

Insider Dealing.    The Irish Takeover Rules also provide that no person, other than the offeror who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of its securities) or a contemplated offer, shall deal in relevant securities of the offeree during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

For other provisions that could be considered to have an anti-takeover effect, see " — Transfer and Registration of Shares," " — Issuance of Shares — Pre-emption Rights, Share Warrants and Share Options," " — Voting — Generally," " — Voting — Variation of Rights Attaching to a Class or Series of Shares," " — Disclosure of Interests in Shares" and " — Corporate Governance."

Business Combinations with Interested Shareholders

Our Articles of Association provide that, subject to certain exceptions, we may not engage in certain business combinations with any person, other than Avista and Altchem and their respective affiliates, that acquires beneficial ownership of 15% or more of our outstanding voting shares for a period of three years following the date on which such person became a 15% shareholder unless: (i) a committee of our disinterested directors approves the business combination; and (ii) in certain circumstances, the business combination is authorized by a special resolution of disinterested shareholders.

Corporate Governance

Generally

Our Articles of Association allocate authority over management of our Company to our board of directors. Our board of directors may then delegate management to committees of the board or such other persons as it thinks fit. Regardless of any delegation, the board of directors will remain responsible, as a matter of Irish law, for the proper management of our affairs. The board of directors may create new committees or change the responsibilities of existing committees from time to time.

See "Management — Board Structure and Committee Composition."

Directors: Term and Appointment

Directors are elected or appointed at the annual general meeting or at any extraordinary general meeting called for that purpose until the next annual general meeting of the company. Each director is elected by the affirmative vote of a majority of the votes cast with respect to such director. In the event of a "contested election" of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

No person may be appointed director unless nominated in accordance with our Articles of Association. Our Articles of Association provide that, with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to our board of directors may be made by (i) the affirmative vote of our board of directors or a committee thereof, (ii) any shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for our Articles of Association, or (iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Irish Companies Act, by a shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of the company and who makes such nomination in the written requisition of the extraordinary general meeting in accordance with our Articles of Association and the Irish Companies Act relating to nominations of directors and the proper bringing of special business before an extraordinary general meeting.

Under our Articles of Association, our board of directors has the authority to appoint directors to the board, either to fill a vacancy or as an additional director. A vacancy on the board of directors created by the removal of a director may be filled by an ordinary resolution of the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy. The board of directors may fill a vacancy by an affirmative vote of a majority of the directors constituting a quorum. If there is an insufficient number of directors to constitute a quorum, the board may nonetheless act to fill such vacancies or call a general meeting of the shareholders. Under our Articles of Association, if the board fills a vacancy, the director's term expires at the next annual general meeting. If there is an appointment to fill a casual vacancy or an addition to the board, the total number of directors shall not at any time exceed the number of directors from time to time fixed by the board in accordance with the Articles of Association.

Removal of Directors

The Irish Companies Act provides that, notwithstanding anything contained in the Articles of Association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, provided that notice of any such resolution be given to the shareholders not less than 28 days before the meeting at which the director is to be removed, and the director will be entitled to be heard at such meeting. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment agreement) that the director may have against us in respect of his or her removal.

Directors' Duties

Our directors have certain statutory and fiduciary duties. All of our directors have equal and overall responsibility for our management (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and will be expected to exercise a greater degree of skill and diligence than non-executive directors). The principal fiduciary duties include the statutory and common law fiduciary duties of acting in good faith in the interests of our company and exercising due care and skill. Other statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, maintaining certain registers and making certain filings as well as the disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on our business while insolvent, without due regard to the interests of creditors). For public limited companies like us, directors are under a specific duty to ensure that the corporate secretary is a person with the requisite knowledge and experience to discharge the role.

Conflicts of Interest

As a matter of Irish law, a director is under a fiduciary duty to avoid conflicts of interest. Irish law and our Articles of Association provide that: (i) a director may be a director of or otherwise interested in a company relating to us and will not be accountable to us for any remuneration or other benefits received as a result, unless we otherwise direct; (ii) a director or a director's firm may act for us in a professional capacity other than as auditor; and (iii) a director may hold an office or place of profit in us and will not be disqualified from contracting with us. If a director has a personal interest in an actual or proposed contract with us, the director must declare the nature of his or her interest and we are required to maintain a register of such declared interests that must be available for inspection by the shareholders. Such a director may vote on any resolution of the board of directors in respect of such a contract, and such a contract will not be voidable solely as a result.

Indemnification of Directors and Officers; Insurance

To the fullest extent permitted by Irish law, our Articles of Association confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its Articles of Association or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered "officers" within the meaning of that term under the Irish Companies Act.

Our Articles of Association also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under our Articles of Association and the Irish Companies Act to take out directors' and officers' liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

Additionally, we and certain of our subsidiaries intend to enter into agreements to indemnify our directors to the maximum extent allowed under applicable law before the completion of the offering. These agreements, among other things, will provide that we will indemnify our directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person's status as our director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duration; Dissolution; Rights upon Liquidation

Our duration will be unlimited. We may be dissolved at any time by way of either a shareholder's voluntary winding up or a creditors' winding up. In the case of a shareholder's voluntary winding up, we must be solvent and a special resolution of the shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Director of Corporate Enforcement in Ireland where our affairs have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that we should be wound up.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in our Articles of Association or the terms of any shares issued by the board of directors from time to time. If the Articles of Association and terms of issue of our shares contain no specific provisions in respect of a dissolution or winding up then, subject to the shareholder priorities and the rights of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Our Articles of Association provide that our ordinary shareholders may be entitled to participate in a winding up, and the method by which the property will be divided shall be determined by the liquidator, subject to a special resolution of the shareholders, but such rights of ordinary shareholders to participate may be subject to the rights of any preference shareholders to participate under the terms of any series or class of preference shares.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A.

Exchange Controls

There is no limitation imposed by Irish law or by our Articles of Association on the right of a non-resident to hold or vote our ordinary shares.

Listing

Our ordinary shares have been approved for listing on the Nasdaq Global Select Market under the symbol "OSMT."

Differences in Corporate Law

We, and our relationships with our shareholders, are governed by Irish corporate law and not by the corporate law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are available to directors and shareholders of U.S. corporations. To help you understand these differences, we have prepared the following summary comparing certain important provisions of Irish corporate law (as modified by our Articles of Association) with those of Delaware corporate law. Before investing, you should consult your legal advisor regarding the impact of Irish corporate law on your specific circumstances and reasons for investing.

Duties of Directors

Our business is managed by our board of directors. Members of the board of directors of an Irish company owe fiduciary duties to the company to act in good faith in their dealings with or on behalf of the company and to exercise their powers and fulfill the duties of their offices on the same basis. These duties include the following essential elements:

  ▪
  to act in good faith and what the director considers to be in the interests of the company;

  ▪
  not to make a personal profit from opportunities that arise from the office of director;

  ▪
  to exercise the care, diligence and skill that a reasonably prudent person would exercise in carrying out their duties as a director;

  ▪
  to act honestly and responsibly in relation to the affairs of a company;

  ▪
  to act in accordance with the company's constitution;

  ▪
  not to use the company's property unless permitted by the constitution or approved by a shareholders' resolution;

  ▪
  generally not to agree to a restraint on the exercise of directors' powers unless permitted by the constitution or approved by a resolution of the company in a general meeting;

  ▪
  to avoid conflicts of interest; and

  ▪
  to have regard to interests of the company's employees and its members.

Under Irish law, the fiduciary duties of the directors are to the company, and not to the company's individual shareholders. Our shareholders may not generally sue our directors directly for a breach of a fiduciary duty.

The business of a Delaware corporation is also managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. These duties are similar to those imposed on the directors by the Irish Companies Act.

Under Irish law, the question of whether a director has acted properly will typically be assessed on a case-by-case basis, with regard to the circumstances surrounding the director's action. In contrast, Delaware law presumes that directors act on an informed basis and in the best interests of the company and its shareholders.

Unless this presumption is rebutted, the decision of the board of a Delaware company will be upheld unless the action had no rational business purpose or constituted corporate waste. If the presumption is rebutted, the directors must demonstrate that the challenged action was entirely fair to the company.

Interested Directors

Under Irish law, directors who have an interest in a transaction or proposed transaction with us must disclose that interest to the board of directors when the proposed transaction is first considered (unless such interest has previously been disclosed). Not disclosing such an interest is a criminal offense, punishable by a fine.

Our Articles of Association provide that an interested director may vote on a resolution concerning a matter in which he or she has declared an interest.

Delaware law does not allow for criminal penalties but does specify that if a director has an interest in a transaction, that transaction would be voidable by a court unless either (i) the material facts about the interested director's relationship or interests are disclosed or are known to the board of directors and a majority of the disinterested directors authorize the transaction, (ii) the material facts about the interested director's relationship or interests are disclosed or are known to the shareholders entitled to vote and the transaction is specifically approved in good faith by such shareholders or (iii) the transaction was fair to the company when it was authorized, approved or ratified. In addition, the interested director could be held liable for a transaction in which he or she derived an improper personal benefit. Under Irish law, directors also have a general duty to avoid conflicts of interest. A director may be required to account to the company for any personal profit he or she has made in breach of this duty unless he or she has been specifically released from the duty by shareholder vote.

Voting Rights and Quorum Requirements

Under Irish law, the voting rights of our shareholders are regulated by our Memorandum and Articles of Association and the Irish Companies Act. Under our Articles of Association, one or more shareholders present in person or by proxy and holding shares representing at least 50% of the issued shares carrying the right to vote at such meeting will constitute a quorum. Most shareholder actions or resolutions may be passed by a simple majority of votes cast. Certain actions (including the amendment of the majority of the provisions of our Memorandum and Articles of Association) require approval by 75% of the votes cast at a meeting of shareholders. The amendment of a number of provisions of our Articles of Association, being paragraph six of the memorandum of association and Articles 17, 67.1, 76, 90, 92, 112, 155-158 (inclusive), 193, and 195-197 (inclusive) of our Articles of Association, requires the prior approval of holders of at least 75% in nominal value of our issued ordinary shares which carry an entitlement to vote at a general meeting. For a Delaware corporation, the presence, either in person or by proxy, of as few as one third of the shares eligible to vote may constitute a quorum. Except for certain extraordinary transactions, such as approving a merger, shareholders of a Delaware corporation may act by the majority vote of the shares present, either in person or by proxy.

Under Irish law and our Articles of Association, the election of directors at a general meeting of shareholders will require a majority of votes cast at such meeting. In the event of a "contested election" of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. In contrast, the election of directors for a Delaware corporation requires only a plurality vote.

Under Irish law, any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our Articles of Association also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in common form or such other form as the directors may determine. Under our Articles of Association, each holder of ordinary shares is entitled to one vote per share held.

Amalgamations, Mergers and Similar Arrangements

Under Irish law, the disposal of or acquisition of assets by a company requires the approval of its board of directors. However, certain acquisitions and disposal of assets may also require shareholder approval. Under

Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the shareholders. Under Delaware law, a shareholder of a corporation participating in a major corporate transaction may, under certain circumstances, be entitled to appraisal rights which would allow him or her to receive the fair value of his or her shares (as determined by a court) in cash instead of the consideration he or she would otherwise receive in the transaction. Irish public companies may be acquired by way of a merger with a company incorporated in the EEA under the European Communities (Cross-Border Mergers) Regulations 2008, which implement the EU Cross-Border Merger Directive 2005/56 in Ireland or by way of a merger with another Irish company under the Irish Companies Act. Such a merger must be approved by a special resolution. Shareholders also may be entitled to have their shares acquired for cash. While, generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights, if we are being merged as the transferor company with another EEA company under these Regulations or another Irish company under the Irish Companies Act (i) any of our shareholders who vote against the special resolution approving the merger or (ii) if 90% of our shares are held by the successor company, any other of our shareholders may be entitled to require that the successor company acquire its shares for cash.

Takeovers

Takeover of certain Irish public companies, including us, are regulated by statutory takeover rules, which are administered by the Irish Takeover Panel.

In addition to the merger mechanisms under the European Communities (Cross-Border Mergers) Regulations 2008 and the Irish Companies Act referred to above, Irish law provides two principal ways for the control of a public company to change. The first method involves a public offer for the shares of that company. The number of shares required to vote in favor of a proposal to force minority shareholders of a public company, such as us, is 80% under the Irish Companies Act.

The second method of acquiring control of an Irish public company is by a scheme of arrangement. A company proposes the scheme of arrangement to its shareholders, which, if accepted, would result in the company being acquired by a third party. A scheme of arrangement must be approved by a majority in number of shareholders representing 75% in value of the shares of each relevant class actually voting at a general meeting.

If the scheme is approved, and subsequently confirmed by the Irish High Court, it becomes binding on all of the target shareholders, regardless of whether they voted on the scheme.

A general principle of Irish takeover law is that the directors of a company that is the target of an offer (or of a company which the directors believe will soon be the target of an offer) must refrain from frustrating that offer or depriving shareholders of the opportunity to consider the merits of the offer, unless the shareholders approve of such actions in a general meeting.

Under Delaware law, the board of directors may take defensive actions against a takeover if the directors believe in good faith that the takeover is a threat to the company's interests and if the response is reasonable in light of the threat posed by the takeover. However, the board may not use such measures for its own personal interests. For example, a board may institute defensive measures to allow it to negotiate a higher price with the acquirer or prevent shareholders from being coerced into selling at a price that is clearly too low.

However, the board may not use such measures just to keep itself in control of the company. In contrast, Irish takeover law only allows the directors to advise shareholders (by way of a publicly available announcement) on the merits and drawbacks of any particular offer and to recommend shareholders to accept or reject such offer.

Shareholders' Suits

Under Irish law, our shareholders generally may not sue for wrongs suffered by us.

In Ireland, the decision to institute proceedings on behalf of a company is generally taken by the company's board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on our behalf. The central question at issue in deciding whether a shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed. The cause of action may be against the director, another person, or both.

In contrast to a derivative action, Irish law permits an action by a shareholder in his or her own right on the basis of the infringement of his or her personal rights as a shareholder. A shareholder may commence a suit in a representative capacity for him or herself as well as other similarly affected consenting shareholders. Additionally, under Irish law, any shareholder who claims that our affairs are being conducted, or that the powers of our directors are being exercised, in a manner oppressive to his or her interests as a shareholder, may apply to the Irish courts for an appropriate order.

Delaware law generally allows a shareholder to sue for wrongs suffered by a company if he first demands that the company sue on its own behalf and the company declines to do so, but allows the shareholder to. In certain situations, such as when there are specific reasons to believe that the directors are protecting their personal interests, the shareholder may sue directly without first making the demand.

Indemnification of Directors and Officers

In general, the Irish Companies Act prohibits us from indemnifying any director against liability due to his or her negligence, default, breach of duty or breach of trust due to us. We may, however, indemnify our officers if they are acquitted in a criminal proceeding or are successful in a civil proceeding. To the fullest extent permitted by Irish law, our Articles of Association confer an indemnity on our directors and officers.

Under Delaware law, a corporation may indemnify a director or officer against expenses (including attorneys' fees), judgments, fines and settlement amounts that he or she reasonably incurred in defending him or her self in a lawsuit. The director or officer must have acted in good faith and, if being charged with a crime, must not have had a reasonable cause to believe that he or she was breaking the law.

Inspection of Corporate Records

Under Irish law, members of the general public have the ability to inspect our public documents available at the Irish Companies Registration Office. Our shareholders also have the right to inspect our register of directors and secretaries and minutes of general meetings. Our audited financial statements must be presented to our shareholders at each annual general meeting (and made available to our shareholders in advance of an annual general meeting).

The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public on payment of a fee. A company is required to maintain its share register in Ireland. A company is required to keep at its registered office a register of directors and officers that is also open for inspection. Irish law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law permits a shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to his or her interest as a shareholder.

Calling of Special Shareholders' Meetings

Under Irish law, an extraordinary general meeting may be convened (i) by the board of directors, (ii) on requisition of the shareholders holding the number of shares prescribed by the Irish Companies Act (currently 10% of our paid-up share capital carrying voting rights) or (iii) in certain circumstances, on requisition of our auditors.

Under Delaware law, a special meeting of the shareholders may be called by the board of directors or by any person who is authorized by the corporation's certificate of incorporation or bylaws.

Amendment of Organizational Documents

Irish law provides that the memorandum and articles of association of a company may be amended by a resolution of shareholders at a general meeting of shareholders of which due notice has been given. A 75% majority of votes cast at a general meeting is required to pass such a resolution. Our Constitution provides that the amendment of a number of provisions of our Memorandum and Articles of Association, being paragraph six of the Memorandum of Association and Articles 17, 67.1, 76, 90, 92, 112, 156-159 (inclusive), 194 and 196-198 (inclusive) of our Articles of Association, require the prior approval of holders of at least 75% in nominal value of our issued ordinary shares which carry an entitlement to vote at a general meeting.

Under Delaware law, a company's certificate of incorporation may be amended if the amendment is approved by both the board of directors and the shareholders. Unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the shareholders of the corporation is required to approve an amendment. Under Irish law, the certificate of incorporation of a company (which simply evidences the date of the company's incorporation and its registered number and the fact that it has been incorporated) may not be amended. Under Delaware law, the certificate of incorporation may limit or remove the voting power of a class of the company's shares. However, if the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of a class of shares, the holders of shares of that class are entitled to vote, as a class, upon the proposed amendment, without regard to the restriction in the certificate of incorporation.

Delaware law allows the bylaws of the corporation to be amended either by the shareholders or, if allowed in the certificate of incorporation, by the board of directors by a majority of voting power.

 SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our ordinary shares, and we cannot predict what effect, if any, market sales of our ordinary shares or the availability of our ordinary shares for sale will have on the market price of our ordinary shares prevailing from time to time. Nevertheless, sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our ordinary shares and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the consummation of this offering, we will have outstanding an aggregate of approximately 51,521,424 ordinary shares. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may be sold only in compliance with the limitations described below. The remaining 42,857,139 outstanding ordinary shares, including the shares purchased in the private placement, will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which we summarize below. All of these shares will be subject to lock-up agreements described below.

Taking into account the lock-up agreements described below, and assuming Jefferies LLC does not release shareholders from these agreements, all 42,857,139 of our currently outstanding ordinary shares will be eligible for sale in the public market 180 days after the date of this offering (April 15, 2019), subject to the provisions of Rule 144 and Rule 701.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any of our ordinary shares that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our ordinary shares by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

Beginning 180 days after the date of this prospectus, our affiliates who have beneficially owned our ordinary shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  ▪
  1% of the number of our ordinary shares then outstanding, which will equal approximately 515,214 shares immediately after this offering; and

  ▪
  the average weekly trading volume in our ordinary shares on the Nasdaq Global Select Market during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

Lock-Up Agreements

Our officers, directors and shareholders will be subject to lock-up agreements with the underwriters that will restrict the sale of our ordinary shares held by them for 180 days, subject to certain exceptions. See "Underwriting" for a description of these lock-up agreements.

Registration Statements on Form S-8

Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of our ordinary shares issued or reserved for future issuance under our equity incentive plans. This registration statement would cover approximately 7,115,572 shares. Shares registered under the registration statement will generally be available for sale in the open market after the 180-day lock-up period immediately following the date of this prospectus.

Registration Rights

Beginning six months after the date of this prospectus, subject to certain exceptions, holders of                    shares of our ordinary shares will be entitled to the registration rights described under "Certain Relationships and Related Party Transactions — Shareholders' Agreement." Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

 MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a description of material U.S. federal income tax considerations of the acquisition, ownership and disposition of ordinary shares acquired pursuant to this offering by a U.S. Holder, as defined below. This description only applies to ordinary shares held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment) and does not address, except as explicitly set forth below, aspects of U.S. federal income taxation that may be applicable to U.S. Holders that are subject to special tax rules, such as:

  ▪
  banks or other financial institutions;

  ▪
  insurance companies;

  ▪
  real estate investment trusts;

  ▪
  regulated investment companies;

  ▪
  grantor trusts;

  ▪
  tax-exempt organizations;

  ▪
  persons that will own ordinary shares through partnerships (including any entities or arrangements classified as partnerships) or other pass-through entities, in each case, for U.S. federal income tax purposes;

  ▪
  brokers, dealers or other traders in securities or currencies;

  ▪
  U.S. Holders that have a functional currency other than the U.S. dollar;

  ▪
  certain former citizens and former long-term residents of the United States;

  ▪
  U.S. Holders that use a mark-to-market method of accounting;

  ▪
  U.S. Holders that will hold ordinary shares as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes; or

  ▪
  direct, indirect or constructive owners of 10% or more of our total combined voting power or 10% or more of the total value of our ordinary shares.

Moreover, this description does not address the 3.8% Medicare contribution tax on net investment income, the U.S. federal estate and gift tax, the alternative minimum tax or any state, local or non-U.S. consequences of the acquisition, ownership and disposition of ordinary shares. We have not received nor do we expect to seek a ruling from the Internal Revenue Service, or IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each prospective investor should consult its own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of ordinary shares.

This description is based on the Code, U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, each as available and in effect on the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could affect the tax considerations described herein.

For purposes of this description, a U.S. Holder is a beneficial owner of ordinary shares who for U.S. federal income tax purposes is:

  ▪
  a citizen or individual resident of the United States;

  ▪
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

  ▪
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  ▪
  a trust (i) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (ii)(a) if a court within the United States can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of that trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares, the tax treatment of such partnership and a partner in such partnership generally will depend on the status of the partner and the activities of such partnership. Such partner or partnership should consult its own tax advisors as to the U.S. federal income tax consequences of acquiring, owning and disposing of the ordinary shares.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEIR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Distributions on ordinary shares

As described in "Dividend policy," above, following the completion of the offering, our board of directors does not intend to pay dividends on our ordinary shares, and we do not anticipate paying any distributions on our ordinary shares in the foreseeable future. However, we expect to reevaluate our dividend policy on a regular basis following this offering and may, subject to compliance with the covenants contained in the agreements governing our credit facilities, the indentures governing our outstanding notes, applicable law and other considerations, determine to pay dividends in the future. If we were to pay any distributions on our ordinary shares, subject to the considerations in "— Passive foreign investment company considerations," discussed below, such distributions generally would be taxable to a U.S. Holder as foreign-source dividend income, and would generally not be eligible for the dividends received deduction allowed to certain corporations in respect of dividends received from other U.S. corporations. Dividend income generally is taxed as ordinary income. Dividend income may be treated as "qualified dividend income" and subject to tax at a lower capital gains rate with respect to U.S. Holders that are individuals (or certain trusts and estates) if we and our ordinary shares meet certain requirements discussed below. U.S. Holders should consult their own tax advisors regarding the availability of preferential rates and the dividend received deduction on dividends in light of their particular circumstances.

Distributions, if any, in excess of our current or accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of a U.S. Holder's adjusted basis in its ordinary shares and thereafter as capital gain (which rate will depend on the holding period of a U.S. Holder). However, we have not maintained calculations of our earnings and profits (including all of our subsidiaries earnings and profits) in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution paid with respect to ordinary shares would constitute ordinary dividend income.

Dividends paid to a non-corporate U.S. Holder by a "qualified foreign corporation" may be considered "qualified dividend income" and thus subject to lower capital gains rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its ordinary shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes. Our ordinary shares are expected to be readily tradable on an established securities market, the Nasdaq Global Select Market. There can be no assurances, however, that our ordinary shares will be considered readily tradable on an established securities market in the United States in later years. U.S. Holders should consult their own tax advisors regarding the availability of the reduced "qualified dividend income" rate in light of their particular circumstances.

Under current Irish law, dividends paid by an Irish corporation to a U.S. Holder may be subject to Irish dividend withholding tax unless an exemption applies. A U.S. Holder may be entitled, subject to certain limitations, to a credit against its U.S. federal income tax liability for Irish taxes withheld from dividends. Application of the U.S. foreign tax credit rules are complex. U.S. Holders should consult their own tax advisors concerning the foreign tax credit rules in light of their particular circumstances. See "— Material Irish Tax Considerations — Withholding Tax on Dividends."

U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received.

Sale, exchange, or other taxable disposition of ordinary shares

Subject to the considerations in "— Passive foreign investment company considerations," discussed below, upon the sale, exchange, or other taxable disposition of ordinary shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on such disposition and the U.S. Holder's adjusted tax basis in its ordinary shares. Assuming we are not a PFIC and have never been treated as a PFIC during a U.S. Holder's holding period for our ordinary shares, such gain or loss generally will be treated as long-term capital gain or loss if a U.S. Holder's holding period in such ordinary shares exceeds one year at the time of such disposition. Long-term capital gains may be taxed at lower rates than ordinary income for certain non-corporate taxpayers. The deductibility of capital losses is subject to significant limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. A U.S. Holder's initial tax basis in the ordinary shares will generally equal the cost of such ordinary shares. Prospective investors should consult their own tax advisors regarding the U.S. federal income tax treatment of capital gains and capital losses including the availability of the U.S. foreign tax credit based on their particular circumstances.

Passive foreign investment company considerations

Status as a PFIC

The rules governing PFICs can have adverse tax effects on U.S. Holders. We generally will be classified as a PFIC for U.S. federal income tax purposes if, for any taxable year, either:

    (i)  at least 75% or more of our gross income consists of certain types of "passive income," or

   (ii)  the average value (determined on a quarterly basis), of our assets that produce, or are held for the production of, passive income is at least 50% or more of the value of all of our assets.

Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from the disposition of assets that produce passive income. If we own at least 25% by value of the stock of another corporation, we will be treated for purposes of the PFIC tests as owning our proportionate share of the assets of the other corporation and as receiving directly our proportionate share of the other corporation's income.

Additionally, if we are classified as a PFIC in any taxable year with respect to which a U.S. Holder owns ordinary shares, we generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. Holder makes the "deemed sale election" described below.

We do not believe that we are currently a PFIC, and we do not anticipate becoming a PFIC for the 2018 taxable year; however, such a determination cannot be made until after the end of such taxable year. Notwithstanding the foregoing, the determination of whether we are a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to depend, in part, upon (a) the market price of our ordinary shares, which is likely to fluctuate, and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that we are not a PFIC for the current taxable year or that we will not become a PFIC in any future taxable year. Prospective investors should consult their own tax advisors regarding our potential PFIC status.

U.S. federal income tax treatment of a shareholder of a PFIC

If we are classified as a PFIC for any taxable year during which a U.S. Holder owns ordinary shares, the U.S. Holder, absent certain elections (including the mark-to-market and QEF elections described below), generally will be subject to adverse rules (regardless of whether we continue to be classified as a PFIC) with respect to (i) any "excess distributions" (generally, any distributions received by the U.S. Holder on its ordinary shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for its ordinary shares) and (ii) any gain realized on the sale or other disposition of its ordinary shares.

Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are classified as a PFIC will be taxed as ordinary income and (c) the amount allocated to each other taxable year during the U.S. Holder's holding period in which we were classified as a PFIC (i) will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and (ii) will be subject to an interest charge at a statutory rate with respect to the resulting tax attributable to each such other taxable year.

If we are classified as a PFIC, a U.S. Holder will generally be treated as owning a proportionate amount (by value) of stock or shares owned by us in any direct or indirect non-U.S. subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to any distributions we receive from, and dispositions we make of, the stock or shares of such non-U.S. subsidiaries. You are urged to consult your tax advisors about the application of the PFIC rules to any of our non-U.S. subsidiaries.

If we are classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a "deemed sale election") to be treated for U.S. federal income tax purposes as having sold such U.S. Holder's ordinary shares on the last day our taxable year during which we were a PFIC. A U.S. Holder that makes a deemed sale election would then cease to be treated as owning stock in a PFIC by reason of ownership of our ordinary shares. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

PFIC "mark-to-market" election

In certain circumstances, a U.S. Holder can avoid or mitigate certain of the adverse rules described above by making a mark-to-market election with respect to its ordinary shares, provided that the ordinary shares are "marketable." Our ordinary shares will be marketable if they are "regularly traded" on a "qualified exchange" or other market within the meaning of applicable U.S. Treasury Regulations. The Nasdaq Global Select Market is a "qualified exchange." U.S. Holders should consult your own tax advisor with respect to such rules.

A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. Holder's ordinary shares at the close of the taxable year over the U.S. Holder's adjusted tax basis in its ordinary shares. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder's adjusted tax basis in its ordinary shares over the fair market value of its ordinary shares at the close of the taxable year, but this deduction is allowable only to the extent of any net amount of previously included income from prior taxable years as a result of the mark-to-market election. A U.S. Holder that makes a mark-to-market election generally will be required to adjust such U.S. Holder's tax basis in its ordinary shares to reflect the amount included in gross income or allowed as a loss deduction because of such mark-to-market election. Gains from an actual sale or other disposition of ordinary shares in a year in which we are a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of ordinary shares will be treated as ordinary losses to the extent of any net amount of previously included income from prior taxable years as a result of the mark-to market election.

If we are classified as a PFIC for any taxable year in which a U.S. Holder owns (or is deemed to own) ordinary shares but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. A mark-to-market election cannot be revoked without the consent of the IRS unless the ordinary shares cease to be marketable, in which case the election is automatically terminated.

A mark-to-market election is not permitted for the shares of any of our non-U.S. subsidiaries that are also classified as PFICs. Prospective investors should consult their own tax advisors regarding the availability of, and the procedure for making, a mark-to-market election.

PFIC "QEF" election

In some cases, a shareholder of a PFIC can avoid the interest charge on any excess distributions or gain realized from the sale or other disposition of shares of a PFIC and the other adverse PFIC consequences described above by obtaining certain information from the PFIC and by making a timely QEF election to be taxed currently as ordinary income on its pro rata share of the PFIC's undistributed net capital gains and other earnings and profits. We do not, however, expect to provide the information regarding our income that would be necessary in order for a U.S. Holder to make a QEF election with respect to our ordinary shares if we are classified as a PFIC.

PFIC information reporting requirements

If we are a PFIC in any taxable year, a U.S. Holder of ordinary shares (i) in such year will be required to file an annual information return regarding distributions received on such ordinary shares and any gain realized on disposition of such ordinary shares and (ii) will generally be required to file an annual information return with the IRS relating to their ownership of ordinary shares. This filing requirement is in addition to the pre-existing reporting requirements described above that apply to a U.S. Holder's interest in a PFIC (which this requirement does not affect) and will apply whether or not a U.S. Holder makes any of the elections discussed above.

NO ASSURANCE CAN BE GIVEN THAT WE ARE NOT CURRENTLY A PFIC OR THAT WE WILL NOT BECOME A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

U.S. backup withholding tax and information reporting

Backup withholding and information reporting requirements may apply to distributions on, and to proceeds from the sale, exchange, redemption, or disposition of ordinary shares that are held by U.S. Holders. The payor will be required to backup withhold tax on payments made within the United States, or by a U.S. payor or certain U.S. intermediaries (and certain subsidiaries thereof), on an ordinary share to a U.S. Holder, other than an exempt recipient, if the U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. In order to establish an exemption from the backup withholding requirements, the U.S. Holder may be required to provide a certification of their exempt status on a duly executed IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS and furnishing any required information in a timely manner.

Prospective investors should consult their own tax advisors with respect to such rules and other tax information reporting requirements that may be applicable to them based on their particular circumstances.

THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR U.S. HOLDER. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF YOUR ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

Material Irish Tax Considerations

Scope of Discussion

The following is a summary of the material Irish tax considerations for certain beneficial owners of our shares. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus and correspondence with the Irish Revenue Commissioners. Changes in law or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of our shares should consult their own tax advisors about the Irish tax considerations (and tax considerations under the laws of other relevant jurisdictions) of the Reorganization, and the acquisition, ownership and disposal of our shares. The summary applies only to shareholders who will own our shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired our shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Tax on Chargeable Gains

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

A disposal of our shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

A holder of our shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises, it is generally a liability of the transferee.

Irish stamp duty may, depending on the manner in which our shares are held, be payable in respect of transfers of our shares after the Reorganization.

Shares held through DTC

It is expected that a transfer of our shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. On the basis that most of our shares are expected to be held through DTC, it is anticipated that most transfers of shares will be exempt from Irish stamp duty.

Shares held outside of DTC or transferred into or out of DTC

A transfer of our shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

  ▪
  there is no change in the beneficial ownership of such shares as a result of the transfer; and

  ▪
  the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Withholding Tax on Dividends

As noted elsewhere in this prospectus, we do not expect to pay dividends for the foreseeable future. To the extent that we do make dividend payments (or other returns to shareholders that are treated as "distributions" for Irish tax purposes), it should be noted that such distributions made by us will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, or DWT, currently at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by us to our shareholders, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, we are responsible for withholding DWT prior to making such distribution.

LIST OF RELEVANT TERRITORIES FOR THE PURPOSES OF
IRISH DIVIDEND WITHHOLDING TAX (AS OF FEBRUARY 7, 2018)

Albania	Finland	Malaysia	Slovenia
Armenia	France	Malta	South Africa
Australia	Georgia	Mexico	Spain
Austria	Germany	Moldova	Sweden
Bahrain	Ghana	Montenegro	Switzerland
Belarus	Greece	Morocco	Thailand
Belgium	Hong Kong	Netherlands	The Republic Of Turkey
Bosnia & Herzegovina	Hungary	New Zealand	Ukraine
Botswana	Iceland	Norway	United Arab Emirates
Bulgaria	India	Pakistan	United Kingdom
Canada	Israel	Panama	United States
Chile	Italy	Poland	Uzbekistan
China	Japan	Portugal	Vietnam
Croatia	Kazakhstan	Qatar	Zambia
Cyprus	Korea	Romania
Czech Republic	Kuwait	Russia
Denmark	Latvia	Saudi Arabia
Egypt	Lithuania	Serbia
Estonia	Luxembourg	Singapore
Ethiopia	Macedonia	Slovak Republic

General Exemptions

The following is a general overview of the scenarios where it will be possible for us to make payments of dividends without deduction of DWT.

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from us if such shareholder is beneficially entitled to the dividend and is either:

  ▪
  a person (not being a company) resident for tax purposes in a Relevant Territory (including the U.S.) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, as of February 7, 2018, see above);

  ▪
  a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

  ▪
  a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

  ▪
  a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

  ▪
  a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above, we have received from the shareholder, where required, the relevant Irish Revenue Commissioners DWT form(s) prior to the payment of the dividend and such DWT Form(s) remain valid.

For non-Irish resident shareholders that cannot avail themselves of one of Ireland's domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Our shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Income Tax on Dividends Paid on Our Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on our dividends. An exception to this position may apply where such shareholder holds our shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. The DWT deducted by us discharges the liability to income tax. An exception to this position may apply where the shareholder holds our shares through a branch or agency in Ireland through which a trade is carried on.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of our shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because our shares are regarded as property situated in Ireland for Irish CAT purposes as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses of the same marriage or civil partners of the same civil partnership are exempt from CAT. Children have a tax-free threshold of €310,000 in respect of taxable gifts or inheritances received from their parents. Our shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

There is also a "small gift exemption" from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

 UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated October 17, 2018, among us and Jefferies LLC, Barclays Capital Inc. and RBC Capital Markets, LLC, as the representatives of the underwriters named below and as the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the respective number of ordinary shares shown opposite its name below:

Underwriter	Number of Ordinary Shares
Jefferies LLC	2,327,500
Barclays Capital Inc.	1,995,000
RBC Capital Markets, LLC	1,330,000
Wells Fargo Securities, LLC	997,500

Total	6,650,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ordinary shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The ordinary shares will constitute a new class of securities with no established trading market. The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ordinary shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ordinary shares, that you will be able to sell any of the ordinary shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the ordinary shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.294 per ordinary share. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares.

	Per Ordinary Share		Total
	Without Option to Purchase Additional Ordinary Shares	With Option to Purchase Additional Ordinary Shares	Without Option to Purchase Additional Ordinary Shares	With Option to Purchase Additional Ordinary Shares
Public offering price	$7.00	$7.00	$46,550,000	$53,532,500
Underwriting discounts and commissions paid by us	$0.49	$0.49	$3,258,500	$3,747,275
Proceeds to us, before expenses	$6.51	$6.51	$43,291,500	$49,785,225

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $4.5 million. We have agreed to reimburse the underwriters for expenses related to clearance of this offering with the Financial Industry Regulatory Authority, or FINRA, of up to $40,000. The underwriters have agreed to reimburse us for certain out-of-pocket expenses incurred in connection with this offering.

Determination of Offering Price

Prior to this offering, there has not been a public market for our ordinary shares. Consequently, the initial public offering price for our ordinary shares will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the ordinary shares will trade in the public market subsequent to the offering or that an active trading market for the ordinary shares will develop and continue after the offering.

Listing

Our ordinary shares have been approved for listing on Nasdaq Global Select Market under the trading symbol "OSMT."

Option to Purchase Additional Ordinary Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 997,500 ordinary shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ordinary shares proportionate to that underwriter's initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ordinary shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our officers, directors and holders of all or substantially all our outstanding shares have agreed, subject to specified exceptions, not to directly or indirectly:

  ▪
  sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Exchange Act, or

  ▪
  otherwise dispose of any ordinary shares, options or warrants to acquire ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares currently or hereafter owned either of record or beneficially, or

  ▪
  publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies LLC.

This restriction terminates after the close of trading of the ordinary shares on and including the 180th day after the date of this prospectus.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ordinary shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering, including the underwriters, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

"Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ordinary shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing our ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares.

"Naked" short sales are sales in excess of the option to purchase additional ordinary shares. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, the underwriters acted as placement agents in connection with the private placement.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments issued by us or our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ordinary shares or possession or distribution of this prospectus or any other offering or publicity material relating to the ordinary shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ordinary shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ordinary shares by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, an offer to the public of any ordinary shares which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  ▪
  to legal entities which are qualified investors as defined under the Prospectus Directive;

  ▪
  by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  ▪
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any ordinary shares under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

  ▪
  it is a qualified investor as defined under the Prospectus Directive; and

  ▪
  in the case of any ordinary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the ordinary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale or (ii) where ordinary shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an "offer of ordinary shares to the public" in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA, as received in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Notice to Residents of Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 LEGAL MATTERS

The validity of the issuance of our ordinary shares to be sold in this offering will be passed upon for us by A&L Goodbody, Dublin, Ireland, and certain other legal matters in connection with this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon on behalf of the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Osmotica Holdings S.C.Sp. as of December 31, 2017 and 2016 and for the years then ended included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Osmotica Pharmaceuticals Limited (formerly known as Lilydale Limited), which consist of a balance sheet as of March 31, 2018 and statements of changes in equity for the period July 13, 2017 (date of incorporation) through December 31, 2017 and the three months in the period ended March 31, 2018, included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

Independence

In connection with our filing for an initial public offering of ordinary shares, we requested our independent auditor to affirm its independence relative to the rules and regulations of the Public Company Accounting Oversight Board, or the PCAOB, and the U.S. Securities and Exchange Commission, or the SEC.

The independence evaluation procedures of BDO, our registered independent public accounts, identified an engagement by a BDO member firm, BDO—Bercher y Asociados S.R.L. located in Argentina, that consisted of certain bookkeeping services provided to an affiliate of Osmotica Holdings S.C.Sp. located in Argentina prior to the engagement of BDO as Osmotica Holdings S.C.Sp.'s independent registered public accounting firm under the standards of the PCAOB. These bookkeeping services are inconsistent with the auditor independence rules of Regulation S-X and the PCAOB. The engagement of the BDO member firm in Argentina was terminated in December 2017. The total fees received by the BDO member firm for the bookkeeping services were insignificant in relation to total audit fees for Osmotica Holdings S.C.Sp. The BDO member firm referenced above does not participate in the audits of Osmotica Holdings S.C.Sp.'s consolidated financial statements and the bookkeeping services did not have any impact on BDO's objectivity or BDO's ability to audit the consolidated financial statements of Osmotica Holdings S.C.Sp.

After consideration of the facts and circumstances and the applicable independence rules, BDO has concluded that (i) the aforementioned matter does not impair BDO's ability to exercise objective and impartial judgment in connection with its audits of Osmotica Holdings S.C.Sp.'s consolidated financial statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that BDO has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of Osmotica Holdings S.C.Sp.'s consolidated financial statements. After considering this matter, the audit committee of the board of managers of Osmotica Holdings S.C.Sp. concurred with BDO's conclusions.

 ENFORCEMENT OF CIVIL LIABILITIES

It may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. The United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:

  ▪
  the judgment must be for a definite sum;

  ▪
  the judgment must be final and conclusive; and

  ▪
  the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our ordinary shares being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our ordinary shares, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's website at www.sec.gov.

Report of Independent Registered Public Accounting Firm

Board of Managers
Osmotica Holdings S.C.Sp.
Bridgewater, New Jersey

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Osmotica Holdings S.C.Sp. (the "Company") and subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of operations and comprehensive loss, changes in partners' capital, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the 2017 and 2016 consolidated financial statements have been restated to correct misstatements. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2016.
Woodbridge, New Jersey
May 9, 2018, except for Note 1, which is August 22, 2018, and Note 16, which is October 1, 2018

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017 (restated)	2016 (restated)
Assets
Current assets:
Cash and cash equivalents	$34,743,152	$19,558,571
Trade accounts receivable, net	37,637,957	43,739,048
Due from affiliates	—	21,868
Income taxes receivable	—	1,558,700
Inventories, net	16,946,870	19,838,989
Prepaid expenses and other current assets	25,814,289	9,492,706

Total current assets	115,142,268	94,209,882
Property, plant and equipment, net	31,410,133	27,730,400
Intangibles, net	585,388,710	701,289,912
Goodwill	152,815,716	152,815,716
Other non-current assets	942,419	2,454,501

Total assets	$885,699,246	$978,500,411

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$36,069,936	$34,979,446
Accrued liabilities	81,926,390	64,707,702
Current portion of long-term debt, net of deferred financing costs	6,655,604	5,169,134
Current portion of obligation under capital leases	24,245	113,841
Due to affiliates	—	2,544,752
Contingent consideration	—	10,317,604

Total current liabilities	124,676,175	117,832,479
Long-term debt, net of non-current deferred financing costs	313,949,581	323,660,709
Accrued interest — promissory notes	—	4,162,500
Long-term portion of obligation under capital leases	57,059	81,305
Income taxes payable — long-term portion	1,334,645	—
Deferred taxes — long-term portion	25,364,055	67,558,265
Other long-term liabilities	1,047,477	—

Total liabilities	466,428,992	513,295,258

Commitments and contingencies
Partners' capital:
Partners' capital	419,903,400	464,930,372
Accumulated other comprehensive (loss) income	(633,146)	274,781

Total partners' capital	419,270,254	465,205,153

Total liabilities and partners' capital	$885,699,246	$978,500,411

See accompanying notes to consolidated financial statements

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years ended December 31,
	2017	2016 restated
Revenues
Net product sales	$237,671,178	$170,522,170
Royalty revenue	6,449,095	40,918,166
Licensing and contract revenue	1,628,759	7,019,316

Total revenues	245,749,032	218,459,652

Cost of goods sold (inclusive of amortization of intangibles of $43,380,923 and $21,470,233 for 2017 and 2016, respectively)	125,188,435	125,615,991

Gross profit	120,560,597	92,843,661

Selling, general and administrative expenses	56,954,513	65,958,147
Acquisition-related costs	—	8,397,822
Research and development expenses	42,688,062	29,061,518
Impairment of intangible assets	72,520,279	21,474,837
Impairment of fixed assets	466,024	—

Total operating expenses	172,628,878	124,892,324

Operating loss	(52,068,281)	(32,048,663)

Interest expense and amortization of debt discount	(29,052,363)	(20,186,952)
Other non-operating (loss) income, net	(4,521,898)	168,729

Total other non-operating expense, net	(33,574,261)	(20,018,223)

Loss before income taxes	(85,642,542)	(52,066,886)

Income tax benefit	40,487,570	10,245,646

Net loss	$(45,154,972)	$(41,821,240)

Other comprehensive (loss) income, net
Change in foreign currency translation adjustments	(907,927)	268,877

Comprehensive loss	$(46,062,899)	$(41,552,363)

Loss per unit attributable to unitholders
Basic and diluted	$(45.14)	$(41.81)

Weighted average units basic and diluted	1,000,367	1,000,159

See accompanying notes to consolidated financial statements

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

	Partners' capital (restated)	Accumulated other comprehensive (loss) income	Total (restated)
Balance, December 31, 2015	$69,090,758	$5,904	$69,096,662
Net loss	(41,821,240)	—	(41,820,240)
Change in foreign currency translation	—	268,877	268,877
Legacy Osmotica — contributed equity, net of adjustments	332,651,125	—	332,651,125
Valkyrie — contributed equity	6,954,800	—	6,954,800
Vertical/Trigen Holdings LLC 2013 Equity Incentive Plan — compensation expense	1,159,173	—	1,159,173
Partners' contributions	120,201,600	—	120,201,600
Partners' distributions	(23,305,844)	—	(23,305,844)

Balance, December 31, 2016	$464,930,372	$274,781	$465,205,153
Net loss	(45,154,972)	—	(45,154,972)
Change in foreign currency translation	—	(907,927)	(907,927)
Partners' contributions	128,000	—	128,000

Balance, December 31, 2017	$419,903,400	$(633,146)	$419,270,254

See accompanying notes to consolidated financial statements

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2017 (restated)	2016 (restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(45,154,972)	$(41,821,240)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	46,450,146	23,585,336
Impairment of intangibles and fixed assets	72,986,303	21,474,837
Expensed IPR&D	16,372,476	—
Deferred income tax benefit	(44,493,488)	(13,162,142)
Incentive unit liability expense	—	1,159,173
Bad debt expense	832,388	4,068,812
Change in fair value of contingent consideration	182,396	698,447
Payment for contingent consideration	(1,991,288)	—
Payment of In-kind interest	(9,321,500)	—
Deferred financing fees	4,981,624	—
Non-cash interest expense and amortization of deferred financing fees	7,506,359	5,531,889
Change in operating assets and liabilities:
Trade accounts receivable, net	5,268,883	(12,525,675)
Inventories, net	2,892,119	12,561,233
Prepaid expenses and other current assets	(14,569,647)	(5,327,064)
Other non-current assets	1,512,082	(1,171,047)
Trade accounts payable	588,238	(14,389,937)
Accrued and other current liabilities	13,794,939	(25,473,265)

Net cash provided by (used in) operating activities	57,837,058	(44,790,643)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business combination, net of cash acquired	—	(321,000,000)
Payments for asset acquisitions	(12,500,000)	(116,531,828)
Payments for other intangible assets	—	(2,000,000)
Purchase of property, plant and equipment	(6,895,332)	(13,931,009)

Net cash used in investing activities	(19,395,332)	(453,462,837)

CASH FLOWS FROM FINANCING ACTIVITIES:
Partners' contributions	128,000	120,201,600
Distributions to Partners	—	(23,305,844)
Payments on capital lease obligations	(113,842)	(490,159)
Proceeds from issuances of debt	327,500,000	342,500,000
Debt repayment	(338,756,329)	(3,773,367)
Debt financing costs	(3,563,499)	(13,487,749)
Payment for contingent consideration	(8,508,712)	—
Other	—	(1,128,287)

Net cash (used in) provided by financing activities	(23,314,382)	420,516,194

Net change in cash and cash equivalents	15,127,344	(77,737,286)
Effect on cash of changes in exchange rate	57,237	(316,130)
Cash and cash equivalents, beginning of year	19,558,571	97,611,987

Cash and cash equivalents, end of year	$34,743,152	$19,558,571

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$25,272,842	$12,412,562

Income taxes paid	$17,592,965	$8,522,189

Non-cash investing activities
Legacy Osmotica — contributed capital	$—	$320,000,000

See accompanying notes to consolidated financial statements

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Nature of Operations

Osmotica Holdings S.C.Sp. ("Parent"), is a Luxembourg special limited partnership, formed on January 28, 2016. Osmotica Holdings US LLC ("Holdings"), a subsidiary of Parent entered in to a fifty-fifty partnership (the "Merger"), effective February 3, 2016, pursuant to a definitive agreement between Vertical/ Trigen Holdings, LLC ("Vertical/Trigen") and members, and Osmotica Holdings Corp Limited and Subsidiaries ("Legacy Osmotica"). Prior to the Merger, Vertical/Trigen was engaged in the marketing and distribution of branded and generic pharmaceutical products in the United States. Vertical/Trigen members exchanged their equity interests for equivalent equity interests in the Parent as well as an additional capital contribution such that there was no change in the basis of accounting. In accordance with the Merger, the Company (as defined in Note 2) became jointly owned by the members of Vertical/Trigen and the shareholders of Legacy Osmotica. The Company and several other holding companies and partnerships were formed as a result of the Merger. Pursuant to the Merger, Vertical/Trigen was deemed to be the accounting acquirer (see Note 3).

Vertical/Trigen, a Delaware limited liability company, was originally formed on October 25, 2013. On December 13, 2013, Valkyrie Group Holdings, Inc., ("Valkyrie") along with three individual members, collectively purchased a fifty-one percent (51%) interest in the net assets of Vertical Pharmaceuticals LLC ("Vertical"), Trigen Laboratories LLC ("Trigen") and Biovance Therapeutics LLC ("Biovance") (referred to as "VTB"), through Vertical/Trigen from the previous three individual members of VTB, and the previous members collectively owned a forty-nine percent (49%) interest in the net assets of Vertical/Trigen post acquisition. Vertical was incorporated in New Jersey in May 2003 as an S Corporation and Trigen was incorporated in New Jersey in October 2004 as an S Corporation. Vertical and Trigen are engaged in the development, marketing and distribution of pharmaceutical products in the United States. In August 2011, the members of Vertical and Trigen created an affiliate, Biovance, as a Limited Liability Company that was engaged in the development, marketing and distribution of generic pharmaceutical products in the United States and specializes in women's health and primary care. As of December 31, 2014, Valkyrie, along with five individual members, collectively owned 60.8% of the net assets of Vertical/Trigen, and the previous members collectively owned 39.2% as a result of additional equity contributions (see Note 3). On July 8, 2015, Vertical/Trigen Midco, LLC filed articles of dissolution for Biovance.

Restatement

The Company has identified and recorded an adjustment related to misstatements associated with the Legacy Osmotica business combination described in Note 3. For the periods ended December 31, 2017 and 2016 the correction resulted in an increase to Goodwill of $6,768,187; a reduction in Trade accounts payable of $2,038,719, and an increase in Partners' capital of $8,806,906. The Company has corrected these amounts in the periods presented in these financial statements for the years ended December 31, 2017 and 2016.

At the time of the issuance of the 2017 consolidated financial statements, the Company had previously made an immaterial reclassification $4,185,000 between Goodwill and Tradenames which is part of Intangibles, net on the consolidated balance sheets for the year ended December 31, 2017, related to the Legacy Osmotica business combination. The Company has now recorded this reclassification between Goodwill and Intangibles, net in the year ended December 31, 2016.

The Company identified and recorded corrections related to the treatment of deferred taxes associated with different tax jurisdictions of certain intangible assets resulting from the Legacy Osmotica business combination. For the years ended December 31, 2017 and 2016, the corrections resulted in an increase to

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Organization and Nature of Operations (Continued)

Goodwill of $9,256,085 and an increase to Deferred Tax Liabilities, included within deferred taxes — long term portion of the consolidated balance sheet, of $9,256,085.

The Company further identified and recorded corrections related to the Legacy Osmotica business combination and a historical business combination by Vertical/Trigen that was completed in a year prior to 2016. For the years ended December 31, 2017 and 2016, the corrections resulted in a decrease to deferred taxes — long term portion in the amount of $8,702,401; a decrease in Goodwill of $3,647,050; an increase in income tax benefit for December 31, 2016 of $2,381,325, and an increase in Partners' capital in the amount of $2,674,026 for the year ended December 31, 2016 and $5,055,351 for the year ended December 31, 2017. The increase in income tax benefit for December 31, 2016 of $2,381,325 was the result of the change in corporate organizational structure due to the Legacy Osmotica business combination.

The Company also identified and recorded an adjustment for the year ended December 31, 2017 associated with an intercompany transfer of intellectual property that occurred during 2017. This correction resulted in a decrease to deferred taxes — long term portion in the amount of $1,309,346; an increase to Income taxes payable — long term portion in the amount of $261,869; and an increase to other long term liabilities in the amount of $1,047,477.

The above corrections resulted in the Company making corrections to the consolidated statement of cash flows for the year ended December 31, 2016. For the year ended December 31, 2016, within the Cash Flows from Operating Activities section, Net loss decreased by $2,381,325, deferred income tax benefit increased by $2,381,325, trade accounts payable increased by $10,306,906 and accrued and other current liabilities decreased by $10,306,906.

Certain Note disclosures in these consolidated financial statements have also been revised to take into account the corrections that are described above and those revisions are labeled as "restated" within these Notes to the consolidated financial statements.

The following table presents the amounts originally reported, net restatement adjustment and restated for items affected by the restatement at December 31, 2016:

	As originally reported	Net adjustments	As restated
Intangibles, net	$697,104,912	$4,185,000	$701,289,912
Goodwill	$144,623,494	$8,192,222	$152,815,716
Trade accounts payable	$37,018,165	$(2,038,719)	$34,979,446
Deferred taxes — long-term portion	$67,004,581	$553,684	$67,558,265
Partners' capital	$451,068,115	$13,862,257	$464,930,372
Income tax benefit	$7,864,321	$2,381,325	$10,245,646
Net loss	$44,202,565	$(2,381,325)	$41,821,240

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Organization and Nature of Operations (Continued)

The following table presents the amounts originally reported, net restatement adjustment and restated for items affected by the restatement at December 31, 2017:

	As originally reported	Net adjustments	As restated
Goodwill	$140,438,494	$12,377,222	$152,815,716
Trade accounts payable	$38,108,655	$(2,038,719)	$36,069,936
Other long-term liabilities	$—	$1,047,477	$1,047,477
Income taxes payable- long-term portion	$1,072,776	$261,869	$1,334,645
Deferred taxes — long-term portion	$26,119,717	$(755,662)	$25,364,055
Partners' capital	$406,041,143	$13,862,257	$419,903,400

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation  —  The accompanying consolidated financial statements include the accounts of Osmotica Holdings S.C.Sp. and its wholly-owned domestic subsidiary, Osmotica Holdings US LLC ("Holdings"), as well as the wholly-owned domestic and foreign subsidiaries of Holdings: Osmotica Holdings US LLC, Osmotica Holdings Corp Limited (Cyprus), Osmotica Kereskedelmi és Szolgáltató Korlátolt Felelõsségû Társaság (Hungary), Osmotica Argentina S.A. (Argentina), Osmotica Pharmaceutical Corp., RevitaLid, Inc., Orbit Blocker I LLC, Orbit Blocker II LLC, Valkyrie Group Holdings Inc., Vertical/Trigen Holdings, LLC, Osmotica Pharmaceutical US LLC, Vertical/Trigen Midco, LLC, Vertical/Trigen Opco, LLC, Vertical Pharmaceuticals, LLC, and Trigen Laboratories, LLC (collectively "Osmotica" or the "Company"). All inter-company transactions and balances have been eliminated in consolidation. The Company has no involvement with variable interest entities.

Basis of Accounting  —  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company primarily markets pharmaceutical products, including: branded pharmaceutical products and generic pharmaceutical products.

Segment Information  —  The Company has determined that it operates in one operating segment, which focuses on developing and commercializing pharmaceutical products that target markets with underserved patient populations. The Company's operating segment is reported in a manner consistent with the internal reporting provided to the chief operating decision maker ("CODM"). The Company's CODM has been identified as its chief executive officer.

Foreign Currency Translation  —  The Company's reporting currency is the U.S. dollar. Operations outside the United States are generally measured using the local currency as the functional currency, except for Osmotica Kereskedelmi és Szolgáltató Korlátolt Felelõsségû Társaság (Hungary) and Osmotica Holding Corp LTD (Cyprus) which uses the U.S. dollar as its functional currency. The financial statements of Osmotica Argentina, S.A. (Argentina) have been translated from the Argentine peso, to U.S. dollars, based on the current translation rates in effect during the period or as of the date of consolidation, as applicable. Assets and liabilities of these operations are translated into U.S. dollars at end-of-period exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Resulting cumulative translation adjustments are recorded as a component of Partners' Capital in the Consolidated Balance Sheets in accumulated other comprehensive (loss) income.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Use of Estimates  —  The preparation of the Company's consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates are used when accounting for items and matters including, but not limited to, sales allowances, such as returns on products sales, rebates and chargebacks, price adjustment and allowances, customer coupon redemptions, wholesaler/pharmacy discounts, product service fees, sales commissions and bonuses, incentive/share-based compensation, impairment of goodwill and identifiable intangibles, inventory obsolescence and measurement of deferred tax assets and liabilities, and assumptions underlying the accounting for business combinations. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Actual results could differ from management's estimates.

Cash and Cash Equivalents  —  The Company considers all unrestricted, highly liquid investments with maturity of three months or less when purchased to be cash and cash equivalents. The Company maintains cash balances, which, at times, may exceed the amounts insured by the Federal Deposit Insurance Corporation. There were no cash equivalents as of December 31, 2017 or 2016.

Revenue Recognition  —  Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.

Provision for estimated chargebacks, commercial rebates, discounts and allowances and doubtful accounts settled in sales credits at the time of sales, are analyzed and adjusted, if necessary, monthly and recorded against gross trade accounts receivable. Estimated product returns, commercial and governmental rebates, customer coupons settled in cash, are analyzed and adjusted, if necessary, monthly and recorded as a component of accrued expenses.

Product Sales  —  Revenues from product sales are recognized when title and risk of loss have passed to the customer.

Royalty Revenue  —  Royalties are recognized as earned in accordance with contract terms when they can be reasonably estimated, and collectability is reasonably assured. The Company's commercial partners are obligated to report their net product sales and the resulting royalty due to the Company. Based on historical product sales, royalty receipts and other relevant information, the Company accrues royalty revenue monthly and performs a quarterly true-up when it receives royalty reports from its commercial partners. Historically these true-up adjustments have been immaterial.

Licensing and Contract Revenue  —  The Company recognizes revenue from an arrangement when such product is shipped to the commercial partner. Licensing revenue is recognized in the period in which the product subject to the arrangement is sold or services are rendered. Sales deductions, such as returns on product sales, government program rebates, price adjustments, and prompt pay discounts in regard to licensing revenue is generally the responsibility of the Company's partners and not recorded by the Company. Licensing and contract revenues are shown net of costs in situations where it has been determined that the Company is an agent in the relationship.

Cost of Goods Sold  —  Cost of goods sold comprises costs to manufacture or acquire products sold to customers; royalty and other revenue sharing payments under license and other agreements granting the

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Company rights to sell related products; and direct and indirect distribution costs incurred in the sale of products. The Company acquired the rights to sell certain commercial products through license and assignment agreements with the original developers or other parties with interests in these products. These agreements obligate the Company to make payments under varying payment structures based on net sales from related products. The Company accrues their obligation monthly.

Freight  —  The Company records amounts billed to customers for shipping and handling as revenue, and records shipping and handling expenses related to product sales as cost of goods sold.

Trade Accounts Receivable, net  —  Trade accounts receivable are stated at their net realizable value. The nature of the Company's business involves, in the ordinary course, significant judgments and estimates related to pricing allowances. Depending on the products, the customers and arrangements with the Company's customers, certain pricing allowances are recorded as deductions to the Company's trade accounts receivable.

Unless otherwise noted, the provisions and allowances for the following customer deductions are reflected in the accompanying consolidated financial statements as reductions of revenues and trade accounts receivable, respectively.

Allowance for Doubtful Accounts  —  Provisions for doubtful accounts, which reflect trade receivable balances owed to the Company that are believed to be uncollectible, are recorded as a component of selling, general and administrative expenses. In estimating the allowance for doubtful accounts, the Company considers its historical experience with collections and write-offs, the credit quality of its customers and any recent or anticipated changes thereto, and the outstanding balances and past due amounts from its customers. Extended payment terms, if any, are evaluated in accordance with Accounting Standard Codification ("ASC") 605, Revenue Recognition as applicable. Accounts are considered past due when they remain uncollected beyond the due date specified in the applicable contract or on the applicable invoice, whichever is deemed to take precedence.

The Company performs monthly detailed analysis of the receivables due from its customers and provides a specific reserve against known uncollectible items. The Company also includes in the allowance for doubtful accounts an amount that it estimates to be uncollectible for all other customers, based on a percentage of the past due receivables. The percentage reserved increases as the age of the receivables increases. Accounts are written off once all reasonable collection efforts have been exhausted and/or when facts or circumstances regarding the customer (i.e. bankruptcy filing) indicate that the chance of collection is remote.

Chargebacks  —  The Company enters into contractual agreements with certain third parties such as retailers, hospitals, and group-purchasing organizations ("GPOs") to sell certain products at predetermined prices. Similarly, the Company maintains an allowance for rebates and discounts related to chargebacks, wholesaler fees for service contracts, GPO administrative fees, government programs, prompt payment and other adjustments with certain customers. Most of the parties have elected to have these contracts administered through wholesalers that buy the product from the Company and subsequently sell it to these third parties. As noted elsewhere, these wholesalers represent a significant percentage of the Company's gross sales. When a wholesaler sells products to one of these third parties that are subject to a contractual price agreement, the difference between the price paid to the Company by the wholesaler and the price under the specific contract is charged back to the Company by the wholesaler. Utilizing this information,

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

the Company estimates a chargeback percentage for each product and records an allowance as a reduction to gross sales when the Company records its sale of the products. The Company reduces the chargeback allowance when a chargeback request from a wholesaler is processed. Actual chargebacks processed by the Company can vary materially from period to period based upon actual sales volume through the wholesalers. However, the Company's provision for chargebacks is fully reserved for at the time when sales revenues are recognized.

The Company obtains product inventory reports from major wholesalers to aid in analyzing the reasonableness of the chargeback allowance and to monitor whether wholesaler inventory levels do not significantly exceed customer demand. The Company assesses the reasonableness of its chargeback allowance by applying a product chargeback percentage that is based on a combination of historical activity and current price and mix expectations to the quantities of inventory on hand at the wholesalers according to wholesaler inventory reports. In addition, the Company estimates the percentage of gross sales that were generated through direct and indirect sales channels and the percentage of contract vs. non-contract revenue in the period, as these each affect the estimated reserve calculation. In accordance with its accounting policy, the Company estimates the percentage amount of wholesaler inventory that will ultimately be sold to third parties that are subject to contractual price agreements based on a trend of such sales through wholesalers. The Company uses this percentage estimate until historical trends indicate that a revision should be made. On an ongoing basis, the Company evaluates its actual chargeback rate experience, and new trends are factored into its estimates each quarter as market conditions change.

The Company ensures that chargebacks are reasonable through review of contractual obligations, historical trends and evaluation of recent activity. Furthermore, other events that could materially alter chargebacks include: changes in product pricing as a result of competitive market dynamics or negotiations with customers, changes in demand for specific products due to external factors such as competitor supply position or consumer preferences, customer shifts in buying patterns from direct to indirect through wholesalers, which could either individually or in aggregate increase or decrease the chargebacks depending on the direction and trend of the change(s).

Commercial Rebates  —  The Company maintains an allowance for commercial rebates that it has in place with certain customers. Commercial rebates vary by product and by volume purchased by each eligible customer. The Company tracks sales by product number for each eligible customer and then applies the applicable commercial rebate percentage, using both historical trends and actual experience to estimate its commercial rebates. The Company reduces gross sales and increases the commercial rebates allowance by the estimated commercial rebates when the Company sells its products to eligible customers. The Company reduces the commercial rebate allowance when it processes a customer request for a rebate. At each month end, the Company analyzes the allowance for commercial rebates against actual rebates processed and makes necessary adjustments as appropriate. The amount of actual commercial rebates processed can vary materially from period to period as discussed below.

The allowance for commercial rebates takes into consideration price adjustments which are credits issued to reflect increases or decreases in the invoice or contract prices of the Company's products. In the case of a price decrease, a credit is given for products remaining in customer's inventories at the time of the price reduction. Contractual price protection results in a similar credit when the invoice or contract prices of the Company's products increase, effectively allowing customers to purchase products at previous prices for a specified period of time. Amounts recorded for estimated shelf-stock adjustments and price protections are based upon specified terms with direct customers, estimated changes in market prices, and estimates of

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

inventory held by customers. The Company regularly monitors these and other factors and evaluates the reserve as additional information becomes available.

The Company ensures that commercial rebates are reasonable through review of contractual obligations, review of historical trends and evaluation of recent activity. Furthermore, other events that could materially alter commercial rebates include: changes in product pricing as a result of competitive market dynamics or negotiations with customers, changes in demand for specific products due to external factors such as competitor supply position or consumer preferences, customer shifts in buying patterns from direct to indirect through wholesalers, which could either individually or in aggregate increase or decrease the commercial rebates depending on the direction and velocity of the change(s).

Product Returns  —  Certain of the Company's products are sold with the customer having the right to return the product within specified periods. Estimated return accruals are made at the time of sale based upon historical experience. Historical factors such as one-time recall events as well as pending new developments like comparable product approvals or significant pricing movement that may impact the expected level of returns are taken into account monthly to determine the appropriate accrued expense. As part of the evaluation of the liability required, the Company considers actual returns to date that are in process, the expected impact of any product recalls and the amount of wholesaler's inventory to assess the magnitude of unconsumed product that may result in product returns to the Company in the future. The product returns level can be impacted by factors such as overall market demand and market competition and availability for substitute products which can increase or decrease the pull through for sales of the Company's products and ultimately impact the level of product returns.

The Company ensures that product returns are reasonable through inspection of historical trends and evaluation of recent activity. Furthermore, other events that could materially alter product returns include: acquisitions and integration activities that consolidate dissimilar contract terms and could impact the return rate as typically the Company purchases smaller entities with less contracting power and integrates those product sales to Company contracts; and consumer demand shifts by products, which could either increase or decrease the product returns depending on the product or products specifically demanded and ultimately returned.

Accrual for Promotions and Co-Pay Discount Cards  —  From time to time the Company authorizes various retailers to run in-store promotional sales of its products. Upon receiving confirmation that a promotion was run, the Company accrues an estimate of the dollar amount expected to be owed back to the retailer. This estimate is then adjusted to actual upon receipt of an invoice from the retailer. Additionally, the Company provides consumer co-pay discount cards, administered through outside agents to provide discounted products when redeemed. Upon release of the cards into the market, the Company records an estimate of the dollar value of co-pay discounts expected to be utilized. This estimate is based on historical experience and is adjusted as needed based on actual usage.

Government Program Rebates  —  Federal law requires that a pharmaceutical distributor, as a condition of having federal funds being made available to the States for the manufacturer's drugs under Medicaid and Medicare Part B, must enter into a rebate agreement to pay rebates to state Medicaid programs for the distributor's covered outpatient drugs that are dispensed to Medicaid beneficiaries and paid for by a state Medicaid program under a fee-for-service arrangement. The Centers for Medicare and Medicaid Services ("CMS") are responsible for administering the Medicaid rebate agreements between the federal government

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

and pharmaceutical manufacturers. Rebates are also due on the utilization of Medicaid managed care organizations ("MMCOs").

The Company also pays rebates to managed care organizations ("MCOs") for the reimbursement of a portion of the sales price of prescriptions filled that are covered by the respective plans. The liability for Medicaid, Medicare, and other government program rebates is settled in cash and is estimated based on historical and current rebate redemption and utilization rates contractually submitted by each state's program administrator and assumptions regarding future government program utilization for each product sold; and accordingly recorded as a reduction of product sales.

Inventories  —  Inventories are stated at the lower of cost or market. The Company maintains an allowance for excess and obsolete inventory as well as inventory where the cost is in excess of its net realizable value ("NRV") based on management's assessments. The Company capitalizes inventory costs associated with its products prior to regulatory approval when, based on management judgement, future commercialization is considered probable and future economic benefit is expected to be realized. As of December 31, 2017 and 2016, there were no capitalized inventory costs associated with products that had not yet achieved regulatory approval. The Company assesses the regulatory approval process and where the product stands in relation to that approval process including any known constraints or impediments to approval. The Company also considers the shelf life of the product in relation to the product timeline for approval. Sample inventory utilized for promoting the Company's products is expensed and included in selling, general and administrative ("SG&A") expenses when the sample units are distributed to the Company's sales representatives.

Property, Plant and Equipment  —  Property, plant and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation is provided using the straight-line method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives or lease terms, as follows:

Asset category	Depreciable life
Buildings	20 - 30 years
Leasehold improvements	Lesser of the useful life of the improvement or the terms of the underlying lease
Machinery	3 - 15 years
Furniture, fixtures and equipment	3 - 10 years
Computer hardware and software	3 - 12 years

Business Combinations  —  The Company accounts for its business combinations under the provisions of ASC Topic 805, Business Combinations ("ASC 805"), which requires that the purchase method of accounting be used for all business combinations. Assets acquired, and liabilities assumed, are recorded at the date of acquisition at their respective fair values. Amounts allocated to acquire in-process research and development ("IPR&D") are capitalized at the date of an acquisition and are not amortized. As products in development are approved for sale, amounts are allocated to product rights and licenses and amortized over

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

their estimated useful lives. Definite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings.

Purchases of developed products and licenses that are accounted for as an asset acquisition are capitalized as intangible assets and amortized over an estimated useful life. IPR&D assets acquired as part of an asset acquisition are expensed immediately if they have no alternative future uses. Transaction costs are capitalized and included as a component of the consideration transferred to acquire the group of assets.

Goodwill and Indefinite Lived Intangible Assets  —  Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. The Company is organized in one reporting unit and evaluates the goodwill for the Company as a whole. Goodwill is assessed for impairment on an annual basis as of October 1st of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under the authoritative guidance issued by the FASB, the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. The goodwill impairment test requires the Company to estimate the fair value of the reporting unit and to compare the fair value of the reporting unit with its carrying amount. If the fair value exceeds the carrying value, then no impairment is recognized. If the carrying value recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. The judgments made in determining the projected cash flows used to estimate the fair value can materially impact the Company's financial condition and results of operations. There was no impairment of goodwill for the years ended December 31, 2017 or 2016.

In-Process Research and Development ("IPR&D") intangible assets represent the value assigned to acquired Research & Development ("R&D") projects that principally represent rights to develop and sell a product that the Company has acquired which have not yet been completed or approved. These assets are subject to impairment testing until completion or abandonment of each project. Impairment testing requires the development of significant estimates and assumptions involving the determination of estimated net cash flows for each year for each project or product (including net revenues, cost of sales, R&D costs, selling and marketing costs and other costs which may be allocated), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset's life cycle, the potential regulatory and commercial success risks, and competitive trends impacting each asset and related cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk, market risk and regulatory risk. If

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

applicable, upon abandonment of the IPR&D product, the assets are reduced to zero. IPR&D is assessed for impairment on an annual basis as of October 1st of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. If the fair value of the IPR&D is less than its carrying amount, an impairment is recognized for the difference. The Company recognized impairment charges to IPR&D of $56,625,436 and $587,000 for the years ended December 31, 2017 and 2016, respectively (see Note 7).

Long-Lived Assets, Including Definite-Lived Intangible Assets  —  Intangible assets are stated at cost less accumulated amortization. Amortization is generally recorded on a straight-line basis or based on the expected pattern of cash flows over estimated useful lives ranging from 3 to 20 years. The Company periodically reviews the estimated useful lives of intangible assets and makes adjustments when events indicate that a shorter life is appropriate.

Long-lived assets, other than goodwill and other indefinite-lived intangibles, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets.

Factors that the Company considers in deciding when to perform an impairment review include significant changes in the Company's forecasted projections for the asset or asset group for reasons including, but not limited to, significant under-performance of a product in relation to expectations, significant changes, or planned changes in the Company's use of the assets, significant negative industry or economic trends, and new or competing products that enter the marketplace. The impairment test is based on a comparison of the undiscounted cash flows expected to be generated from the use of the asset group. If impairment is indicated, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset with the related impairment charge recognized within the statements of operations.

The Company recorded impairment charges of $15,894,843 and $20,887,837, in regard to definite-lived intangible assets for the years ended December 31, 2017 and 2016, respectively (see Note 7).

In-Process Research and Development  —  In-process research and development represent the fair value assigned to incomplete research projects that the Company acquires through business combinations or developed internally which, at that time, have not reached technological feasibility. Intangible assets associated with IPR&D projects are not amortized until regulatory approval is obtained and product is launched, subject to certain specified conditions and management judgment. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated. During the years ended December 31, 2017 and 2016, $264,100,000 and $25,200,000 of IPR&D was transferred to Product Rights as the products in development are approved for sale and placed into service (see Note 7). Such amounts will be amortized over their respectful estimated useful lives of 7 and 10 years. At that time an evaluation of fair value was performed immediately prior to such transfer.

Research and Development Costs  —  Research and development costs are expensed as incurred. These expenses include the costs of proprietary efforts, as well as costs incurred in connection with certain licensing arrangements. Upfront payments are recorded when incurred, and milestone payments are recorded when the specific milestone has been achieved.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Advertising  —  Advertising expense consists primarily of print media promotional materials. Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2017 and 2016 amounted to $2,650,540 and $4,554,243, respectively.

Income Taxes  —  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Where applicable, the Company records a valuation allowance to reduce any deferred tax assets that it determines will not be realizable in the future.

The Company recognizes the benefit of an uncertain tax position that it has taken or expects to take on income tax returns it files if such tax position is more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. These tax benefits are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

Share-based Compensation  —  The Company recognizes share-based compensation expense for all options and other arrangements within the scope of ASC 718, Stock Compensation, that are expected to vest. Share-based compensation expense is measured at the date of grant, based on the fair value of the award, and is recognized using the straight-line method over the employee's requisite service period. Compensation for share-based awards with vesting conditions other than service are recognized at the time that those conditions will be achieved.

Comprehensive income (loss)  —  Comprehensive income (loss) refers to revenues, expenses, gains and losses that under GAAP are included in comprehensive loss but are excluded from net loss as these amounts are recorded directly as an adjustment to partners' capital. The Company's other comprehensive loss is comprised of foreign currency translation adjustments.

Fair Value of Financial Instruments  —  The Company applies ASC 820, Fair Value Measurement ("ASC 820"), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company's principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity's own assumptions based on market data and the entity's judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short and long-term debt. The fair values of these financial instruments approximate book value because of the short maturity of these instruments.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

  Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

  Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

  Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The fair value of the Company's financial instruments carried at fair value at December 31, 2017 was $0 and were as follows at December 31, 2016:

	December 31, 2016	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description
Contingent consideration	$(10,317,604)	$—	$—	$(10,317,604)

Total liabilities	$(10,317,604)	$—	$—	$(10,317,604)

The following table provides a summary of changes in fair value of the Company's Level 3 financial instruments for the years ended December 31, 2016 and 2017:

Amount
Balance as of January 1, 2016	$9,619,157
Change in fair value of contingent consideration	698,447

Balance as of December 31, 2016	$10,317,604
Change in fair value of contingent consideration	182,396
Payment of contingent consideration	(10,500,000)

Balance as of December 31, 2017	$—

Basic and Diluted Loss per Unit  —  Basic and diluted net loss per unit is determined by dividing net loss by the weighted average common units outstanding during the period. For all periods presented, the units underlying the common unit options have been excluded from the calculation because their effect would be

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

anti-dilutive. Therefore, the weighted average units outstanding used to calculate both basic and diluted loss per unit are the same.

The following potentially dilutive securities have been excluded from the computations of diluted weighted average units outstanding as they would be anti-dilutive:

	2017	2016
Unit options to purchase units	74,200	75,000

Reclassifications and Corrections  —  Certain reclassifications have been made to the prior period financial statements to conform to the current period financial statement presentation. These reclassifications had no effect on net earnings or cash flows as previously reported. During the 2017 financial statement close, the Company identified certain errors related to presentation of revenue and the elimination of certain intercompany transactions for the 2016 consolidated financial statements. As a result of the correction, Total revenue and Cost of goods sold in the consolidated statement of operations and comprehensive loss were reduced by approximately $7,715,000. The error correction did not impact previously reported Gross profit, Operating loss or Net loss and did not affect cash flows or the Company's financial position.

Recently Adopted Accounting Standards

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. To simplify presentation in the balance sheet, the new guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent. As a result, each jurisdiction within the reporting group will now only have one net noncurrent deferred tax asset or liability. The guidance does not change the existing requirement that only permits offsetting within a jurisdiction, and companies are still prohibited from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. The guidance may be applied either prospectively or retrospectively by reclassifying the comparative balance sheets. For entities, other than public business entities, the amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, with early adoption permitted. The Company has elected to early adopt ASU 2015-17 during the year ended December 31, 2016.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business, which amends the current definition of a business. Under ASU 2017-01, to be considered a business, an acquisition would have to include an input and a substantive process that together significantly contributes to the ability to create outputs. ASU 2017-01 further states that when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. The new guidance also narrows the definition of the term "outputs" to be consistent with how it is described in Topic 606, Revenue from Contracts with Customers. The changes to the definition of a business will likely result in more acquisitions being accounted for as asset acquisitions. The guidance is effective for the annual period beginning after December 15, 2018, with early adoption permitted. In 2016, the Company elected to early adopt ASU 2017-01 and to apply it to any transaction which occurred prior to the issuance date that has not been reported in financial statements that have been issued or made available for issuance.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other, Simplifying the Accounting for Goodwill Impairment. ASU 2017-04 removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. This new guidance will be applied prospectively and is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company has elected to early adopt ASU 2017-04 and to apply it to its annual goodwill impairment test.

Recent Accounting Standards

The effective dates shown in the following pronouncements are private company effective dates, based on the Company's current status as a private company.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year and is now effective for annual reporting periods beginning after December 15, 2018. The Company has completed its initial impact assessment and has commenced an in-depth evaluation of the adoption impact, which involves review of selected revenue arrangements. Based on the Company's preliminary review, the Company believes that the timing and measurement of revenue for its customers will be similar to the Company's current revenue recognition. However, this view is preliminary and could change based on further analysis associated with the conversion and implementation phases of the Company's ASU 2014-09 project.

From March 2016 through December 2017, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606):Narrow-Scope Improvements and Practical Expedients, ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers and ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments. These amendments are intended to improve and clarify the implementation guidance of Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements of ASU No. 2014-09 and ASU No. 2015-14.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASU 2016-02"), which is effective for annual reporting periods beginning after December 15, 2019. Under ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis, and 2) a right-of-use asset, which is an asset that represents the

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

lessee's right to use, or control the use of, a specified asset for the lease term. The guidance is effective for the annual period beginning after December 15, 2019. The Company is currently evaluating the impact of the new accounting standard.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification of related amounts within the statement of cash flows. The amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any interim or annual period. The Company is currently evaluating the impact of the new accounting standard.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 eliminates the diversity in practice related to the classification of certain cash receipts and payments for debt prepayment or extinguishment costs, the maturing of a zero-coupon bond, the settlement of contingent liabilities arising from a business combination, proceeds from insurance settlements, distributions from certain equity method investees and beneficial interests obtained in a financial asset securitization. ASU 2016-15 designates the appropriate cash flow classification, including requirements to allocate certain components of these cash receipts and payments among operating, investing and financing activities. The guidance is effective for the Company for annual periods beginning after December 15, 2018, although early adoption is permitted. The Company is currently evaluating the impact of the new accounting standard.

In October of 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. ASU 2016-16 requires recognition of the current and deferred income tax effects of an intra-entity asset transfer, other than inventory, when the transfer occurs, as opposed to current GAAP, which requires companies to defer the income tax effects of intra-entity asset transfers until the asset has been sold to an outside party. The income tax effects of intra-entity inventory transfers will continue to be deferred until the inventory is sold. ASU 2016-16 is effective for annual periods beginning after December 15, 2018, with early adoption permitted. The standard is required to be adopted on a modified retrospective basis with a cumulative-effect adjustment recorded to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the impact of the new accounting standard.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220) — Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This standard allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act and requires certain disclosures about stranded tax effects. This standard will be effective for the Company for annual periods beginning after December 15, 2018 and should be applied either in the period of adoption or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of the new accounting standard.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 ("ASU 2018-05"). This standard amends Accounting Standards Codification 740, Income Taxes (ASC 740) to provide guidance on accounting for the tax effects of the Tax Cuts and Jobs Act (the Tax Act) pursuant to Staff Accounting Bulletin No. 118, which allows companies to complete the accounting under ASC 740 within a one-year measurement period from

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

the Tax Act enactment date. This standard is effective upon issuance. The Company is currently evaluating the impact of the new accounting standard.

Management has evaluated other recently issued accounting pronouncements and does not believe that they will have a significant impact on the consolidated financial statements and related disclosures.

Note 3. Business Combination and Other Strategic Investments

RevitaLid Asset Acquisition

On October 24, 2017, the Company entered into a stock purchase agreement with Nephron Pharmaceuticals Corporation, Point Guard Partners, LLC, VOOM LLC, Tom Riedhammer, Avery Family Trust, and Vision Quest Holdings, LLC (collectively, the "Sellers") to purchase the outstanding stock of RevitaLid, Inc. ("RevitaLid"). RevitaLid is the owner of RVL-1201, an ophthalmic product that treats blepharoptosis, or droopy eyelid, which had been licensed from VOOM LLC. Osmotica obtained all rights to the VOOM LLC License Agreement and will be undertaking future development and commercialization of RVL-1201, which includes conducting clinical trials and filing a new drug application with the Food and Drug Administration ("FDA").

The acquisition of RevitaLid included the license to intellectual property from VOOM LLC dated August 31, 2011 which contains future regulatory and sales milestone payments and royalties payable to VOOM LLC as well as a liability payable to Oculos Clinical Research and unpaid Seller transaction expenses.

The minimum purchase price for the transaction was $12,500,000 which was payable less the liability payable to Oculus Clinical Research less all Sellers' transaction expenses, plus an earn-out based on specified percentages of net sales once regulatory approval has been given regarding commercialization, the Company determined that the earn-out was not probable on October 24, 2017 or as of December 31, 2017.

The Company evaluated the acquisition of the RevitaLid assets under ASC 805, Business Combinations and ASU 2017-01 and concluded that as substantially all of the fair value of the gross assets acquired is concentrated in an identifiable group of similar assets, the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset acquisition. Accordingly, the purchase price of the RevitaLid assets, along with transaction costs of $681,952 were allocated over the relative fair value of the identified group of assets as follows:

In-process research and development	$12,500,000
Net deferred tax assets and liabilities	3,872,476

Total assets acquired	$16,372,476

The acquired IPR&D was deemed to have no alternative future uses, thus, pursuant to ASC 730, Research and Development, $16,372,476 was recorded as an expense after the acquisition date and included in Research and development expenses in the Consolidated Statements of Operations and Comprehensive Loss. The deferred tax liability of $5,566,642, a component of the net deferred tax assets and liabilities

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combination and Other Strategic Investments (Continued)

acquired, was subsequently removed and included as a component of the income tax benefit for the year ended December 31, 2017.

Omtryg Asset Acquisition

On September 8, 2016, Osmotica Kereskedelmi és Szolgáltató Korlátolt Felelõsségû Társaság (Hungary), a wholly-owned subsidiary of the Company entered into an asset purchase agreement with Trygg Pharma AS and its parent Trygg Pharma Group AS (collectively the "Seller") to acquire the rights and certain assets related to Omtryg, approved by the FDA to be sold and marketed as a pharmaceutical drug in the U.S. under a New Drug Application ("NDA").

The assets acquired included shares of Trygg Pharma, Inc., the Seller's beneficial ownership of the Omtryg NDA, the rights to active pharmaceutical ingredient ("API") inventory, certain vendor contracts (excluding any liabilities to vendors incurred prior to the close of the transaction), the Seller's beneficial ownership of acquired intellectual property rights, all data, information, materials, books and records to the extent used in or relating to the acquired business or the product, including all regulatory materials (collectively, the records); the Company also acquired a non-compete from the Seller for as long as the Company is commercializing Omtryg, not to exceed three years (collectively the "Trygg Assets"). Trygg Pharma, Inc. was changed to Trident Pharma, Inc. upon closing of the Omtryg asset acquisition.

The minimum purchase price for the Trygg Assets was $5,000,000; structured as follows:

  ▪
  $1,000,000 was due at the time of the deal closing; this amount is creditable against future API purchases (as discussed below),

  ▪
  $4,000,000 to be paid as the Company uses API in commercial production at a pre-established price per kilo (as discussed below),

  ▪
  Future API purchases are made at the pre-established price per kilo from Trygg Pharma AS, up to available API quantities. The Company has no obligation to purchase API from Trygg Pharma AS once the $4,000,000 obligation has been satisfied.

From any future sale of Omtryg, the Company shall pay to the Seller fifty percent (50%) of sales profits (the "Omtryg Sales Profit Payment"), subject to certain adjustments as outlined in the asset purchase agreement.

The Company evaluated the acquisition of the Trygg Assets under ASC 805, Business Combinations and ASU 2017-01 and concluded that as substantially all of the fair value of the gross assets acquired is concentrated in an identifiable group of similar assets, the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset acquisition. Accordingly, the purchase price of the Trygg Assets, along with transaction costs were allocated over the relative fair value of the identified group of assets as follows:

Inventory, net — raw material	$5,079,500
Intangibles assets — product rights	677,521

Total assets acquired	$5,757,021

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combination and Other Strategic Investments (Continued)

During the fourth quarter of 2016, the Company performed an evaluation of the carrying value of the Trygg Assets acquired based on changes in the U.S. regulatory environment and its impact on the commercial opportunity for Omtryg. The Company made a strategic decision not to introduce the product and accordingly has fully reserved the API inventory and wrote-off the intangible asset product rights, resulting in an inventory impairment of $5,079,500, which is included as a component of cost of goods sold and impairment of intangible assets of $677,521, which is included as a component of impairment of intangible assets on the accompanying Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2016. Trident Pharma, Inc. was dissolved on June 22, 2017, with no financial statement impact. The aforementioned asset was written off during the year ended December 31, 2017.

Acquisition of Venlafaxine Distribution Rights

On October 20, 2016, the Company entered into a transaction agreement with UCB, Inc. ("UCB") that closed on November 10, 2016. The transaction agreement terminated certain licensing, supply, and other contracts between the Company and UCB, which were acquired from Legacy Osmotica in connection with the Merger. Prior to this transaction, the Company recognized royalties on sales of Venlafaxine by UCB. In addition, the Company acquired the following assets, marketing and distribution rights to Venlafaxine, inventory of finished Venlafaxine, rights and title to certain marketing and advertising materials, and a two-year non-compete agreement from UCB with respect to the commercialization of a competing product.

The Company made a non-refundable payment to UCB of $115,531,828 which was comprised of $113,500,000 of debt under the existing CIT Bank Term Loan and existing cash for the rights acquired and the inventory (at cost), net of trade receivables. The transaction agreement with UCB provides for payments based on an inventory true-up, out of specification quantities, and short shelf life inventory, as defined in the transaction agreement. Furthermore, the transaction agreement required the Company to make non-refundable payments of $4,166,667 for each of the six months commencing with July 2017, and $2,500,000 for each of the three months commencing with January 2018 as long as there is no sale of a competing product. On May 2, 2017, the Company notified UCB of a competing product, and as a result such non refundable payments were not due and no liabilities were incurred by the Company.

The Company evaluated the acquisition of the Venlafaxine Distribution Rights under ASC 805, Business Combinations and ASU 2017-01 and concluded that as substantially all of the fair value of the gross assets acquired is concentrated in an identifiable group of similar assets, the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset acquisition. Accordingly, the purchase price of the Venlafaxine Distribution Rights, along with transaction costs were allocated over the relative fair value of the identified group of assets as follows:

Intangible assets — distribution rights	$93,683,377
Inventory, net — raw materials	728,695
Inventory, net — finished goods	22,251,523
Less: monies owed for trade receivables	(1,131,767)

Total assets acquired	$115,531,828

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combination and Other Strategic Investments (Continued)

Legacy Osmotica Business Combination

On December 3, 2015, Vertical/Trigen and its members entered into a definitive agreement (the "Merger Agreement") with Legacy Osmotica to pursue a fifty-fifty partnership (the "Merger"). Vertical/Trigen acquired Legacy Osmotica for $645,000,000. To effect this acquisition, a new company was formed and issued units to each entity. On February 3, 2016, the Merger was completed (the "Merger date"). The Company became jointly owned by the members of Vertical/Trigen and the shareholders of Legacy Osmotica. Pursuant to the Merger Agreement, Osmotica Holdings S.C.S.P., a limited partnership ("Parent" or "Merger Co.") was formed of which the Company is a wholly-owned subsidiary. The Vertical/Trigen members contributed their equity interests, valued at $200,000,000 and approximately $120,000,000 in cash to Merger Co. in exchange for Merger Co. equity. Legacy Osmotica shareholders contributed their shares to Merger Co., in exchange for Merger Co. equity and a cash distribution of $325,000,000, which was funded by the Company through $185,000,000 of new debt, the $120,000,000 of contributed new capital and existing cash. The cash payment was used to settle a note payable that Legacy Osmotica had taken immediately prior to the transaction in order to adjust the contributed equity value of Legacy Osmotica to $320,000,000. At the time of the Merger, as discussed further in Note 11, the Vertical/Trigen incentive units per the Vertical/Trigen Holdings, LLC Incentive Plan were accelerated and contributed to Merger Co. Pursuant to the Merger Agreement, Vertical/Trigen was deemed to be the accounting acquirer, as amongst other indicators, Legacy Osmotica was engaged in a sales process when approached by Vertical/Trigen, the former Vertical/Trigen executive team stayed on as executive team of the Company and the shareholders of Legacy Osmotica received a significant distribution in connection with the Merger.

The Merger is being accounted for as a business combination in accordance with ASC 805 whereby the total purchase consideration was allocated to tangible and intangible assets acquired and liabilities assumed based on their respective estimated fair values. The acquisition method of accounting uses the fair value concept defined in ASC 820. ASC 805 requires, among other things, that most assets acquired, and liabilities assumed in a business purchase combination be recognized at their fair values as of the acquisition date and that the fair value of acquired. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, and timing. The Company's allocation of the purchase price in connection with the merger was calculated as follows:

Legacy Osmotica — contributed equity	$320,000,000
Cash	325,000,000

Purchase price	$645,000,000

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combination and Other Strategic Investments (Continued)

The consideration transferred from the Merger was allocated across the net assets of Legacy Osmotica as follows:

Description	Fair value (restated)
Cash and cash equivalents	$4,000,000
Trade accounts receivable	13,584,613
Inventories	834,365
Prepaid expenses and other current assets	420,344
Property, plant and equipment	15,337,116
Tradenames	11,585,000
Developed technology	146,900,000
IPR&D	431,200,000
Goodwill	142,812,809
Deferred tax assets	11,709,435
Other non-current assets	1,283,454
Trade accounts payable	(21,259,047)
Accrued liabilities	(1,066,684)
Income taxes	(5,630,594)
Long-term portion of obligation under capital leases	(683,990)
Due to affiliates	(6,261,945)
Deferred tax liabilities	(99,764,876)

$645,000,000

The IPR&D net assets referenced above comprised the following:

	Development Phase
IPR&D Asset Acquired	At Acquisition	At December 31, 2017	Fair Value at Acquisition
Methylphenidate ER	ANDA Filed	Approved	$264,100,000
Hydromorphone ER	ANDA Filed	Approved	25,200,000
Ontinua ER	Phase III	Phase III	87,100,000
Osmolex ER	Phase III	Phase III(1)	28,600,000
Other Acquired IPR&D	Various	Formulation	26,200,000

Total			$431,200,000

(1)
Osmolex ER was approved by the FDA on February 16, 2018.

Goodwill of $142,812,809 arising from the Merger consisted largely of value of the employee workforce, and the expected value of products to be developed in the future. None of the goodwill recognized pursuant to the Merger is currently expected to be deductible for income tax purposes. Total acquisition costs for the Merger incurred during the years ended December 31, 2016 and 2015, were $8,397,822 and $4,276,956, respectively, and recorded as a component of acquisition-related costs on the accompanying

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combination and Other Strategic Investments (Continued)

Consolidated Statements of Operations and Comprehensive Loss. In addition, Valkyrie Group Holdings Inc. (formed in 2013) became a member of the consolidated group of companies at the time of the Merger in 2016. At the time, Valkyrie had a deferred tax asset of $6,954,751 related to its investment in Vertical/Trigen, which was included as contributed capital in the members' equity at the time of the Merger (see consolidated statements of changes in partners' capital).

The operating results of the acquired business has been included in the Company's Consolidated Statements of Operations and Comprehensive Loss since the Merger date. The revenues of the acquired business for the year 2016 from the Merger date was $41,075,810 and the net loss was $55,270,252.

Note 4. Accounts Receivable, Sales and Allowances

The nature of the Company's business inherently involves, in the ordinary course, significant amounts and substantial volumes of transactions and estimates relating to allowances for product returns, chargebacks, rebates, doubtful accounts and discounts given to customers. This is typical of the pharmaceutical industry and not necessarily specific to the Company. Depending on the product, the end-user customer, the specific terms of national supply contracts and the particular arrangements with the Company's wholesale customers, certain rebates, chargebacks and other credits are deducted from the Company's accounts receivable. The process of claiming these deductions depends on wholesalers reporting to the Company the amount of deductions that were earned under the terms of the respective agreement with the end-user customer (which in turn depends on the specific end-user customer, each having its own pricing arrangement, which entitles it to a particular deduction). This process can lead to partial payments against outstanding invoices as the wholesalers take the claimed deductions at the time of payment.

Accounts receivable result primarily from sales of pharmaceutical products, amounts due under revenue sharing, license and royalty arrangements, which inherently involves, in the ordinary course of business, estimates relating to allowances for product returns, chargebacks, rebates, doubtful accounts and discounts given to customers. Credit is extended based on the customer's financial condition, and, generally, collateral is not required. The Company ages its accounts receivable using the corresponding sale date of the transaction and considers accounts past due based on terms agreed upon in the transaction, which is generally thirty to sixty days for branded and generic sales, depending on the customer and the products purchased.

With the exception of the provision for doubtful accounts, which is reflected as part of selling, general and administrative expense, the provisions for the following customer reserves are reflected as a reduction of revenues in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Accounts Receivable, Sales and Allowances (Continued)

Trade accounts receivable, net consists of the following:

	December 31,
	2017	2016
Gross trade accounts receivable
Trade accounts receivable	$110,592,198	$101,528,560
Royalty accounts receivable	4,002,272	4,772,429
Other receivable	184,808	843,750
Less reserves for:
Chargebacks	(32,342,377)	(24,311,153)
Commercial rebates	(39,233,419)	(30,552,734)
Discounts and allowances	(3,484,587)	(3,631,326)
Doubtful accounts	(2,080,938)	(4,910,478)

Total trade accounts receivable, net	$37,637,957	$43,739,048

For the years ended December 31, 2017 and 2016, the Company recorded the following adjustments to gross product sales:

	Years ended December 31,
	2017	2016
Gross product sales	$646,701,628	$660,785,296
Less provisions for:
Chargebacks	(202,366,801)	(332,075,499)
Government rebates	(26,007,632)	(9,956,927)
Commercial rebates	(134,525,716)	(115,933,668)
Product returns	(26,299,811)	(9,235,710)
Discounts and allowances	(15,387,024)	(18,162,194)
Advertising and promotions	(4,443,466)	(4,899,128)

Net product sales	$237,671,178	$170,522,170

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Accounts Receivable, Sales and Allowances (Continued)

The annual activity in the Company's allowance for customer deductions against trade accounts receivable for the years ended December 31, 2017 and 2016, is as follows:

	Chargebacks	Commercial Rebates	Discounts and Allowances	Doubtful Accounts	Total
Balance at January 1, 2016	$58,723,920	$29,417,482	$4,689,636	$1,690,657	$94,521,695
Provision	332,075,499	115,933,668	18,162,194	4,068,812	470,240,173
Charges processed	(366,301,094)	(114,779,360)	(19,220,504)	(848,991)	(501,149,949)
Reclassification to accrued expense	(187,172)	(19,056)	—	—	(206,228)

Balance at December 31, 2016	24,311,153	30,552,734	3,631,326	4,910,478	63,405,691
Provision	202,366,801	134,525,716	15,387,024	832,388	353,111,929
Charges processed	(194,335,577)	(125,845,031)	(15,533,763)	(3,661,928)	(339,376,299)

Balance at December 31, 2017	$32,342,377	$39,233,419	$3,484,587	$2,080,938	$77,141,321

The annual activity in the Company's accrued liabilities for customer deductions by account for the years ended December 31, 2017 and 2016, is as follows:

	Product Returns	Government Rebates	Total
Balance at January 1, 2016	$26,863,173	$6,555,900	$33,419,073
Provision	9,235,710	9,956,927	19,192,637
Charges processed	(5,758,134)	(10,027,078)	(15,785,212)

Balance at December 31, 2016	30,340,749	6,485,749	36,826,498
Provision	26,299,811	26,007,632	52,307,443
Charges processed	(13,341,236)	(18,341,667)	(31,682,903)

Balance at December 31, 2017	$43,299,324	$14,151,714	$57,451,038

Provisions and utilizations of provisions activity in the current period which relate to the prior period revenues are not provided because to do so would be impracticable. The Company's current systems and processes do not capture the chargeback and rebate settlements by the period in which the original sales transaction was recorded. Chargeback, rebate claims and certain other gross to net items are not submitted by customers with sufficient details to link the accrual recorded at the point of sale with the settlement of the accrual. As a result, the Company is unable to reasonably determine the dollar amount of the change in estimate in its gross to net reporting reflected in its results of operations for each period presented, and, those changes could be significant. However, the Company uses a combination of factors and applications to estimate the dollar amount of reserves for chargebacks and rebates at each month end. The Company regularly monitors the reserves based on an analysis of the Company's product sales and most recent claims, wholesaler inventory, current pricing, and anticipated future pricing changes. If amounts are

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Accounts Receivable, Sales and Allowances (Continued)

different from the estimate due to changes from estimated rates, accrual rate adjustments are considered prospectively when determining provisions in accordance with authoritative GAAP.

Note 5. Inventories

The components of inventories, net of allowances, are as follows:

	December 31,
	2017	2016
Finished goods	$10,467,243	$13,391,988
Work in process	789,413	2,420,217
Raw materials and supplies	5,690,214	4,026,784

	$16,946,870	$19,838,989

The Company maintains an allowance for excess and obsolete inventory, as well as inventory where its cost is in excess of its net realizable value. The activity in the allowance for excess and obsolete inventory account for the years ended December 31, 2017 and 2016, was as follows:

	Years ended December 31,
	2017	2016
Balance at beginning of year	$7,754,596	$843,615
Provision	9,183,372	2,684,768
Additions from asset acquisition	—	5,084,110
Charges processed	(13,871,348)	(857,897)

Balance at end of year	$3,066,620	$7,754,596

Subsequent to the issuance of the 2016 consolidated financial statements, the Company determined that a reclassification was required to correct disclosure of the components of the allowance for excess and obsolete inventory. These reclassifications had no effect on net earnings, cash flows or the Company's financial position as previously reported.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Property, Plant and Equipment, Net

Property, plant and equipment consist of the following:

	December 31,
	2017	2016
Land	$2,120,000	$2,120,000
Buildings	11,363,109	4,139,929
Leasehold improvements	2,095,784	2,014,883
Machinery	11,495,856	5,834,710
Furniture, fixtures and equipment	266,314	198,288
Computer, hardware and software	5,838,823	2,844,529

	33,179,886	17,152,339
Accumulated depreciation	(5,852,660)	(2,327,465)

	27,327,226	14,824,874
Construction in progress	4,082,907	12,905,526

	$31,410,133	$27,730,400

Depreciation expense was $3,069,223 and $2,115,103 for the years ended December 31, 2017 and 2016, respectively. There is approximately $3,902,000 of remaining construction in progress expenses to substantially complete the project.

Subsequent to the issuance of the 2016 consolidated financial statements, the Company determined that a reclassification was required to correct the classification of the components of property, plant, and equipment to conform with the current period financial statement presentation. These reclassifications had no effect on net earnings, cash flows or the Company's financial position as previously reported.

Note 7. Goodwill and Other Intangible Assets

Changes in goodwill during the years ended December 31, 2017 and 2016 were as follows:

Goodwill (restated)
December 31, 2015	$10,383,142
Acquisitions and other adjustments	142,432,574

December 31, 2016	152,815,716

December 31, 2017	$152,815,716

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Goodwill and Other Intangible Assets (Continued)

The following table sets forth the major categories of the Company's intangible assets and the weighted-average remaining amortization period as of December 31, 2017 and 2016, for those assets that are not already fully amortized:

	December 31, 2017
	Gross Carrying Amount (restated)	Accumulated Amortization	Reclassifications (restated)	Impairment	Net Carrying Amount (restated)	Weighted Average Remaining Amortization Period (Years)
Distribution Rights	$98,433,377	$(9,890,282)	$—	$—	$88,543,095	13.0
Product Rights	69,558,325	(49,902,094)	264,100,000	(7,128,176)	276,628,055	5.4
Tradenames	13,485,000	(1,623,368)		—	11,861,632	17.1
Developed Technology	146,900,000	(21,077,405)	—	(8,766,667)	117,055,928	13.1
IPR&D	412,025,436	—	(264,100,000)	(56,625,436)	91,300,000	Indefinite Lived

	$740,402,138	$(82,493,149)	$—	$(72,520,279)	$585,388,710

(A)
The gross carrying amount and accumulated amortization in the table above is inclusive of $3,786,772 of accumulated amortization for assets that have been fully impaired in 2017.

	December 31, 2016
	Gross Carrying Amount (restated)	Accumulated Amortization	Reclassifications	Impairment	Net Carrying Amount (restated)	Weighted Average Remaining Amortization Period (Years) (restated)
Distribution Rights	$98,433,377	$(2,692,271)	$—	$—	$95,741,106	13.7
Product Rights	65,246,162	(25,466,351)	25,200,000	(20,887,837)	44,091,974	5.1
Tradenames	13,485,000	(725,637)	—	—	12,759,363	18.1
Developed Technology	146,900,000	(10,227,967)	—	—	136,672,033	12.8
IPR&D	437,812,436	—	(25,200,000)	(587,000)	412,025,436	Indefinite Lived

	$761,876,975	$(39,112,226)	$—	$(21,474,837)	$701,289,912

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Goodwill and Other Intangible Assets (Continued)

Changes in intangible assets during the years ended December 31, 2017 and 2016, were as follows:

	Distribution Rights	Product Rights	Tradenames (restated)	Developed Technology	IPR&D	Total (restated)
January 1, 2016	$1,568,332	$48,368,120	$1,640,196	$—	$6,612,436	$58,189, 084
Additions	2,000,000	—	—	—	—	2,000,000
Acquisition of Venlafaxine Distribution Rights	93,683,377	—	—	—	—	93,683,377
Omtryg Asset Acquisition	—	677,521	—	—	—	677,521
Osmotica Holdings Corp Limited Merger	—	—	11,585,000	146,900,000	431,200,000	589,685,000
Amortization	(1,510,603)	(9,265,830)	(465,833)	(10,227,967)	—	(21,470,233)
Impairments	—	(20,887,837)	—	—	(587,000)	(21,474,837)
Reclassifications(A)	—	25,200,000	—	—	(25,200,000)	—

December 31, 2016	95,741,106	44,091,974	12,759,363	136,672,033	412,025,436	701,289,912
Acquisitions	—	—	—	—	16,372,476	16,372,476
Amortization	(7,198,011)	(24,435,743)	(897,731)	(10,849,438)	—	(43,380,923)
Impairments	—	(7,128,176)	—	(8,766,667)	(56,625,436)	(72,520,279)
Reclassifications(B)	—	264,100,000	—	—	(264,100,000)	—
Expensed(C)	—	—	—	—	(16,372,476)	(16,372,476)

December 31, 2017	$88,543,095	$276,628,055	$11,861,632	$117,055,928	$91,300,000	$585,388,710

(A)
IPR&D related to the hydromorphone ER asset group was reclassified to Product Rights at the time the product was launched. The amount was be amortized on a straight-line basis over the estimated useful life of 10 years; however, as a result of impairments in 2017 and 2016, the net book value was $0 as of December 31, 2017.

(B)
IPR&D related to the methylphenidate ER asset group was reclassified to Product Rights at the time the product was launched. The amount will be amortized over the estimated useful life of 7 years which was determined to be the period in which the Product Rights are expected to contribute to cash flow. The amount will be amortized on an accelerated method based on estimated pattern of cash flows.

(C)
The amount acquired for IPR&D in the RevitaLid Asset Acquisition was deemed to have no alternative future uses, thus the full amount was expensed (see Note 3).

The Company tests goodwill and indefinite-lived intangible assets for impairment annually on October 1st, or more frequently whenever events or changes in circumstances indicate that the asset might be impaired.

As part of the Company's goodwill and intangible asset impairment assessments and when IPR&D assets are put into service, the Company estimates the fair values of the reporting unit and intangible assets using an income approach that utilizes a discounted cash flow model, or, where appropriate, a market approach. The discounted cash flow models are dependent upon our estimates of future cash flows and other factors. These estimates of future cash flows involve assumptions concerning (i) future operating performance, including future sales, long-term growth rates, operating margins, variations in the amounts, allocation and timing of cash flows and the probability of achieving the estimated cash flows and (ii) future economic conditions. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The discount rates applied to the estimated cash flows for the Company's October 1, 2017 and 2016 annual goodwill and indefinite-lived intangible assets impairment test ranged from 9.0% to 8.5%, respectively, depending on the overall risk associated with the particular assets and other market factors. The Company believes the discount rates and other inputs and assumptions are consistent with those that a market participant would use. Impairment charges

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Goodwill and Other Intangible Assets (Continued)

resulting from annual or interim goodwill and intangible asset impairment assessments, if any, are recorded to Impairment of intangible assets in the Consolidated Statements of Operations and Comprehensive Loss.

During the fourth quarter of 2016, the Company launched a controlled substance product which treats moderate to severe pain. Due to the competitive nature of the market, it was determined that the undiscounted cash flows for one of its product rights was below its carrying value. Accordingly, the Company estimated the present value of the product's future cash flows which resulted in a $17,400,000 impairment expense.

During 2014, the Company acquired the rights to a women's prenatal vitamin to market, sell and distribute the product. During 2015, the Company failed to meet release testing specifications. The Company was unable to remedy the issue in 2016 and accordingly discontinued the product in 2016 resulting in an impairment of product rights of the remaining value of $2,810,316 at December 31, 2016.

During the fourth quarter of 2016, the Company performed an evaluation of the carrying value of the Trygg Assets acquired based on changes in the U.S. regulatory environment and its impact on the commercial opportunity for Omtryg. The Company made a strategic decision not to introduce the product and accordingly wrote-off the intangible asset product rights, resulting in an impairment of intangible assets of $677,521 at December 31, 2016.

During the fourth quarter of 2017, the Company performed an evaluation of the carrying value of the intangible assets acquired. After completing the valuations, the Company realized the net present value of the intangible assets had decreased below the net book value and thus impaired the intangible assets. Product Rights, Developed Technologies, and IPR&D had been impaired by $7,128,176, $8,766,667, and $56,625,436 respectively due to lower than expected cash flows and, in the case of IPR&D, delays in the anticipated timing of development.

Amortization expense was $43,380,923 and $21,470,233 for the years ended December 31, 2017 and 2016, respectively.

The amortization expense of acquired intangible assets for each of the following five years are expected to be as follows:

Years ending December 31,	Amortization Expense
2018	$73,711,983
2019	72,725,102
2020	72,345,003
2021	71,924,021
2022	67,426,944
Thereafter	135,955,657

$494,088,710

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2017	2016
Accrued product returns	$43,299,324	$30,340,749
Accrued chargebacks	—	187,172
Accrued royalties	12,325,232	11,506,866
Accrued commercial rebates	—	19,056
Accrued compensation	6,342,731	6,015,808
Accrued government rebates	14,151,714	6,485,749
Accrued expenses and other liabilities	5,153,356	9,441,735
Customer coupons	425,911	509,206
Deferred revenue	228,122	201,361

	$81,926,390	$64,707,702

In the ordinary course of business, the Company enters into contractual agreements with wholesalers pursuant to which the wholesalers distribute sales of Company products to customers and provide sales data to the Company. In return the wholesalers charge the Company a fee for services and other customary rebates and chargebacks based on distribution sales of Company products through the wholesalers and downstream customers.

Note 9. Financing Arrangements

The composition of the Company's debt and financing obligations is as follows:

	December 31,
	2017	2016
CIT Bank, N.A. Term Loan, net of deferred financing costs of $6,894,816 and $8,640,721 as of December 31, 2017 and 2016, respectively	$320,605,185	$265,115,607
CIT Bank, N.A. Revolving Facility	—	—
Newstone Capital Partners, LLLC Subordinated Note, net of deferred financing costs of $0 and $1,309,341 as of December 31, 2017 and 2016, respectively	—	38,690,659
Promissory Notes	—	25,000,000
Leasehold Improvement Note	—	23,577

	320,605,185	328,829,843
Less current portion	(6,655,604)	(5,169,134)

Long-term debt	$313,949,581	$323,660,709

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Financing Arrangements (Continued)

Term Loan

Concurrent with the closing of the Company's acquisition of Osmotica Holdings Corp Limited, the Company entered into a $160,000,000 Term Loan (the "Term Loan") pursuant to a Credit Agreement dated February 3, 2016 (the "Term Loan Agreement") between the Company as borrower, certain other lenders and CIT Bank, N.A. ("CIT Bank") acting as administrative agent. The Term Loan is secured by certain assets of the Company, excluding certain intangibles and foreign property.

The Term Loan Agreement required quarterly principal repayments equal to 0.625% of the initial aggregate Term Loan amount beginning on the last day of the first full fiscal quarter following the closing of the Term Loan Agreement, with final payment of the remaining principal balance due at maturity six years from the date of closing of the Term Loan Agreement. At the Company's election, interest accrues on a Prime Rate/Federal Funds Effective Rate ("ABR Loan") or an LIBOR ("LIBOR Loan") rate, plus a margin of 4.00% for ABR Loan, and 5.00% for LIBOR Loan. As of December 31, 2016, this rate was 6.00%.

For the year ended December 31, 2016, the Company incurred debt issuance costs associated with the Term Loan Agreement in the amount of $5,734,332, which were deferred and are amortized over the length of the Term Loan using the effective interest method.

On November 10, 2016, the Company amended the Term Loan Agreement (the "Amended Term Loan Agreement") in conjunction with the reacquisition of Venlafaxine distribution rights. Pursuant to the Amended Term Loan Agreement, CIT Bank and certain other lenders agreed to make available to the Company, an Incremental Term Loan in the aggregate principal amount of $117,500,000, which was added to the Term Loan; there were no other modifications to the Term Loan Agreement.

The Company accounted for the Amended Term Loan Agreement as a modification of debt in accordance with ASC 470-50, Debt — Modifications and Extinguishments. In accordance with modification guidance detailed in ASC 470-50, lender fees incurred in the amount of $4,000,000 were deferred and are amortized over the length of the Term Loan using the effective interest rate method. In addition, the Company incurred third party fees associated with the Amended Term Loan Agreement in the amount of $398,558, which were expensed as professional fees in accordance with modification guidance and included in selling, general and administrative expense during the year ended December 31, 2016.

On April 28, 2017, the Company amended the Amended Term Loan Agreement (the "Second Amended Term Loan Agreement"), in which the due date of the Company's annual financial statements was modified for the first fiscal year after the closing of the Second Amended Term Loan Agreement.

Furthermore, on December 21, 2017, the Company amended the Second Amended Term Loan Agreement (the "Third Amended Term Loan Agreement"). Pursuant to the Third Amended Term Loan Agreement, CIT Bank and certain other lenders agreed to increase the principal amount of the Term Loan to an aggregate principal amount of $327,500,000. Of the aggregate principal amount, $277,500,000 will be designated as the Term A Loan and $50,000,000 will be designated as the Term B Loan.

The Third Amended Term Loan Agreement requires quarterly principal repayments to 0.6925% of the original principal amount of the Term A Loan and in the case of the Term B Loan 0.25% of the original principal amount of the Term B Loan, with final payment of the remaining principal balance due at maturity five years from the date of closing of the Third Amended Term Loan Agreement.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Financing Arrangements (Continued)

At the Company's election, for the Term A Loan, interest accrues on a Prime Rate/Federal Funds Effective Rate ("ABR Loan") or an LIBOR ("LIBOR Loan") rate in which the applicable rate per annum set forth below under the caption "ABR Spread" or "LIBOR Rate Spread," based upon the Total Leverage Ratio (as defined in the Third Amended Term Loan Agreement) as of last day of the most recently ended fiscal quarter is as follows:

Total Leverage Ratio	LIBOR Rate Spread	ABR Spread
Category 1
Greater than 2.00 to 1.00	3.75%	2.75%
Category 2
Equal to or less than 2.00 to 1.00	3.25%	2.25%

For Term B Loan, interest accrues with respect to any ABR Loan, 3.25% per annum, and with respect to any LIBOR Rate Loan, 4.25% per annum. As of December 31, 2017, the interest rate was 5.25% for Term A Loan and 5.75% for Term B Loan.

The Company accounted for the Third Amended Term Loan Agreement as a modification of debt in accordance with ASC 470-50, Debt — Modifications and Extinguishments. In accordance with modification guidance detailed in ASC 470-50, lender fees incurred in the amount of $3,126,000 were deferred and are amortized over the length of the Term Loan using the effective interest rate method. In addition, deferred financing fees and a prepayment premium in the total amount of $4,981,624 were charged to other non-operating (loss)/income, net during the year ended December 31, 2017, as certain previous lenders did not participate in the Third Amended Term Loan. In addition, the Company incurred third party fees associated with the Third Amended Term Loan Agreement in the amount of $389,234, which were expensed as professional fees in accordance with modification guidance and included in selling, general and administration expense during the year ended December 31, 2017.

The Third Amended Term Loan Agreement contains covenants that require the Company to deliver quarterly and annual financial statements along with certain supplementary financial information and schedules and ratios. The Third Amended Term Loan Agreement also contains covenants that limit the ability of the Company to, among other things: incur additional indebtedness; incur liens; make investments; make payments on indebtedness; dispose of assets; enter into merger transactions; and make distributions. In addition, the Company shall not permit the total leverage ratio to be greater than 4.75:1.00 until March 31, 2020 at which time the total leverage ratio remains constant at a required 4.50:1.00. The total leverage ratio is the ratio, as of any date of determination, of (a) consolidated total debt, net of unrestricted cash and cash equivalents as of such date to (b) consolidated adjusted earnings before income taxes, depreciation and amortization ("Consolidated EBITDA") for the test period then most recently ended for which financial statements have been delivered. Also, the Company will not permit the fixed charge coverage ratio to fall below 1.25:1.00 beginning on March 31, 2018 through the final maturity date. The fixed charge coverage ratio, as of the date of determination, is the ratio of (x) Consolidated EBITDA net of capital expenditures and cash taxes paid to (y) interest payments, scheduled principal payments, restricted payments and management fees paid to related parties. The Company obtained a waiver from CIT Bank in

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Financing Arrangements (Continued)

regard to its non-compliance of its covenant to deliver annual financial statements by April 2, 2018. The Company did not incur a waiver fee as a condition to the waiver. The Company was in compliance with all covenants of the Third Amended Term Loan Agreement as of December 31, 2017.

Revolving Facility

Concurrent with the closing of the Company's acquisition of Osmotica Holdings Corp Limited, the Company entered into a Revolving Facility in an aggregate amount of $30,000,000 (the "Revolving Facility") pursuant to a Credit Agreement dated February 3, 2016 between the Company as borrower, certain other lenders and CIT Bank, N.A. ("CIT Bank") acting as administrative agent, as discussed above. The Company incurred closing costs associated with the Revolving Facility in the amount of $1,075,187, which were deferred and amortized over the length of the Revolving Facility on a straight-line basis during the year ended during the year ended December 31, 2016.

On December 21, 2017, the Company amended the Revolving Facility (the "Amended Revolving Facility"). Pursuant to the Amended Revolving Facility, CIT Bank and certain other lenders agreed to increase the revolving credit commitments up to $50,000,000. The Company accounted for the Amended Revolving Facility as a modification of debt in accordance with ASC 470-50, Debt — Modifications and Extinguishments and ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line of Credit Arrangements. Lender fees incurred in the amount of $437,500 were deferred and are amortized over the length of the Amended Revolving Facility on a straight-line basis.

The total amount available under the Revolving Facility includes a Swingline Loan and Letter of Credit subfacility, respectively, in an aggregate principal amount at any time outstanding not to exceed the lesser of (x) in the case of each of the Swingline Loan and Letter of Credit, $5,000,000 and (y) the total revolving commitment, based on certain terms and conditions of the Credit Agreement.

The Company will be required to repay the Revolving Facility upon its expiration five years from issuance, subject to permitted extension, and will pay interest on the outstanding balance monthly based, at the Company's election, on an adjusted prime/federal funds rate ("ABR") or an adjusted LIBOR ("LIBOR"), in which the applicable rate per annum set forth below under the caption "ABR Spread" or "LIBOR Rate Spread," based upon the Total Leverage Ratio (as defined in the Credit Agreement) as of last day of the most recently ended fiscal quarter is as follows:

Total Leverage Ratio	LIBOR Rate Spread	ABR Spread
Category 1
Greater than 2.00 to 1.00	3.75%	2.75%
Category 2
Equal to or less than 2.00 to 1.00	3.25%	2.25%

At December 31, 2016 and 2017, there were no outstanding borrowings or outstanding letters of credit. Availability under the Revolving Facility as of December 31, 2017, was $50,000,000.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Financing Arrangements (Continued)

Subordinated Note

Concurrent with the closing of the Company's acquisition of Osmotica Holdings Corp Limited, the Company entered into a $40,000,000 Subordinated Note Purchase Agreement (the "Subordinated Note") between the Company as borrower and Newstone Capital Partners, LLC. Interest on the outstanding principal balance of the Subordinated Note accrues, at the Company's election, at a rate equal to ABR plus a margin of 9.00% or LIBOR plus a margin of 10.00%. As of December 31, 2016, the effective interest rate on the Subordinated note was 11.00%. The Subordinated Note was to mature on February 3, 2023. As part of the Third Amended Term Loan Agreement, the Subordinated Note was paid in full including associated accrued interest. $1,159,557 and $800,000 of deferred financing and prepayment costs, respectively, associated with the Subordinated Note was expensed in accordance with ASC 470-50, Debt — Modifications and Extinguishments and included in the total amount of $4,981,624 as a component of other non-operating (loss) income, net on the accompanying Consolidated Statement of Operations and Comprehensive Loss.

Promissory Notes

Concurrent with the closing of the Company's acquisition of Osmotica Holdings Corp Limited, the Company entered into four promissory note agreements (collectively the "PIK Notes") for total proceeds of $25,000,000. The PIK Notes are identical to each other with exception for the Lender (as identified below) and principal sum. Interest accrued on a daily basis at a rate equal to 18% per annum on the unpaid principal balance of the PIK Notes outstanding. The lenders and principal sum of the PIK Notes are below:

Lender	Principal Sum
Altchem Limited (Cyprus)	$12,500,000
ACP III AIV, L.P.	7,661,834
ACP Holdco (Offshore), L.P.	4,272,166
Newstone Capital Partners II, L.P.	566,000

$25,000,000

As part of the Third Amended Term Loan Agreement, the PIK Notes were paid in full including associated accrued in-kind interest that had been accrued and capitalized in a total amount of $9,321,500.

Leasehold Improvement Note

During 2013, the Company entered into a note to finance a portion of its leasehold improvements (the "Leasehold Improvement Note"). The Leasehold Improvement Note has a fixed interest rate of 6.54% and the Company is required to make forty-eight (48) equal monthly installments of $2,691, which includes principal and interest. As of December 31, 2017, and 2016, the Company had $0 and $23,577 outstanding on the Leasehold Improvement Note.

BMO Harris Bank N.A. Line of Credit

During 2013, the Company entered into a line of credit with BMO Harris Bank N.A. (the "BMO Line of Credit") of $10,000,000 with a variable interest rate (the greater of Prime Rate plus 1.0% or LIBOR plus 3.75%). The BMO Line of Credit was terminated on February 2, 2016. The BMO Line of Credit was due upon demand, provided that the borrower had thirty days to honor such demand for payment. The lender, BMO Harris Bank N.A., required a fund guaranty from a majority interest owner as a condition to close the line of credit.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Financing Arrangements (Continued)

As of December 31, 2017 and 2016, the aggregate fair value of the Company's debt and financing obligations approximate their carrying values.

Aggregated cumulative maturities of long-term obligations (including the incremental and existing Term Loan and the Revolving Facility), excluding deferred financing costs, as of December 31, 2017 are:

Years ending December 31,	Maturities of Long-term Obligations
2018	$8,186,750
2019	8,186,750
2020	8,186,750
2021	8,186,750
2022	294,753,000

$327,500,000

Note 10. Concentrations and Credit Risk

In the years ended December 31, 2017 and 2016, a significant portion of the Company's gross product sales reported were through three customers, and a significant portion of the Company's accounts receivable as of December 31, 2017 and 2016 were due from these customers as well. The following table sets forth the percentage of the Company's gross sales and accounts receivable attributable to these customers for the periods indicated:

	Year ended December 31, 2017		Year ended December 31, 2016
	Gross Product Sales	Gross Accounts Receivable	Gross Product Sales	Gross Accounts Receivable
Customer 1	23%	7%	68%	49%
Customer 2	32%	29%	15%	28%
Customer 3	37%	57%	6%	8%

Combined Total	92%	93%	89%	85%

Purchasing

Three suppliers accounted for more than 91% of the Company's purchases of raw materials manufactured by the Company for the year ended December 31, 2017.

Three suppliers accounted for more than 91% of the Company's purchases of raw materials manufactured by the Company for the year ended December 31, 2016.

The Company purchases various API of finished products at contractual minimum levels through agreements with third parties. Individually, none of these agreements are material to the Company, therefore, the Company does not believe at this time that any of the purchase obligations represent levels above the normal course of business.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Concentrations and Credit Risk (Continued)

Sales by Product

In the years ended December 31, 2017 and 2016, one product accounted for 15% and 20%, respectively, of the Company's total gross product sales.

Royalty Sales

The following table sets forth the percentage of the revenues and accounts receivable recognized in connection with Company's royalty contracts for the year ended December 31, 2017:

	Year ended December 31, 2017
	Gross Sales	Gross Accounts Receivable
Customer 4	84%	59%
Customer 5	8%	16%
Customer 6	8%	24%

Combined Total	100%	99%

Note 11. Incentive Plans

Share-based Compensation — Osmotica Holdings S.C.Sp. 2016 Equity Incentive Plan

Effective February 3, 2016, Osmotica Holdings S.C.Sp. adopted the 2016 Equity Incentive Plan (the "2016 Plan") which allows for the issuance of up to 75,000 Units in Osmotica Holdings S.C.Sp. (for all share-based compensation). Options vest and become exercisable in whole or in part, in accordance with vesting conditions set by the Company's board of directors. The Company recognizes compensation cost in its Consolidated Statements of Operations and Comprehensive Loss for options granted by the Company to its officers, key employees, or directors under the Plan.

In conjunction with the Merger and in part, as a replacement for the 2013 Plan, which was cancelled, the Company's officers, key employees, or directors were granted nonqualified unit options (the "options") which have a term of 10 years. The exercise price of all options granted is based on the most recent valuation of the Company's Units prior to the grant date. The option awards are made up of two components: 50% of options granted are Time Awards and 50% are Performance Awards. The Time Awards generally vest 25% annually from original grant date, with the Options fully vested after four years. The Performance awards will vest immediately upon the Major Limited Partners (as defined in the 2016 Option Plan) having received (on a cumulative basis) Aggregate Net Proceeds exceeding certain return on investment targets specified in the award documents.

Both the Time Awards and the Performance Awards contain a performance condition — a liquidity event and subsequent disposal of units by the Major Limited Partners must occur before the employee is able to sell vested units. Absent achievement of this performance condition, employees cannot realize the value of vested units as they must stay employed to avoid a Company call option on the units at the lower of cost or fair value. Accordingly, no share-based compensation expense has been recorded.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Incentive Plans (Continued)

Option Awards

The table below summarizes the Time and Performance Award activities for the year ended December 31, 2017:

	Number of Units			Weighted Average Exercise Price	Weighted Average Contractual Term
	Time	Performance	Total
Outstanding at December 31, 2015	—	—	—	$—
Granted	37,000	37,000	74,000	640
Exercised	—	—	—	—
Expired / Forfeited	(1,350)	(1,350)	(2,700)	640

Outstanding at December 31, 2016	35,650	35,650	71,300	$—
Granted	3,150	3,150	6,300	646
Exercised	—	—	—	—
Expired / Forfeited	(2,700)	(2,700)	(5,400)	640

Outstanding at December 31, 2017	36,100	36,100	72,200	$—	8.3 years

Vested Options at December 31, 2017	8,238	—	8,238	$640

Share-based compensation expense will be recognized as a component of selling, general, and administrative expense.

In the absence of the performance conditions being satisfied, no value is provided to the employee until a liquidity event occurs for both the Time and Performance Awards granted; at that time, compensation cost will be measured based on the current value of the options at the time of vesting. The Company will not recognize share-based compensation until the fulfillment of the requisite performance conditions and these conditions were not satisfied during the year ended December 31, 2017.

Stock-based Compensation — Vertical/Trigen Holdings, LLC 2013 Equity Incentive Plan

In March 2014, Vertical/Trigen issued units to certain officers and key employees under the Vertical/Trigen Holdings, LLC 2013 Equity Incentive Plan, as amended on July 31, 2014 (the "2013 Plan"). Units granted under the 2013 Plan were made up of two components: 50% of the units granted were Time Awards and 50% were Performance Awards. The Time Awards generally vested 20% annually from original grant date, with the units fully vested after five years. The Performance awards were to vest immediately upon having received (on a cumulative basis) Aggregate Net Proceeds exceeding certain return on investment targets specified in the award documents.

Both the Time Awards and the Performance Awards contained a performance condition — a liquidity event and subsequent disposal of units by the Sponsor before the employee was able to sell vested units. Upon termination of employment, Vertical/Trigen could exercise a call option on vested units at fair value.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Incentive Plans (Continued)

At the time of the Merger, as discussed further in Note 3, the vested incentive units were contributed for units in Parent and the 2013 Plan and unvested incentive units were cancelled. At the time of the Merger, the first tranche of the Time Award had already vested, and the second tranche was one month away from vesting. In view of the cancellation so close to this vesting date, the Vertical/Trigen Board accelerated vesting of the second tranche of Time Awards and 1/3 of the performance based incentive units were deemed vested at February 3, 2016. Prior to the Merger, no compensation cost had been recognized for the Performance Awards, as the liquidity event was not probable of being achieved.

The Company expenses stock-based compensation to employees over the requisite service period based on the estimated grant-date fair value of the awards. Share-based compensation expense is recognized as a component of selling, general, and administrative expense. In the absence of the performance conditions being satisfied, no value is provided to the employee until a liquidity event occurs for Performance Awards granted. Share based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management's best estimates and involve inherent uncertainties and the application of management's judgment.

The fair value of the incentive units granted during March 2014 was estimated using the Black-Scholes option pricing model with the following key assumptions (calculated on a weighted average basis):

  ▪
  Exercise price per unit of the incentive units issued during March 2014 of $52.79 per unit was determined based on the price per common unit used in connection with the December 13, 2013 transaction disclosed in Note 1.

  ▪
  Risk free interest rate of 1.27% represents an implied rate on the grant date for a traded zero-coupon U.S. Treasury bond with a five-year term.

  ▪
  Expected volatility estimate of 78.48% represents implied volatility of similar peer-group companies whose stock prices were publicly available, after considering the industry, stage of life-cycle, size and financial leverage of the peer-group companies.

  ▪
  Expected term of 5.1 years represents the anticipated time period between the grant date and the vesting date of the incentive units.

The following is a summary of Time Award units granted under the 2013 Plan:

	Number of Units
	Time	Performance	Total
Outstanding as of December 31, 2015	80,500	50,500	131,000
Forfeited/Cancelled	(48,300)	(33,667)	(81,967)
Exercised/Converted	(32,200)	(16,833)	(49,033)

Outstanding as of December 31, 2016	—	—	—

Vested units as of December 31, 2016	—	—	—

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Incentive Plans (Continued)

The fair value of the incentive units granted during March 2014 was estimated using the Black-Scholes option pricing model with the following key assumptions (calculated on a weighted average basis):

	As of February, 2016	As of March, 2014
Exercise price	$52.79	$53.00
Risk-free rate of interest	1.27%	1.73%
Term (years)	5.1	4.6
Expected stock price volatility	78%	87%

Compensation cost under the 2013 Plan was $1,159,173 for the year ended December 31, 2016.

Note 12. Commitments and Contingencies

Operating Leases

The Company leases its New Jersey office and warehouse facilities under non-cancelable leases that expire in August 2022 and November 2018, respectively. The Company also leases office and warehouse facilities in Tampa, Florida, under non-cancelable leases that expire in October 2018. The Company also leases its Argentina office and warehouse facilities which originally expired in December 31, 2014, but the contract was amended to extend the contract for 3 years, thus expiring on December 31, 2017, with one automatic 3-year extension to December 31, 2020. The Company also leases its Hungary office and warehouse facilities which expired on February 15, 2017 and automatically renewed for a two-year term. The lease will continue to renew for successive two-year periods unless either party elects not to renew. The Company also leases its North Carolina office and warehouse facilities that expires on July 31, 2019.

Total rent expense charged to selling, general and administrative expenses was $598,159 and $672,690 for the years ended December 31, 2017 and 2016, respectively. Total rent expense charged to research and development was $273,706 and $203,283 for the years ended December 31, 2017 and 2016. The table below shows the future minimum rental payments, exclusive of taxes, insurance and other costs, under the leases as of December 31, 2017:

Years ending December 31,	Operating Leases
2018	$853,234
2019	474,452
2020	453,416
2021	420,532
2022	242,570
Thereafter	—

$2,444,204

Capital Leases

Amortization of assets held under the capital lease is included in depreciation expense as a component of selling, general and administrative expenses. The Company has future minimum lease payments for the year

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Commitments and Contingencies (Continued)

ended December 31, 2017 required under the capital leases together with its present value of the net minimum lease payments of $82,801.

Contingent Milestone Payments

The Company has entered into strategic business agreements for the development and marketing of finished dosage form pharmaceutical products with various pharmaceutical development companies. Each strategic business agreement includes a future payment schedule for contingent milestone payments and in certain strategic business agreements, minimum royalty payments. The Company will be responsible for contingent milestone payments and minimum royalty payments to these strategic business partners based upon the occurrence of future events. Each strategic business agreement defines the triggering event of its future payment schedule, such as meeting product development progress timelines, successful product testing and validation, successful clinical studies, and various U.S. Food and Drug Administration and other regulatory approvals.

Royalty Obligations

The Company has agreements with third parties that require the Company to make minimum royalty payments on a calendar year basis.

The following table lists the Company's enforceable and legally binding royalty obligations as of December 31, 2017:

Royalty Obligations
Less than 1 year	$1,375,000
1 to 3 years	2,563,000
3 to 5 years	2,000,000
More than 5 years	4,083,000

$10,021,000

Supply Agreement Obligations

The Company is engaged in various supply agreements with third parties which obligate the Company to purchase various API or finished products at contractual minimum levels. None of these agreements are individually in the aggregate material to the Company. Further, the Company does not believe at this time that any of the purchase obligations represent levels above that of normal business demands.

The following table lists the Company's enforceable and legally binding purchase obligations as of December 31, 2017:

Purchase Obligations
Less than 1 year	$4,000,000
1 to 3 years	8,000,000
3 to 5 years	4,000,000

$16,000,000

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Commitments and Contingencies (Continued)

Defined Contribution Plan

Vertical/Trigen and Legacy Osmotica both had a defined contribution plan under Section 401(k) of the Internal Revenue Code ("IRC") as of December 31, 2016 pursuant to the Merger (the "Contribution Plans"). The employees of the respective Companies are eligible to participate in the Contribution Plans. Participants may contribute amounts through payroll deductions not to exceed IRC limitations. For the year ended December 31, 2016, the Vertical/Trigen Plan provided for nonelective employer contributions equal to 3% of basic compensation. The separate Contribution Plans were merged into one plan effective January 1, 2017. Effective January 1, 2017, the plan provides for employer matching contributions equal to 100% of each employee's elective deferrals up to 3% of base salary, plus 50% of each employee's elective deferrals between 3% and 5% of base salary. For the years ended December 31, 2017 and 2016, the Company recognized expenses related to its contributions under the Plan of $896,632 and $372,044, respectively.

Legal Proceedings

The Company is a party in legal proceedings and potential claims arising from time to time in the ordinary course of its business. The amount, if any, of ultimate liability with respect to such matters cannot be determined. Despite the inherent uncertainties of litigation, management of the Company believes that the ultimate disposition of such proceedings and exposures will not have a material adverse impact on the financial condition, results of operations, or cash flows of the Company.

On November 29, 2016, a third-party competitor brought suit against Vertical in the United States District Court for the Northern District of Georgia. The lawsuit alleged that Vertical engaged in certain federal and state false advertising and deceptive trade practices in its labeling, marketing and promotion of one of its prescription prenatal dietary supplements. On March 15, 2017, the parties signed a confidential settlement agreement and on March 17, 2017, the Court dismissed the litigation and Vertical settled in the amount of $4,200,000 which is a component of selling, general and administrative expenses for the year ended December 31, 2016. Vertical has stopped promoting the product in question and stopped shipping the product by May 1, 2017.

Osmotica was a party to patent infringement litigation in the U.S District Court for the Northern District of Georgia with Shire Development, LLC ("Shire") over the Company's proposed delayed-release mesalamine ANDA product which is a generic version of Shire's LIALDA®. (Shire Development LLC et al. v. Osmotic Pharmaceutical Corp., No. 1-12-cv-00904 (N.D. Georgia, filed March 16, 2012)). The litigation over the mesalamine product was limited to one (1) patent, U.S. Patent No. 6,773,720 (the "'720 Patent"), which is directed to a particular controlled-release formulation. Absent invalidation by a generic challenger, the '720 Patent will expire on June 8, 2020.

On March 29, 2017, Osmotica sent a notice to the FDA requesting that their ANDA be withdrawn, and on March 31, 2017, Osmotica received confirmation from FDA that the ANDA was withdrawn. On May 5, 2017, Osmotica was dismissed from the litigation, as such no loss or accrual was deemed necessary.

In February 2017, a former employee of the Company filed with the Equal Employment Opportunity Commission ("EEOC") a Charge of Discrimination based on disability and sexual orientation. While the Charge of Discrimination was pending at the EEOC, the employee declared bankruptcy. In November 2017, the EEOC issued a determination of no probable cause following the filing of the Company's position statement without further investigation. This started a period of 90 days during which the former employee could bring a law suit in Federal Court to pursue the claim. On February 16, 2018, the Chapter 7 Trustee

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Commitments and Contingencies (Continued)

for the employee filed a law suit in the Federal District Court for the Northern District of Georgia alleging gender and disability discrimination and retaliation, seeking reinstatement of the employee, back pay and unspecified damages (Chapter 7 Trustee vs. Osmotica Pharmaceutical US LLC). Given the stage of the proceedings, the Company is unable to provide an estimate of the reasonably possible loss or range of loss. Further, the Company has engaged counsel to defend the law suit.

Note 13. Income Taxes

Osmotica Holdings S.C.Sp. ("Parent") is a Luxembourg special limited partnership, formed on January 28, 2016, together with its wholly-owned subsidiaries (collectively "Osmotica" or the "Company"), as discussed in Note 1. The Parent has an Advance Tax Confirmation ("ATC") in place with Luxembourg, which is effective for the 2016 - 2020 tax years. The ATC confirms that the parent (a tax transparent entity for Luxembourg purposes) is not subject to corporate income tax or net wealth tax in Luxembourg due to its tax status as well as the fact that the activity of the Parent does not constitute commercial activity for Luxembourg tax purposes.

Vertical/Trigen Holdings, LLC is a Delaware limited liability company, formed on January 28, 2016, a wholly-owned subsidiary of Osmotica Holdings S.C.S.P., (Luxembourg) a limited partnership ("Parent"), as discussed in Note 1. Vertical/Trigen Holdings, LLC is a limited liability company treated as a partnership for U.S. income tax purposes. Following the Merger in 2016, Vertical/Trigen Holdings, LLC became a wholly-owned subsidiary of certain U.S. corporations that are directly or indirectly owned by Osmotica Holdings U.S. LLC and included in the consolidated financial statements and designated as C Corp filers for U.S. tax purposes. As such, the activity of Vertical/Trigen Holdings, LLC is subject to federal income tax at the level of its U.S. corporate parents beginning in 2016. In addition, the Company's foreign entities are subject to income tax in various foreign jurisdictions.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

The loss before income taxes and the related tax benefit are as follows:

	December 31, 2017 restated	December 31, 2016 restated
Loss before income taxes
U.S. operations	$(41,276,187)	$(25,420,531)
Non-U.S. operations	(44,366,355)	(26,646,355)

Total loss before income taxes	(85,642,542)	(52,066,886)

Current provision
Federal	2,198,256	2,330,172
State	212,416	374,625
Foreign	1,595,246	211,699

Total current tax expenses	4,005,918	2,916,496
Deferred (benefit) provision
Federal	(41,477,737)	(11,825,074)
State	(3,282,520)	(1,603,838)
Foreign	266,769	266,770

Total deferred tax benefit	(44,493,488)	(13,162,142)

Total benefit for income taxes	$(40,487,570)	$(10,245,646)

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31, 2017 and 2016 respectively are as follows:

	December 31, 2017	December 31, 2016 restated
Federal tax at 34% statutory rate	34.00%	34.00%
State and local income taxes, net of federal benefit	2.37%	1.56%
Differences in tax effects on foreign income	–15.81%	–10.89%
Federal tax credits	8.69%	4.62%
Uncertain tax positions — interest & penalties	–0.07%	–0.19%
Enacted change in statutory rates	22.61%	–7.12%
Change in tax status	0.00%	3.27%
Change in valuation allowance	–3.96%	–3.70%
Permanent adjustments	0.09%	–2.66%
Other	–0.58%	0.79%

Effective tax rate	47.34%	19.68%

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

Differences between the Federal statutory income tax rate of 34% and the effective tax rate are primarily due to the enactment of U.S. tax legislation known as the Tax Cuts and Jobs Act ("TCJA"), permanent adjustments, change in estimate with regard to the prior year Orphan Drug credit, current year tax credits, and the foreign tax rate differential.

Deferred taxes reflect the tax effects of the differences between the amounts recorded as assets and liabilities for financial statement purposes and the comparable amounts recorded for income tax purposes. Significant components of the deferred tax assets (liabilities) at December 31, 2017 and 2016 respectively are as follows:

	December 31, 2017 (restated)	December 31, 2016 (restated)
Deferred tax assets:
Accounts receivable	$495,373	$1,808,464
Deferred revenue	—	3,086,298
Accrued expenses	11,259,586	14,598,908
Inventory	341,539	1,942,253
Investment in partnership	7,730,044	9,338,214
Net operating losses	9,210,120	6,377,380
Tax credits	9,091,441	1,154,975
Other	1,612,787	1,569,264
Less: valuation allowance	(12,083,092)	(8,582,546)
Deferred tax liabilities:
Prepaid expenses	(9,200,249)	(701,981)
Property plant & equipment	(2,827,186)	(3,317,284)
Intangible assets	(40,994,418)	(94,832,210)

Total deferred income taxes	$(25,364,055)	$(67,558,265)

On December 22, 2017, the U.S. enacted the TCJA, which resulted in the revaluation of the Company's U.S. related deferred tax assets and liabilities and had an impact on the Company's total 2017 tax benefit. The TCJA introduces significant changes to U.S. corporate income tax law that will have a meaningful impact on the Company's provision for income taxes. The final impact of the TCJA on the Company may differ from the estimates reported due to such factors as changes in interpretations and assumptions made, additional guidance that may be issued, and actions taken by the Company as a result of the TCJA.

As of December 31, 2016, the company adopted Accounting Standard Update 2015-17 Balance Sheet Classification of Deferred Taxes, which requires that all deferred tax assets and liabilities, along with any valuation allowance, be classified as noncurrent on the balance sheet and applied its provisions prospectively without retrospective adjustment.

Included in the deferred tax balances above is a net deferred tax liability of $44,655,585 and $79,530,664 respectively for 2017 and 2016 related to the assets and liabilities in Vertical/Trigen Holdings, LLC, which is a partnership for Federal income tax purposes. The Company owns in aggregate

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

100% of Vertical/Trigen Holdings, LLC and the assets and liabilities of this entity are included in the consolidated financial statements of the Company.

As of December 31, 2017, the Company has a federal net operating loss carryover of $4.4 million and net operating loss carryovers in certain foreign and state tax jurisdictions of approximately $90.2 million and $1.0 million respectively, which will begin to expire in 2022. At December 31, 2017, the Company had total tax credit carryovers of approximately $9.1 million primarily consisting of Federal Orphan Drug Tax Credit carryovers. These credit carryovers begin to expire in 2036. The Company assesses the realizability of the deferred tax assets at each balance sheet date based on actual and forecasted operating results in order to determine the proper amount, if any, required for a valuation allowance. As of December 31, 2017, the Company maintains valuation allowances on deferred tax assets applicable to entities in foreign jurisdictions for which separate income tax returns are filed, where realization of the related deferred tax assets from future profitable operations is not reasonably assured. In connection with the Merger, a valuation allowance was recorded in the amount of $7,531,871 because it was determined that the net realizable value of certain of the deferred tax assets, primarily net operating loss carryforwards applicable to entities in foreign jurisdictions, may not be realizable. In 2016, the valuation allowance increased by $1,050,675 to $8,582,546 primarily due to incremental net operating losses generated during 2016 applicable to entities in foreign jurisdictions. In 2017, the valuation allowance decreased by $399,515 for return to provision adjustments and increased by $3,900,061 to $12,083,092 primarily due to incremental net operating losses applicable to entities in foreign jurisdictions.

The Company leverages its significant resources in research and development and proprietary drug delivery technology to address the growing need of the global patient population. The Company completed a tax evaluation project to determine its appropriate research and development credits for the Orphan Drug and Research & Development credit. This project resulted in the engagement of professional technical experts and the investment in significant time to evaluate historical records to identify the maximum credits as permitted by the relevant tax law. This project was concluded in connection with the preparation of the current year financial statements. As a result of the significant effort required to attain, validate and conclude on the appropriate credits, the Company considers the results of the tax project to be new information and therefore the results of such project are recorded in the current year as a change in accounting estimate. The adjustment recorded was an increase in tax credits of approximately $5.7 million net of a reduction in income tax expense of approximately $2.7 million for a net tax effect of $3.0 million.

The Company files income tax returns in U.S. federal, state and certain international jurisdictions. For federal and certain state income tax purposes, the Company's 2014 through 2016 tax years remain open for examination by the tax authorities under the normal statute of limitations. For certain international income tax purposes, the Company's 2010 through 2016 tax years remain open for examination by the tax authorities under the normal statute of limitations.

No provision is made for foreign withholding or income taxes associated with the cumulative undistributed earnings of the foreign subsidiaries. The cumulative undistributed earnings, if any, are expected to be reinvested in working capital and other business needs indefinitely. Any future foreign withholding or income taxes associated with the undistributed earnings are not anticipated to be material.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits, excluding accrued interest, for December 31, 2017 and 2016 respectively are presented below. It is not anticipated that the

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

amount of unrecognized tax benefits will materially change in the next 12 months. If recognized, the total amount of unrecognized benefits of $909,370 would have no impact on the effective tax rate.

	December 31, 2017	December 31, 2016
Unrecognized tax benefits beginning balance	$855,574	$—
Additions related to current period tax positions	53,796	855,574

Unrecognized tax benefits ending balance	$909,370	$855,574

The company classifies interest expense and penalties related to unrecognized tax benefits as components of the tax provision for income taxes. Interest and penalties recognized in the consolidated income statement as of December 31, 2017 are $62,184 and $0, respectively. As of December 31, 2017, the Company has recorded accrued interest and penalties of $163,405.

The Company sells its products in various jurisdictions and is subject to federal, foreign, state and local taxes. While the Company believes that it has properly paid or accrued for all such taxes based on its interpretation of applicable law, tax laws are complex, and interpretations differ. As a result, on February 26, 2018, the Company filed requests to enter into Voluntary Disclosure Agreements with the States of New Jersey and Georgia related to prior and current period sales and use taxes. The ultimate liability of the Company in respect to such taxes cannot be estimated with any certainty at this time. As of this report, the outcome of these requests is not expected to be material to the Company's financial position or results of operations.

Note 14. Related Parties

At December 31, 2017 and 2016, the Company has amounts due from affiliates that totaled $0 and $21,868, respectively. The balance at December 31, 2016 was comprised of other assets and receivables from former shareholders. Furthermore, as of December 31, 2017 and 2016, the Company had a due to affiliates of $0 and $2,544,752, which comprised of taxes payable upon completion of the Company's 2016 tax returns on behalf of former shareholders of the Company. In addition, as of December 31, 2017 and 2016, the Company had a $250,000 and $250,000 accrued liability which was comprised of quarterly advisory and monitoring fees payable to shareholders. During each of 2017 and 2016, $1,000,000 of such fees were recorded each year as selling, general and administrative expense. Further, the Company leases its Argentina office and warehouse space facilities through a related party lease. The term of the operating lease expired on December 31, 2017. The lease was automatically renewed for another three-year period through December 31, 2020. For the years ended December 31, 2017 and 2016, the Company incurred rent expense of $325,838 and $242,004, respectively.

Vertical/Trigen paid Avista Capital a $7,000,000 advisory fee on February 3, 2016 as part of the Merger. This one-time fee is a component of the acquisition-related costs.

The Company entered into a two-year consulting agreement with two Vertical/Trigen shareholders. The term of the agreements requires a compensation rate of $20,833 per month and is a component of the selling, general and administrative expenses. This agreement terminated in January 2018.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Reporting

The Company operates in one business segment which focuses on developing and commercializing pharmaceutical products that target markets with underserved patient populations. The Company's business offerings have similar economic and other characteristics, including the nature of products, manufacturing and acquiring processes, types of customers, distribution methods and regulatory environment. The CODM reviews profit and loss information on a consolidated basis to assess performance and make overall operating decisions. The consolidated financial statements reflect the financial results of the Company's one reportable operating segment.

For the years ended December 31, 2017 and 2016, the following customers comprised 10% or more of the Company's total gross product sales:

	Years ended December 31,
	2017	2016
Amerisource Bergen	23%	68%
McKesson	32%	15%
Cardinal Health	37%	6%

The following table presents a summary of total revenues for the years ended December 31, 2017 and 2016:

	Years ended December 31
	2017	2016
Venlafaxine ER	$96,054,161	$25,572,122
Methylphenidate	43,711,097	—
Lorzone	22,275,831	29,001,268
Divigel	18,541,774	15,849,284
OB Complete	10,446,364	12,761,104
Other	46,641,951	87,338,392

Net product sales	$237,671,178	$170,522,170
Royalty revenue	6,449,095	40,918,166
Licensing and contract revenue	1,628,759	7,019,316

Total revenues	$245,749,032	$218,459,652

The Company has no significant revenues or tangible assets outside the United States.

Note 16. Subsequent Events

On February 16, 2018, the Company received FDA approval for its amantadine extended release tablets under the trade name OSMOLEX ER. On that same date the Company filed in the Federal District Court for the District of Delaware a Complaint for Declaratory Judgment of Noninfringement of certain patents owned

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Subsequent Events (Continued)

by Adamas Pharmaceuticals, Inc. (Osmotica Pharmaceutical US LLC and Vertical Pharmaceuticals, LLC vs. Adamas Pharmaceuticals, Inc. and Adamas Pharma, LLC). Adamas was served with the Complaint on February 21, 2018. Adamas filed an answer on April 13, 2018 denying the allegations in the Complaint, and on September 20, 2018, filed an amended answer with counterclaims alleging infringement of certain patents included in the Company's Complaint and requesting that the court grant Adamas damages, injunctive relief and attorneys' fees.

On April 30, 2018, Vertical Pharmaceuticals, LLC was served with a Complaint in an action entitled State of Arkansas, ex rel, Scott Ellington, et al., v. Purdue Pharma, L.P., et al Crittenden County Circuit Court, No. CV-2018-268. The State of Arkansas brought suit against numerous manufacturers and distributors of opioid products alleging that defendants were negligent and created a public nuisance by shipping opioid products into Arkansas without proper controls, and alleging violations of the Arkansas Uniform Narcotic Drug Act, Arkansas Controlled Substances Act, and the Arkansas Drug Dealer Liability Act. On July 17, 2018, the Court entered an Order dismissing Vertical from the lawsuit without prejudice.

On April 30, 2018, the Company acquired Lilydale Limited ("Lilydale") in the amount of €100. Lilydale was incorporated in Ireland on July 13, 2017 and currently has no activity, operations or financing. Effective May 1, 2018, the Company completed a name change to Osmotica Pharmaceuticals Limited. On July 31, 2018, Osmotica Pharmaceuticals Limited re-registered under the Irish Companies Act of 2014 as a public limited company and was renamed Osmotica Pharmaceuticals plc.

Osmotica Pharmaceuticals plc was acquired for the purpose of facilitating an offering of ordinary shares in the future. Immediately prior to the initial public offering ("IPO") and prior to the commencement of trading of the ordinary shares of Osmotica Pharmaceuticals plc on the Nasdaq Global Select Market, the Company will undertake a series of restructuring transactions that will result in Osmotica Pharmaceuticals plc being the direct parent of Osmotica Holdings S.C.Sp., with each holder of common units of Osmotica Holdings S.C.Sp. receiving approximately 42.84 ordinary shares of Osmotica Pharmaceuticals plc in exchange for each such common unit. In addition, each holder of an option to purchase common units of Osmotica Holdings S.C.Sp. will receive an option to purchase the number of ordinary shares of Osmotica Pharmaceuticals plc determined by multiplying the number of units underlying such option by approximately 42.84 (rounded down to the nearest whole share) and dividing the exercise price per unit for such option by approximately 42.84 (rounded up to the nearest whole cent). This being referred to as the "Reorganization." Until the Reorganization, Osmotica Pharmaceuticals plc will not conduct any operations (other than activities incidental to its formation, the Reorganization and the pursuit of an IPO). Upon the completion of the Reorganization, the historical consolidated financial statements of Osmotica Holdings S.C.Sp. will become the historical financial statements of Osmotica Pharmaceuticals plc. On April 30, 2018, the board of managers of the Company approved plans with regard to the preparation of an IPO and the associated corporate restructuring step plans associated with the Reorganization.

On August 14, 2018, the Board of Directors of Osmotica Pharmaceuticals plc proposed that the corporate headquarters that is currently located in Luxembourg re-domicile to Ireland and that the Company pursue an IPO. The Osmotica Pharmaceuticals plc Board of Directors also approved, among other things, the form of the Reorganization and the transactions that would be required to effect such Reorganization; the pursuit of an IPO; the use of net proceeds that would be received from an IPO to, among other things, repay certain amounts of the Company's outstanding indebtedness under the Company's senior secured credit facilities and for working capital and other general corporate purposes; and the formation of an IPO Committee and granted the IPO Committee the ability to approve the issuance of shares in an IPO and approve the final

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Subsequent Events (Continued)

terms of an IPO. The Reorganization is anticipated to take place immediately prior to the IPO and prior to the commencement of trading of the ordinary shares on the Nasdaq Global Select Market. The Company has also applied to list its ordinary shares on the Nasdaq Global Select Market.

On August 2, 2018 the board of managers of the Company adopted an amendment to the Osmotica Pharmaceuticals S.C.Sp. 2016 Equity Incentive Plan which will be effective upon an IPO of ordinary shares of Osmotica Pharmaceuticals plc. The Time Award and Performance Awards will be converted to options to purchase ordinary shares on the same basis as common units of Osmotica Pharmaceuticals S.C.Sp. will be converted to ordinary shares of Osmotica Pharmaceuticals plc with corresponding adjustments to the exercise price of the options following a series of restructuring transactions occurring immediately prior to the IPO. In connection with the conversion, the Time Awards will continue to vest as described in Note 11, and the Performance Awards will be converted into options that vest based solely on the passage of time, with the Performance Awards vesting in equal annual installments on each of the first four anniversaries of the IPO.

On August 2, 2018 the board of managers of the Company adopted the Osmotica Pharmaceuticals plc 2018 Incentive Plan which is effective upon the IPO of Osmotica Pharmaceuticals plc and will provide for the issuance of up to 4,100,000 ordinary shares. The terms of awards under the plan will be determined by the plan Administrator.

The Company has evaluated subsequent events through May 9, 2018, the date on which these consolidated financial statements were issued and extended this evaluation through October 1, 2018. No significant subsequent events to this date would have had a material impact on the Company's consolidated financial statements as of and for the year ended December 31, 2017 other than described above.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018 (Unaudited)	December 31, 2017 (restated)
Assets
Current assets:
Cash and cash equivalents	$28,408,246	$34,743,152
Trade accounts receivable, net	60,967,782	37,637,957
Inventories, net	26,025,678	16,946,870
Prepaid expenses and other current assets	10,859,605	25,814,289

Total current assets	126,261,311	115,142,268
Property, plant and equipment, net	31,662,200	31,410,133
Intangibles, net	546,713,905	585,388,710
Goodwill	152,815,716	152,815,716
Other non-current assets	847,386	942,419

Total assets	$858,300,518	$885,699,246

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$32,554,967	$36,069,936
Accrued liabilities	73,479,457	81,926,390
Current portion of long-term debt, net of deferred financing costs	6,723,757	6,655,604
Current portion of obligation under capital leases	110,349	24,245
Income taxes payable — current portion	1,822	—

Total current liabilities	112,870,352	124,676,175
Long-term debt, net of non-current deferred financing costs	311,313,040	313,949,581
Long-term portion of obligation under capital leases	176,677	57,059
Income taxes payable — long-term portion	1,334,645	1,334,645
Deferred taxes — long-term portion	11,966,226	25,364,055
Other long-term liabilities	1,047,477	1,047,477

Total liabilities	438,708,417	466,428,992

Commitments and contingencies
Partners' capital:
Partners' capital	421,315,591	419,903,400
Accumulated other comprehensive loss	(1,723,490)	(633,146)

Total partners' capital	419,592,101	419,270,254

Total liabilities and partners' capital	$858,300,518	$885,699,246

See accompanying notes to unaudited condensed consolidated financial statements

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Revenues
Net product sales	$130,819,848	$108,225,240
Royalty revenue	752,281	6,206,963
Licensing and contract revenue	87,625	1,243,368

Total revenues	131,659,754	115,675,571

Cost of goods sold (inclusive of amortization of intangibles of $38,474,805 and $13,812,537 for six months ended June 30, 2018 and 2017, respectively)	67,138,131	55,899,691

Gross profit	64,521,623	59,775,880

Selling, general and administrative expenses	33,838,822	28,041,959
Research and development expenses	19,141,080	11,694,722
Impairment of intangible assets	—	41,700,000

Total operating expenses	52,979,902	81,436,681

Operating income (loss)	11,541,721	(21,660,801)

Interest expense and amortization of debt discount	(10,084,397)	(14,419,491)
Other non-operating income, net	446,599	1,281,871

Total other non-operating expense, net	(9,637,798)	(13,137,620)

Income (loss) before income taxes	1,903,923	(34,798,421)

Income tax (expense) benefit	(489,706)	4,738,730

Net income (loss)	$1,414,217	$(30,059,691)

Other comprehensive (loss) income, net
Change in foreign currency translation adjustments	(1,090,344)	124,118

Comprehensive income (loss)	$323,873	$(29,935,573)

Income (loss) per unit attributable to unitholders
Basic	$1.41	$(30.05)
Diluted	$1.32	$(30.05)
Weighted average units basic and diluted
Basic	1,000,515	1,000,315
Diluted	1,070,613	1,000,315

See accompanying notes to unaudited condensed consolidated financial statements

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL

(Unaudited)

	Partners' capital restated	Accumulated other comprehensive loss	Total restated
Balance at December 31, 2017	$419,903,400	$(633,146)	$419,270,254
Net income	1,414,217	—	1,414,217
Change in foreign currency translation	—	(1,090,344)	(1,090,344)
Partners' distributions	(2,026)	—	(2,026)

Balance at June 30, 2018	$421,315,591	$(1,723,490)	$419,592,101

See accompanying notes to unaudited condensed consolidated financial statements

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,414,217	$(30,059,691)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	40,866,608	15,169,780
Impairment of intangible assets	—	41,700,000
Deferred income tax benefit	(13,397,829)	(13,630,652)
Bad debt provision	(239,604)	(435,220)
Change in fair value of contingent consideration	—	182,396
Payment for contingent consideration	—	(1,991,288)
Non-cash interest expense and amortization of deferred financing fees	839,107	3,695,397
Change in operating assets and liabilities:
Trade accounts receivable, net	(23,112,006)	29,509,517
Inventories, net	(9,078,808)	2,100,734
Prepaid expenses and other current assets	14,753,991	(3,961,805)
Other non-current assets	—	26,856
Trade accounts payable	(5,419,606)	(11,556,348)
Accrued and other current liabilities	(6,680,027)	8,238,818

Net cash (used in) provided by operating activities	(53,957)	38,988,494

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(2,181,262)	(5,707,846)

Net cash used in investing activities	(2,181,262)	(5,707,846)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Partners	(2,026)	(2,544,746)
Payments on capital lease obligations	(54,391)	(88,830)
Proceeds from insurance financing loan	974,699	—
Repayment of insurance financing loan	(194,960)	—
Debt repayment	(4,093,376)	(2,930,407)
Payment for contingent consideration	—	(8,508,712)

Net cash used in financing activities	(3,370,054)	(14,072,695)

Net change in cash and cash equivalents	(5,605,273)	19,207,953
Effect on cash of changes in exchange rate	(729,633)	(20,691)
Cash and cash equivalents, beginning of period	34,743,152	19,558,570

Cash and cash equivalents, end of period	$28,408,246	$38,745,832

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$9,245,291	$11,464,542

Income taxes paid	$413,413	$4,928,036

Purchase of fixed assets by entering into capital lease	$260,113	$—

See accompanying notes to unaudited condensed consolidated financial statements

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Organization and Nature of Operations

Osmotica Holdings S.C.Sp. ("Parent"), together with its wholly-owned subsidiaries (collectively "Osmotica" or the "Company"), is a Luxembourg special limited partnership, formed on January 28, 2016. Osmotica Holdings US LLC, a subsidiary of Parent entered in to a fifty-fifty partnership (the "Merger"), effective February 3, 2016, pursuant to a definitive agreement between Vertical/Trigen Holdings, LLC ("Vertical/Trigen") and members, and Osmotica Holdings Corp Limited and Subsidiaries. The Company and several other holding companies and partnerships were formed as a result of the Merger. Pursuant to the Merger, Vertical/Trigen was deemed to be the accounting acquirer. Osmotica is a fully integrated biopharmaceutical company focused on the development and commercialization of specialty products that target markets with underserved patient populations.

Unless otherwise indicated or required by the context, references throughout to "Osmotica," the "Company," or "Parent" refer to financial information and transactions of Osmotica Holdings S.C.Sp.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation  —  The accompanying unaudited condensed consolidated financial statements included herein have been prepared by the Company in accordance with accounting principles generally accepted in the United States ("GAAP") and under the rules and regulations of the United States Securities and Exchange Commission ("SEC") for interim reporting. In management's opinion, the interim financial data presented includes all adjustments (consisting solely of normal recurring items) necessary for fair presentation. All intercompany accounts and transactions have been eliminated. Certain information required by GAAP has been condensed or omitted in accordance with rules and regulations of the SEC. Operating results for the six months ended June 30, 2018 and 2017, respectively, are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2018. The accompanying Condensed Consolidated Balance Sheet data as of December 31, 2017 was derived from the audited consolidated financial statements.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto for the year ended December 31, 2017. Except for the revenue recognition accounting policy that was updated as a result of adopting Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Accounting Standards Codification ("ASC") Topic 606), the Company's significant accounting policies have not changed substantially from those previously described in the consolidated financial statements for the year ended December 31, 2017.

Principles of Consolidation  —  The accompanying condensed consolidated financial statement include the accounts of Osmotica Holdings S.C.Sp. and its wholly owned domestic and foreign subsidiaries. All inter-company transactions and balances have been eliminated in consolidation. The Company is not involved with variable interest entities.

Use of Estimates  —  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures in the condensed consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on assumptions believed to be reasonable under the circumstances. Actual results could differ materially from those estimates.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Product Sales  —  Revenue is recognized at the point in time when the Company's performance obligations with its customers have been satisfied. At contract inception, the Company determines if the contract is within the scope of ASC Topic 606 and then evaluates the contract using the following five steps: (1) identify the contract with the customer; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue at the point in time when the entity satisfies a performance obligation.

Revenue is recorded at the transaction price, which is the amount of consideration the Company expects to receive in exchange for transferring products to a customer. The Company considered the unit of account for each purchase order that contains more than one product. Because all products in a given purchase order are generally delivered at the same time and the method of revenue recognition is the same for each, there is no need to separate an individual order into separate performance obligations. In the event that the Company fulfilled an order only partially because a requested item is on backorder, the portion of the purchase order covering the item is generally cancelled, and the customer has the option to submit a new one for the backordered item. The Company determines the transaction price based on fixed consideration in its contractual agreements, which includes estimates of variable consideration, and the transaction price is allocated entirely to the performance obligation to provide pharmaceutical products. In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers product to when the customers pay for the product is less than one year and the customers do not pay for product in advance of the transfer of the product.

The Company records product sales net of any variable consideration, which includes estimated chargebacks, commercial rebates, discounts and allowances and doubtful accounts. The Company utilizes the expected value method to estimate all elements of variable consideration included in the transaction price. The variable consideration is recorded as a reduction of revenue at the time revenues are recognized. The Company will only recognize revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration amount received and the Company will re-assess these estimates each reporting period to reflect known changes in factors.

Royalty Revenue  —  For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (a) when the related sales occur, or (b) when the performance obligation to which some or all the royalty has been allocated has been satisfied (or partially satisfied).

Licensing and Contract Revenue  —  The Company has arrangements with commercial partners that allow for the purchase of product from the Company by the commercial partners for purposes of sub-distribution. The Company recognizes revenue from an arrangement when control of such product is transferred to the commercial partner, which is typically upon delivery. In these situations, the performance obligation is satisfied when product is delivered to the Company's commercial partner. Licensing revenue is recognized in the period in which the product subject to the sublicensing arrangement is sold by the Company to its commercial partner. Sales deductions, such as returns on product sales, government program rebates, price adjustments, and prompt pay discounts in regard to licensing revenue is generally the responsibility of the Company's commercial partners and not recorded by the Company.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Freight  —  The Company records amounts billed to customers for shipping and handling as revenue, and records shipping and handling expenses related to product sales as cost of goods sold. The Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. When shipping and handling costs are incurred after a customer obtains control of the products, the Company also has elected to account for these as costs to fulfill the promise and not as a separate performance obligation.

Chargebacks  —  The Company enters into contractual agreements with certain third parties such as retailers, hospitals, and group-purchasing organizations ("GPOs") to sell certain products at predetermined prices. Similarly, the Company maintains an allowance for rebates and discounts related to chargebacks, wholesaler fees for service contracts, GPO administrative fees, government programs, prompt payment and other adjustments with certain customers. Most of the parties have elected to have these contracts administered through wholesalers that buy the product from the Company and subsequently sell it to these third parties. As noted elsewhere, these wholesalers represent a significant percentage of the Company's gross sales. When a wholesaler sells products to one of these third parties that are subject to a contractual price agreement, the difference between the price paid to the Company by the wholesaler and the price under the specific contract is charged back to the Company by the wholesaler. Utilizing this information, the Company estimates a chargeback percentage for each product and records an allowance as a reduction to gross sales when the Company records its sale of the products. The Company reduces the chargeback allowance when a chargeback request from a wholesaler is processed. The Company's provision for chargebacks is fully reserved for at the time when sales revenues are recognized.

The Company obtains product inventory reports from major wholesalers to aid in analyzing the reasonableness of the chargeback allowance and to monitor whether wholesaler inventory levels do not significantly exceed customer demand. The Company assesses the reasonableness of its chargeback allowance by applying a product chargeback percentage that is based on a combination of historical activity and current price and mix expectations to the quantities of inventory on hand at the wholesalers according to wholesaler inventory reports. In addition, the Company estimates the percentage of gross sales that were generated through direct and indirect sales channels and the percentage of contract vs. non-contract revenue in the period, as these each affect the estimated reserve calculation. In accordance with its accounting policy, the Company estimates the percentage amount of wholesaler inventory that will ultimately be sold to third parties that are subject to contractual price agreements based on a trend of such sales through wholesalers. The Company uses this percentage estimate until historical trends indicate that a revision should be made. On an ongoing basis, the Company evaluates its actual chargeback rate experience, and new trends are factored into its estimates each quarter as market conditions change.

The Company ensures that chargebacks are reasonable through review of contractual obligations, historical trends and evaluation of recent activity. Furthermore, other events that could materially alter chargebacks include: changes in product pricing as a result of competitive market dynamics or negotiations with customers, changes in demand for specific products due to external factors such as competitor supply position or consumer preferences, customer shifts in buying patterns from direct to indirect through wholesalers, which could either individually or in aggregate increase or decrease the chargebacks depending on the direction and trend of the change(s).

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Commercial Rebates  —  The Company maintains an allowance for commercial rebates that it has in place with certain customers. Commercial rebates vary by product and by volume purchased by each eligible customer. The Company tracks sales by product number for each eligible customer and then applies the applicable commercial rebate percentage, using both historical trends and actual experience to estimate its commercial rebates. The Company reduces gross sales and increases the commercial rebates allowance by the estimated commercial rebates when the Company sells its products to eligible customers. The Company reduces the commercial rebate allowance when it processes a customer request for a rebate. At each month end, the Company analyzes the allowance for commercial rebates against actual rebates processed and makes necessary adjustments as appropriate. The Company's provision for commercial rebates is fully reserved for at the time when sales revenues are recognized.

The allowance for commercial rebates takes into consideration price adjustments which are credits issued to reflect increases or decreases in the invoice or contract prices of the Company's products. In the case of a price decrease, a credit is given for products remaining in customer's inventories at the time of the price reduction. Contractual price protection results in a similar credit when the invoice or contract prices of the Company's products increase, effectively allowing customers to purchase products at previous prices for a specified period of time. Amounts recorded for estimated shelf-stock adjustments and price protections are based upon specified terms with direct customers, estimated changes in market prices, and estimates of inventory held by customers. The Company regularly monitors these and other factors and evaluates the reserve as additional information becomes available.

The Company ensures that commercial rebates are reasonable through review of contractual obligations, review of historical trends and evaluation of recent activity. Furthermore, other events that could materially alter commercial rebates include: changes in product pricing as a result of competitive market dynamics or negotiations with customers, changes in demand for specific products due to external factors such as competitor supply position or consumer preferences, customer shifts in buying patterns from direct to indirect through wholesalers, which could either individually or in aggregate increase or decrease the commercial rebates depending on the direction and velocity of the change(s).

Product Returns  —  Certain of the Company's products are sold with the customer having the right to return the product within specified periods. Estimated return accruals are made at the time of sale based upon historical experience. Historical factors such as one-time recall events as well as pending new developments like comparable product approvals or significant pricing movement that may impact the expected level of returns are taken into account monthly to determine the appropriate accrued expense. As part of the evaluation of the liability required, the Company considers actual returns to date that are in process, the expected impact of any product recalls and the amount of wholesaler's inventory to assess the magnitude of unconsumed product that may result in product returns to the Company in the future. The product returns level can be impacted by factors such as overall market demand and market competition and availability for substitute products which can increase or decrease the pull through for sales of the Company's products and ultimately impact the level of product returns. Product returns are fully reserved for at the time when sales revenues are recognized.

The Company ensures that product returns are reasonable through inspection of historical trends and evaluation of recent activity. Furthermore, other events that could materially alter product returns include: acquisitions and integration activities that consolidate dissimilar contract terms and could impact the return

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

rate as typically the Company purchases smaller entities with less contracting power and integrates those product sales to Company contracts; and consumer demand shifts by products, which could either increase or decrease the product returns depending on the product or products specifically demanded and ultimately returned.

Accrual for Promotions and Co-Pay Discount Cards  —  From time to time the Company authorizes various retailers to run in-store promotional sales of its products. The Company accrues an estimate of the dollar amount expected to be owed back to the retailer. Additionally, the Company provides consumer co-pay discount cards, administered through outside agents to provide discounted products when redeemed. Upon release of the cards into the market, the Company records an estimate of the dollar value of co-pay discounts expected to be utilized taking into consideration historical experience.

Government Program Rebates  —  Federal law requires that a pharmaceutical distributor, as a condition of having federal funds being made available to the States for the manufacturer's drugs under Medicaid and Medicare Part B, must enter into a rebate agreement to pay rebates to state Medicaid programs for the distributor's covered outpatient drugs that are dispensed to Medicaid beneficiaries and paid for by a state Medicaid program under a fee-for-service arrangement. The Centers for Medicare and Medicaid Services ("CMS") are responsible for administering the Medicaid rebate agreements between the federal government and pharmaceutical manufacturers. Rebates are also due on the utilization of Medicaid managed care organizations ("MMCOs").

The Company also pays rebates to managed care organizations ("MCOs") for the reimbursement of a portion of the sales price of prescriptions filled that are covered by the respective plans. The liability for Medicaid, Medicare, and other government program rebates is settled in cash and is estimated at the time when sales revenues are recognized based on historical and current rebate redemption and utilization rates contractually submitted by each state's program administrator and assumptions regarding future government program utilization for each product sold; and accordingly recorded as a reduction of product sales.

Basic and Diluted Loss per Unit  —  Basic and diluted net income (loss) per unit is determined by dividing net income (loss) by the weighted average common units outstanding during the period. For all periods presented with a net loss, the units underlying the common unit options have been excluded from the calculation because their effect would be anti-dilutive. Therefore, the weighted average units outstanding used to calculate both basic and diluted loss per unit are the same for periods with a net loss.

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding as they would be anti-dilutive at June 30, 2017:

	Six Months Ended June 30,
	2018	2017
Unit options to purchase units	70,400	71,800

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments  —  The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short and long-term debt. The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate book value because of the short maturity of these financial instruments. The estimated fair value of the borrowing under the term loan was approximately equal to its book value based on the borrowing rates currently available for variable rate loans (Level 2 of the fair value hierarchy).

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

  Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

  Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

  Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Segment Reporting  —  The Company operates in one business segment which focuses on developing and commercializing pharmaceutical products that target markets with underserved patient populations. The Company's business offerings have similar economic and other characteristics, including the nature of products, manufacturing and acquiring processes, types of customers, distribution methods and regulatory environment. The chief operating decision maker ("CODM") reviews profit and loss information on a consolidated basis to assess performance and make overall operating decisions. The consolidated financial statements reflect the financial results of the Company's one reportable operating segment. The Company has no significant revenues or tangible assets outside of the United States.

Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board ("FASB") issued ASC Topic 606, which, along with amendments issued in 2015, 2016 and 2017, supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition (ASC Topic 605), including most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. ASC Topic 606 provides a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer in an amount that reflects the consideration it expects to receive in exchange for those goods or services. On January 1, 2018, the Company adopted the new revenue recognition standard for all contracts not completed as of the adoption date using the modified retrospective method. The implementation of the new revenue recognition standard did not have a material impact on the Company's consolidated financial statements. The information presented for the periods prior to January 1, 2018 has not been restated and is reported under ASC Topic 605.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The accounting standard

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, it includes a clarification related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. The Company adopted ASU 2016-01 as of January 1, 2018, and there was no material impact on the Company's condensed consolidated financial statements resulting from the adoption of this guidance.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 eliminates the diversity in practice related to the classification of certain cash receipts and payments for debt prepayment or extinguishment costs, the maturing of a zero-coupon bond, the settlement of contingent liabilities arising from a business combination, proceeds from insurance settlements, distributions from certain equity method investees and beneficial interests obtained in a financial asset securitization. ASU 2016-15 designates the appropriate cash flow classification, including requirements to allocate certain components of these cash receipts and payments among operating, investing and financing activities. The Company adopted this standard on January 1, 2018 and adoption did not have a material impact on the consolidated financial statements.

Recent Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASU 2016-02"), which is effective for annual reporting periods beginning after December 15, 2019 and early adoption is permitted. Under ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis, and 2) a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. 2016-02 must be adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. The Company is currently evaluating the impact of the new accounting standard.

In October of 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. ASU 2016-16 requires recognition of the current and deferred income tax effects of an intra-entity asset transfer, other than inventory, when the transfer occurs, as opposed to current GAAP, which requires companies to defer the income tax effects of intra-entity asset transfers until the asset has been sold to an outside party. The income tax effects of intra-entity inventory transfers will continue to be deferred until the inventory is sold. ASU 2016-16 is effective for annual periods beginning after December 15, 2018, with early adoption permitted. The standard is required to be adopted on a modified retrospective basis with a cumulative-effect adjustment recorded to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the impact of the new accounting standard.

In February 2018, the FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220) — Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This standard allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act and requires certain disclosures about stranded tax effects. This standard will be effective for the Company for annual periods beginning after

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

December 15, 2018 and should be applied either in the period of adoption or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of the new accounting standard.

In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (ASU 2018-05). This standard amends Accounting Standards Codification 740, Income Taxes (ASC 740) to provide guidance on accounting for the tax effects of the Tax Cuts and Jobs Act (the Tax Act) pursuant to Staff Accounting Bulletin No. 118, which allows companies to complete the accounting under ASC 740 within a one-year measurement period from the Tax Act enactment date. This standard is effective upon issuance. The Company is currently evaluating the impact of the new accounting standard.

Note 3. Revenues

The Company's performance obligations are to provide its pharmaceutical products based upon purchase orders from distributors. The performance obligation is satisfied at a point in time, typically upon delivery, when the customer obtains control of the pharmaceutical product. The Company invoices its customers after the products have been delivered and invoice payments are generally due within 60 days of invoice date.

The following table disaggregates revenue from contracts with customers by pharmaceutical products:

	Six Months Ended June 30,
Pharmaceutical Product	2018	2017
Venlafaxine ER	$34,484,004	$61,643,944
Methylphenidate ER	67,325,502	—
Lorzone	8,211,922	10,932,742
Divigel	9,932,868	8,699,971
OB Complete	5,100,697	5,405,691
Other	5,764,855	21,542,892

Net product sales	130,819,848	108,225,240
Royalty revenue	752,281	6,206,963
License and contract revenue	87,625	1,243,368

Total revenues	$131,659,754	$115,675,571

When the Company receives consideration from a customer, or such consideration is unconditionally due from a customer prior to the transfer of products to the customer under the terms of a contract, the Company records a contract liability. The Company classifies contract liabilities as deferred revenue. The Company had no deferred revenue as of June 30, 2018. Upon adoption of ASC Topic 606, the Company did not have any contract assets or liabilities. The Company has elected to apply the exemption under paragraph 606-10-50-14(a) related to remaining performance obligations as all open purchase orders are expected to be satisfied with a period of one year from the date of the purchase order.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3. Revenues (Continued)

Contract assets primarily relate to rights to consideration for goods or services transferred to the customer when the right is conditional on something other than the passage of time. Contract assets are transferred to accounts receivable when the rights become unconditional. The Company had no contract assets as of June 30, 2018. The Company has no costs to obtain or fulfill contracts meeting the capitalization criteria under ASC Topic 340, Other Assets and Deferred Costs.

Note 4. Accounts Receivable, Sales and Allowances

The nature of the Company's business inherently involves, in the ordinary course, significant amounts and substantial volumes of transactions and estimates relating to allowances for product returns, chargebacks, rebates, doubtful accounts and discounts given to customers. This is typical of the pharmaceutical industry and not necessarily specific to the Company. Depending on the product, the end-user customer, the specific terms of national supply contracts and the particular arrangements with the Company's wholesale customers, certain rebates, chargebacks and other credits are deducted from the Company's accounts receivable. The process of claiming these deductions depends on wholesalers reporting to the Company the amount of deductions that were earned under the terms of the respective agreement with the end-user customer (which in turn depends on the specific end-user customer, each having its own pricing arrangement, which entitles it to a particular deduction). This process can lead to partial payments against outstanding invoices as the wholesalers take the claimed deductions at the time of payment.

Accounts receivable result primarily from sales of pharmaceutical products, amounts due under revenue sharing, license and royalty arrangements, which inherently involves, in the ordinary course of business, estimates relating to allowances for product returns, chargebacks, rebates, doubtful accounts and discounts given to customers. Credit is extended based on the customer's financial condition, and, generally, collateral is not required. The Company ages its accounts receivable using the corresponding sale date of the transaction and considers accounts past due based on terms agreed upon in the transaction, which is generally 30 to 60 days for branded and generic sales, depending on the customer and the products purchased.

With the exception of the provision for doubtful accounts, which is reflected as part of selling, general and administrative expense, the provisions for the following customer reserves are reflected as a reduction of revenues in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4. Accounts Receivable, Sales and Allowances (Continued)

Trade accounts receivable, net consists of the following:

	June 30, 2018	December 31, 2017
Gross trade accounts receivable
Trade accounts receivable	$114,885,880	$110,592,198
Royalty accounts receivable	3,415,614	4,002,272
Other receivable	—	184,808
Less reserves for:
Chargebacks	(27,552,116)	(32,342,377)
Commercial rebates	(25,031,163)	(39,233,419)
Discounts and allowances	(3,157,691)	(3,484,587)
Doubtful accounts	(1,592,742)	(2,080,938)

Total trade accounts receivable, net	$60,967,782	$37,637,957

The Company recorded the following adjustments to gross product sales:

	Six Month Ended June 30,
	2018	2017
Gross product sales	$462,651,386	$264,293,957
Less provisions for:
Chargebacks	(173,425,722)	(88,899,206)
Government rebates	(10,342,866)	(11,425,821)
Commercial rebates	(123,388,006)	(36,704,178)
Product returns	(11,561,103)	(9,813,385)
Discounts and allowances	(10,441,944)	(6,639,475)
Advertising and promotions	(2,671,897)	(2,586,652)

Net product sales	$130,819,848	$108,225,240

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4. Accounts Receivable, Sales and Allowances (Continued)

The activity in the Company's allowance for customer deductions against trade accounts receivable is as follows:

	Chargebacks	Commercial Rebates	Discounts and Allowances	Doubtful Accounts	Total
Balance at December 31, 2017	$32,342,377	$39,233,419	$3,484,587	$2,080,938	$77,141,321
Provision	173,425,722	123,388,006	10,441,944	(239,604)	307,016,068
Charges processed	(178,215,983)	(137,590,262)	(10,768,840)	(248,592)	(326,823,677)

Balance at June 30, 2018	$27,552,116	$25,031,163	$3,157,691	$1,592,742	$57,333,712

The activity in the Company's accrued liabilities for customer deductions by account is as follows:

	Product Returns	Government Rebates	Total
Balance at December 31, 2017	$43,299,324	$14,151,714	$57,451,038
Provision	11,561,103	10,342,866	21,903,969
Charges processed	(9,420,719)	(14,346,864)	(23,767,583)

Balance at June 30, 2018	$45,439,708	$10,147,716	$55,587,424

Provisions and utilizations of provisions activity in the current period which relate to the prior period revenues are not provided because to do so would be impracticable. The current systems and processes of the Company do not capture the chargeback and rebate settlements by the period in which the original sales transaction was recorded. The Company uses a combination of factors and applications to estimate the dollar amount of reserves for chargebacks and rebates at each month end. Variable consideration is included in the transaction price only to the extent a significant reversal in the amount of cumulative revenue recognized is not probable of occurring when the uncertainty associated with the variable consideration is subsequently resolved. The Company regularly monitors the reserves based on an analysis of the Company's product sales and most recent claims, wholesaler inventory, current pricing, and anticipated future pricing changes. If amounts are different from the estimate due to changes from estimated rates, accrual rate adjustments are considered prospectively when determining provisions in accordance with authoritative GAAP.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 5. Inventories

The components of inventories, net of allowances, are as follows:

	June 30, 2018	December 31, 2017
Finished goods	$14,685,325	$10,467,243
Work in process	3,100,430	789,413
Raw materials and supplies	8,239,923	5,690,214

	$26,025,678	$16,946,870

The Company maintains an allowance for excess and obsolete inventory, as well as inventory where its cost is in excess of its net realizable value. The activity in the allowance for excess, obsolete, and net realizable value inventory account was as follows:

Six Months Ended June 30, 2018
Balance at beginning of period	$3,066,620
Provision	1,906,209
Charges processed	(1,730,261)

Balance at end of period	$3,242,568

Note 6. Goodwill and Other Intangible Assets

The Company tests goodwill and indefinite-lived intangible assets for impairment annually on October 1st, or more frequently whenever events or changes in circumstances indicate that the asset might be impaired. There were no events or changes in circumstances since October 1, 2017 for the Company to test for impairment of goodwill. The carrying value of goodwill was $152,815,716 as of June 30, 2018 and December 31, 2017.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 6. Goodwill and Other Intangible Assets (Continued)

The following table sets forth the major categories of the Company's intangible assets and the weighted-average remaining amortization period for those assets that are not already fully amortized:

June 30, 2018
	Gross Carrying Amount	Accumulated Amortization	Reclassifications	Impairment	Net Carrying Amount	Weighted Average Remaining Amortization Period (Years)
Distribution Rights	$98,433,377	$(13,595,098)	$—	$—	$84,838,279	12.5
Product Rights	326,530,149	(79,505,983)	—	—	247,024,166	4.5
Tradenames	13,485,000	(1,976,326)	—	—	11,508,674	16.6
Developed Technology	138,133,333	(26,090,547)	—	—	112,042,786	12.6
IPR&D	91,300,000	—	—	—	91,300,000	Indefinite Lived

	$667,881,859	$(121,167,954)	$—	$—	$546,713,905

December 31, 2017
	Gross Carrying Amount (restated)	Accumulated Amortization	Reclassifications (restated)	Impairment	Net Carrying Amount (restated)	Weighted Average Remaining Amortization Period (Years)
Distribution Rights	$98,433,377	$(9,890,282)	$—	$—	$88,543,095	13.0
Product Rights	69,558,325	(49,902,094)	264,100,000	(7,128,176)	276,628,055	5.4
Tradenames	13,485,000	(1,623,368)		—	11,861,632	17.1
Developed Technology	146,900,000	(21,077,405)	—	(8,766,667)	117,055,928	13.1
IPR&D	412,025,436	—	(264,100,000)	(56,625,436)	91,300,000	Indefinite Lived

	$740,402,138	$(82,493,149)	$—	$(72,520,279)	$585,388,710

The gross carrying amount and accumulated amortization in the table above is inclusive of $3,786,772 of accumulated amortization for assets that have been fully impaired in 2017.

Changes in the net carrying amount of intangible assets were as follows:

	Distribution Rights	Product Rights	Tradenames	Developed Technology	IPR&D	Total
December 31, 2017	$88,543,095	$276,628,055	$11,861,632	$117,055,928	$91,300,000	$585,388,710
Amortization	(3,704,816)	(29,603,889)	(352,958)	(5,013,142)	—	(38,674,805)

June 30, 2018	$84,838,279	$247,024,166	$11,508,674	$112,042,786	$91,300,000	$546,713,905

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 6. Goodwill and Other Intangible Assets (Continued)

As part of the Company's goodwill and intangible asset impairment assessments and when IPR&D assets are put into service, the Company estimates the fair values of the reporting unit and intangible assets using an income approach that utilizes a discounted cash flow model, or, where appropriate, a market approach. The discounted cash flow models are dependent upon Company's estimates of future cash flows and other factors. These estimates of future cash flows involve assumptions concerning (i) future operating performance, including future sales, long-term growth rates, operating margins, variations in the amounts, allocation and timing of cash flows and the probability of achieving the estimated cash flows and (ii) future economic conditions. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The discount rates applied to the estimated cash flows for the Company's October 1, 2017 annual goodwill and indefinite-lived intangible assets impairment test ranged from 9.0% to 8.5%, respectively, depending on the overall risk associated with the particular assets and other market factors. The Company believes the discount rates and other inputs and assumptions are consistent with those that a market participant would use. Any impairment charges resulting from annual or interim goodwill and intangible asset impairment assessments are recorded to Impairment of intangible assets in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

The Company recorded impairment changes in intangibles and fixed assets related to delays in the clinical development of Ontinua ER and Generic Product "A" in the amount of $0 and $41,700,000 for the six months ended June 30, 2018 and 2017, respectively.

Amortization expense of $38,474,805 and $13,812,537 for the six months ended June 30, 2018 and 2017, respectively, was recorded as cost of goods sold. Amortization expense of $200,000 related to the intangibles assets was recorded as research and development expense for the six months ended June 30, 2018 and 2017. The amortization expense of acquired intangible assets for each of the following five years are expected to be as follows:

Years ending December 31,	Amortization Expense
Remainder of 2018	$38,551,147
2019	76,168,534
2020	75,788,435
2021	75,367,453
2022	60,137,681
Thereafter	129,400,655

$455,413,905

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7. Accrued Liabilities

Accrued liabilities consist of the following:

	June 30, 2018	December 31, 2017
Accrued product returns	$45,439,708	$43,299,324
Accrued royalties	7,954,975	12,325,232
Accrued compensation	5,596,723	6,342,731
Accrued government rebates	10,147,716	14,151,714
Accrued expenses and other liabilities	3,383,247	5,153,356
Customer coupons	881,046	425,911
Deferred revenue	76,042	228,122

	$73,479,457	$81,926,390

In the ordinary course of business, the Company enters into contractual agreements with wholesalers pursuant to which the wholesalers distribute sales of Company products to customers and provide sales data to the Company. In return the wholesalers charge the Company a fee for services and other customary rebates and chargebacks based on distribution sales of Company products through the wholesalers and downstream customers.

Note 8. Financing Arrangements

The composition of the Company's debt and financing obligations is as follows:

	June 30, 2018	December 31, 2017
CIT Bank, N.A. Term Loan, net of deferred financing costs of $6,149,564 and $6,894,816 as of June 30, 2018 and December 31, 2017, respectively	$317,257,058	$320,605,185
Note payable — insurance financing	779,739	—

	318,036,797	320,605,185
Less current portion	(6,723,757)	(6,655,604)

Long-term debt	$311,313,040	$313,949,581

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 8. Financing Arrangements (Continued)

Term Loan

As of June 30, 2018, the interest rate was 5.84% for Term A Loan and 6.34% for Term B Loan, respectively. As of December 31, 2017, the interest rate was 5.25% for Term A Loan and 5.75% for Term B Loan, respectively. The Company was in compliance with all covenants of the Term Loan Agreement as of June 30, 2018.

Note 9. Concentrations and Credit Risk

In the six months ended June 30, 2018 and 2017, a significant portion of the Company's gross product sales reported were through three customers, and a significant portion of the Company's accounts receivable as of June 30, 2018 and December 31, 2017 were due from these customers as well. The following table sets forth the percentage of the Company's gross sales and accounts receivable attributable to these customers for the periods indicated:

	Gross Product Sales
	Six Months Ended June 30,
	2018	2017
Amerisource Bergen	7%	43%
Cardinal Health	55%	14%
McKesson	34%	30%

Combined Total	96%	87%

	Gross Account Receivables
	June 30, 2018	December 31, 2017
Amerisource Bergen	5%	7%
McKesson	27%	29%
Cardinal	63%	57%

Combined Total	95%	93%

Purchasing

One supplier accounted for more than 90% of the Company's purchases of raw materials manufactured by the Company for the six months ended June 30, 2018. Four suppliers accounted for approximately 94% of the Company's purchases of raw materials manufactured by the Company for the six months ended June 30, 2017.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 9. Concentrations and Credit Risk (Continued)

The Company purchases various API of finished products at contractual minimum levels through agreements with third parties. Individually, none of these agreements are material to the Company, therefore, the Company does not believe at this time that any of the purchase obligations represent levels above the normal course of business.

Note 10.  Incentive Plans

Share-based Compensation — Osmotica Holdings S.C.Sp. 2016 Equity Incentive Plan

Option Awards

The table below summarizes the Time and Performance Award activities for the six months ended June 30, 2018:

	Number of Units			Weighted Average Exercise Price	Weighted Average Contractual Term
	Time	Performance	Total
Outstanding at December 31, 2017	36,100	36,100	72,200	$—	8.3 years

Granted	—	—	—	$—
Exercised	—	—	—	—
Expired / Forfeited	(900)	(900)	(1,800)	640

Outstanding at June 30, 2018	35,200	35,200	70,400	$—	8.0 years

Vested Options at June 30, 2018	15,696	—	15,696	$641

Note 11. Commitments and Contingencies

Operating Leases

The Company leases its New Jersey office and warehouse facilities under non-cancelable leases that expire in August 2022 and December 2023, respectively. The Company also leases office and warehouse facilities in Tampa, Florida, under non-cancelable leases that expire in October 2018. The Company also leases its Argentina office and warehouse facilities which originally expired in December 31, 2014, but the contract was amended to extend to December 31, 2020. The Company also leases its Hungary office and warehouse facilities which expired on February 15, 2017 and automatically renewed for a two-year term. The lease will continue to renew for successive two-year periods unless either party elects not to renew. The Company also leases its North Carolina office and warehouse facilities that expires on July 31, 2019. On May 23, 2018, the Company terminated one of the office and warehouse facilities lease in Tampa, Florida effective June 30, 2018.

Total rent expense charged to selling, general and administrative expenses was $302,906 and $264,132 for the six months ended June 30, 2018 and 2017, respectively. Total rent expense charged to research and development was $146,568 and $144,052 for the six months ended June 30, 2018 and 2017,

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 11. Commitments and Contingencies (Continued)

respectively. The table below shows the future minimum rental payments, exclusive of taxes, insurance and other costs, under the leases as follows:

Years ending December 31,	Operating Leases
Remainder of 2018	$576,580
2019	1,038,212
2020	1,083,719
2021	729,086
2022	503,610
Thereafter	185,836

$4,117,044

Capital Leases

Amortization of assets held under the capital lease is included in depreciation expense as a component of selling, general and administrative expenses. The Company has future minimum lease payments required under the capital lease together with its present value of the net minimum lease payments of $299,096 for the remainder of the year ended December 31, 2018 through December 31, 2021.

Contingent Milestone Payments

The Company has entered into strategic business agreements for the development and marketing of finished dosage form pharmaceutical products with various pharmaceutical development companies. Each strategic business agreement includes a future payment schedule for contingent milestone payments and in certain strategic business agreements, minimum royalty payments. The Company will be responsible for contingent milestone payments and minimum royalty payments to these strategic business partners based upon the occurrence of future events. Each strategic business agreement defines the triggering event of its future payment schedule, such as meeting product development progress timelines, successful product testing and validation, successful clinical studies, and various U.S. Food and Drug Administration and other regulatory approvals.

The following table lists the Company's enforceable and legally binding royalty obligations as of June 30, 2018:

Royalty Obligations
Less than 1 year	$687,500
1 to 3 years	2,562,500
3 to 5 years	2,000,000
More than 5 years	4,083,333

$9,333,333

The Company is engaged in various supply agreements with third parties which obligate the Company to purchase various API or finished products at contractual minimum levels. None of these agreements are

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 11. Commitments and Contingencies (Continued)

individually or in the aggregate material to the Company. Further, the Company does not believe at this time that any of the purchase obligations represent levels above that of normal business demands

The following table lists the Company's enforceable and legally binding purchase obligations as of June 30, 2018:

Purchase Obligations
Less than 1 year	$4,000,000
1 to 3 years	8,000,000
3 to 5 years	4,000,000

$16,000,000

Legal Proceedings

The Company is a party in legal proceedings and potential claims arising from time to time in the ordinary course of its business. The amount, if any, of ultimate liability with respect to such matters cannot be determined. Despite the inherent uncertainties of litigation, management of the Company believes that the ultimate disposition of such proceedings and exposures will not have a material adverse impact on the financial condition, results of operations, or cash flows of the Company.

Osmotica was a party to patent infringement litigation in the U.S. District Court for the Northern District of Georgia with Shire Development, LLC ("Shire") over the Company's proposed delayed-release mesalamine ANDA product which is a generic version of Shire's LIALDA®. (Shire Development LLC et al. v. Osmotic Pharmaceutical Corp., No. 1-12-cv-00904 (N.D. Georgia, filed March 16, 2012)). The litigation over the mesalamine product was limited to one (1) patent, U.S. Patent No. 6,773,720 (the "720 Patent"), which is directed to a particular controlled-release formulation. Absent invalidation by a generic challenger, the '720 Patent will expire on June 8, 2020.

On March 29, 2017, Osmotica sent a notice to the FDA requesting that their ANDA be withdrawn, and on March 31, 2017, Osmotica received confirmation from FDA that the ANDA was withdrawn. On May 5, 2017, Osmotica was dismissed from the litigation, as such no loss or accrual was deemed necessary.

In February 2017, a former employee of the Company filed with the Equal Employment Opportunity Commission ("EEOC") a Charge of Discrimination based on disability and sexual orientation. While the Charge of Discrimination was pending at the EEOC, the employee declared bankruptcy. In November 2017, the EEOC issued a determination of no probable cause following the filing of the Company's position statement without further investigation. This started a period of 90 days during which the former employee could bring a law suit in Federal Court to pursue the claim. On February 16, 2018, the Chapter 7 Trustee for the employee filed a lawsuit in the Federal District Court for the Northern District of Georgia alleging gender and disability discrimination and retaliation, seeking reinstatement of the employee, back pay and unspecified damages (Chapter 7 Trustee vs. Osmotica Pharmaceutical US LLC). On June 22, 2018, the Company and counsel for the Chapter 7 Trustee agreed to settle the matter for an immaterial amount subject to approval of the Bankruptcy Court.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 11. Commitments and Contingencies (Continued)

On February 16, 2018, the Company received FDA approval for its amantadine extended release tablets under the trade name OSMOLEX ER. On that same date the Company filed in the Federal District Court for the District of Delaware a Complaint for Declaratory Judgment of Noninfringement of certain patents owned by Adamas Pharmaceuticals, Inc. (Osmotica Pharmaceutical US LLC and Vertical Pharmaceuticals, LLC vs. Adamas Pharmaceuticals, Inc. and Adamas Pharma, LLC). Adamas was served with the Complaint on February 21, 2018. Adamas filed and an answer on April 13, 2018 denying the allegations in the Complaint and reserving the ability to raise counterclaims as the litigation progresses.

On April 30, 2018, Vertical Pharmaceuticals, LLC was served with a Complaint in an action entitled State of Arkansas, ex rel, Scott Ellington, et al., v. Purdue Pharma, L.P., et al Crittenden County Circuit Court, No. CV-2018-268. The State of Arkansas brought suit against numerous manufacturers and distributors of opioid products alleging that defendants were negligent and created a public nuisance by shipping opioid products into Arkansas without proper controls and alleging violations of the Arkansas Uniform Narcotic Drug Act, Arkansas Controlled Substances Act, and the Arkansas Drug Dealer Liability Act. On July 17, 2018, the Court entered an Order dismissing Vertical from the lawsuit without prejudice.

Note 12. Income Taxes

During the six months ended June 30, 2018, the Company recognized income tax expense of $0.5 million on $1.9 million of income before income tax, compared to $4.7 million of income tax benefit on $34.8 million of loss before income tax during the comparable 2017 period.

The income tax (expense) benefit for the six months ending June 30, 2018 and for the same period in 2017 reflect significant differences in the usual relationship of income tax expense (benefit) to the income (loss) before income taxes. The primary cause of this, as well as the change in the effective income tax rate period over period, relates to the following items: the decrease in the U.S. statutory income tax rate to 21% from 34% for the six months ended June 30, 2018 and for the same period in 2017, respectively; a disproportionate change in the income tax rate for the six months ended June 30, 2018 as a result of credits from research and development when compared to the income (loss) before income taxes; and the fact that in both periods there are ordinary losses in certain foreign tax jurisdictions that the Company operates in where no tax benefit is expected to be recognized, which subsequently requires that these jurisdictions not be included in the calculation of the interim annual effective income tax rate. In addition, during the six months ended June 30, 2018 there was a discrete item of expense included in the income tax provision related to a decrease in the Argentinian statutory rate as a result of a law change. Also, for periods with income before the income tax provision favorable tax items result in a decrease in the effective income tax rate while unfavorable tax items result in an increase in the effective income tax rate. For periods with a loss before the income tax provision favorable tax items result in an increase in the effective income tax rate while unfavorable tax items result in a decrease in the effective income tax rate.

The Company assesses the realizability of the deferred tax assets at each balance sheet date based on actual and forecasted operating results in order to determine the proper amount, if any, required for a valuation allowance. As of June 30, 2018, and June 30, 2017, the Company maintains valuation allowances on deferred tax assets applicable to entities in foreign jurisdictions for which separate income tax returns are filed, where realization of the related deferred tax assets from future profitable operations is not reasonably assured.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 12. Income Taxes (Continued)

The Company provides reserves for potential payments of income tax to various tax authorities or does not recognize income tax benefits related to uncertain tax positions and other issues. Tax benefits for uncertain tax positions are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized, assuming that the matter in question will be decided based on its technical merits. The Company's policy is to record interest and penalties in the provision for income taxes.

The Company sells its products in various jurisdictions and is subject to federal, foreign, state and local taxes. While the Company believes that it has properly paid or accrued for all such taxes based on its interpretation of applicable law, tax laws are complex, and interpretations differ. As a result, on February 26, 2018, the Company filed requests to enter into Voluntary Disclosure Agreements with the States of New Jersey and Georgia related to prior and current period sales and use taxes. The ultimate liability of the Company in respect to such taxes cannot be estimated with any certainty at this time. As of this report, the outcome of these requests is not expected to be material to the Company.

For the six months ended June 30, 2018, the Company has not recorded any measurement period adjustments to the provisional estimates recorded as of December 31, 2017 in accordance with the SEC's Staff Accounting Bulletin No. 118, or SAB 118. The Company will continue to analyze the impact of the U.S. Tax Cuts and Jobs Act under SAB 118 and will record adjustments to provisional amounts as such analyses are refined.

Note 13. Related Parties

As of June 30, 2018, and December 31, 2017, the Company had a $250,000 accrued liability which comprised of quarterly advisory and monitoring fees payable to shareholders. Further, the Company leases its Argentina office and warehouse space facilities through a related party lease. The term of the operating lease is through December 31, 2020. For the six months ended June 30, 2018 and 2017, the Company incurred rent expense under this lease of $157,678 and $171,489.

In 2016 the Company entered into a two-year consulting agreement with two Vertical/Trigen shareholders. The term of the agreement requires a compensation rate of $20,833 per month and is a component of the selling, general and administrative expenses. This agreement terminated in January 2018.

Note 14. Subsequent Events

On August 2, 2018 the board of managers of the Company adopted an amendment to the Osmotica Pharmaceuticals S.C.Sp. 2016 Equity Incentive Plan which will be effective upon an initial public offering (the "IPO") of ordinary shares of Osmotica Pharmaceuticals plc. The Time Award and Performance Awards will be converted to options to purchase ordinary shares on the same basis as common units of Osmotica Pharmaceuticals S.C.Sp. will be converted to ordinary shares of Osmotica Pharmaceuticals plc with corresponding adjustments to the exercise price of the options following a series of restructuring transactions occurring immediately prior to the IPO. In connection with the conversion, the Time Awards will continue to vest as described in Note 10, and the Performance Awards will be converted into options that vest based solely on the passage of time, with the Performance Awards vesting in equal annual installments on each of the first four anniversaries of the IPO.

OSMOTICA HOLDINGS S.C.Sp. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 14. Subsequent Events (Continued)

On August 2, 2018 the board of managers of the Company adopted the Osmotica Pharmaceuticals plc 2018 Incentive Plan which is effective upon the IPO of Osmotica Pharmaceuticals plc and will provide for the issuance of up to 4,100,000 ordinary shares. The amount of ordinary shares will be determined immediately prior to the IPO and the terms of awards under the plan will be determined by the plan Administrator.

Immediately prior to the IPO and prior to the commencement of trading of the ordinary shares of Osmotica Pharmaceuticals plc on the Nasdaq Global Select Market, the Company will undertake a series of restructuring transactions that will result in Osmotica Pharmaceuticals plc, which entity was acquired by the Company on April 30, 2018 for the purpose of facilitating an offering of ordinary shares in the future, being the direct parent of Osmotica Holdings S.C.Sp., with each holder of common units of Osmotica Holdings S.C.Sp. receiving approximately 42.84 ordinary shares of Osmotica Pharmaceuticals plc in exchange for each such common unit. In addition, each holder of an option to purchase common units of Osmotica Holdings S.C.Sp. will receive an option to purchase the number of ordinary shares of Osmotica Pharmaceuticals plc determined by multiplying the number of units underlying such option by approximately 42.84 (rounded down to the nearest whole share) and dividing the exercise price per unit for such option by approximately 42.84 (rounded up to the nearest whole cent). This being referred to as the "Reorganization." Until the Reorganization, Osmotica Pharmaceuticals plc will not conduct any operations (other than activities incidental to its formation, the Reorganization and the pursuit of an IPO). Upon the completion of the Reorganization, the historical consolidated financial statements of Osmotica Holdings S.C.Sp. will become the historical financial statements of Osmotica Pharmaceuticals plc.

On August 14, 2018, the Board of Directors of Osmotica Pharmaceuticals plc proposed that the corporate headquarters that is currently located in Luxembourg re-domicile to Ireland and that the Company pursue an IPO. The Osmotica Pharmaceuticals plc Board of Directors also approved, among other things, the form of the Reorganization and the transactions that would be required to effect such Reorganization; the pursuit of an IPO; the use of net proceeds that would be received from an IPO to, among other things, repay certain amounts of the Company's outstanding indebtedness under the Company's senior secured credit facilities and for working capital and other general corporate purposes; and the formation of an IPO Committee and granted the IPO Committee the ability to approve the issuance of shares in an IPO and approve the final terms of an IPO. The Reorganization is anticipated to take place immediately prior to the IPO and prior to the commencement of trading of the ordinary shares on the Nasdaq Global Select Market. The Company has also applied to list its ordinary shares on the Nasdaq Global Select Market.

On September 20, 2018, Adamas filed an amended answer to the Company's Complaint for Declaratory Judgment of Noninfringement, with counterclaims alleging infringement of certain patents included in the Company's Complaint and requesting that the court grant Adamas damages, injunctive relief and attorneys' fees.

The Company has evaluated subsequent events through August 22, 2018, the date on which these financial statements were issued and extended this evaluation through October 1, 2018. No significant subsequent events to this date would have had a material impact on the Company's financial statements as of and for the six months ended June 30, 2018 other than described above.

Report of Independent Registered Public Accounting Firm

Board of Managers
Osmotica Pharmaceuticals Limited (formerly known as Lilydale Limited)
Dublin, Ireland

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Osmotica Pharmaceuticals Limited (formerly known as Lilydale Limited) (the "Company") as of March 31, 2018 and the related statements of changes in equity for the period July 13, 2017 (date of incorporation) through December 31, 2017 and the three months in the period ended March 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2018.
Woodbridge, New Jersey
May 9, 2018

OSMOTICA PHARMACEUTICALS LIMITED
(Formerly Known as Lilydale Limited)

BALANCE SHEET

(In USD)

March 31, 2018
TOTAL ASSETS	$—

TOTAL LIABILITIES	—

COMMITMENTS AND CONTINGENCIES
EQUITY
Share Capital (Ordinary shares of €1.00 each, 1,000,000 authorized and 100 issued shares)	114
Additional paid in capital	—
Receivable from shareholders	(114)

TOTAL EQUITY	—

TOTAL EQUITY AND LIABILITIES	$—

See accompanying notes to financial statements

OSMOTICA PHARMACEUTICALS LIMITED
(Formerly Known as Lilydale Limited)

STATEMENTS OF CHANGES IN EQUITY

(In USD)

Share Capital
	Number of shares	Amount	Additional paid in capital	Receivable from shareholders'	Total equity
Issue of share capital on incorporation — July 13, 2017	100	$114	$—	$(114)	$—
Result for the period		—	—	—	—
Other comprehensive income/loss for the period — currency translation		—	—	—	—
Total comprehensive loss for the period		—	—	—	—

December 31, 2017	100	$114	$—	$(114)	$—
Result for the period		—	—	—	—
Other comprehensive income/loss for the period — currency translation		—	—	—	—
Total comprehensive loss for the period		—	—	—	—

March 31, 2018	100	$114	$—	$(114)	$—

See accompanying notes to financial statements

OSMOTICA PHARMACEUTICALS LIMITED
(Formerly Known as Lilydale Limited)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Nature of Operations

Osmotica Pharmaceuticals Limited ("the Company"), formerly known as Lilydale Limited, was incorporated as a private limited company under the laws of Ireland on July 13, 2017, with an issued share capital of €100, comprised of 100 ordinary shares with a nominal value of €1.00 each. The Company is registered in Ireland under the registration number 607944 and with its registered office located at One Spencer Dock, North Wall Quay, Dublin 1, Ireland.

The Company operates on a fiscal year ending December 31 of each year.

2. Summary of Significant Accounting Policies

Basis of Preparation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. To date, the Company has not been engaged in any business or activities except in connection with its formation and the issuance of the 100 ordinary shares at par value and the Company did not have any outstanding commitments or loss contingencies. Therefore, separate statements of operations and other comprehensive income and of cash flows have not been presented in the accompanying financial statements.

Foreign Currency

Items included in the accompanying financial statements are measured using the currency of the primary economic environment in which the entity operates, or the functional currency. The financial information is presented in U.S. Dollars ("USD"). The US Dollar/Euro exchange rate at July 13, 2017 was $1.14. Items in equity are translated at the historical rate. The effect of foreign currency adjustments was not material to the Company's financial position for any period presented.

Income Taxes

The Company will be treated as an Irish corporation for tax purposes and subject to Irish income tax.

3. Equity

The Company is authorized to issue 1,000,000 ordinary shares with a value of €1.00 each. Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are capitalized and upon the closing of the associated equity transaction are reclassified to equity as a deduction, net of tax, from the proceeds.

3. Receivables from Shareholders

This relates to a receivable from the shareholders and comprises €100 which represents the amounts subscribed for the issued shares.

4. Subsequent events

On April 30, 2018, Osmotica Holdings S.C.Sp. acquired Lilydale Limited, an Irish private company with limited liability that had been organized in Ireland on July 13, 2017. Osmotica Holdings S.C.Sp. then renamed such entity Osmotica Pharmaceuticals Limited effective May 1, 2018. The Company was acquired for the purpose of facilitating an offering of ordinary shares in the future. On July 31, 2018 the Company will re-register as a public limited company and renamed Osmotica Pharmaceuticals plc. Immediately prior to an offering, the Company will undertake a series of restructuring transactions that will result in Osmotica

OSMOTICA PHARMACEUTICALS LIMITED
(Formerly Known as Lilydale Limited)

NOTES TO FINANCIAL STATEMENTS (Continued)

4. Subsequent events (Continued)

Pharmaceuticals plc being the direct parent of Osmotica Holdings S.C.Sp., with all holders of equity interests in Osmotica Holdings S.C.Sp. becoming security holders of Osmotica Pharmaceuticals plc. This being referred to as the "Reorganization." Until the Reorganization, Osmotica Pharmaceuticals plc will not conduct any operations (other than activities incidental to its formation, the Reorganization and an offering). Upon the completion of the Reorganization, the historical consolidated financial statements of Osmotica Holdings S.C.Sp. will become the historical financial statements of Osmotica Pharmaceuticals plc.

The Company has evaluated subsequent events through May 9, 2018, the date on which these financial statements were issued. No significant subsequent events to this date would have had a material impact on the Company's financial statements as of and for the three months ended March 31, 2018 other than described above.

OSMOTICA PHARMACEUTICALS LIMITED
(Formerly Known as Lilydale Limited)

UNAUDITED CONDENSED BALANCE SHEETS

(In USD)

	June 30, 2018 (unaudited)	March 31, 2018
ASSETS
Other Assets	$114	$—
TOTAL ASSETS	$114	—

TOTAL LIABILITIES	—	—

EQUITY
Share Capital (Ordinary shares of €1.00 each, 1,000,000 authorized and 100 issued shares)	114	114
Additional paid in capital	—	—
Receivable from shareholders	—	(114)

TOTAL EQUITY	$114	—

TOTAL EQUITY AND LIABILITIES	$114	$—

See accompanying notes to unaudited condensed financial statements

OSMOTICA PHARMACEUTICALS LIMITED
(Formerly Known as Lilydale Limited)

UNAUDITED CONDENSED STATEMENT OF CHANGES IN EQUITY

(In USD)

	Share Capital
	Number of shares	Amount	Additional paid in capital	Receivable from shareholders'	Total equity
December 31, 2017	100	$114	$—	$(114)	$—
Result for the period		—	—	—	—
Settlement of subscription receivable		—	—	114	114
Other comprehensive income/loss for the period — currency translation		—	—	—	—
Total comprehensive loss for the period		—	—	—	—

June 30, 2018	100	$114	$—	—	$114

See accompanying notes to unaudited condensed financial statements

OSMOTICA PHARMACEUTICALS LIMITED
(Formerly Known as Lilydale Limited)

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

(In USD)

June 30, 2018
OPERATING ACTIVITIES:
Changes in assets and liabilities which used cash:
Other Assets	$(114)

Net Cash used in operating activities	$(114)
FINANCING ACTIVITIES:
Settlement of Subscription Receivable	$114
Net Cash provided by financing activities
NET CHANGE IN CASH AND CASH EQUIVALENTS	$—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$—
CASH AND CASH EQUIVALENTS, END OF PERIOD	$—

See accompanying notes to unaudited condensed financial statements

OSMOTICA PHARMACEUTICALS LIMITED
(Formerly Known as Lilydale Limited)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

Osmotica Pharmaceuticals Limited ("the Company"), formerly known as Lilydale Limited, was incorporated as a private limited company under the laws of Ireland on July 13, 2017, with an issued share capital of €100, comprised of 100 ordinary shares with a nominal value of €1.00 each. The Company is registered in Ireland under the registration number 607944 and with its registered office located at One Spencer Dock, North Wall Quay, Dublin 1, Ireland.

On April 30, 2018, Osmotica Holdings S.C.Sp. acquired Lilydale Limited, an Irish private company with limited liability that had been organized in Ireland on July 13, 2017. The total selling price was $13,400 U.S. Dollars ("USD"). Osmotica Holdings S.C.Sp. then renamed such entity Osmotica Pharmaceuticals Limited effective May 1, 2018. On July 31, 2018, Osmotica Pharmaceuticals Limited re-registered under the Irish Companies Act of 2014 as a public limited company and was renamed Osmotica Pharmaceuticals plc. Immediately prior to an offering, the Company will undertake a series of restructuring transactions that will result in Osmotica Pharmaceuticals plc being the direct parent of Osmotica Holdings S.C.Sp., with all holders of equity interests in Osmotica Holdings S.C.Sp. receiving ordinary shares of Osmotica Pharmaceuticals plc. This being referred to as the "Reorganization". Until the Reorganization, Osmotica Pharmaceuticals plc will not conduct any operations (other than activities incidental to its formation, the Reorganization and an offering). Upon the completion of the Reorganization, the historical consolidated financial statements of Osmotica Holdings S.C.Sp. will become the historical financial statements of Osmotica Pharmaceuticals plc.

Osmotica Holdings S.C.Sp. has elected to not apply pushdown accounting to the separate financial statements of the Company pursuant to the guidance in Accounting Standards Codification Topic 805, Business Combinations.

2. Summary of Significant Accounting Policies

Basis of Preparation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. To date, the Company has not been engaged in any business or activities except in connection with its formation and the issuance of the 100 ordinary shares at par value and the Company did not have any outstanding commitments or loss contingencies. Therefore, separate statements of operations and other comprehensive income and of Cash Flows have not been presented in the accompanying financial statements.

Foreign Currency

Items included in the accompanying financial statements are measured using the currency of the primary economic environment in which the entity operates, or the functional currency. The financial information is presented in U.S. Dollars ("USD"). The US Dollar/euro exchange rate at July 13, 2017 was $1.14. Items in equity are translated at the historical rate. The effect of foreign currency adjustments was not material to the Company's financial position for any period presented.

Income Taxes

The Company will be treated as an Irish corporation for tax purposes and subject to Irish Income Tax.

OSMOTICA PHARMACEUTICALS LIMITED
(Formerly Known as Lilydale Limited)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Receivable from Shareholders

The balance as of March 31, 2018 relates to a receivable from the shareholders and comprises €100 which represents the amounts subscribed for the issued shares. This amount was settled at the time of the purchase of the Company by Osmotica Holdings S.C.Sp.

Other Assets

The balance as of June 30, 2018 relates to the settlement of the receivable from the former shareholders. As the Company currently does not have its own bank account, at the time of the purchase of the Company by Osmotica Holdings S.C.Sp., the former shareholders settled the receivable and are holding the $114 in an escrow account on behalf of the Company.

3. Equity

The Company is authorized to issue 1,000,000 ordinary shares with a value of €1.00 each. Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are capitalized and upon the closing of the associated equity transaction are reclassified to equity as a deduction, net of tax, from the proceeds.

4. Subsequent events

In anticipation of the Reorganization, on July 26, 2018, Osmotica Holdings S.C.Sp. applied for and requested the allotment of 25,000 EURO deferred shares at €1.00 each in the capital of the Company. The shares to be issued were full paid for an aggregate subscription price of €25,000 satisfied in cash by Osmotica Holdings, S.C.Sp.

On July 31, 2018, Osmotica Pharmaceuticals Limited re-registered under the Irish Companies Act of 2014 as a public limited company and was renamed Osmotica Pharmaceuticals plc.

The Company has evaluated subsequent events through August 22, 2018, the date on which these financial statements were issued. No significant subsequent events to this date would have had a material impact on the Company's financial statements as of and for the six months ended June 30, 2018 other than described above.

6,650,000 Shares

OSMOTICA PHARMACEUTICALS PLC

Ordinary Shares

Jefferies	Barclays	RBC Capital Markets	Wells Fargo Securities

Through and including November 11, 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.